Exhibit 2.1

MASTER TRANSACTION AGREEMENT
by and between
BANKERS LIFE AND CASUALTY COMPANY
and
WILTON REASSURANCE COMPANY
Dated as of August 1, 2018

TABLE OF CONTENTS

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- ii -

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SCHEDULES

Schedule I	Asset Selection Methodology

Schedule II	Fair Market Value Methods

Schedule III	Initial Portfolio

Schedule IV	LTC Administrative Manuals

Schedule V	Reference Statement of Net Settlement

Schedule VI	List of Reinsured Policies as of March 31, 2018

Schedule VII	Specified Accounting Principles

Schedule VIII	Seriatim File

Schedule IX	Asset Runoff File

Schedule X	Investment Guidelines

Schedule XI	Quarterly Summaries

Schedule XII	Portfolio Review Access/Information Sharing

Schedule XIII	Guidelines for Transfer of Books and Records

EXHIBITS

Exhibit A	Form of Coinsurance Agreement

Exhibit B	Form of Trust Agreement

Exhibit C	Form of Administrative Services Agreement

Exhibit D	Form of Special Support Services Agreement

Exhibit E	Form of Transition Services Agreement

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MASTER TRANSACTION AGREEMENT
This Master Transaction Agreement (this “Agreement”), dated as of August 1, 2018, is entered into by and between Bankers Life and Casualty Company, an insurance company organized under the laws of the State of Illinois (the “Ceding Company”), and Wilton Reassurance Company, an insurance company organized under the laws of the State of Minnesota (the “Reinsurer”).
WITNESSETH:
WHEREAS, the Ceding Company is engaged in, among other things, the operation of the Business (as hereinafter defined); and
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), among other things:
(a)    the Ceding Company will enter into a coinsurance agreement with the Reinsurer substantially in the form attached hereto as Exhibit A (the “Coinsurance Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Ceding Company will cede to the Reinsurer, and the Reinsurer will reinsure, on a 100% indemnity basis, all Reinsured Liabilities (as hereinafter defined);
(b)    the Ceding Company and the Reinsurer will enter into a trust agreement with the Trustee substantially in the form attached hereto as Exhibit B (the “Trust Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Reinsurer will establish and maintain a trust account (the “Trust Account”) with the Trustee for the benefit of the Ceding Company to secure the Reinsurer’s obligations to the Ceding Company under the Coinsurance Agreement;
(c)    the Ceding Company will enter into an administrative services agreement with the Reinsurer substantially in the form attached hereto as Exhibit C (the “Administrative Services Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Reinsurer will provide to the Ceding Company administrative services with respect to the Business reinsured under the Coinsurance Agreement;
(d)    concurrently with the execution of the Administrative Services Agreement, the Reinsurer and the Ceding Company will enter into a special services agreement substantially in the form attached hereto as Exhibit D (the “Special Support Services Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Ceding Company will, among other things, provide litigation and dispute support services to the Reinsurer; and
(f)    CNO Services, LLC (“CNO Services”) and the Reinsurer will enter into a transition services agreement substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, CNO Services will perform certain transition services with respect to the Business for the Reinsurer.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:
ARTICLE 1.

DEFINITIONS

Section 1.01.    Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“2017 Annual Statement” has the meaning given to such term in Section 3.15(a).
“Accrued Interest” means the accrued but unpaid interest on the Transferred Assets.
“Action” means any civil, criminal, administrative or other claim, action, suit, litigation, arbitration, charge, complaint, demand, notice or other similar proceeding, in each case by or before any Governmental Authority or arbitral body.
“Actuarial Scenario” has the meaning given to such term in Section 8.04(c).
“Adjusted Interest Maintenance Reserve” means an amount equal to (a) the sum of (i) the Existing IMR Amount as of the Effective Time plus (ii) the Transaction IMR Amount divided by (b) 0.79.
“Administrative Services Agreement” has the meaning given to such term in the Recitals.
“Affiliate” means, with respect to any Person at the time in question, any other Person controlling, controlled by or under common control with such Person; provided that with respect to the Reinsurer, “Affiliate” means Wilton Re Ltd. and its direct and indirect Subsidiaries. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning given to such term in the Preamble.
“Applicable Law” means all laws, common law, rules, regulations, ordinances, codes, statutes, judgments, injunctions, Governmental Orders and decrees of all Governmental Authorities applicable to the Person, place and situation in question.
“Asset Selection Methodology” means the methodology for selecting cash and Investment Assets set forth in Schedule I.
“Books and Records” means all records (including computer generated, recorded or stored records) to the extent relating primarily to the Business or material to the operation of the Business that are in the possession or control of the Ceding Company or any of its Affiliates;

provided, however, that “Books and Records” excludes: (1) Tax Returns, Tax records and all other data and information with respect to Taxes of the Ceding Company and its Affiliates (other than to the extent related exclusively to the Transferred Assets or the Business and other than, for the avoidance of doubt, (x) Tax records of individual purchasers, account holders, or other holders or intended beneficiaries under Reinsured Policies and other products and services provided by the Ceding Company in connection with the Business and (y) documentation supporting tax qualification status of the Reinsured Policies, including with respect to Reinsured Policies issued prior to January 1, 1997); (2) files, records, data and information with respect to the employees of the Ceding Company or its Affiliates; (3) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Ceding Company or its Affiliates; (4) any materials prepared for the boards of directors or similar governing bodies of the Ceding Company or any of its Affiliates; (5) any corporate minute books, stock records or similar corporate records of the Ceding Company or any of its Affiliates; (6) any materials that are confidential or privileged (it being understood that (i) only the portions that are confidential or privileged may be excluded and (ii) the Ceding Company shall use commercially reasonable efforts to enable information to be furnished or made available to the Reinsurer without jeopardizing privilege or protection, including by entering into a customary joint defense agreement or common interest agreement with the Reinsurer to the extent such an agreement would preserve the applicable privilege or protection); (7) any information that is not permitted to be disclosed or transferred by the Ceding Company or its Affiliates to the Reinsurer pursuant to Applicable Law, including Privacy and Data Security Laws (it being understood that the Ceding Company shall use commercially reasonable efforts to enable information to be furnished or made available to the Reinsurer in accordance with Applicable Law, including by providing de-identified information or information in the aggregate); (8) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Ceding Company and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or the terms of engagement of Representatives with respect thereto; and (9) consolidated financial records (including general ledgers) of the Ceding Company or its Affiliates, consolidated regulatory filings made by the Ceding Company or its Affiliates and any related correspondence with Governmental Authorities, except to the extent the information contained therein specifically and separately identifies the Business and is not otherwise included in a Book and Record; provided, further, to the extent that any “Books and Records” contain information that does not relate to the Business or the Transferred Assets, then such information shall not constitute “Books and Records” for purposes of this Agreement and may be redacted from the Books and Records.
“Burdensome Condition” has the meaning given to such term in Section 5.06(d).
“Business” means the marketing, underwriting, delivering, sale, issuance, cancellation, operation and administration of the Reinsured Policies as conducted by the Ceding Company or its applicable Affiliates on or prior to the date hereof.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Minneapolis, Minnesota are permitted or obligated by Applicable Law to be closed.

“Cash Flow Amount” means, as respects the Reinsured Policies for the period commencing at the Effective Time through and including the Closing Date, an amount equal to (a) the Quota Share of Premiums received during such period, less (b) the Quota Share of Reinsured Liabilities paid during such period less (c) one and six tenths percent (1.6%) of the Premiums received during such period, less (d) seven tenths percent (0.7%) of the Premiums received during such period, less (e) the Initial Expense Fee.
“Ceding Commission” means an amount equal to $825,000,000.
“Ceding Company” has the meaning given to such term in the Preamble.
“Ceding Company Disclosure Schedule” has the meaning given to such term in Article III.
“Ceding Company Domiciliary State” means the State of Illinois, or, if the Ceding Company, changes its state of domicile to another state within the United States, such other state; provided, however that if the Ceding Company changes its domicile to the State of New York, for all purposes under the Transaction Agreements the Ceding Company Domiciliary State shall be the State of Illinois.
“Ceding Company Fundamental Representations” means the representations and warranties made in Section 3.01 (Organization, Standing and Authority), Section 3.02 (Authorization) and Section 3.31 (Brokers and Finders).
“Ceding Company Indemnified Persons” has the meaning given to such term in Section 8.02(b).
“Ceding Company Key Representations” means the representations and warranties made in Section 3.06(b). (Asset Runoff Information), Section 3.09(a) (Compliance with Applicable Law), Section 3.14 (Premium Rate Increases), Section 3.15 (Financial Statements) and Section 3.17 (Reserves).
“Ceding Company Permits” has the meaning given to such term in Section 3.11.
“Ceding Company Specified Representations” means the representations and warranties made in Section 3.06(a) and (b) (Seriatim Information; Policy Forms) and Section 3.16 (Actuarial Reports and Analyses).
“Ceding Company Statutory Statements” has the meaning given to such term in Section 3.15(a).
“Closing” has the meaning given to such term in Section 2.01.
“Closing Date” has the meaning given to such term in Section 2.01.
“CNO Services” has the meaning given to such term in the Recitals.
“Code” means the Internal Revenue Code of 1986, as amended.

“Coinsurance Agreement” has the meaning given to such term in the Recitals.
“Commingled Contract” means any Contract pursuant to which a Person other than the Ceding Company or any of its Affiliates provides assets, services, rights or benefits to the Ceding Company or one or more of its Affiliates that are necessary for the Reinsurer to operate the Business after the Interim Period and relates specifically to a service listed on Schedule 1.01 to the Transition Services Agreement.
“Confidential Information” has the meaning given to such term in Section 5.04(d).
“Confidentiality Agreement” has the meaning given to such term in Section 5.04(a).
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license or other enforceable arrangement or agreement, whether in writing or oral.
“Conversion Date” has the meaning given to such term in the Coinsurance Agreement.
“CPP Investment Board” means the Canada Pension Plan Investment Board.
“Data Input Inaccuracies” means inaccuracies or omissions in factual data relating to the Reinsured Policies or the Business to the extent arising from (a) the inputting of such factual data, (b) the coding, compilation or aggregation of such factual data in connection with such inputting or (c) the design features and functioning of, and defects in, software and hardware.
“Data Room” means the data room maintained by Intralinks, Inc. titled “Project Wacker”.
“Deductible Amount” has the meaning given to such term in Section 8.03(a).
“Effective Time” has the meaning given to such term in Section 2.01.
“Effective Time Adjusted Statutory Reserves” means the aggregate statutory reserves (including unearned premium reserves and other premium accruals) amount that would be required to be reflected on the 2017 NAIC Annual Statement Blank as (a) Exhibit 6, lines 1, 2 and 10 plus (b) Exhibit 8, Part 1, lines 2.24 and 3.4 plus (c) Exhibit 1, Part 1, lines 4 and 14 less (d) Exhibit 1, Part 1, lines 1 and 11 (or the equivalent line or lines in the event of changes to the NAIC Annual Statement Blank subsequent to December 31, 2017), each as calculated as of the Effective Time with respect to the Reinsured Liabilities in accordance with the Specified Accounting Principles.
“Enforceability Exceptions” has the meaning given to such term in Section 3.02.
“Escheat Laws” means, taken together, any federal, state, or local law, statute, ordinance, rule, regulation or government order, ruling or decree of any Governmental Authority related to escheat or abandonment or unclaimed property.

“Estimated Cash Flow Amount” has the meaning given to such term in Section 2.04(a)(4).
“Estimated Initial Reinsurance Premium” has the meaning given to such term in Section 2.04(a)(1).
“Estimated Required Balance” means (a) the Effective Time Adjusted Statutory Reserves reflected in the Estimated Statement of Net Settlement plus (b) the Existing IMR Amount determined as of the Effective Time plus (c) the Transaction IMR Amount reflected in the Estimated Statement of Net Settlement, which as to the Transferred Assets shall be estimated as of the close of business on the tenth (10th) Business Day immediately preceding the Closing Date, plus (d) $500,000,000.
“Estimated Statement of Net Settlement” has the meaning given to such term in Section 2.04(a).
“Estimated Total Net Settlement Amount” has the meaning set forth in Section 2.04(a)(5).
“Excluded Liability” has the meaning given to such term in the Coinsurance Agreement.
“Existing IMR Amount” has the meaning given to such term in the Coinsurance Agreement.
“Fair Market Value” means the fair market value of an asset determined in accordance with the Fair Market Value Methods, without reflecting any accrued but unpaid interest on such asset.
“Fair Market Value Methods” means the methodologies, procedures and policies to determine the fair market value of an asset as set forth on Schedule II.
“Final Statement of Net Settlement” has the meaning given to such term in Section 2.05(g).
“First Annual TSA Fee” means $20,000,000.
“FMV Triggering Event” has the meaning given to such term in the Coinsurance Agreement.
“Governmental Approval” has the meaning given to such term in Section 3.04.
“Governmental Authority” means any governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court, self-regulatory body or entity or any instrumentality thereof, whether United States federal, state, local or non-U.S.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, including, without limitation, the amendments and associated regulations enacted and implemented pursuant to the Health Information Technology for Economic and Clinical Health Act.
“Historical Adjusted Statutory Reserves” has the meaning given to such term in Section 3.17(b).
“Indemnifiable Losses” has the meaning given to such term in Section 8.04(c).
“Indemnitee” has the meaning given to such term in Section 8.04(a).
“Indemnitor” has the meaning given to such term in Section 8.04(b).
“Indemnity Payment” has the meaning given to such term in Section 8.04(d).
“Independent Accountant” has the meaning given to such term in Section 2.05(f).
“Initial Expense Fee” means a pro rata portion of the First Annual TSA Fee determined for the period between the Effective Time and the Closing Date.
“Initial Portfolio” means the portfolio of Investment Assets identified on Schedule III, with such deletions as may be permitted pursuant to Section 5.01(a) and such additions as may be made in accordance with the Asset Selection Methodology.
“Initial Reinsurance Premium” means an amount equal to (a) the Effective Time Adjusted Statutory Reserves, plus (b) the Adjusted Interest Maintenance Reserve.
“Initial Statement of Net Settlement” has the meaning given to such term in Section 2.05(a).
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means, in any and all jurisdictions, whether or not registered, any (a) trademarks, (b) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (c) copyrights in Software, (d) all registrations and applications to register or renew the registration of any of the foregoing, (e) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and (f) trade secrets.
“Interest Earned on Transferred Assets” means an amount equal to interest at an annual rate, calculated on the basis of a 365 day year, equal to five and three-quarters percent (5.75%) earned from the Effective Time until the Closing Date on an amount equal to (a) the

Initial Reinsurance Premium plus (b) the Ceding Commission minus (c) the Accrued Interest minus (d) the Pre-Tax Transaction IMR Amount.
“Interim Period” has the meaning given to such term in the Coinsurance Agreement.
“Investment Assets” means any interest in any cash, bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests, and all other equity interests, certificates issued by or interests in trusts, derivatives, or other assets acquired or held for investment purposes, in each case in connection with the Business.
“Investment Guidelines” has the meaning given to such term in Section 5.07.
“Knowledge” means, unless otherwise expressly provided herein, the actual knowledge, after reasonable inquiry, of those individuals listed (a) with respect to the Ceding Company, on Section 1.01(a) of the Ceding Company Disclosure Schedule, and (b) with respect to the Reinsurer, on Section 1.01(a) of the Reinsurer Disclosure Schedule.
“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
“Lien” means any pledge, security interest, mortgage, lien, attachment, right of first refusal or option, including any restriction on receipt of income or exercise of any other attribute of ownership, except such restrictions as may be contained in any Applicable Law relating to insurance or the securities laws of any applicable jurisdiction.
“LTC Administrative Manuals” means the administrative manuals related to the Business as set forth on Schedule IV.
“LTCG” has the meaning given to such term in Section 3.16(b).
“Material Adverse Effect” means any fact, circumstance, condition, change or effect that has a material adverse effect on the (a) operations, financial condition or results of operations of the Business, but excluding any such effect to the extent resulting from or arising out of: (i) political, economic or securities or financial market conditions generally (including changes in interest rates or changes in equity prices and corresponding changes in the value of the Investment Assets of the Ceding Company); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Ceding Company participates; (iii) any change or proposed change in SAP or Applicable Law, or the interpretation or enforcement thereof; (iv) natural catastrophe events, pandemics or similar outbreaks, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement, the failure to take any action prohibited by this Agreement, or the public announcement of, or consummation of, any of the transactions contemplated hereby; (vi) the identity of or facts related to the Reinsurer or its Affiliates or the effect of any action taken by the Reinsurer or its Affiliates, or taken by the Ceding Company or any of its Affiliates at the request of the Reinsurer or with the Reinsurer’s prior consent; (vii) any downgrade or threatened downgrade in the rating assigned to the Ceding Company or any of its Affiliates by any rating agency (provided, that this clause (vii) shall not preclude the underlying causes of any such downgrade or threatened downgrade from being, or from being considered in determining the occurrence or existence of, a Material Adverse Effect); or (viii) any failure, in and of itself, of the Business to meet any financial projections or targets (provided, that this clause (viii) shall not preclude the underlying causes of any such failure from being, or from being considered in determining the occurrence or existence of, a Material Adverse Effect); provided, however, with respect to clauses (i), (ii), (iii) and (iv), except to the extent that such event, development or change has had a materially disproportionate effect on the Business relative to other similarly situated participants in the long-term care insurance business in the United States, or (b) the ability of the Ceding Company or CNO Services (as applicable) to timely perform the obligations that are required under this Agreement or any other Transaction Agreement to which it is or will be a party.
“Material Contract” has the meaning given to such term in Section 3.05(a).
“Notice of Disagreement” has the meaning given to such term in Section 2.05(d).
“Outside Date” has the meaning given to such term in Section 7.01(b).
“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.
“Permitted Lien” means, as to any asset, each of the following: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the Ceding Company Statutory Statements; (b) Liens imposed by Applicable Law; (c) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (e) Liens related to deposits required by the insurance regulatory authority of any applicable jurisdiction; (f) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for current Taxes or other governmental charges with respect to real property not yet due and payable the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the Ceding Company Statutory Statements; (g) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over real property; and (h) all liens disclosed in Section 1.01(b) of the Ceding Company Disclosure Schedule.
“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust,

unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Privacy and Data Security Law.
“PIQ/Mandate List” means any and all mandates review lists or reports relating to or resulting from the Ceding Company’s mandates review process, including “Mandates Review - File as of June 30, 2018.xlsx”, which (a) identify policy administration or operations issues that may require resolution or (b) identify policy administration or operations issues that have been resolved since December 31, 2012.
“Planned Premium Rate Increases” has the meaning given to such term in Section 3.14(e).
“Policyholder” means the holder of any Reinsured Policy.
“Post-Closing Adjustment Interest Rate” means 5.75% per annum calculated on the basis of a 365 day year.
“Premium Rate Increase Filings” means filings or submissions to any applicable Governmental Authority seeking an increase in premium rates on any Reinsured Policy.
“Premiums” has the meaning given to such term in the Coinsurance Agreement.
“Pre-Tax Transaction IMR Amount” means an amount equal to (a) the Transaction IMR Amount, divided by (b) 0.79.
“Previous Premium Rate Increases” has the meaning given to such term in Section 3.14(a).
“Privacy and Data Security Law” means any applicable data privacy, data security, or data protection law or regulation in the United States of America, including HIPAA.
“Producer” means any agent, broker, broker-dealer, producer, distributor, representative, subagent of any Person or other Persons who solicited, sold, marketed, produced or serviced any of the Reinsured Policies.
“Quarterly Statutory Statements” has the meaning given to such term in Section 5.10.
“Quarterly Summaries” has the meaning given to such term in Section 5.10.
“Quota Share” has the meaning given to such term in the Coinsurance Agreement.
“Reference Statement of Net Settlement” means the statement of net settlement as at March 31, 2018, which statement is attached to this Agreement as Schedule V.

“Reinsured Liabilities” has the meaning given to such term in the Coinsurance Agreement.
“Reinsured Policies” means all in-force long-term care insurance contracts, policies, certificates, binders, or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith, issued, renewed or written by the Ceding Company that are listed on Schedule VI as of the Effective Time, as such schedule may be amended following the Closing Date pursuant to Section 2.7 of the Coinsurance Agreement, including any such contract that may have lapsed and is subsequently reinstated in accordance with its terms or as required by Applicable Law, whether reinstated prior to, at or after the Effective Time.
“Reinsurer” has the meaning given to such term in the Preamble.
“Reinsurer Disclosure Schedule” has the meaning given to such term in Article IV.
“Reinsurer Fundamental Representations” means the representations and warranties made in Section 4.01 (Organization, Standing and Authority), Section 4.02 (Authorization) and Section 4.13 (Brokers and Finders).
“Reinsurer Indemnified Persons” has the meaning given to such term in Section 8.02(a).
“Reinsurer Key Representations” means the representations and warranties made in Section 4.07 (Financial Statements), Section 4.08 (Licensing Status), Section 4.11 (Reserves) and Section 4.12 (Compliance with Applicable Law).
“Reinsurer Material Adverse Effect” means any fact, circumstance, condition, change or effect that has a material adverse effect on the (a) operations, financial condition or results of operations of the Reinsurer, but excluding any such effect to the extent resulting from or arising out of: (i) political, economic or securities or financial market conditions generally (including changes in interest rates or changes in equity prices); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Reinsurer participates; (iii) any change or proposed change in SAP or Applicable Law, or the interpretation or enforcement thereof; (iv) natural catastrophe events, pandemics or similar outbreaks, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement, the failure to take any action prohibited by this Agreement, or the public announcement of, or consummation of, any of the transactions contemplated hereby; (vi) the identity of or facts related to the Ceding Company or its Affiliates or the effect of any action taken by the Ceding Company or its Affiliates, or taken by the Reinsurer or any of its Affiliates at the request of the Ceding Company or with the Ceding Company’s prior consent; (vii) any downgrade or threatened downgrade in the rating assigned to the Reinsurer by any rating agency (provided, that this clause (vii) shall not preclude the underlying causes of any such downgrade or threatened downgrade from being, or from being considered in determining the occurrence or existence of, a Reinsurer Material Adverse Effect); or (viii) any failure, in and of itself, of the Reinsurer to meet any financial projections or targets

(provided, that this clause (viii) shall not preclude the underlying causes of any such failure from being, or from being considered in determining the occurrence or existence of, a Reinsurer Material Adverse Effect); provided, however, with respect to clauses (i), (ii), (iii) and (iv), except to the extent that such event, development or change has had a materially disproportionate effect on the Reinsurer relative to other similarly situated participants in the U.S. life insurance or reinsurance business, or (b) the ability of the Reinsurer to timely perform the obligations that are required under this Agreement or any other Transaction Agreement.
“Reinsurer Permits” has the meaning given to such term in Section 4.06(a).
“Reinsurer Statutory Statements” has the meaning given to such term in Section 4.07(a).
“Representative” means, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, agents, investment bankers, attorneys, financial advisers, accountants, actuaries or other representatives of such Person or any of its Affiliates.
“Resolution Process” means, with respect to any action, restriction, condition, limitation or requirement that if imposed by a Governmental Authority in connection with any permit, order, consent, approval or authorization relating to the consummation of the transactions contemplated by the Transaction Agreements would result in a Burdensome Condition, a reasonably designed process under which the Ceding Company and the Reinsurer (a) provide information (subject to the other terms and conditions of this Agreement relating to cooperation and sharing of information) reasonably requested by the other to enable the requesting party to analyze the causes and potential implications of such action, restriction, condition, limitation or requirement; and (b) meet in order to: (i) exchange and review their respective views as to such action, restriction, condition, limitation or requirement; (ii) discuss potential approaches that would avoid such action, restriction, condition, limitation or requirement or mitigate its impact; and (iii) negotiate in good faith to attempt to agree to modify the terms of this Agreement, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such action, restriction, condition, limitation or requirement or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition hereunder.
“Review Period” has the meaning given to such term in Section 2.05(b).
“SAP” means, as to any regulated insurance company, the statutory accounting practices prescribed or, to the extent specified on Section 1.01(c) of the Ceding Company Disclosure Schedule, permitted by the Governmental Authority responsible for the regulation of insurance companies in the Ceding Company Domiciliary State.
“Selected Business Financial Information” has the meaning given to such term in Section 3.15(b).
“Software” means all computer software, including, but not limited to, application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Special Support Services Agreement” has the meaning given to such term in the Recitals.
“Specified Accounting Principles” means the methodologies, procedures, judgments and estimates described in Schedule VII.
“Specified Actions” has the meaning given to such term in the Coinsurance Agreement.
“SSDMF” means the Social Security Death Master File or successor thereto.
“Statement of Net Settlement” means a statement prepared in the same format as the Reference Statement of Net Settlement and in accordance with the Specified Accounting Principles.
“Subsidiary” of any Person at the time in question means another Person more than fifty percent (50%) of the total combined voting power of all classes of capital stock or other voting interests of which, or more than fifty percent (50%) of the equity securities of which, is at such time owned directly or indirectly by such first Person.
“Tax” or “Taxes” means any and all income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Authority” means, with respect to any Tax, any government or political subdivision thereof that imposes such Tax, and any agency charged with the collection, assessment, determination or administration of such Tax for such government or subdivision.
“Tax Return” means any return, report, declaration, information return, claim for refund or other return or statement, including any schedule or attachment thereto, and any amendment thereof, required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax.
“Termination Fee” means an amount equal to $10,000,000 in cash.
“Third Party Actuarial Projections and Analyses” has the meaning given to such term in Section 3.16(a).
“Third Party Administrator” means a duly authorized and licensed third party administrator or service provider (including, as required, any duly authorized and licensed sub-contractor to such third party administrator or service provider) that performs on the Ceding Company’s or the Reinsurer’s behalf, as applicable, with respect to the Business, including any technology support related thereto.
“Third Party Claim” has the meaning given to such term in Section 8.04(e).

“Third Party Consent” has the meaning given to such term in Section 3.04.
“Threshold Amount” has the meaning given to such term in Section 8.03(a).
“Total Net Settlement Amount” means an amount equal to the sum of (a) the Initial Reinsurance Premium, plus (b) the Ceding Commission, minus (c) Accrued Interest, plus (d) the Interest Earned on Transferred Assets, plus (e) the Cash Flow Amount.
“Transaction Agreements” means this Agreement, the Coinsurance Agreement, the Trust Agreement, the Administrative Services Agreement, the Transition Services Agreement and the Special Services Agreement.
“Transaction IMR Amount” has the meaning given to such term in the Coinsurance Agreement.
“Transferred Assets” has the meaning given to such term in Section 2.04(a)(6).
“Transition Services Agreement” has the meaning given to such term in the Recitals.
“Trust Account” has the meaning given to such term in the Recitals.
“Trust Agreement” has the meaning given to such term in the Recitals.
“Trustee” has the meaning given to such term in the Trust Agreement.
ARTICLE II.

CLOSING; CONSIDERATION; AND CLOSING TRANSFERS

Section 2.01.    Place and Date of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time, as soon as possible after, but in any event no later than the third Business Day immediately following, the day on which the last of the conditions set forth in Article VI to have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) were so satisfied or waived in accordance with this Agreement unless another date, time or place is agreed to in writing by the parties. The Closing shall, for purposes of preparing the Estimated Statement of Net Settlement, the Initial Statement of Net Settlement and the Final Statement of Net Settlement and calculating any amounts required to be calculated therefrom, be deemed effective as of 12:00:01 a.m. on April 1, 2018 (the “Effective Time”). The actual date and time at which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.02.    Consideration. The aggregate consideration with respect to the transactions contemplated by this Agreement will be the Ceding Commission paid to the Reinsurer pursuant to Section 2.04(b)(ii).

Section 2.03.    Transactions at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)the Reinsurer shall deliver to the Ceding Company duly executed counterparts of the Coinsurance Agreement, the Trust Agreement, the Administrative Services Agreement, the Transition Services Agreement and the Special Services Agreement;

(b)the Reinsurer shall deliver to the Ceding Company a certificate duly executed by an authorized officer of the Reinsurer, dated as of the Closing Date, certifying as to the Reinsurer’s compliance with the conditions set forth in Section 6.03(a) and Section 6.03(b);

(c)the Ceding Company or CNO Services (as applicable) shall deliver to the Reinsurer duly executed counterparts of the Coinsurance Agreement, the Trust Agreement, the Administrative Services Agreement, the Transition Services Agreement and the Special Services Agreement;

(d)the Ceding Company shall deliver to the Reinsurer a certificate duly executed by an authorized officer of the Ceding Company, dated as of the Closing Date, certifying as to the Ceding Company’s compliance with the conditions set forth in Section 6.02(a) and Section 6.02(b);

(e)the Ceding Company shall deposit Transferred Assets into the Trust Account and, if applicable, transfer cash to the Reinsurer, each in accordance with Section 2.04(b) hereof;

(f)if applicable, the Reinsurer shall transfer cash to the Ceding Company in accordance with Section 2.04(b)(iv) hereof; and

(g)the Ceding Company and the Reinsurer shall, or shall cause their respective Affiliates to, execute and deliver such other agreements, instruments or documents as are necessary or appropriate to give effect to the transactions contemplated by the Transaction Agreement (including appropriate conveyance documentation for Transferred Assets in form and substance reasonably satisfactory to the Ceding Company and the Reinsurer).

Section 2.04.    Closing Transfers.

(a)Not later than ten (10) Business Days following the date hereof, the Ceding Company shall deliver to the Reinsurer an estimate of the Effective Time Adjusted Statutory Reserves prepared in good faith and including reasonably detailed support thereof. From and after delivery of the estimate of the Effective Time Adjusted Statutory Reserves until the Closing Date, the Ceding Company shall (i) provide the Reinsurer with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the Books and Records and other relevant information relating to the operation and finances of the Business and make reasonably available the individuals in its or its Affiliates’ employ who are responsible for and have knowledge about the information used in, and the preparation or calculation (as applicable) of, such estimate, in each case to the extent reasonably requested by the Reinsurer in connection with its review of such estimate, and (ii) cooperate with the Reinsurer in connection with its review of such estimate and, in case any errors in the estimate of the Effective Time Adjusted Statutory Reserves are identified prior to the Closing Date (as mutually determined and agreed by the Ceding Company and the Reinsurer), ensure the estimated Effective Time Adjusted Statutory Reserves reflected in the Estimated Statement of Net Settlement reflects correction of such errors. Not later than the fifth (5th) Business Day prior to the Closing Date, the Ceding Company shall deliver to the Reinsurer a Statement of Net Settlement (the “Estimated Statement of Net Settlement”) prepared in good faith and including reasonably detailed support thereof and setting forth each item included on the Reference Statement of Net Settlement, including:

1.an estimate of the Initial Reinsurance Premium (the “Estimated Initial Reinsurance Premium”); provided that, with respect to the calculation of the Estimated Initial Reinsurance Premium only, Transaction IMR Amount shall be calculated as of the close of business on the tenth (10th) Business Day immediately preceding the Closing Date;

2.the Estimated Required Balance;

3.an estimate of the Interest Earned on Transferred Assets;

4.an estimate of the Cash Flow Amount (the “Estimated Cash Flow Amount”);

5.an estimate of the Total Net Settlement Amount (the “Estimated Total Net Settlement Amount”); and

6.a list of Investment Assets comprising the Initial Portfolio, updated based on the Asset Selection Methodology, and additional cash to be transferred by the Ceding Company to the Trust Account and directly to the Reinsurer in accordance with Section 2.04(b)(i) and 2.04(b)(ii) (such assets, the “Transferred Assets”), and a listing of the Fair Market Value and Accrued Interest determined as respects each such asset as of the close of business on the tenth (10th) Business Day immediately preceding the Closing Date and the Transaction IMR Amount as to such Transferred Assets estimated as of the close of business on the tenth (10th) Business Day immediately preceding the Closing Date. The Transferred Assets shall include the Investment Assets set forth in the Initial Portfolio with such deletions as may be permitted pursuant to Section 5.01(a) and such additions as may be made in accordance with the Asset Selection Methodology and the parties shall update Schedule III to reflect such changes.

The Estimated Statement of Net Settlement shall be prepared in accordance with the Specified Accounting Principles applied consistently with the application of the Specified Accounting Principles in connection with the preparation of the Reference Statement of Net Settlement and in the same format as the Reference Statement of Net Settlement. The Estimated Statement of Net Settlement shall also specify the Fair Market Value of the Transferred Assets as of the close of business on the tenth (10th) Business Day immediately preceding the Closing Date, specified by Investment Asset and in the aggregate.
(b)On the Closing Date:

(i)the Ceding Company shall deposit into the Trust Account Transferred Assets with an aggregate Fair Market Value, as reflected on the Estimated Statement of Net

Settlement, equal to the Estimated Initial Reinsurance Premium as reflected on the Estimated Statement of Net Settlement;

(ii)(A) the Ceding Company shall deposit into the Trust Account Transferred Assets with an aggregate Fair Market Value, as reflected on the Estimated Statement of Net Settlement, equal to the Ceding Commission until the Estimated Required Balance is satisfied by all such transfers under Section 2.04(b)(i) and this Section 2.04(b)(ii)(A), at which point (B) the Ceding Company shall transfer to the Reinsurer the portion, if any, of the Ceding Commission representing the excess over the Estimated Required Balance, by wire transfer of immediately available funds, to an account specified in writing by the Reinsurer;

(iii)the Ceding Company shall transfer to the Reinsurer, by wire transfer of immediately available funds, to an account specified in writing by the Reinsurer an amount equal to (A) the Interest Earned on Transferred Assets minus (B) Accrued Interest determined as of the close of business on the tenth (10th) Business Day immediately preceding the Closing Date, as reflected on the Estimated Statement of Net Settlement, in lieu of investment earnings with respect to the Estimated Initial Reinsurance Premium and the Ceding Commission;

(iv)(1) if the Estimated Cash Flow Amount is positive, the Ceding Company shall transfer to the Reinsurer, by wire transfer of immediately available funds, to the account specified in writing by the Reinsurer an amount equal to the Estimated Cash Flow Amount or (2) if the Estimated Cash Flow Amount is negative, the Ceding Company shall be entitled to reduce the amounts transferred to the Reinsurer pursuant to Section 2.04(b)(ii)(B) and Section 2.04(b)(iii) and retain an amount equal to the absolute value of such negative Estimated Cash Flow Amount, and the Reinsurer shall transfer to the Ceding Company, by wire transfer of immediately available funds, to the account specified in writing by the Ceding Company an amount equal to the excess of the absolute value of such negative Estimated Cash Flow Amount over the amount by which the payments to the Reinsurer pursuant to Section 2.04(b)(ii)(B) and Section 2.04(b)(iii) have been reduced.

The items set forth in the Estimated Statement of Net Settlement and the Fair Market Value of the Transferred Assets shall be adjusted following the Closing Date in accordance with Section 2.05.
(c)The Reinsurer and the Ceding Company shall obtain, at or prior to the Closing, a counterpart to the Trust Agreement duly executed by the Trustee.

Section 2.05.    Post-Closing Adjustments.

(a)Within ninety (90) days following the Closing Date, the Ceding Company shall prepare and deliver to the Reinsurer a Statement of Net Settlement as of the Effective Time, including such supporting information and analyses as the Reinsurer shall reasonably request with respect to the Ceding Company’s determination of such amounts (the “Initial Statement of Net Settlement”), which shall set forth (i) an updated calculation of each item on the Estimated Statement of Net Settlement, including the Total Net Settlement Amount, prepared in accordance with the Specified Accounting Principles applied consistently with the preparation of the Reference Statement of Net Settlement and in the same format as the Reference

Statement of Net Settlement; and (ii) the updated Fair Market Value of the Transferred Assets and the amount of Accrued Interest, in each case, determined as of the close of business on the Business Day prior to the Closing Date plus the cash transferred on the Closing Date by the Ceding Company pursuant to Section 2.04(b)(i) and 2.04(b)(ii), specified by Investment Asset and in the aggregate.

(b)During the one hundred and twenty (120) days immediately following the Reinsurer’s receipt of the Initial Statement of Net Settlement (the “Review Period”), the Reinsurer and its Representatives shall be permitted to obtain and review the Ceding Company’s working papers and any working papers of the Ceding Company’s independent accountants relating to the preparation of the Initial Statement of Net Settlement, as well as all of the Books and Records and other relevant information relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and the Ceding Company shall make reasonably available the individuals in its or its Affiliates’ employ who are responsible for and knowledgeable about the information used in, and the preparation or calculation (as applicable) of, the Initial Statement of Net Settlement in order to respond to the inquiries of the Reinsurer; provided, however, that the Review Period shall be tolled pending reasonable satisfaction of the Reinsurer’s reasonable requests in the event that the Ceding Company does not provide the Reinsurer with access to such working papers, Books and Records or other relevant information or access to such individuals within five (5) Business Days of the Reinsurer’s request; provided further that the independent accountants of the Ceding Company shall not be obligated to make any working papers available to the Reinsurer unless and until the Reinsurer has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(c)The Ceding Company shall, following the Closing through the date that the Final Statement of Net Settlement becomes final and binding on the parties in accordance with the last sentence of Section 2.05(g), take all actions necessary to maintain and preserve all accounting books, records, policies and procedures on which the Initial Statement of Net Settlement is based or on which the Final Statement of Net Settlement is to be based, so as not to impede or delay the final determination of the amounts set forth therein.

(d)If the Reinsurer determines that one or more of the balances set forth on the Initial Statement of Net Settlement provided thereto (y) reflects a mathematical error or (z) otherwise is or was prepared on a basis inconsistent with the applicable requirements of this Agreement, then the Reinsurer may, on or prior to the last day of the Review Period, deliver a notice to the Ceding Company setting forth, in reasonable detail, each disputed item or amount and the basis for the Reinsurer’s disagreement therewith (the “Notice of Disagreement”). The Notice of Disagreement shall set forth, with respect to each disputed item, the Reinsurer’s position as to the correct amount or computation that should have been included in the Initial Statement of Net Settlement. If the Reinsurer does not deliver a Notice of Disagreement to the Ceding Company by the end of the Review Period, the Initial Statement of Net Settlement shall become final and binding on the parties.

(e)During the ten (10) Business Days immediately following the delivery of a Notice of Disagreement, the Ceding Company and the Reinsurer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. If the Ceding Company and the Reinsurer reach agreement with respect to any such disagreements, the Ceding Company shall revise the Initial Statement of Net Settlement to reflect such agreement.

(f)If, at the end of such ten (10) Business Day period, the Ceding Company and the Reinsurer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, then the Ceding Company and the Reinsurer shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Statement of Net Settlement marked to indicate those line items that are in dispute) to KPMG LLP, or if KPMG LLP is unwilling or unable to serve, an independent certified public accounting firm in the United States of international recognition mutually agreeable to the Ceding Company and the Reinsurer and that is not the auditor or independent accounting firm of any of the parties (the “Independent Accountant”), to make a determination with respect to all matters in dispute.

(g)The Ceding Company and the Reinsurer shall use commercially reasonable efforts to cause the Independent Accountant to render a determination within thirty (30) days after the submission of such matters to the Independent Accountant or as soon as practicable thereafter. The Ceding Company, on the one hand, and the Reinsurer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accountant’s engagement, each submit to the Independent Accountant their respective computations of the disputed items identified in the Notice of Disagreement and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one (1) additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accountant (with a copy thereof to the other party) within ten (10) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accountant. The Independent Accountant shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause its Representatives to cooperate with such requests of the Independent Accountant. The Independent Accountant shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues that remain in dispute specifically set forth in the Notice of Disagreement and shall render a written report to the Ceding Company and the Reinsurer in which the Independent Accountant shall, after considering all matters set forth in the Notice of Disagreement, determine what adjustments, if any, should be made to the amounts and computations set forth in the Initial Statement of Net Settlement solely as to the disputed items. Such written report shall set forth, in reasonable detail, the determination of the Independent Accountant with respect to each of the disputed line items specified in the Notice of Disagreement and the revisions, if any, to be made to the Initial Statement of Net Settlement resulting therefrom, together with supporting calculations. With respect to each disputed line item, such determination shall be made in accordance with (i) the Specified Accounting Principles and (ii) the terms of this Agreement and, if not in accordance with the position of either the Ceding Company or the Reinsurer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Reinsurer in the Notice of Disagreement or the Ceding Company in the Initial Statement of Net Settlement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Disagreement that remain in dispute. The Independent Accountant’s final written determination shall, absent fraud or manifest error, be conclusive and binding upon the Ceding Company and the Reinsurer, shall not be subject to review by a court or other tribunal and shall have the same force and effect as an arbitration award governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The “Final Statement of Net Settlement” means the Initial Statement of Net Settlement as made final and binding either pursuant to Section 2.05(d) or after it has been modified to reflect any revisions thereto made through the mutual agreement of the Reinsurer and the Ceding Company or through the determination of the Independent Accountant pursuant to this Section 2.05(g).

(h)The cost of the Independent Accountant’s review and determination shall be shared equally by the Ceding Company and the Reinsurer. During the review by the Independent Accountant, the Ceding Company and the Reinsurer shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.05(g); provided, however, that the independent accountants of the Ceding Company or the Reinsurer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. In acting under this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of an arbitrator. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.05 represent the sole and exclusive method for determining the Final Statement of Net Settlement.

Section 2.06.    Post-Closing Payments.

(a)The following adjustments will be made with respect to the transactions contemplated by the Coinsurance Agreement based on the amounts set forth on the Final Statement of Net Settlement:

(i)if the Estimated Total Net Settlement Amount exceeds the Total Net Settlement Amount (including the updated Accrued Interest as of the Closing Date) as reflected on the Final Statement of Net Settlement, the Reinsurer shall, within five (5) Business Days of the determination thereof, transfer to the Ceding Company an amount of cash equal to such excess, together with interest thereon from and including the date on which the Closing Date falls to but not including the date of such transfer computed at the Post-Closing Adjustment Interest Rate, by wire transfer of immediately available funds, to an account or accounts designated by the Ceding Company;

(ii)if the Total Net Settlement Amount (including the updated Accrued Interest as of the Closing Date) as reflected on the Final Statement of Net Settlement exceeds the Estimated Total Net Settlement Amount, the Ceding Company shall, within five (5) Business

Days of the determination thereof, transfer to the Reinsurer an amount of cash equal to such excess, together with interest thereon from and including the date on which the Closing Date falls to but not including the date of such transfer computed at the Post-Closing Adjustment Interest Rate, by wire transfer of immediately available funds;

(iii)if the aggregate Fair Market Value of the Transferred Assets as reflected on the Final Statement of Net Settlement exceeds the aggregate Fair Market Value of the Transferred Assets as reflected on the Estimated Statement of Net Settlement, the Reinsurer shall, within five (5) Business Days of the determination thereof, transfer to the Ceding Company an amount of cash equal to such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at the Post-Closing Adjustment Interest Rate, by wire transfer of immediately available funds; and

(iv)if the aggregate Fair Market Value of the Transferred Assets as reflected on the Estimated Statement of Net Settlement exceeds the aggregate Fair Market Value of the Transferred Assets as reflected on the Final Statement of Net Settlement, the Ceding Company shall, within five (5) Business Days of the determination thereof, transfer to the Reinsurer an amount of cash equal to such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at the Post-Closing Adjustment Interest Rate, by wire transfer of immediately available funds.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Reinsurer by the Ceding Company concurrently with the execution and delivery of this Agreement (the “Ceding Company Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Ceding Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Ceding Company Disclosure Schedule to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto), the Ceding Company hereby makes the following representations and warranties to the Reinsurer as of the date hereof and as of the Closing Date:
Section 3.01.    Organization, Standing and Authority.

(a)The Ceding Company (i) is an insurance company duly organized, validly existing and in good standing under the laws of the State of Illinois, (ii) has all corporate or other entity power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of the Business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clauses (ii) and (iii) above, where the failure to be in good standing, to have such power or authority or to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)CNO Services (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana, (ii) has all corporate or other entity power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clauses (ii) and (iii) above, where the failure to be in good standing, to have such power or authority or to so qualify, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of CNO Services to timely perform the obligations that are required under the Transition Services Agreement.

Section 3.02.    Authorization. The Ceding Company or CNO Services (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by the Ceding Company or CNO Services (as applicable) of each of the Transaction Agreements to which it is or will be a party and the consummation by the Ceding Company or CNO Services (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is or will be a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Ceding Company or CNO Services (as applicable). Each of the Transaction Agreements to which the Ceding Company or CNO Services (as applicable) is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Ceding Company or CNO Services (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Ceding Company or CNO Services (as applicable) is or will be a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Ceding Company or CNO Services (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.03.    No Conflict or Violation. Provided that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained or taken, the execution and delivery by the Ceding Company or CNO Services (as applicable) of, and the consummation by the Ceding Company or CNO Services (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Ceding Company or CNO Services (as applicable) is or will be a party do not and will not (a) violate or conflict with the organizational documents of the Ceding Company or CNO Services (as applicable), (b) subject to the Governmental Approvals referred to in Section 3.04, conflict with or violate any Applicable Law or Governmental Order applicable to the Ceding Company or CNO Services (as applicable) or by which either of them or any of their respective properties, assets or rights is bound or subject, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of the Ceding Company or CNO Services (as applicable) pursuant to, any Contract or any note, bond, loan or credit agreement, mortgage or indenture to which the Ceding Company or CNO Services (as applicable) is a party or pursuant to which either of them or any of their respective properties, assets or rights is bound or subject or (d) result in a breach or violation of any of the terms or conditions of, result in a default under, or otherwise cause an impairment or revocation of, any Ceding Company Permit, except, in the case of clauses (b), (c) and (d) of this Section 3.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.04.    Consents and Approvals. Except for the approvals, consents, non-objections, filings and notifications of or with (a) Governmental Authorities that are set forth in Section 3.04(a) of the Ceding Company Disclosure Schedule and (b) third parties (other than Governmental Authorities) that are set forth in Section 3.04(b) of the Ceding Company Disclosure Schedule, the execution and delivery by the Ceding Company and CNO Services (as applicable) of this Agreement and the other Transaction Agreements to which it is or will be a party, and the performance and consummation by the Ceding Company and CNO Services (as applicable) of the transactions contemplated by this Agreement and the other Transaction Agreements, do not and will not require (i) any consent, approval, waiver, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) or (ii) any consent, agreement, approval, authorization, or waiver of, to or by any third party (other than a Governmental Authority) (each a “Third Party Consent”), in each case, to be obtained or made by the Ceding Company or CNO Services (as applicable), except for any Governmental Approvals or Third Party Consents that if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05.    Certain Contracts.

(a)Section 3.05(a) of the Ceding Company Disclosure Schedule lists each Material Contract to which the Ceding Company or CNO Services or any of their respective Affiliates is a party or by which it is bound as of the date hereof. The term “Material Contract” means all of the following types of Contracts:

(i)any Contract that (A) contains a material restriction on the ability of the Ceding Company to solicit specified customers or prospective customers for the buy-out or amendment of any Reinsured Policy or (B) limits in any way the ability of the Ceding Company to engage in the conduct of the Business as currently conducted;

(ii)any Contract providing for the provision of goods or services in connection with the Business involving consideration in excess of $50,000 annually;

(iii)any Contract pursuant to which the Ceding Company or any of its Affiliates licenses to a third party, or licenses from a third party, Intellectual Property that is material to the conduct of the Business (excluding licenses for commercially available “off-the-

shelf” software licensed to the Ceding Company or any of its Affiliates for a one-time or an annual fee of less than $250,000);

(iv)any indemnification agreement or guarantee involving the Business;

(v)any Contract under which the Ceding Company or any of its Affiliates provides an undertaking, arrangement or commitment with respect to the Business to or with any Governmental Authority;

(vi)any Contract between the Ceding Company and any of its Affiliates material to the Reinsured Policies or the Business;

(vii)any Contract pursuant to which any material operational or information technology function of the Business is outsourced or otherwise performed by a Person that is not an Affiliate of the Ceding Company.

(b)True and complete copies of each of the Material Contracts, including in each case all amendments and addenda thereto, have been made available to the Reinsurer prior to the date hereof. Each of the Material Contracts is in full force and effect and is the valid and binding obligation of the Ceding Company and each Affiliate of the Ceding Company party thereto and, to the Knowledge of the Ceding Company, as of the date hereof, each other party thereto, subject to the Enforceability Exceptions. None of the Ceding Company or any Affiliate of the Ceding Company that is party thereto, nor, to the Knowledge of the Ceding Company, as of the date hereof, any other Person that is a party thereto, is (or, with the giving of notice or the lapse of time or both, will be), in any material respect, in violation or breach of or default under any of the Material Contracts. As of the date hereof, neither the Ceding Company nor any Affiliate of the Ceding Company that is a party thereto has received written notice of cancellation of any Material Contract. Except as disclosed at Section 3.05(b) of the Ceding Company Disclosure Schedule, no material consent is required to be obtained by the Ceding Company or any of its Affiliates nor is any material notice required to be given by the Ceding Company or any of its Affiliates under any Material Contract in connection with the completion of the transactions contemplated the Transaction Agreements.

Section 3.06.    Seriatim Information; Asset Runoff Information; Policy Forms.

(a)Except as set forth in Section 3.06(a) of the Ceding Company Disclosure Schedule, the factual information set forth in the data fields contained on the file entitled "WackerMemWRidersTrimmed_201803 _v2018-07-30_ToWilton.xlsx", a copy of which is attached hereto as Schedule VIII, (i) was true and accurate in all material respects as of March 31, 2018 and (ii) reflects an inventory of Reinsured Policies that was accurate in all material respects as of March 31, 2018.

(b)Except as set forth in Section 3.06(b) of the Ceding Company Disclosure Schedule, the factual information used to generate the file entitled "CSL Asset Offered Portfolio_032018_sent_woLowBPassets - final.xlsx", a copy of which is attached hereto as Schedule IX, was true and accurate in all material respects as of March 31, 2018.

(c)To the Knowledge of the Ceding Company, the Ceding Company has made available to the Reinsurer true and correct copies of all material policy forms, riders and endorsements pertaining to the Reinsured Policies.

Section 3.07.    Absence of Litigation.

(a)Section 3.07(a) of the Ceding Company Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) all Actions pending against the Ceding Company with respect to the Business and (ii) to the Knowledge of the Ceding Company, all Actions threatened in writing by an attorney on behalf of a client since July 31, 2015.

(b)Except as disclosed in Section 3.07(b) of the Ceding Company Disclosure Schedule, as of the date hereof (i) there is no Action pending for which class action status has been sought or granted against the Ceding Company relating to the Business from the applicable Governmental Authority before which such Action has been brought, and (ii) since July 31, 2015, the Ceding Company has not received written notice from any law firm threatening the commencement of a putative class action lawsuit against the Ceding Company relating to the Business.

(c)Section 3.07(c) of the Ceding Company Disclosure Schedule sets forth a true and complete list of all Actions with respect to the Business that, as of the date hereof, are, or since July 31, 2016 have been, pending or, to the Ceding Company’s Knowledge, threatened in writing by an attorney on behalf of a client.

Section 3.08. Transferred Assets. As of the date hereof, the Ceding Company has, and, as of the Closing Date, the Ceding Company will have, good and valid title to all Transferred Assets, including immediately prior to the transfer of such assets to the Trust Account pursuant to Section 2.04(b)(i) and Section 2.04(b)(ii), except for Permitted Liens. Good and valid title to the Transferred Assets will pass to the Reinsurer at the Closing, free and clear of any Lien, other than Permitted Liens. The Transferred Assets are permissible investments for the Ceding Company and comply in all material respects with all Applicable Laws governing the admittance of assets for insurance companies and the Investment Guidelines. Section 3.08 of the Ceding Company Disclosure Schedule sets forth a true and complete list of all Investment Assets set forth on Schedule III that were, to the Knowledge of the Ceding Company, in arrears or breach or default in the payment of principal or interest or dividends owed to the Ceding Company as of July 31, 2018.

Section 3.09.    Compliance with Applicable Law.

(a)Except as disclosed in Section 3.09(a) of the Ceding Company Disclosure Schedule, the Ceding Company is and, since January 1, 2015 has been, in compliance in all material respects with all Applicable Laws with respect to the conduct of the Business. Except as disclosed in Section 3.09(a) of the Ceding Company Disclosure Schedule, the Ceding Company (i) has not, since January 1, 2015, committed any breach or violation of Applicable Law that has resulted in, or would reasonably be expected in the future to result in, any penalty, fine, assessment damages, suspension or loss of any material Ceding Company

Permit, or any other adverse remedial action with respect to the Business, (ii) has not at any time since January 1, 2015 received any written or, to the Knowledge of the Ceding Company, oral, notice or other communication from any Governmental Authority or has paid or incurred any penalty or fine imposed by a Governmental Authority, in each case regarding any actual or alleged violation of, or failure to comply with, any Applicable Law in connection with the Business, or (iii) to the Knowledge of the Ceding Company, is not under investigation, examination or audit with respect to any violation of any Applicable Law in connection with the Business, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority, or that is no longer being pursued by such Governmental Authority following a response by the Ceding Company, or that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)Except as set forth in Section 3.09(b) of the Ceding Company Disclosure Schedule, all material deficiencies or violations with respect to the Business in all reports of examinations of the affairs of the Ceding Company (including financial, market conduct and similar examinations) issued by any Insurance Regulator to the Ceding Company for any period ending on or after January 1, 2015 have been resolved to the reasonable satisfaction of the Insurance Regulator that noted such deficiencies or violations, except for any such deficiencies or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(c)Except as set forth in Section 3.09(c) of the Ceding Company Disclosure Schedule, there are no, and since January 1, 2015 have not been any Governmental Orders or settlement agreements relating to the Business in effect against or involving the Ceding Company under which the Ceding Company has any continuing obligation.

Section 3.10.    Employee Matters. The Ceding Company has provided the Reinsurer a true and complete list of names and titles of all full-time employees of the Ceding Company and its Affiliates who devote at least 50% of their time working at the Ceding Company or its Affiliates on matters related to the Business.

Section 3.11.    Permits. The Ceding Company owns, holds or possesses all permits, licenses, approvals, authorizations, consents and registrations that are necessary to entitle it to own or lease, operate and use its assets or properties and to carry on and conduct the Business as conducted as of the date hereof (collectively, “Ceding Company Permits”). The Ceding Company is and, since January 1, 2015 has been, in material compliance with all of the terms and requirements of each such Ceding Company Permit. The Ceding Company has not at any time since January 1, 2015 received any written or, to the Knowledge of the Ceding Company, oral, notice or other communication from any Governmental Authority regarding (a) any actual or proposed revocation, suspension or termination of, or material modification to, any such Ceding Company Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority, that is no longer being pursued by such Governmental Authority following a response by the Ceding Company or that would not, individually or in the aggregate, reasonably be expected to be material to the Business or (b) any actual or alleged material violation of, or failure to comply with, the terms or requirements of any such Ceding Company Permit. Except as set forth in Section 3.11 of the Ceding Company Disclosure Schedule, (i) all such material Ceding Company Permits are valid and in full force and effect and (ii) the Ceding Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such material Ceding Company Permit.

Section 3.12.    [Intentionally Omitted.]

Section 3.13.    Insurance Matters.

(a)The Ceding Company has made available to the Reinsurer (i) copies of all material reports and registrations (including registrations and filings as a member of an insurance holding company system) relating to the Business that are required under Applicable Laws and any supplements or amendments thereto filed since January 1, 2015 by the Ceding Company with any Insurance Regulator and (ii) copies of all financial examination and market conduct examination reports of all Insurance Regulators relating to the Business issued since January 1, 2015. Except as set forth in Section 3.13(a) of the Ceding Company Disclosure Schedule, the Ceding Company is not, as of the date hereof, subject to any pending financial or market conduct examination by an Insurance Regulator relating to the Business.

(b)Except as set forth in Section 3.13(b) of the Ceding Company Disclosure Schedule, any application form, form of insurance policy or written advertising material utilized by the Ceding Company with respect to the Business, the use of which requires or, at the time of issuance required, filing or approval, has been appropriately filed and, if required, approved by the Insurance Regulator of any state in which such application form, form of insurance policy or advertising material is required to be filed and (as applicable) approved or not objected to by such authorities within the period provided for approval or objection, except for failures to effect such filings or secure such approvals that are not material to the Business. Since January 1, 2015 no material deficiencies have been asserted by any Governmental Authority with respect to any filings referred to in the first sentence of this Section 3.13(b) that have not been cured or otherwise resolved. All such application forms, forms of insurance policies and advertising materials are utilized in compliance in all material respects with all Applicable Laws and within the scope of the approvals (if any) received with respect thereto. All such application forms, forms of insurance policies and advertising materials have been issued, maintained and serviced in accordance, in all material respects, with their terms. All benefits claimed by any Person, and all cash values, charges and other amounts required to be calculated, under any Reinsured Policy included in the Business have in all material respects since January 1, 2015 been paid (or provision for payment thereof has been made) or calculated, as the case may be, in accordance with the terms of the policies or contracts under which they arose, any such payments were not materially delinquent and were paid (or will be paid) prior to Closing without fines or penalties, except for any such claim for benefits for which the Ceding Company reasonably believes or believed that there is, or was at the time of contesting, a reasonable basis to contest payment and is taking or took such action and except for any such claim for benefits the payment of which has been denied or contested in the ordinary course of business. None of the marketing, issuance, underwriting or terms of any of the Reinsured Policies violate in any material respect Applicable Law, including with respect to discrimination against any policyholder or applicant on the basis of race, color or national origin.

Section 3.14.    Premium Rate Increases.

(a)Section 3.14(a) of the Ceding Company Disclosure Schedule sets forth a true and complete list (including amounts) of all Premium Rate Increase Filings that have been made by the Ceding Company since January 1, 2015 with respect to the Reinsured Policies with any Insurance Regulator or any other Governmental Authority (the “Previous Premium Rate Increases”). Except as set forth in Section 3.14(a) of the Ceding Company Disclosure Schedule, all Previous Premium Rate Increases were approved by the applicable Insurance Regulator or Governmental Authority as the rates requested in the applicable filing. Any premium rates required to be filed with or approved by any Governmental Authority with respect to the Reinsured Policies since January 1, 2015 have been so filed or approved.

(b)Except as set forth in Section 3.14(b) of the Ceding Company Disclosure Schedule, there are no commitments, agreements, or understandings, whether written or, to the Knowledge of the Ceding Company, oral, between the Ceding Company and any Insurance Regulator or other Governmental Authority, or any Governmental Order to which the Ceding Company is a party or otherwise bound, in connection with any such Governmental Authority’s approval of Previous Premium Rate Increases.

(c)Except as set forth in Section 3.14(c) of the Ceding Company Disclosure Schedule, all Premium Rate Increase Filings that have been approved by any Insurance Regulator or other Governmental Authority since January 1, 2015 have been implemented by the Ceding Company in accordance with the terms of any such approval.

(d)Section 3.14(d) of the Ceding Company Disclosure Schedule sets forth a true and complete list of all Premium Rate Increase Filings submitted and pending decision of any Insurance Regulator or other Governmental Authority as of the date hereof.

(e)Section 3.14(e) of the Ceding Company Disclosure Schedule sets forth a true and complete list of all planned Premium Rate Increase Filings (by state, policy form and including amounts) for the calendar years 2019, 2020, 2021 and 2022, as of the date hereof (the “Planned Premium Rate Increases”).

Section 3.15.    Financial Statements.

(a)The Ceding Company has previously delivered to the Reinsurer copies of (i) the audited annual statutory financial statements of the Ceding Company as of and for each of the years ended December 31, 2015, December 31, 2016 and December 31, 2017; (ii) the unaudited statutory financial statements of the Ceding Company as of and for the quarter ended March 31, 2018; and (iii) the annual statement of the Ceding Company filed with the Department of Insurance of the State of Illinois for each of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (the “2017 Annual Statement”) (including the supporting memoranda to the actuarial opinions given in connection with such annual statements) (collectively, the “Ceding Company Statutory Statements”). Except as set forth in Section 3.15(a) of the Ceding Company Disclosure Schedule, the Ceding Company Statutory Statements were prepared based on information reflected in the Books and Records and in accordance with SAP, applied on a consistent basis for the periods presented, and, except as set forth in Section 3.15(a) of the Ceding Company Disclosure Schedule, present fairly, in all material respects, the statutory financial position of the Ceding Company, including the admitted assets, liabilities and capital and surplus of the Ceding Company at their respective dates and the results of operations, changes in surplus and cash flows of the Ceding Company at and for the periods indicated, subject, in the case of the financial statements referenced in clause (ii) above, to normal year-end adjustments. The Ceding Company did not utilize any permitted practices in the preparation of the Ceding Company Statutory Statements other than those set forth on Section 3.15(a) of the Ceding Company Disclosure Schedule.

(b)The Ceding Company has furnished to the Reinsurer a copy of the unaudited statutory basis financial information concerning the Business as of and for the year ended December 31, 2017 and as of and for the quarter ended March 31, 2018 (the “Selected Business Financial Information”). Except as set forth in Section 3.15(b) of the Ceding Company Disclosure Schedule, the Selected Business Financial Information was prepared in good faith based on information reflected in the Books and Records and in accordance with applicable SAP, applied on a consistent basis for the periods presented.

(c)The Reference Statement of Net Settlement was prepared in good faith based on information reflected in the Books and Records and in accordance with the Specified Accounting Principles.

(d)The Ceding Company has devised and maintained systems of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the financial reporting of the Ceding Company and the preparation of financial statements for external purposes in accordance with SAP. To the Knowledge of the Ceding Company, there are no material weaknesses in the internal control over financial reporting of the Ceding Company.

Section 3.16.    Actuarial Reports and Analyses.

(a)The Ceding Company has delivered to the Reinsurer a true and complete copy of the actuarial projections, model output, experience studies, reserve analyses, validation analyses and other supporting documentation, dated as of July 19, 2018, prepared by Long Term Care Group, Inc. (“LTCG”) with respect to the Business as of the dates specified therein (the “Third Party Actuarial Projections and Analyses”). As of the date hereof, LTCG has not issued any new or revised report or errata to the Ceding Company with respect to the Third Party Actuarial Projections and Analyses, nor has it notified the Ceding Company that the Third Party Actuarial Projections and Analyses is inaccurate in any material respect. Except as set forth on Section 3.16(a)(ii) of the Ceding Company Disclosure Schedule, since the date of the Third Party Actuarial Projections and Analyses, during the twenty-four (24) month period preceding the date hereof, neither the Ceding Company nor any of its Affiliates has retained any third party to prepare any actuarial report concerning the Reinsured Policies. Except as set forth in Section 3.16(a)(iii) of the Ceding Company Disclosure Schedule, the factual data furnished by or on behalf of the Ceding Company and its Affiliates to LTCG with respect to the Business in connection with the preparation of the Third Party Actuarial Projections and Analyses (i) were obtained from the Books and Records, (ii) were generated from the same underlying sources and systems that were utilized by the Ceding Company to prepare its statutory financial statements for the relevant periods, (iii) were based on an inventory of in-force Reinsured Policies that was accurate in all material respects as of March 31, 2018 and (iv) did not contain any material Data Input Inaccuracies, in each case except with respect to any variance that was disclosed in writing to both LTCG and the Reinsurer by or on behalf of the Ceding Company prior to July 19, 2018.

(b)The Ceding Company has delivered to the Reinsurer true and complete copies of the following internal reports that were prepared by the Ceding Company or its Affiliates with respect to the Business: (i) the annual Bankers Life & Casualty Actuarial Memorandum for the year ended December 31, 2017; (ii) the annual Bankers Segment LTC Loss Recognition Testing analysis for the year ended December 31, 2017; and (iii) the Quarterly Long Term Care segment GAAP Results Review for each of the quarters ended June 30, 2017, September 30, 2017 and March 31, 2018.

Section 3.17.    Reserves.

(a)Liability and reserve balances established or reflected in the Ceding Company Statutory Statements and the Selected Business Financial Information, as of their respective dates, (i) have been computed by the Ceding Company in accordance with presently accepted actuarial standards consistently applied, (ii) met the requirements of the insurance law and regulation of the State of Illinois and (iii) have been computed on the basis of assumptions consistent with those used in computing the corresponding items in the Ceding Company’s annual statement of the preceding year end.

(b)The amount of the Effective Time Adjusted Statutory Reserves determined as if the Effective Time was January 1, 2017, January 1, 2018 and April 1, 2018 are set forth in Section 3.17(b) of the Ceding Company Disclosure Schedule (the “Historical Adjusted Statutory Reserves”). The Historical Adjusted Statutory Reserves (i) have been computed by the Ceding Company in accordance with presently accepted actuarial standards consistently applied, (ii) met the requirements of the insurance law and regulation of the State of Illinois and (iii) have been computed on the basis of assumptions consistent with those used in computing the corresponding items in the 2017 Annual Statement.

Section 3.18.    Sufficiency of Assets. Subject to the receipt of all Governmental Approvals, the assets, rights, properties and services transferred or performed or made available to the Reinsurer or any of its Affiliates pursuant to this Agreement or any other Transaction Agreement will, as of the Closing, comprise assets, rights, properties and services that are sufficient to permit the Reinsurer to operate the Business immediately following the Closing Date in substantially the same manner as the Business is being operated as of the date hereof; provided that nothing in this Section 3.18 shall require CNO Services to provide the services contemplated by the Transition Services Agreement at a level or in a manner greater than the standard of care expressly set forth therein. This Section 3.18 does not address employee matters, which are addressed in Section 3.10, or any Permit needed for the Reinsurer to perform its obligations under the Transaction Agreements.

Section 3.19.    No Undisclosed Material Liabilities. The Business does not have any material Liabilities of a type that are required to be set forth on a balance sheet prepared in accordance with SAP, except (a) as set forth in Section 3.19 of the Ceding Company Disclosure Schedule, (b) Liabilities disclosed or reserved against in the Ceding Company Statutory Statements or the Selected Business Financial Information, or (c) Liabilities that were incurred after December 31, 2017 in the ordinary course of business and would not reasonably be expected to be materially adverse to the Ceding Company with respect to the Business, taken as a whole.

Section 3.20.    Books and Records. Except as disclosed in Section 3.20 of the Ceding Company Disclosure Schedule, the Books and Records (a) have been maintained in accordance with Applicable Law and sound business practices and (b) accurately present and reflect, in all material respects, the Business and all transactions and actions related thereto.

Section 3.21.    Absence of Certain Changes or Events. Except as disclosed in Section 3.21 of the Ceding Company Disclosure Schedule, since December 31, 2017, the Ceding Company has (i) conducted the Business in the ordinary course consistent with past practice and (ii) without limiting the generality of the foregoing:

(a)There has not been any event, circumstance, development, change or effect or combination thereof that constitutes, or that would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(b)The Ceding Company has not made any material change in accounting, financial, reserving, underwriting, claims administration, investment management (including changes in applicable investment guidelines), hedging or Tax methods, policies, principles or practices applicable to the Business or the investments supporting the Business, except for changes that are required by SAP or Applicable Law.

Section 3.22.    Tax Matters. All material Taxes that could give rise to a Lien on the Transferred Assets, have been duly and timely paid.  There are no outstanding, pending or threatened audits or other administrative or judicial actions by any Governmental Authority with regard to, or related to, any Taxes of or with respect to the Transferred Assets or the conduct of the Business.

Section 3.23.    Product Tax Matters. Except as disclosed in Section 3.23 of the Ceding Company Disclosure Schedule, all Reinsured Policies qualify as ‘qualified long-term care insurance contracts’ within the meaning of section 7702B of the Code.  The Tax treatment of each Reinsured Policy is not, and since the time of issuance (or subsequent modification) has not been, materially less favorable to the purchaser, account holder, or other holder or intended beneficiary thereof than the Tax treatment either (a) that was purported to apply in the written materials provided at the time of issuance (or any subsequent modification) of such Reinsured Policy or (b) for which such Reinsured Policy was designed to qualify at the time of issuance (or subsequent modification).  For purposes of this Section 3.23, the provisions of law relating to the Tax treatment of the Reinsured Policies shall include, but shall not be limited to, section 7702B of the Code.  The Ceding Company and its Affiliates have complied with the Tax reporting, withholding, and disclosure requirements applicable to Reinsured Policies in all material respects.

Section 3.24.    Cybersecurity. Except as disclosed in Section 3.24 of the Ceding Company Disclosure Schedule, to the Knowledge of the Ceding Company, the collection, storage, use and dissemination of any Personal Data in connection with the conduct of the Business is in compliance in all material respects with all applicable Privacy and Data Security Law. Each of the Ceding Company and each Affiliate of the Ceding Company engaged in the Business uses commercially reasonable measures designed to protect the secrecy of Personal Data that they collect and maintain and to prevent unauthorized access to such Personal Data by any other Person. Except as disclosed in Section 3.24 of the Ceding Company Disclosure Schedule, to the Knowledge of the Ceding Company, since January 1, 2015, neither the Ceding Company nor any Affiliate of the Ceding Company has had a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Data related to the Business and, with respect to any such breach or incident, the Ceding Company or applicable Affiliate of the Ceding Company has complied with all data breach notification and related obligations under any applicable Privacy and Data Security Law and has taken reasonable corrective action to prevent recurrence of the foregoing.

Section 3.25.    Escheat.

(a)The Ceding Company has complied in all materials respects with all Escheat Laws that are or were applicable to the Ceding Company with respect to the Business.

(b)The Ceding Company has previously made available to the Reinsurer the SSDMF-related state protocols used by the Ceding Company.

Section 3.26.    LTC Administrative Manuals. Prior to the date hereof, the Ceding Company had provided to the Reinsurer true and complete copies of the LTC Administrative Manuals in effect since January 1, 2015. Except as set forth in Section 3.26 of the Ceding Company Disclosure Schedule, since September 30, 2017, neither the Ceding Company nor any of its Affiliates has made any material changes to the LTC Administrative Manuals in effect as of September 30, 2017. Since January 1, 2015 the Ceding Company has administered the Reinsured Policies in all material respects in accordance with the LTC Administrative Manuals then in effect.

Section 3.27.    Intentionally Omitted.

Section 3.28.    PIQ/Mandate List. The Ceding Company has made available to the Reinsurer true and complete copies of the following, in each case to the extent relating to the Business: (a) PIQ/Mandate List of the Ceding Company in effect as of June 30, 2018 and (b) a list of all items on the PIQ/Mandate List for the Ceding Company that have been closed since December 31, 2012 through June 30, 2018.

Section 3.29.    Ceded Reinsurance. There are no, and since January 1, 2015 have not been any, in force reinsurance agreements with respect to the Business.

Section 3.30.    Commingled Contracts. Except as set forth on Section 3.30 of the Ceding Company Disclosure Schedule, there are no Commingled Contracts with respect to the Business.

Section 3.31.    Brokers and Finders. Except for fees and commissions payable solely by the Ceding Company and its Affiliates, no broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Ceding Company or any of its Affiliates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE REINSURER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Ceding Company by the Reinsurer concurrently with the execution and delivery of this Agreement (the “Reinsurer Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Reinsurer Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Reinsurer Disclosure Schedule to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto), the Reinsurer hereby makes the following representations and warranties to the Ceding Company as of the date hereof and as of the Closing Date:
Section 4.01.    Organization, Standing and Authority. The Reinsurer (i) is an insurance company duly organized, validly existing and in good standing under the laws of the State of Minnesota, (ii) has all corporate or other entity power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clauses (ii) and (iii) above, where the failure to be in good standing, to have such power or authority or to so qualify, individually or in the aggregate, would not reasonably be expected to have a Reinsurer Material Adverse Effect.

Section 4.02.    Authorization. The Reinsurer has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by the Reinsurer of each of the Transaction Agreements to which it is or will be a party and the consummation by the Reinsurer of the transactions contemplated by each of the Transaction Agreements to which it is or will be a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Reinsurer. Each of the Transaction Agreements to which the Reinsurer is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Reinsurer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Reinsurer is or will be a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exceptions.

Section 4.03.    No Conflict or Violation. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution and delivery by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, the Transaction Agreements to which the Reinsurer is or will be a party do not and will not (a) violate or conflict with the organizational documents of the Reinsurer, (b) subject to the Governmental Approvals referred to in Section 4.04, conflict with or violate any Applicable Law or Governmental Order applicable to the Reinsurer or by which the Reinsurer or its properties, assets or rights is bound or subject, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of the Reinsurer pursuant to, any Contract or any note, bond, loan or credit agreement, mortgage or indenture to which the Reinsurer is a party or pursuant to which it or any of its properties, assets or rights is bound or subject or (d) result in a breach or violation of any of the terms or conditions of, result in a default under, or otherwise cause an impairment or revocation of, any material Reinsurer Permit, except, in the case of clauses (b), (c) and (d) of this Section 4.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Reinsurer Material Adverse Effect.

Section 4.04.    Consents and Approvals. Except for the approvals, consents, non-objections, filings and notifications of or with (a) Governmental Authorities that are set forth in Section 4.04(a) of the Reinsurer Disclosure Schedule and (b) third parties (other than Governmental Authorities) that are set forth in Section 4.04(b) of the Reinsurer Disclosure Schedule, the execution and delivery by the Reinsurer of this Agreement and the other Transaction Agreements to which it is or will be a party, and the performance and consummation by the Reinsurer of the transactions contemplated by this Agreement and the other Transaction Agreements, do not and will not require (i) any Governmental Approval or (ii) any Third Party Consent, in each case, to be obtained or made by the Reinsurer or any of its Affiliates, except for any Governmental Approvals or Third Party Consents, in each case, to be obtained by the Reinsurer, that if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Reinsurer Material Adverse Effect. Section 4.04(c) of the Reinsurer Disclosure Schedule sets forth all of the commitments CPP Investment Board has previously made to the Minnesota Department of Commerce with respect to the Reinsurer.

Section 4.05.    Absence of Litigation. There are no Actions pending or, to the Knowledge of the Reinsurer, threatened against the Reinsurer or any of its Affiliates or any of their respective assets, properties or businesses that (i) question the legality of the transactions contemplated by any of the Transaction Agreements or (ii) as of the date hereof, individually or in the aggregate, would reasonably be expected to have a Reinsurer Material Adverse Effect.

Section 4.06.    Permits.

(a)The Reinsurer holds, or as of the Closing Date will hold, all registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities that are necessary for the reinsurance and administration of the Business and to own or use its assets and properties to the extent relating to the reinsurance and administration of the Business (collectively, the “Reinsurer Permits”).

(b)Since January 1, 2015, the Reinsurer has not received any notice, whether written or oral, or other communication from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any material terms or requirements of any such Reinsurer Permit. As of the date hereof, the Reinsurer is not the subject of any pending or, to the Knowledge of the Reinsurer, threatened action seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such Reinsurer Permit.

Section 4.07.    Financial Statements.

(a)The Reinsurer has previously delivered to the Ceding Company copies of (i) the audited annual statutory financial statements of the Reinsurer as of and for the year ended December 31, 2017; (ii) the unaudited interim statutory financial statements of the Reinsurer as of and for the three-month period ended March 31, 2018; and (iii) the annual statement of the Reinsurer filed with the Minnesota Department of Commerce for the fiscal year ended December 31, 2017 (including the supporting memoranda to the actuarial opinions given in connection with such annual statements) (collectively, the “Reinsurer Statutory Statements”). The Reinsurer Statutory Statements were prepared in all material respects in accordance with SAP, applied on a consistent basis for the periods presented, and, except as set forth in Section 4.07 of the Reinsurer Disclosure Schedule, fairly present, in all material respects, the statutory financial position of the Reinsurer, including the admitted assets, liabilities and capital and surplus of the Reinsurer at their respective dates and the results of operations, changes in surplus and cash flows of the Reinsurer at and for the periods indicated, subject, in the case of the financial statement referenced in clause (ii) above, to normal year-end adjustments. The Reinsurer did not utilize any permitted practices in the preparation of the Reinsurer Statutory Statements other than those set forth on Section 4.07 of the Reinsurer Disclosure Schedule.

(b)The Reinsurer has devised and maintained systems of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the financial reporting of the Reinsurer and the preparation of financial statements for external purposes in accordance with SAP. To the Knowledge of the Reinsurer, there are no material weaknesses in the internal controls over financial reporting of the Reinsurer.

Section 4.08.    Licensing Status. The Reinsurer is licensed in the Ceding Company’s state of domicile such that the Ceding Company is able to take full statutory financial statement credit for the reinsurance provided by the Coinsurance Agreement if the cession occurred on the date hereof (with respect to this representation and warranty given as of the date hereof) and on the Closing Date (with respect to this representation and warranty given as of the Closing Date).

Section 4.09.    Absence of Certain Changes or Events. Except as disclosed in Section 4.09 of the Reinsurer Disclosure Schedule, since December 31, 2017, there has not been any event or change that constitutes, or that would reasonably be expected to constitute, individually or in the aggregate, a Reinsurer Material Adverse Effect.

Section 4.10.    No Undisclosed Liabilities. The Reinsurer does not have any Liabilities that would be required to be reflected in financial statements dated as of the date hereof, and will not have any Liabilities that would be required to be reflected in financial statements dated as of the Closing Date, in each case prepared in accordance with statutory accounting principles prescribed or permitted by the Minnesota Department of Commerce, except for (a) those Liabilities disclosed or reserved against in the Reinsurer Statutory Statements or Liabilities specifically described or disclosed in the notes thereto, (b) Liabilities disclosed in Section 4.10 of the Reinsurer Disclosure Schedule, (c) Liabilities incurred in the ordinary course of business since December 31, 2017, (d) Liabilities incurred in connection with the transactions contemplated by the Transaction Agreements, (e) Tax liabilities and (f) any other Liabilities that would not reasonably be expected to exceed $1,000,000 individually or $15,000,000 in the aggregate.

Section 4.11.    Reserves. Liability and reserve balances established or reflected in the Reinsurer Statutory Statements, as of their respective dates, (a) have been computed by the Reinsurer in accordance with presently accepted actuarial standards consistently applied, (b) met the requirements of the insurance law and regulation of the State of Minnesota and (c) have been computed on the basis of assumptions consistent with those used in computing the corresponding items in the Reinsurer’s annual statement of the preceding year end.

Section 4.12.    Compliance with Applicable Law. Except as disclosed in Section 4.12 of the Reinsurer Disclosure Schedule, the Reinsurer is in compliance in all material respects with all Applicable Laws with respect to the conduct of its business. Except as disclosed in Section 4.12 of the Reinsurer Disclosure Schedule, the Reinsurer (i) has not committed any breach or violation of Applicable Law that has, since January 1, 2015, resulted in, or would reasonably be expected in the future to result in, any penalty, fine, assessment damages, suspension or loss of any material Reinsurer Permit, or any other adverse remedial action, (ii) has not at any time since January 1, 2015 received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of, or failure on its part to comply with, any Applicable Law, or (iii) to the Knowledge of the Reinsurer, is not under investigation, examination or audit with respect to any violation of any Applicable Law, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority, or that is no longer being pursued by such Governmental Authority following a response by the Reinsurer, or that would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

Section 4.13.    Brokers and Finders. No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Reinsurer or any of its Affiliates.

ARTICLE V.

COVENANTS

Section 5.01.    Conduct of Business. Between the date hereof and the Closing Date, except (i) as required under any Applicable Law or SAP, (ii) as otherwise expressly provided for by this Agreement or actions taken by the Ceding Company at the direction of the Reinsurer, (iii) for matters identified in Section 5.01 of the Ceding Company Disclosure Schedule or (iv) with the written consent of the Reinsurer (which consent may not be unreasonably withheld, delayed or conditioned), the Ceding Company shall in each case, solely with respect to the Business, (A) conduct the Business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain current significant business relationships and goodwill with the Policyholders and other customers, suppliers and service providers of and to the Business and others having material business dealings with the Business, and with the Governmental Authorities with jurisdiction over the Business, and (C) not do any of the following:

(a)sell, terminate, transfer or otherwise dispose of any Transferred Assets, other than (i) in the ordinary course of business due to impairments or potential impairments to the statutory carrying value of such Transferred Assets on the books of the Ceding Company or (ii) as a result of calls, maturities or defaults with respect to such Transferred Assets, subject in the case of each of (i) and (ii) to replacement in accordance with the Asset Selection Methodology;

(b)terminate or commute, nor materially modify, amend, extend or waive compliance with any provision of any Material Contract other than in the ordinary course of business;

(c)make any material change in the accounting, actuarial, reinsurance, reserving, underwriting, product pricing (except as contemplated by the Specified Actions planned to be submitted prior to Closing) or discretionary element management, policy retention, or guidelines, practices, standards, procedures, systems or principles of the Ceding Company with respect to the Business;

(d)make any material change in an administrative practice with respect to the Business or otherwise amend or revise, in any material respect, the LTC Administrative Manual(s) in effect as of the date hereof;

(e)enter into any consent order or settlement with respect to any Action or threatened Action by a Governmental Authority, in each case that would reasonably be expected to (i) materially adversely affect the conduct of the Business by the Reinsurer following the Closing Date or the aggregate economic benefits that, as of the date hereof, the Reinsurer reasonably expects to derive from the transactions contemplated hereby, (ii) expose the Reinsurer to any non-trivial unreimbursed Liability, loss or expense following the Closing Date or (ii) require a material change in administrative practices with respect to the Business;

(f)enter into any reinsurance agreement with respect to the Business;

(g)abandon, modify, waive or terminate any material Permit related to the Business;

(h)fail to pay or satisfy when due any material liability in respect of the Business (other than any such liability that is being contested in good faith);

(i)enter into a binding agreement to take any of the foregoing actions.

Section 5.02.    Pre-Closing Access to Information. Between the date of this Agreement and the Closing Date, subject to the rules applicable to visitors at the Ceding Company’s offices generally, the Ceding Company shall afford to the Reinsurer and its Representatives reasonable access within a reasonable time of request, upon reasonable advance notice and during normal business hours, to the Books and Records and to such Contracts, documents, information of or relating to the assets, liabilities, business operations and other aspects of the Business, the Reinsured Liabilities and to the employees and officers of the Ceding Company and its Affiliates as the Reinsurer may reasonably request, and, during such period, the Ceding Company shall, and shall cause its Affiliates to, furnish to the Reinsurer such information that relates to the Business or the Reinsured Liabilities as the Reinsurer may reasonably request; provided, however, that the Ceding Company shall not be obligated to provide such access or information if doing so would violate Applicable Law or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Ceding Company or any of its Affiliates to risk of liability for disclosure of sensitive or personal information; provided that the Ceding Company shall use commercially reasonable efforts to enable information to be furnished or made available to the Reinsurer or its Representatives without jeopardizing privilege or protection, including by entering into a customary joint defense agreement or common interest agreement with the Reinsurer or its Representatives to the extent such an agreement would preserve the applicable privilege or protection. The Reinsurer agrees that it will hold, and will cause its Affiliates and each of their respective Representatives to hold, any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and Section 5.04.

Section 5.03.    Post-Conversion Access to Information.

(a)The Ceding Company shall: (i) for a period of seven (7) years following the Conversion Date, allow the Reinsurer, upon reasonable prior notice and during normal business hours and subject to the rules applicable to visitors at the Ceding Company’s offices generally, through its Representatives, the right, at the Reinsurer’s expense, to examine and make copies, at the Reinsurer’s expense, of any Books and Records which were retained by the Ceding Company or its Affiliates; (ii) for a period of seven (7) years following the Conversion Date, allow the Reinsurer to interview the Ceding Company’s and its Affiliates’ Representatives for any reasonable business purpose relating to the Business, including in connection with the Reinsurer’s preparation or examination of regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Business (other than any litigation or dispute between the Ceding Company or its Affiliates, on the one hand, and the Reinsurer or its Affiliates, on the other hand), or the conduct of any regulatory authority, Policyholder, reinsurer or other dispute resolution or any other Third Party Claim (whether or not such Third Party Claim is the subject of an indemnification claim by a Reinsurer Indemnified Person or Ceding Company Indemnified Person), whether pending or threatened and (iii) maintain any Books and Records which were retained by the Ceding Company or its

Affiliates for the Reinsurer’s examination and copying for at least as long as required by the Reinsurer’s retention policies in effect as of the date hereof that were previously provided to the Ceding Company or longer if reasonably requested by the Reinsurer, or if the Ceding Company or its Affiliates are legally required to do so, after which the Ceding Company may destroy such records in its discretion, provided that the Ceding Company and its Affiliates shall have no obligation to maintain or retain any Books and Records to the extent that electronic or paper copies or originals of such Books and Records are delivered to the Reinsurer; provided, further, that the Ceding Company shall not be obligated to provide access or information if doing so would violate Applicable Law or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Ceding Company or any of its Affiliates to risk of liability for disclosure of sensitive or personal information. Access to Representatives and Books and Records pursuant to this Section 5.03(a) shall be at the Reinsurer’s expense and shall not unreasonably interfere with the Ceding Company’s or its Affiliates’ or any of their respective successor company’s business operations.

(b)Notwithstanding any other provision of this Agreement, a party hereto shall not be obligated to provide such access to any Books and Records or information if such party determines, in its reasonable judgment, that doing so would violate Applicable Law (except that copies thereof shall be furnished to the requesting party to the extent permitted under Applicable Law) or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege; provided that such party shall use commercially reasonable efforts to enable information to be furnished or made available to the other party or its Representatives without jeopardizing privilege or protection, including by entering into a customary joint defense agreement or common interest agreement with the other party or its Representatives to the extent such an agreement would preserve the applicable privilege or protection.

Section 5.04.    Confidentiality.

(a)The terms of the confidentiality agreement, dated September 4, 2015 (the “Confidentiality Agreement”), between CNO Financial Group, Inc. and Wilton Re Services Inc. are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.

(b)Notwithstanding the foregoing, nothing in the Confidentiality Agreement shall restrict, prohibit or delay the ability of either party to exercise its rights or perform its obligations under the Transaction Agreements. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(c)Each party may come into possession or knowledge of Confidential Information (as defined below) of the other in connection with the obligations to be performed by such party under this Agreement.

(d)“Confidential Information,” with respect to a party, means any and all information provided by, made available by or obtained on behalf of, such party or any of its Affiliates or Representatives on, before or after the date of the Confidentiality Agreement, whether in connection with this Agreement, the other Transaction Agreements or otherwise; provided that “Confidential Information” does not include information that (i) is generally available to the public other than as a result of a disclosure by the receiving party in violation of its confidentiality obligation, (ii) is independently developed by the receiving party, its Affiliates or any of its Representatives without use or access to the disclosing party’s Confidential Information or (iii) is rightfully obtained by the receiving party from a third party without, to the Knowledge of the receiving party, breach by such third party of a duty of confidentiality of any nature to the disclosing party; provided that the foregoing exceptions shall not supersede the obligations of the receiving party with respect to any Personal Data.

(e)The Ceding Company and the Reinsurer agree to hold each other’s Confidential Information in strictest confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such party, its Affiliates or by any of its Representatives, reinsurers or Third Party Administrators to third parties of any kind, except as is authorized by the other party in advance and in compliance with Applicable Law. If any Confidential Information needs to be disclosed as required by Applicable Law or court order, the disclosing party shall provide prompt notice to the other party prior to such disclosure so that such other party may (at its expense) seek a protective order or other appropriate remedy which is necessary to protect its interest.

(f)The Reinsurer may disclose the Ceding Company’s Confidential Information to the Reinsurer’s Third Party Administrators or its reinsurers with a reasonable need to know, subject to such Third Party Administrator or reinsurer first being obligated to confidentiality and limited use restrictions no less protective of the Ceding Company’s Confidential Information than the provisions in this Agreement. Further, the Ceding Company will negotiate in good faith to agree to confidentiality and limited-use terms and conditions as may reasonably be required by the Reinsurer’s Third Party Administrators whose confidential information may be disclosed to the Ceding Company in connection with administration of the Business post-Closing. Until such time as such confidentiality terms and conditions are agreed to in writing by the Ceding Company, the Reinsurer may be limited by its contractual obligations with its Third Party Administrators in sharing certain Confidential Information with the Ceding Company. The Reinsurer agrees that it shall be responsible for any breach of such confidentiality and limited-use terms and conditions by any such third party (including any Third Party Administrator and reinsurer).

(g)The Ceding Company (and its Third Party Administrators and reinsurers) may use the Reinsurer’s Confidential Information solely for the purposes contemplated by this Agreement and the other Transaction Agreements; provided that the Ceding Company shall establish and maintain safeguards against the unauthorized access, use, disclosure, destruction, loss, compromise or alteration of the Reinsurer’s Confidential Information which are no less rigorous than those maintained by the Reinsurer with respect to such Confidential Information (as provided by the Reinsurer to the Ceding Company prior to the date hereof), and in any event, not less than using a reasonable standard of care and as required by Applicable Law.

Section 5.05.    Maintenance and Transfer of Books and Records. Through the Conversion Date, the Ceding Company shall, and shall cause its Affiliates to, maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained for the twelve (12) month period prior to the execution of this Agreement. On and following the Conversion Date, the Ceding Company will cause originals or copies, as the parties may mutually agree, of certain Books and Records to be transferred to the Reinsurer in accordance with the requirements and guidelines set forth in Schedule XIII, subject to Section 5.03.

Section 5.06.    Consents, Approvals and Filings.

(a)Subject to the terms and conditions hereof, the Ceding Company and the Reinsurer shall each use commercially reasonable efforts, and shall cooperate fully with each other, (i) to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by the Transaction Agreements to occur at or prior to Closing and (ii) to obtain as promptly as practicable all necessary permits, orders, or other consents, approvals or authorizations of Governmental Authorities necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements to occur at or prior to Closing; provided that each party hereto shall bear their own respective costs associated with obtaining any such Governmental Approvals. In connection therewith, the Ceding Company and the Reinsurer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements to occur at or prior to Closing, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper, or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, shall defend or contest in good faith any Action by any third party (other than any Action brought by a Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, including by using commercially reasonable efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by any of the Transaction Agreements by any Governmental Authority, and shall consent to and comply with any condition imposed by any Governmental Authority on its grant of any such permit, order, consent, approval, or authorization, other than any Burdensome Condition. Each of the parties shall provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof. Notwithstanding anything in this Section 5.06(a) to the contrary, neither party shall be required to provide the other with any information that is legally privileged.

(b)Without limiting the generality of the foregoing, as promptly as practicable and in no event later than fifteen (15) Business Days after the date hereof, each of the Reinsurer and the Ceding Company shall file with all applicable Insurance Regulators all required requests for approval of the transactions contemplated by the Transaction Agreements to occur at or prior to Closing, which requests shall include all required exhibits. A reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, the furnishing party shall provide the other party with a copy thereof, and the other party shall have a reasonable opportunity to provide comments thereon, which comments shall be considered by the furnishing party in good faith. Each party shall give to the other party prompt written notice if it receives any notice or other communication from any Insurance Regulator or other Governmental Authority in connection with the transactions contemplated by the Transaction Agreements and, in the case of any such notice or communication that is in writing, shall promptly furnish the other party with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with any such approval, each party shall use commercially reasonable efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party. To the extent reasonably practicable, each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls, or other conferences may be held by it with any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements, and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call, or other conference. Notwithstanding anything in this Section 5.06(b) to the contrary, neither party shall be required to provide the other party with any information or materials that are legally privileged.

(c)Except as otherwise agreed by the parties, the Ceding Company and the Reinsurer shall cooperate and use commercially reasonable efforts to obtain all Third Party Consents that may be or may become reasonably necessary, proper or advisable to be made or obtained (as applicable) by the Ceding Company, the Reinsurer or their respective Affiliates to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Any cost or expense payable to a third party in connection with the procurement of any Third Party Consents (whether such costs and expenses are incurred prior to the Closing or after the Closing pursuant to this Section 5.06(c)) shall be shared equally by the Ceding Company, on the one hand, and the Reinsurer, on the other hand. If any Third Party Consent cannot be obtained prior to the Closing, then, to the extent permitted by Applicable Law and the terms of any relevant Contracts with third parties, as an additional service to be provided under the Transition Services Agreement for the applicable term thereof the Ceding Company shall and shall cause its applicable Affiliates to take or cause to be taken such actions in its name or otherwise as the Reinsurer may reasonably request so as to provide the Reinsurer with the benefits of the affected Contracts and the Ceding Company and the Reinsurer shall use commercially reasonable efforts to mutually cooperate to provide reasonable alternative arrangements to implement the purpose and intent of this Agreement and the other Transaction Agreements so that the Reinsurer and its Affiliates will have access to substantially similar rights and benefits contemplated by the Contract requiring a Third Party Consent from and after the Closing.

(d)Notwithstanding anything in this Agreement to the contrary, and subject to the Resolution Process, neither the Ceding Company nor the Reinsurer or their respective Affiliates shall be obligated to take or refrain from taking or to agree to it, their respective Affiliates, taking or refraining from taking, any action, or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, in each case, imposed by a Governmental Authority in connection with any permit, order, consent, approval or authorization relating to the consummation of the transactions contemplated by the Transaction Agreements, in the case of the Ceding Company would (i) restrict the ability of the Ceding Company or any of its Affiliates to conduct their respective businesses after the Closing Date or (ii) materially and adversely affect the aggregate economic benefits that, as of the date hereof, the Ceding Company reasonably expects to derive from the transactions contemplated hereby, or, in the case of the Reinsurer would (A) impose any new restriction, condition, requirement or limitation on CPP Investment Board or any of its Affiliates (other than the Reinsurer); (B) materially and adversely affect the aggregate economic benefits that, as of the date hereof, the Reinsurer reasonably expects to derive from the transactions contemplated hereby or (C) materially impair the Reinsurer’s ability to operate the Business after the Closing Date (each, a “Burdensome Condition”). Prior to any party being entitled to invoke an actual or potential Burdensome Condition, such party shall follow the Resolution Process and shall take, or cause its Affiliates to take, as applicable, all reasonable steps to avoid the effect or condition giving rise to the actual or potential existence of a Burdensome Condition that is the subject of such Resolution Process or sufficiently mitigate the negative impact thereof if such reasonable steps can be identified by such Resolution Process. For the avoidance of doubt, any reasonable steps identified through the Resolution Process for the mitigation of any potential Burdensome Conditions shall not themselves constitute a Burdensome Condition hereunder, and shall be taken into account in determining whether any action, restriction, condition, limitation or requirement constitutes a Burdensome Condition hereunder.

Section 5.07.    Investment Assets Management. From the date hereof through the Closing Date, the Ceding Company shall cause the Investment Assets to be managed in all material respects in accordance with the investment guidelines attached as Schedule X hereto (the “Investment Guidelines”) and shall not sell, transfer, dispose or reinvest the proceeds of the sale, redemption or maturity of any Investment Assets other than in accordance with the Investment Guidelines or as otherwise permitted pursuant to Section 5.01(a). From the date hereof through the Closing Date, the Ceding Company shall notify the Reinsurer in advance of any proposed changes in the Investment Guidelines and shall provide the Reinsurer an opportunity to meet and consult with the Ceding Company on any such proposed changes so that the Reinsurer and the Ceding Company may cooperate in the making of any proposed changes in the Investment Guidelines and in the implementation of any such changes.

Section 5.08.    Transfer of Investment Assets. At Closing, when, in accordance with Section 2.04, the Ceding Company deposits cash or Investment Assets into the Trust Account, the Ceding Company shall transfer legal title to any Investment Assets to the Trustee.  The Ceding Company agrees to execute and record all additional instruments, conveyances, bills of sale, deeds and other documents necessary to convey legal title to such Investment Assets to the Trustee.

Section 5.09.    Further Assurances.

(a)Subject to the terms and conditions herein provided, including Section 5.06, each of the parties hereto shall, and shall cause its Affiliates to, execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and by the other Transaction Agreements. Each such party shall, at or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by the other Transaction Agreements, including the execution and delivery of any documents, certificates, instruments or other papers and the taking of any other actions that are reasonably necessary for the consummation of the transactions contemplated hereby and by the other Transaction Agreements.

(b)At or prior to the Closing, and subject to the conditions in Article VI, the Reinsurer and the Ceding Company shall, and the Ceding Company shall cause its relevant Affiliates to, enter into each of the Transaction Agreements (other than this Agreement).

Section 5.10.    Interim Reporting. From the date hereof through the Closing Date, within forty-five (45) days following the end of each fiscal quarter, the Ceding Company shall make available to the Reinsurer (i) the unaudited statutory financial statements of the Ceding Company (the “Quarterly Statutory Statements”) and (ii) unaudited quarterly summaries with respect to the Reinsured Policies in the format as set forth on Schedule XI, as of the end of, and for, each fiscal quarter (“Quarterly Summaries”). The Quarterly Statutory Statements and the Quarterly Summaries, as applicable, will be prepared in a manner consistent with the Ceding Company’s current practices.

Section 5.11.    Privacy and Data Security Compliance; Use of Information. Notwithstanding any other provision of this Agreement or any Transaction Agreement to the contrary, none of the Ceding Company, the Reinsurer or any of its Affiliates shall be required to take any action that would violate or conflict with, and each such Person shall comply with, all Privacy and Data Security Laws. Notwithstanding any other provision of this Agreement, the Ceding Company shall use its respective commercially reasonable efforts to ensure that all Personal Data about insureds under Reinsured Policies or other individuals are used, shared, accessed, stored, transmitted, disclosed, or otherwise processed in a manner (including the scope of information) that complies with, and facilitates its compliance with, Privacy and Data Security Laws. For the avoidance of doubt, any Personal Data relating to insureds under Reinsured Policies or other individuals that are accessed by or disclosed to the Reinsurer or any of its Affiliates pursuant to this Agreement shall be subject to the Reinsurer’s confidentiality obligations under Section 5.04, the Transition Services Agreement and the Administrative Services Agreement.

Section 5.12.    Non-Solicitation of Employees.

(a)For a period of thirty-six (36) months following the date hereof, without the prior written consent of the Ceding Company, neither the Reinsurer nor any of its Affiliates or Representatives shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person who is employed by or engaged in the business of the Ceding Company or any of its Affiliates in a senior management position (being a Director or more senior); provided, that nothing in this Section 5.12(a) shall prohibit the Reinsurer or any of its Affiliates or Representatives from engaging in general solicitations not directed at such Persons and employing any such Person who responds to such general solicitations, or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by the Ceding Company or any of its Affiliates has been terminated by the Ceding Company or its applicable Affiliate or who has otherwise ceased to be employed or engaged by the Ceding Company or any of its Affiliates for a period of at least six (6) months prior to the first contact by the Reinsurer or any of its Affiliates or Representatives with such Person.

(b)For a period of thirty-six (36) months following the date hereof, without the prior written consent of the Reinsurer, neither the Ceding Company nor any of its Affiliates or Representatives shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person who is employed by or engaged in the business of the Reinsurer or any of its Affiliates in a senior management position (being a Vice President or more senior); provided, that nothing in this Section 5.12(b) shall prohibit the Ceding Company or any of its Affiliates or Representatives from engaging in general solicitations not directed at such Persons and employing any such Person who responds to such general solicitations, or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by the Reinsurer or any of its Affiliates has been terminated by the Reinsurer or its applicable Affiliate or who has otherwise ceased to be employed or engaged by the Reinsurer or any of its Affiliates for a period of at least six (6) months prior to the first contact by the Ceding Company or any of its Affiliates or Representatives with such Person.

Section 5.13.    Certain Notices. Until the Closing Date, the Ceding Company shall notify the Reinsurer promptly of any event, condition or circumstance which, if existing or known on the date hereof, would have been required to be set forth in any schedule or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of the Ceding Company contained herein untrue in any material respect; and until the Closing Date, the Reinsurer shall notify the Ceding Company promptly of any event, condition or circumstance which, if existing or known on the date hereof, would have been required to be set forth in any schedule or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of the Reinsurer contained herein untrue in any material respect; provided, no party shall be required to notify the other party under this Section 5.13 of any event, condition or circumstance for which the individuals listed on Section 1.01(a) of the Ceding Company Disclosure Schedule or the Reinsurer Disclosure Schedule, as the case may be, do not have actual knowledge. A breach of this Section 5.13 shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article VI or give rise to a right of termination under this Agreement if the matter with respect to which notice was required to be provided under this Section 5.13 would not result in the failure of the conditions set forth in Article VI to be fulfilled or the right to terminate this Agreement, as the case may be.

Section 5.14.    Publicity; Notices. Until the Closing Date, the parties shall coordinate with each other as soon as practicable in advance (and no less than three (3) days in advance of the anticipated dissemination date) as to the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public, Policyholders or customers of the Ceding Company or its Affiliates regarding the transactions contemplated by this Agreement and the other Transaction Agreements. Neither party shall disseminate any such communication without adequate advance notice and the prior review and approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed, except that nothing contained in this Agreement shall prevent the parties from making any and all public disclosures legally required to comply with any applicable securities laws or the applicable rules of any stock exchange or regulations or requests of Governmental Authorities; provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.

Section 5.15.    Transition Matters. Promptly after the date hereof, and subject to Applicable Law, the Ceding Company and the Reinsurer shall appoint a transition team to:

(a)cooperate in good faith to develop a plan for separating the Business from the other businesses of the Ceding Company so as to minimize the adverse impact of such separation on each party’s businesses; and

(b)review, revise and update, where appropriate, the schedules to the Transaction Agreements between the date hereof and the Closing, with any such mutually agreed-upon revised and updated schedules to replace the corresponding schedules attached to the form of Transaction Agreements.

Section 5.16.    Business Continuity Matters. Except to the extent required in connection with Applicable Law, the Ceding Company shall not, and shall cause its Affiliates not to, (a) cause or encourage any Person who is then-currently a Producer to communicate with holders of the Reinsured Policies regarding decisions with respect to the Reinsured Policies and utilization of benefits under the Reinsured Policies in a manner (including as to the content of such communications) that is materially inconsistent with how such Producer has historically communicated with holders of the Reinsured Policies regarding such matters prior to the date hereof and (b) change its practices, policies and procedures, including with respect to training of Producers, so as to cause or encourage any Person who is then-currently a Producer to communicate with holders of the Reinsured Policies regarding decisions with respect to the Reinsured Policies and utilization of benefits under the Reinsured Policies in a manner (including as to the content of such communications) that is materially inconsistent with how such Producer has historically communicated with holders of the Reinsured Policies regarding such matters prior to the date hereof. In complying with its obligations under this Section 5.16, the Ceding Company shall, and shall cause its Affiliates to, apply levels of diligence and care that the Ceding Company and its Affiliates apply in following such practices, policies and procedures with respect to business retained unreinsured. Upon the Reinsurer’s reasonable request, the Ceding Company shall, and shall cause its Affiliates to, provide to the Reinsurer reasonable access such that the Reinsurer may from time to time review such practices, policies and procedures, and any such rights, and the efficacy thereof.

Section 5.17.    Advisory Matters. On and after the Closing Date, the Reinsurer shall provide access to portfolio information on the basis set forth in Schedule XII hereto.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.01.    Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)Governmental Consents and Approvals. All Governmental Approvals set forth on Section 3.04 of the Ceding Company Disclosure Schedule or Section 4.04 of the Reinsurer Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the party asserting the failure of this condition or its Affiliates.

(b)No Injunction or Illegality. There shall be no law or Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 6.02.    Conditions to Obligations of the Reinsurer. The obligations of the Reinsurer under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Reinsurer to the extent permitted by Applicable Law:

(a)Representations and Warranties. (i) Each of the Ceding Company Fundamental Representations that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other Ceding Company Fundamental Representations that are not so qualified shall be true and correct in all material respects and (ii) each of the representations and warranties of the Ceding Company contained in Article III of this Agreement (other than those referenced in subclause (i) above) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect or other materiality qualifiers or references therein), in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which representations and warranties shall be true and correct as of such date or period), except in the case of subclause (ii) above where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Covenants. The Ceding Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Ceding Company on or prior to the Closing Date.

(c)No Material Adverse Effect. Since the date hereof, no event, occurrence or condition of any character shall have occurred and be continuing that has had, or which would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(d)Officer Certificate. The Reinsurer shall have received the certificate contemplated by Section 2.03(d).

(e)Transaction Agreements. Each of the Ceding Company, CNO Services and the Trustee shall have executed and delivered each Transaction Agreement to which it is a party.

Section 6.03.    Conditions to Obligations of the Ceding Company. The obligations of the Ceding Company under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Ceding Company to the extent permitted by Applicable Law:

(a)Representations and Warranties. (i) Each of the Reinsurer Fundamental Representations that are qualified by materiality or Reinsurer Material Adverse Effect shall be true and correct in all respects and each of the other Reinsurer Fundamental Representations that are not so qualified shall be true and correct in all material respects and (ii) each of the representations and warranties of the Reinsurer contained in Article IV of this Agreement (other than those referenced in subclause (i) above) shall be true and correct in all respects (without regard to materiality or Reinsurer Material Adverse Effect or other materiality qualifiers or references therein), in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which representations and warranties shall be true and correct as of such date or period), except in the case of subclause (ii) above where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Reinsurer Material Adverse Effect.

(b)Covenants. The Reinsurer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Reinsurer on or prior to the Closing Date.

(c)No Reinsurer Material Adverse Effect. Since the date hereof, no event, occurrence or condition of any character shall have occurred and be continuing that has had, or which would, individually or in the aggregate, reasonably be expected to have, a Reinsurer Material Adverse Effect.

(d)No Ceding Company Downgrade. Since the date hereof, none of S&P Global Ratings or Moody’s Investors Service, Inc. shall have downgraded, or indicated that upon Closing it will downgrade, the insurer financial strength rating assigned to the Ceding Company below its rating as of the date hereof.

(e)No FMV Triggering Events. Since the date hereof, there shall not have occurred and be continuing any event that, assuming the Coinsurance Agreement were in force, would constitute an FMV Triggering Event (without regard to any applicable cure period provided for in the Coinsurance Agreement).

(f)Closing Certificate. The Ceding Company shall have received the certificate contemplated by Section 2.03(b).

(g)Transaction Agreements. Each of the Reinsurer and the Trustee shall have executed and delivered each Transaction Agreement to which it is a party.

ARTICLE VII.

TERMINATION PRIOR TO CLOSING

Section 7.01.    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)by the Ceding Company or the Reinsurer in writing, if there shall be any order, injunction or decree of any Governmental Authority that prohibits the parties from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable; provided that prior to termination under this Section 7.01(a), the party seeking to terminate this Agreement shall have used commercially reasonable efforts to have such order, injunction or decree vacated;

(b)by either the Ceding Company or the Reinsurer in writing, if the Closing has not occurred on or before the last day of the month in which the six-month anniversary of the date hereof occurs (as it may be extended as contemplated below or by Section 9.14, the “Outside Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if the Closing hereunder has not occurred due solely to the failure of a party to receive a required consent or approval from a Governmental Authority, the parties agree to extend the Outside Date to the last day of the month that is three months after the month in which the Outside Date occurs and to continue to use their respective commercially reasonable efforts to obtain such consent or approval;

(c)at any time on or prior to the Closing Date, by mutual written consent of the Ceding Company and the Reinsurer; or

(d)by the Ceding Company in writing, if, at any time following the date hereof, S&P Global Ratings or Moody’s Investors Service, Inc. has downgraded, or indicated that upon Closing it will downgrade, the insurer financial strength rating assigned to the Ceding Company below its rating as of the date hereof.

Section 7.02.    Termination Procedure. In the event of termination by the Reinsurer or the Ceding Company pursuant to Section 7.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)Upon request, each party shall return all documents and other material received from the other party and the other party’s Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the other party on the terms and subject to the limitations set forth in the Confidentiality Agreement; and

(ii)all information received by a party in the course of evaluating the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement and Section 5.04.

Section 7.03.    Survival. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall thereafter become null and void as to all parties, and no party hereto shall have any liability to any other party hereto or their respective Affiliates or their respective Representatives, except as set forth in Section 5.04, this Article VII and Article IX, which shall survive the termination hereof pursuant to this Article VII; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for (a) any willful and material breach of this Agreement prior to such termination or (b) for fraud in the event that such party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed a fraud, with specific intent to deceive and mislead any other party, regarding such party’s representations, warranties, covenants or other agreements set forth in this Agreement; provided further that any claim for fraud may only be brought against the party that committed such fraud. For purposes hereof, “willful and material breach” means a material breach by a party of the applicable provision of this Agreement as a result of an action or failure to act by such Person that it knew would or would reasonably be expected to result in a breach of this Agreement.

Section 7.04.    Termination Fee. In the event that (a) this Agreement is terminated by the Ceding Company (i) pursuant to Section 7.01(b) in the event the Closing has not occurred solely due to a failure of the condition set forth in Section 6.03(d) to be satisfied or (ii) Section 7.01(d) and (b) the downgrade or indication of a downgrade upon Closing by the applicable rating agency is primarily not the result of the identity of or facts related to the Reinsurer or its Affiliates or any action taken by the Reinsurer or its Affiliates, or taken by the Ceding Company or its Affiliates at the request of the Reinsurer, the Ceding Company shall pay to the Reinsurer or its designee the Termination Fee by wire transfer of same-day funds within ten (10) Business Days after such termination. Each party acknowledges that the agreements contained in this Section 7.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Ceding Company fails to timely pay any amount due pursuant to this Section 7.04, and, in order to obtain the payment, the Reinsurer commences an Action which results in a judgment against the Ceding Company for the payment set forth in this Section 7.04, the Ceding Company shall pay the Reinsurer for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received by the Reinsurer.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01.    Survival.

(a)The representations and warranties of the Ceding Company (including the Ceding Company Key Representations) and the Reinsurer contained in this Agreement shall survive the Closing solely for purposes of this Article VIII and shall terminate and expire on the date that is twenty-four (24) months following the Closing Date; provided that the Ceding Company Fundamental Representations and the Reinsurer Fundamental Representations shall survive indefinitely or the latest date permitted by Applicable Law, the Ceding Company Specified Representations shall survive the Closing solely for purposes of this Article VIII and shall terminate and expire on the date that is twelve (12) months following the Conversion Date and the representations and warranties of the Ceding Company set forth in Section 3.22 shall terminate and expire on the date that is sixty (60) days after the expiration of the applicable statute of limitations. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid, and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b)To the extent that it is to be performed after the Closing, each covenant in this Agreement shall, for purposes of this Article VIII, survive and remain in effect in accordance with its terms plus a period of twelve (24) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed at or prior to the Closing shall survive the Closing for a period of twenty-four (24) months, after which no claim for indemnification with respect thereto may be brought hereunder. Notwithstanding the foregoing sentence, any breach of any covenant in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.02.    Indemnification.

(a)The Ceding Company shall indemnify and hold harmless the Reinsurer and its Affiliates (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Reinsurer Indemnified Person resulting from or arising out of:

(i)any breach of (A) any representation or warranty of the Ceding Company made in Article III of this Agreement (other than any Ceding Company Fundamental Representation, Ceding Company Key Representation or Ceding Company Specified

Representation), (B) any Ceding Company Key Representation or (C) any Ceding Company Specified Representation;

(ii)any breach of any Ceding Company Fundamental Representation; and

(iii)any breach or non-fulfillment of any agreement or covenant of the Ceding Company under this Agreement.

(b)The Reinsurer shall indemnify and hold harmless the Ceding Company and its Affiliates (collectively, the “Ceding Company Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Ceding Company Indemnified Person resulting from or arising out of:

(i)any breach of (A) any representation or warranty of the Reinsurer made in Article IV of this Agreement (other than any Reinsurer Fundamental Representation or Reinsurer Key Representation) or (B) any Reinsurer Key Representation;

(ii)any breach of any Reinsurer Fundamental Representation; or

(iii)any breach or non-fulfillment of any agreement or covenant of the Reinsurer under this Agreement.

(c)For purposes of determining whether any breach of any representation or warranty made in this Agreement has occurred, and for purposes of determining the amount of an Indemnifiable Loss under this Article VIII resulting from any such breach, each representation and warranty contained in this Agreement (other than Section 3.05(a), Section 3.19 and Section 3.21) shall be read without regard to any materiality, Material Adverse Effect or Reinsurer Material Adverse Effect qualifier contained therein.

Section 8.03.    Certain Limitations.

(a)No party shall be obligated to indemnify and hold harmless its respective Indemnitees under ýSection 8.02(a)(i) (in the case of the Ceding Company) or ýSection 8.02(b)(i) (in the case of the Reinsurer), (i) with respect to any claim or series of related claims arising from the same or similar facts, unless such claim or series of claims involves Indemnifiable Losses in excess of $25,000 (the “Threshold Amount”) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under Section 8.02(a)(i) or ýSection 8.02(b)(i), as the case may be, relating to claims or series of related claims that exceed the Threshold Amount exceeds $3,000,000 for all Indemnifiable Losses (the “Deductible Amount”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 8.02(a)(i) or ýSection 8.02(b)(i), as the case may be, that are in excess of the Deductible Amount, subject to the limitations set forth in this Article VIII.

(b)The maximum aggregate liability of the Ceding Company to its respective Indemnitees for any and all Indemnifiable Losses (i) under ýSection 8.02(a)(i)(A) shall be $50,000,000; and (ii) under Section 8.02(a)(i)(A), Section 8.02(a)(i)(B) and Section 8.02(a)(i)(C), in the aggregate, without derogating from the cap contained in subclause (i), shall be $300,000,000. The maximum aggregate liability of the Reinsurer to its respective Indemnitees for any and all Indemnifiable Losses (i) under ýSection 8.02(b)(i)(A) shall be $50,000,000; and (ii) under Section 8.02(b)(i)(A) and Section 8.02(b)(i)(B), in the aggregate, without derogating from the cap contained in subclause (i), shall be $300,000,000. For the avoidance of doubt, in no event shall (x) the liability of the Ceding Company under Section 8.02(a)(i) exceed $300,000,000 or (y) the liability of the Reinsurer under Section 8.02(b)(i) exceed $300,000,000.

(c)Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder to the extent such mitigation is required by Applicable Law; provided that the cost and expense of such mitigation shall constitute Indemnifiable Losses hereunder.

(d)For purposes of determining any Indemnifiable Losses or other recovery for a breach of the representations and warranties contained in either Section 3.06 or Section 3.16(a)(iv), the amount of Indemnifiable Losses resulting from data inaccuracies shall be determined on a net basis in the aggregate, taking into account both the damages and the benefits to the respective Indemnitee from such data inaccuracies. Notwithstanding the foregoing, for forty-five (45) days after the Ceding Company’s receipt of notice of a claim of breach of the representations and warranties contained in either Section 3.06 or Section 3.16(a)(iv), the Ceding Company shall have the right to assert, with appropriate support, countervailing errors unrelated to the data errors underlying the Reinsurer’s claim.

(e)In the event of a conflict between the terms of this Article VIII and the terms of any other Transaction Agreement the terms of this Article VIII shall govern. For the avoidance of doubt, limitations on recovery amounts or the period during which recovery is available, in each case as set forth in this Agreement, shall not be applied to any breach or non-fulfillment of any other agreement or covenant of the Ceding Company under any other Transaction Agreement, unless the same action, event, circumstance or occurrence would constitute a breach by the Ceding Company and its Affiliates of both this Agreement (other than Section 5.09 or Section 5.11 hereof and other than in respect of any Excluded Liability) and the applicable Transaction Agreement. To the extent that an Indemnitee has received payment in respect of an Indemnifiable Loss pursuant to the provisions of any other Transaction Agreement, such Indemnitee shall not be entitled to such Indemnifiable Loss under this Agreement.

(f)A breach of Section 5.13 shall result in Indemnifiable Losses or other liability under this Agreement only if, and to the extent that, the underlying event, condition or circumstance required to be notified thereunder would independently result in such liability under Section 8.02(a)(i) or (ii), on the one hand, or Section 8.02(b)(i) or (ii), on the other hand, for a breach of a representation or warranty, subject to the limitations on indemnification relating to such representation or warranty in Section 8.03 and the other limitations contained in this Agreement.

Section 8.04.    Definitions. As used in this Agreement:

(a)“Indemnitee” means any Person entitled to indemnification under this Agreement;

(b)“Indemnitor” means any Person required to provide indemnification under this Agreement;

(c)“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses) other than amounts constituting consequential, indirect, special or punitive damages, including loss of future revenue, income or profits, or any diminution of value or multiple of earnings damages relating to the breach or alleged breach of this Agreement (except as provided below or to the extent awarded and paid to a third party in connection with a Third Party Claim); provided, that Indemnifiable Losses may include damages for (or calculated on the basis of) lost profits or diminution of value to the extent that (i) such lost profits or diminution of value are within the reasonable contemplation of the parties (it being understood that nothing in this definition is intended to limit Section 9.11), (ii) are the direct and reasonably foreseeable consequence of the breach or alleged breach giving rise to the claim on which such Indemnifiable Losses are based and (iii) can be proven with reasonable certainty; and provided further, that lost profits or diminution of value with respect to the reduction or elimination of any profits reasonably expected by the Reinsurer shall be determined (A) by utilizing the principles, practices and methodologies applied in the preparation of Scenario F (105% incidence rates) set forth in the Third Party Actuarial Projections and Analyses (the “Actuarial Scenario”) and taking into account the Ceding Commission; giving due regard to the timing of the related claims relative to the overall projection horizon extant to the assumptions and methodologies in the Actuarial Scenario and (B) discounted using the Post-Closing Adjustment Interest Rate as the discounting rate. Any such damages, losses, liabilities, obligations, costs and expenses shall be net of any (x) amounts recovered by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or one of its Affiliates as reduced by the amount of any costs reasonably incurred by the Indemnitee in seeking such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement less any costs incurred in recovering such amount and (y) amounts reserved for on the Final Statement of Net Settlement; provided that such reimbursement shall only be required to the extent the Indemnitee would otherwise retain an amount greater than the full amount of the Indemnifiable Losses incurred by the Indemnitee as a result of the underlying claim.

(d)“Indemnity Payment” means any amount of Indemnifiable Loss required to be paid pursuant to this Agreement; and

(e)“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement and is not an Affiliate of any party to this Agreement.

Section 8.05.    Procedures for Third Party Claims.

(a)If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware of such Third Party Claim) thereof and such notice shall include a reasonable description of the claim based on facts known at the time and any documents relating to the claim and an estimate of the Indemnifiable Losses and shall reference the specific sections of this Agreement that form the basis of such claim to the extent reasonably ascertainable; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within two (2) Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof subsequent to the Indemnitor notifying the Indemnitee in writing of its election to assume such defense. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above) or (ii) if the Third Party Claim involves conflicts of interest for the Indemnitee and the Indemnitor (in the reasonable opinion of counsel to the Indemnitee) that would make representation by the same counsel inappropriate, in which event the Indemnitor shall be responsible for one firm to act as counsel for the Indemnitee. If the Indemnitor chooses to defend any Third Party Claim, the other party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that such other party shall not be obligated to provide such records, information or access to the Indemnitor if doing so would violate Applicable Law or jeopardize the protection of an attorney-client privilege. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (A) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (D) does not impose any financial cost on the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that has been accepted by all Persons bringing such Third Party Claim and otherwise satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer.

Section 8.06.    Direct Claims. In the event any Indemnitee intends to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnitor, the Indemnitee shall deliver written notice of such claim to the Indemnitor as promptly as practicable after forming such intention. Such notice shall specify in reasonable detail under the circumstances the facts giving rise to the claim and, to the extent practicable, an estimate of the amount of the potential Indemnifiable Loss. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

Section 8.07.    Sole Remedy. The parties hereto acknowledge and agree that, except (a) as set forth in Section 9.14, (b) as expressly contemplated by Section 2.05 or Section 7.04, (c) for any remedy expressly contemplated by any other Transaction Agreement with respect to a claim made under such Transaction Agreement (but subject to Section 8.03(e) above) and (d) under the circumstances described in Section 7.03, if the Closing occurs, their sole and exclusive remedy following the Closing under this Agreement shall be pursuant to the provisions set forth in this Article VIII; provided, that neither the Reinsurer nor the Ceding Company may obtain duplicative indemnification or other recovery for Indemnifiable Losses and recoveries under one or more provisions of this Agreement or any of the other Transaction Agreements.

Section 8.08.    Certain Other Matters.

(a)Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(b)The right to indemnification, payment of Indemnifiable Losses, or other remedy based on representations, warranties, covenants, and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

(c)The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.01.    Publicity. Except as may otherwise be required by Applicable Law, regulation or obligation pursuant to any listing agreement with any national securities exchange, no press release or public announcement, including any presentation to a rating agency or the investment community, concerning this Agreement or the transactions contemplated hereby shall be made by the Ceding Company, on the one hand, or the Reinsurer, on the other hand, prior to the Closing Date without advance approval thereof by the other party, such approval not to be unreasonably withheld, conditioned or delayed. The parties hereto shall cooperate with each other in making any press release or public announcement concerning the Business on or prior to the Closing Date.

Section 9.02.    Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein or in any Transaction Agreement, the Reinsurer and its Affiliates, on the one hand, and the Ceding Company and its Affiliates, on the other hand, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby or thereby, including all fees and expenses of their respective Representatives.

Section 9.03.    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.03):

(a)	If to the Reinsurer:

Wilton Reassurance Company
20 Glover Avenue, 4th Floor Norwalk, CT 06850
Attention: Chief Executive Officer
Facsimile: 203 762 4411
Email address: mfleitz@wiltonre.com

With concurrent copies (which shall not constitute notice) to:

Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, CT 06850
Attention: General Counsel
Facsimile: 203 762 4431
Email address: msarlitto@wiltonre.com

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Marilyn A. Lion
Facsimile: 212 521 7108
Email address: malion@debevoise.com

(b)	If to the Ceding Company:

Bankers Life and Casualty Company
111 E. Wacker Drive, Suite 2100
Chicago, IL 60601
Attention: General Counsel
Facsimile: 317 817 2826
Email address: matt.zimpfer@cnoinc.com

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: John M. Schwolsky
Donald B. Henderson, Jr.
Facsimile: 212 728 9232
Email address: jschwolsky@willkie.com
dhenderson@willkie.com

Any party may, by notice given in accordance with this Section 9.03 to the other parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.
Section 9.04.    Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement (subject to Section 5.04(a)) constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral between or on behalf of the Ceding Company and its Affiliates, on the one hand, and the Reinsurer and its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 9.05.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is interpreted by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 9.06.    Assignment. This Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of each of the parties hereto. Any attempted assignment in violation of this Section 9.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 9.07.    Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.08.    Disclosure Schedules. Matters reflected in any section or subsection of the Ceding Company Disclosure Schedule or Reinsurer Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section or subsection of the Ceding Company Disclosure Schedule or Reinsurer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement, the Ceding Company Disclosure Schedule or Reinsurer Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Applicable Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 9.09.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. The Reinsurer hereby designates the individual listed in Section 9.03(a) to whom notice may be given on behalf of the Reinsurer as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. The Ceding Company hereby designates the individual listed in Section 9.03(b) to whom notice may be given on behalf of the Ceding Company as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsurer. In the event either party decides to change its designation of agent, it shall provide written notice to the other party. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

(c)The parties acknowledge that actions, suits and proceedings arising under this Agreement and actions, suits and proceedings arising under the other Transaction Agreements may overlap and contain common issues of fact or law. Notwithstanding the provisions of Section 9.09(b), in the event that any such overlapping action, suit or proceeding under this Agreement relates primarily to matters arising under one or more of the other Transaction Agreements, the parties submit to the jurisdiction of the court or arbitration panel permitted or required by the terms of such other Transaction Agreement under which such related action, suit or proceeding arises, so long as such court has subject matter jurisdiction over or such arbitration panel has the power to hear such action, suit or proceeding.

(d)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10.    Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated and (n) any term of this Agreement providing that the Ceding Company or any of its Affiliates has “made available” any document or information to the Reinsurer means that such document or information was uploaded in full to the Data Room or otherwise provided in writing at least five (5) Business Days prior to the date hereof.

Section 9.11.    Certain Limitations.

(a)Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Ceding Company Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, the Reinsurer acknowledges and agrees that neither the Ceding Company nor any of its Affiliates, nor any Representative of any of them, makes or has made, and the Reinsurer has not relied on, any inducement, promise, representation or warranty, whether oral or written, express or implied, other than as expressly set forth in Article III. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to the Reinsurer with respect to any information, documents or material made available to the Reinsurer, its Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Business. With respect to any such estimation, valuation, appraisal, projection or forecast (including the Third Party Actuarial Projections and Analyses or any confidential information memoranda prepared by or on behalf of the Ceding Company in connection with the transactions contemplated by this Agreement) delivered by or on behalf of the Ceding Company, the Reinsurer acknowledges that: (A) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts; (B) it is familiar with such uncertainties; (C) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection or forecast delivered by or on behalf of the Ceding Company to the Reinsurer (other than as expressly set forth in Section 3.16); (D) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of the Ceding Company or any of its Affiliates (other than as expressly set forth in Section 3.16) and (E) it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast (other than as expressly set forth in Section 3.16); provided that the parties acknowledge and agree that Indemnifiable Losses with respect to a claim may be determined by reference to the Actuarial Scenario.

(b)Notwithstanding anything to the contrary contained herein, the Ceding Company makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Business, whether or not conducted in a manner similar to the manner in which the Business was conducted prior to the Closing.

(c)Notwithstanding anything to the contrary contained herein, the Ceding Company does not guarantee the projected results included in the Third Party Actuarial Projections and Analyses, or make any representation or warranty (i) with respect to any estimates, projections, predications, forecasts, assumptions, methodologies and judgments in the Third Party Actuarial Projections and Analyses or the assumptions on the basis of which such estimates, projections, predications, forecasts, assumptions, methodologies and judgments was prepared (including, without limitation, as to future mortality, morbidity, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Business or its associated liabilities or assets) or (ii) to the effect that the projected profits or losses set forth the Third Party Actuarial Projections and Analyses will be realized.

(d)Notwithstanding anything to the contrary contained herein, neither the Ceding Company nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement or the other Transaction Agreements is intended or shall be construed to be a representation or warranty (express or implied) of the Ceding Company or any of its Affiliates with respect to (i) the adequacy or sufficiency of any of the reserves with respect to the Business or (ii) the effect of the adequacy or sufficiency of such reserves on any “line item” or asset, liability or equity amount.

Section 9.12.    No Third Party Beneficiaries. Other than the rights granted to the Ceding Company Indemnified Persons and the Reinsurer Indemnified Persons under Article VIII, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 9.13.    Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 9.14.    Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law. If, prior to the Outside Date, any party hereto brings any Action in accordance with this Section 9.14 to enforce specifically the performance of the terms and provisions hereof by the other party, the Outside Date shall be automatically extended (a) for the period during which such action is pending, plus ten (10) Business Days or (b) by such other time period established by the court presiding over such action, as the case may be.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANKERS LIFE AND CASUALTY COMPANY

By:	/s/ Erik M. Helding
Name:	Erik M. Helding
Title:	Executive Vice President and Chief Financial Officer

WILTON REASSURANCE COMPANY

By:	/s/ Michael Fleitz
Name:	Michael Fleitz
Title:	Chief Executive Officer

[Signature Page to Master Transaction Agreement]

SCHEDULE I
Asset Selection Methodology
Replacements of Investment Assets included in the Initial Portfolio as may be sold, terminated, transferred or otherwise disposed by the Ceding Company pursuant to Section 5.01(a) or as may be called, mature or default shall:

•
Be proposed by the Ceding Company no later than fifteen days prior to the Closing Date such that, as respects each of the key portfolio parameters noted below, the aggregate, weighted average characteristics of the Initial Portfolio, when adjusted to reflect the aggregate effects of the dispositions, calls, maturities or defaults and proposed replacements, shall be consistent with the following:

		Parameter	Notes
1	Book Value	$3,216mm	No reduction in aggregate book value
2	Book Yield (stated)	6.12%	No reduction in weighted average book yield
3	Credit Quality	22.30 weighted average credit rating based on statutory book value and methodology set forth in the investment guidelines and assuming ratings map as follows: AAA 29 AA+ 28 AA 27 AA- 26… Etc.	No reduction in weighted average rating
4	Duration	10.3 [Note: calculated as weighted average based on market values]	Variance tolerance of +/-0.3 years
5	Compliance with Investment Guidelines (Aggregate)	Full Compliance Required
Compliance with Investment Guidelines (Specific Components)

•	The replacement securities proposed by the Ceding Company shall not include (i) commercial mortgage loans or other certificated assets, (ii) additional securities of non-

US issuers, (iii) below investment grade securities and (iv) additional securities that are listed on any sanctions-related list maintained by any Governmental Authority.

•	Wilton Re’s consent to the replacement securities so proposed by the Ceding Company shall not be unreasonably conditioned, withheld or delayed.

SCHEDULE II
Fair Market Value Methods
Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.
Wilton Re will value any asset in Wilton Re’s portfolio supporting the CNO LTC in force block (the “Portfolio”) using the then-current pricing methodology utilized by Wilton Re’s investment accounting provider or by an appointed asset manager for the Portfolio. The current methodologies applied to Wilton Re’s U.S. domiciled life insurance company investment portfolios are set forth below and shall apply to the Portfolio. Wilton Re may revise such methodologies from time to time (i) if consistent with revisions made with respect to Wilton Re’s U.S. domiciled life insurance companies’ investment portfolios and (ii) with CNO’s consent, not to be unreasonably withheld, conditioned or delayed for any changes that are broadly industry accepted or industry best practices.
Valuation methodology for securities not listed on an exchange, in an over-the-counter market or considered cash or cash equivalents:
Other than private placements which are addressed separately below, any asset is valued according to the following waterfall of closing market pricing sources as of the relevant valuation date (“Valuation Methodology”):

1)	Interactive Data Corporation pricing if applicable;

2)	If (1) is not applicable, then Securities Evaluations pricing if applicable;

3)	If (1) and (2) are not applicable, then Thomson Reuters Pricing Service prices if applicable;

4)	If (1) through (3) are not applicable, then market maker/broker pricing if applicable;

5)
If (1) through (4) are not applicable or if the price received from such pricing source does not reflect the best estimation of the accurate value of that security at the valuation date, then Fair Value Pricing will be applied (as defined below).

Fair Value Pricing will be defined as the best estimate of an exit level price for an asset at the valuation date. Depending on the asset type this fair value price derivation could include but is not limited to discounted cash flow models, option adjusted spread prices, recent trade prices, and comparable credit spreads. Except for (i) commercial mortgage loans and (ii) private placements (including bank loans) with a credit rating recognized by the SVO, no more than 15% of the Portfolio, based on statutory book value, may be valued using Fair Value Pricing.
Private Placements:
The fair value for private fixed income securities is primarily determined using a matrix pricing model (the “Private Debt Pricing Matrix Model”). The Private Debt Pricing Matrix Model’s inputs are derived from a public bond spread matrix using ratings and average life parameters. An additional spread premium is then added to the public matrix spread to adjust for illiquidity and other features of private debt investments, such as structure, covenants and collateral, as appropriate. An internal rating of each security and its average life are used to determine the respective public and illiquidity spreads that will be used in the valuation.
As Wilton Re is responsible for the determination of fair value, CNO will have the right, not to be unreasonably exercised, to periodically review Wilton Re’s control processes designed to ensure that the fair values are reasonable, that the valuation techniques and assumptions appear reasonable and consistent with prevailing market conditions, and that, to the extent inputs are provided by third party pricing sources, Wilton Re has sufficient controls in place to review those inputs for reasonableness.

SCHEDULE III
Initial Portfolio
(Omitted)

SCHEDULE IV
LTC Administrative Manuals
(Omitted)

SCHEDULE V
Reference Statement of Net Settlement
(Omitted)

SCHEDULE VI
List of Reinsured Policies as of March 31, 2018
(Omitted)

SCHEDULE VII
Specified Accounting Principles
Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Master Transaction Agreement. For purposes of this Schedule VII, the term “Statements of Net Settlement” includes each of the Reference Schedule of Net Settlement, the Initial Statement of Net Settlement and the Final Statement of Net Settlement.

Overview

This Schedule VII sets forth the methodologies, principles, and practices to be utilized for applying SAP for purposes of determining, among other things, (i) the Statements of Net Settlement under the Master Transaction Agreement and (ii) Adjusted Statutory Reserves and the Required Balance under the Coinsurance Agreement. Except as otherwise specified herein, the principle for the preparation of the Statements of Net Settlements, Adjusted Statutory Reserves and the Required Balance will be to assure consistency with the reserving methodologies, principles and practices used by the Ceding Company to derive estimates for the reserves, receivables and other financial items included in the Ceding Company Statutory Statements for the year ended December 31, 2017.

SAP Defined

References herein to “SAP” will mean SAP (as such term is used in the Transaction Agreements) (i) as applicable to the Ceding Company, (ii) in effect as of the Effective Time, except as set forth in the proviso included in the definition of the term Adjusted Statutory Reserves set forth in the Coinsurance Agreement as respects the determination of Adjusted Statutory Reserves during the continuance of an event described in subsection (c) of the definition of the term FMV Triggering Event included in the Coinsurance Agreement and (iii) consistent with SAP as used to prepare the Ceding Company Statutory Statements for the year ended December 31, 2017. For purposes of clarity, as of the Effective Time, SAP as applicable to the Ceding Company is SAP as prescribed or permitted for determining and reporting the financial condition and results of operations of an insurance company for determining its solvency under Illinois law by the Department of Insurance of the State of Illinois (the “Illinois Department”).

For the sake of clarity, errors, irregularities or other non-permitted deviations from SAP as may have been reflected in the Ceding Company Statutory Statements for the years ended December 31, 2017 or December 31, 2016 shall not, by virtue of utilization of such errors, irregularities or deviations in such statements, constitute or be deemed to constitute SAP for purposes of this Schedule VII or otherwise for purposes of any of the Transaction Agreements.

Preparing the Statements of Net Settlement under the Agreement

Subject to the descriptions and clarifications set forth herein, the Statements of Net Settlement and each component thereof, including the determination of the amount of Effective Time Adjusted Statutory Reserves, shall be prepared (a) consistent with SAP, and to the extent

Effective Time Adjusted Statutory Reserves or other specified items are required to be determined in accordance with SAP, SAP will be interpreted and applied on a basis consistent with SAP as used to prepare the Ceding Company Statutory Statements for the year ended December 31, 2017 and (b) utilizing reserving methods and assumptions for applying SAP which are consistent with the reserving methods and assumptions utilized by the Ceding Company for applying SAP to prepare the Ceding Company Statutory Statements for the year ended December 31, 2017.

Periodic Determinations of Required Balances under the Coinsurance Agreement

Subject to the descriptions and clarifications set forth herein, Required Balance will be determined using the methodologies, principles, and practices applied by the Ceding Company in the preparation of the Statements of Net Settlement while on a going-forward basis permitting claim reserve and associated claim reserve factors to respond to the performance of the Business following the Effective Date (such as in connection with material increases to claims utilization or decreases in claims termination rates) in accordance with these Specified Accounting Principles and the application of sound actuarial principles. For the avoidance of doubt, the foregoing shall not apply to the Effective Time Adjusted Statutory Reserves or the Statements of Net Settlement.

Effective Time Adjusted Statutory Reserves and Adjusted Statutory Reserves

Effective Time Adjusted Statutory Reserves and Adjusted Statutory Reserves will be calculated consistently with (i) SAP, and to the extent Effective Time Adjusted Statutory Reserves and Adjusted Statutory Reserves or other specified items are required to be determined in accordance with SAP, SAP will be interpreted and applied on a basis consistent with SAP as used to prepare the Ceding Company’s 2017 Annual Statement, (ii) (x) Actuarial Guidelines of the Statutory Accounting Policies and Practice Manual and (y) appropriate Actuarial Standards of Practice as promulgated by the Actuarial Standards Board and conforming to the requirements of the State of Illinois (or other domiciliary Applicable State); with respect to each of (x) and (y), in effect as of the Effective Time, except as set forth in the proviso included in the definition of the term Adjusted Statutory Reserves set forth in the Coinsurance Agreement as respects the determination of Adjusted Statutory Reserves during the continuance of an event described in subsection (c) of the definition of the term FMV Triggering Event included in the Coinsurance Agreement, and (iii) the 2017 NAIC Annual Statement instructions (or, during the continuation of a Reserve Credit Event, the most recent Annual Statement instructions) as filed in Illinois (or other domiciliary Applicable State) with respect and related to the specific annual statement reporting lines and other matters delineated below.

The sum of reserve amounts reported in Exhibit 6, Line 10, Exhibit 8, Part 1, Line 2.24, and Exhibit 8, Part 1, Line 3.4 is defined as Claim Reserves.

Exhibit 6, Line 1 -Gross Unearned Premium Reserve (“Gross UPR”)

Gross UPR includes a portion of Gross Premiums received which are allocated to the insurance coverage period ending after the valuation date (such end of the insurance period defined as the

“Paid Through Date”), other than Advanced Premium, and is calculated for each policy included in the Reinsured Policies. “Gross Premiums” means the amount of premium charged by the insurer. It includes the net premium (based on claim cost) for the risk, together with any loading for expenses, profit or contingencies. Each policy Gross Premium is processed with a Paid Through Date determined by the amount of premium remitted compared to the premium billed and the dates billed the premium was expected.

Exhibit 6, Line 2: Statutory Active Life Reserve (“ALR”) + Net UPR - Gross UPR

ALR is calculated on a per-policy basis using prescribed methods, maximum interest rates and other actuarial assumptions established at the time of issue for each policy in accordance with SAP.

Net UPR includes a portion of paid Gross Premiums less related loading for expenses, profit, or contingencies (the “Valuation Net Premiums”) which is allocated to the portion of the insurance coverage period having a Paid Through Date after the valuation date and is calculated for each policy included in the Reinsured Policies.

The ALR and Net UPR calculations for a given coverage are established at issue and the assumptions used to develop this reserve do not change. Modifying established ALR or Net UPR methods or assumptions requires notification to the Illinois Department (or other domiciliary Applicable State) and description of the change in the Statement of Actuarial Opinion supporting the Annual Statement. The ALR and Net UPR reserves include calculations for waiver of premium, lifetime waiver of premium, benefit inflation, return of premium, and other additional coverages. The aggregate reserve on this line will move in relation to the seriatim listing of policies on any given reporting period and the then-current characteristics impacting the benefits of the policies including, for example, benefit period, inflation rate, and elimination period.

Exhibit 6, Line 10: Disabled Life Reserve (“DLR”)

DLR for the Reinsured Policies includes (i) tabular reserves and (ii) 69.7% of related Aggregate Incurred But Not Reported (“AIBNR”) reserves.

The tabular reserves component is calculated utilizing a seriatim tabular reserve method by applying tabular reserve factors to monthly benefit amounts of each disabled insured. The tabular reserve factors vary by benefit type, claim duration, and remaining benefit period.

The AIBNR is calculated as the sum of three items: (1) Incurred But Not Reported (“IBNR”) for future case counts, (2) a Revival Reserve (defined below), and (3) a tabular DLR adjustment. These values are analyzed and calculated by benefit type (comprehensive home health benefits, comprehensive nursing home benefits, and nursing home only benefits) and accrued quarterly. The AIBNR is calculated as follows:

(1)    The AIBNR includes a provision for projected IBNR case counts, calculated as the product of IBNR case counts and the average claim size. IBNR case counts are estimated for each benefit type; their determination is in line with a lag factor approach that relies on known case counts by incurred quarter and claim duration. IBNR case counts do not include future revivals of previously closed claims which are reserved for separately. The average claim size is based on the examination of trend of year-over-year known (i.e. Tabular + Paid Claims + Revival Reserve) average claim size.

(2)    The Revival Reserve is the liability held for cases that have closed but may reopen in the future with the previous incurred date. The balance established is based on historical trends of prior reopened claims.

(3)    An additional tabular reserve adjustment is calculated so as to increase the average tabular reserve to a level equal to the IBNR average claim size. Formulaically, the adjustment equals the difference between the IBNR average claim size less the average tabular DLR multiplied by the number of open claims for the incurral period (i.e. The adjustment is determined pursuant to the following formula: Adjustment = {[IBNR average claim size] minus [average tabular reserve claim size] X [# of known cases]).

DLRs will change in relation to the policies on claim as of the valuation date or expectations of the policies on claim, the benefit characteristics of the policy, and the aggregate amount paid. Annually, a claim reserve discount rate is required to be included in this calculation, and this rate is established as the maximum statutory rate applicable to Long Term Care (“LTC”) for that calendar year. Further, the average reserve factors noted above will increase or decrease with the experience of the Business.

Exhibit 8, Part 1, Line 2.24: In the Course of Settlement (“ICOS”)

ICOS reserves reported in this line are calculated for Prescription Drug and Medical / Surgical riders through a claim completion factor triangle.

Exhibit 8, Part 1, Line 3.4: Exhibit 8 IBNR and Loss Adjustment Expense (“LAE”)

Exhibit 8, Part 1, Line 3.4 reserve amounts include (i) Exhibit 8 IBNR and (ii) LAE reserve. Exhibit 8 IBNR is calculated as 30.3% of the AIBNR. LAE reserve is calculated as 2.6% of the sum of DLR, ICOS, and Exhibit 8 IBNR.

Exhibit 1, Lines 4 and 14: Advanced Premium

Advanced Premium accruals are calculated on a per-policy basis and represent liabilities set aside to cover the portion of the paid premiums which are allocated to the insurance coverages period starting after the valuation date.

Exhibit 1, Lines 1 and 11: Uncollected Premium

The uncollected premium is calculated on a per-policy basis and represents premiums that are both due and not paid or credited to be reflected.

IMR-related Balances

Adjusted Interest Maintenance Reserve will be determined strictly by reference to the definition of such term set forth in the Agreement, including, without limitation, the instructions included on the Initial Statement of Net Settlement as respects the tax adjustment of such balance.

Existing IMR Amount will be determined strictly by reference to the definition of such term set forth in the Coinsurance Agreement.

Transaction IMR Amount shall be determined on a basis consistent with the definition of such term set forth in the Coinsurance Agreement.

Other Matters

Estimated Required Balance and each the constituent elements thereof shall be determined on a basis consistent with the definition of such term (and such constituent elements) set forth in the Agreement, including this Schedule VII.

Interest Earned on Transferred Assets and each the constituent elements thereof shall be determined on a basis consistent with the definition of such term set forth in the Agreement, including this Schedule VII. For the sake of clarity, determinations of the amount of any Accrued Interest will be made in accordance with SAP.

Cash Flow Amount. Components of Cash Flow Amount, including Premiums received and Reinsured Liabilities paid, will be determined in accordance with SAP.

Post-Closing Adjustments to the Reinstated and Discovered Policy Reserving

Determinations of the amount of the Effective Time Adjusted Statutory Reserve applicable to reinstated Reinsured Policies and Discovered Policies will be made as if the subject policy was active on April 1, 2018 (i.e., included on the March 31, 2018 seriatim file referenced in the Agreement) unless the Parties agree on an alternative amount or approach.

SCHEDULE VIII
Seriatim File
(Omitted)

SCHEDULE IX
Asset Runoff File
(Omitted)

SCHEDULE X
Investment Guidelines

The Portfolios ....................................................
These investment guidelines will apply to the Bankers Life and Casualty LTC Trust portfolio (the “Portfolio”). 100% of the assets in the Portfolio will be invested in eligible investments, as set forth below. The limitations set forth below will be applied to the entire Portfolio and not to sub-portfolios.

Asset Guidelines ..................................................
The Portfolio may be invested in the following eligible investments. No security in an asset class may be purchased if such purchase would cause the percentage of assets invested in the applicable asset class at the time of purchase to exceed the following percentage of total assets or if at the time of purchase the percentage of assets invested in the applicable asset class already exceeds the following percentage of total assets.

	(i)	U.S. Treasury and agency securities (100%);
(ii)
Agency and non-agency mortgage-backed securities (MBS) backed by loans secured by residential, multi-family and commercial properties including, but not limited to passthroughs, CMOs, REMICs, SMBS, project loans, and adjustable rate mortgages (50%), with no more than 20% invested in non-agency residential MBS;

	(iii)	Obligations of domestic U.S. Corporate issuers (85%) and together with obligations of foreign corporations based on ultimate parent country of risk (90%);
	(iv)	Taxable and tax exempt municipal securities (20%);
	(v)	Bank loans (10%);
	(vi)	Convertible preferred stocks and convertible bonds (5%);
(vii)
Obligations of foreign corporations based on ultimate parent country of risk (20%), with no more than 10% invested in obligations of foreign corporations based in countries identified in the MSCI Emerging Markets Index and the MSCI Frontier Markets Index;

(viii)	Asset-backed securities, including collateralized loan obligations (30%);
(ix)	Securities senior to common equity as to which dividends may not be declared or coupon payments may be deferred without penalty (10%);
(x)	Money market instruments (100%);
(xi)	Obligations of foreign governments and supra-national organizations (8%);
(xii)	Exchange traded funds (5%);
(xiii)	Equity participations in business entities (including limited partnership interests) (10%); and
(xiv)	Commercial mortgage loans (15%).

The Portfolio may purchase private placements and Rule 144A securities in accordance with the above limitations. Securities with a Delaware co-issuer will be considered to be domestic securities.
Investments not specifically permitted are prohibited. Investments outside of the eligible investments above require approval from Bankers Life and Casualty Company or its designated representatives. No investments shall be made in issuers who are, or whose country of domicile is, prohibited by the Office of Foreign Assets Control of the United States Department of Treasury. Related party transactions (including cross trades) are prohibited, except to the extent utilized to remedy over funding or under funding of the Portfolio relative to the required trust balance.

Asset Allocation ................................................
Except for Treasury securities, Agency debentures, Agency pass-throughs and Agency REMICS, no security may be purchased if such purchase would cause the securities of a single issuer to exceed the following percentages of assets at the time of purchase and no security may be purchased if the percentage of assets invested in the securities of such issuer at the time of purchase already exceeds the following percentages of total assets:

Issuers rated Aa3/AA- and higher 2.0%
Issuers rated A1/A+ to A3/A- 1.5%
Issuers rated Baa1/BBB+ to Baa3/BBB- 1.0%
Issuers rated Ba1/BB+ and lower 0.5%
The maximum amount invested in a single money market fund is limited to 10% of total assets per fund.

Credit Criteria .......................................................
Each security in the Portfolio (other than those identified under (xiii) and (xiv) of the Asset Guidelines) must (i) have a credit rating from a nationally recognized statistical rating organization (“NRSRO”) included by the Securities Valuation Office (“SVO”) of the NAIC in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule or (ii) be listed with the SVO of the NAIC. The Portfolio will have a target minimum credit rating of Baa1/BBB+. No security may be purchased if such purchase would cause more than 10% of the assets to be invested in securities that are rated below Baa3/BBB- and no security rated below Baa3/BBB- may be purchased if the percentage of assets invested in securities rated below Baa3/BBB- at the time of purchase already exceeds 10%.

Money market instruments must be rated A-2 or P-2 or better at the time of purchase.
Commercial mortgage loans must be rated CM-2 or better and have a maximum loan-to-value ratio of 80% at the time of purchase.

Rating Methodology ............................................
For purposes of these investment guidelines, ratings are as determined by NRSROs which have been included by the NAIC SVO in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule. Securities with two NRSRO ratings will be deemed to have the lower rating; securities with three NRSRO ratings will be deemed to have the middle rating. Securities with more than three NRSRO ratings will be deemed to have the rating assigned by the lower of the highest two rank- ordered ratings. Structured securities subject to the financial modeling methodology with NAIC designation assigned pursuant to SSAP 43R will be deemed to have a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule. If a security (other than those identified under (xiii) and (xiv) of the Asset Guidelines) is not rated by an NRSRO on the list of Credit Rating Providers or listed with the NAIC SVO at the time of purchase, Wilton Reassurance Company or its designee will apply to have such security listed with the NAIC SVO prior to the end of the quarter in which such security is purchased. Securities not rated by an NRSRO but filed and pending with the SVO will be assigned a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule.

Other Investment Practices ....................................
Temporary Cash balances may be invested by the Investment Managers in a money market instrument (A2/P2 or better, less than 390 days), in a client and NAIC approved commingled 2A-7 Money Market Fund or in a commingled Stable Dollar NAV Fund.

The Portfolio may purchase securities on a when-issued basis or for forward delivery. The Portfolio must take physical delivery of these securities.

The Portfolio may enter into repurchase agreements collateralized 102% with securities identified under (i) of the Asset Guidelines. The maximum term of these agreements will be 90 days, and the collateral must be marked to market daily.

The Portfolio may enter into securities lending and reverse repurchase agreements subject to the following conditions: 1) All transactions shall be evidenced by a written PSA Global Master Repurchase Agreement or Bond Market Association Master Repurchase Agreement, and a printed confirmation of each trade must be received from the counterparty to each trade. 2) Transactions must be collateralized by cash or eligible securities and the collateral must be marked to market each business day and adjusted as needed during the term of the loan to maintain collateralization. Transactions are required to maintain minimum collateralization levels of no less than 95%. 3) Any transaction entered into pursuant to this section may be terminated at a specified time or upon the earlier demand of Wilton Reassurance Company. 4) Any cash received by the Portfolio in a transaction may be invested in any eligible investment and in a manner that recognizes the liquidity needs of the transaction or used by the Portfolio for its general corporate purposes. However, the term of the investment may be no longer than the term of the loan, unless adequate liquid funds are available to repay the loan upon maturity. 5) Securities lending and reverse repurchase agreements are limited to a maximum exposure of 25% of market value.

Counterparty exposure to repurchase agreements, securities lending or reverse repurchase agreements may not be increased if, when aggregated with all other investment exposures to the same counterparty, such exposure exceeds the following percentages:

Issuers rated Aa3/AA- and higher 3.0%

Issuers rated A1/A+ to A3/A- 2.5%

Issuers rated Baa1/BBB+ to Baa3/BBB- 2.0%

Issuers rated Ba1/BB+ and lower 1.0%

Specific authority is required for use of any derivatives other than those used solely for credit hedging or duration management purposes. The term “derivatives” for this purpose will include any item appropriately reported in schedule DB, derivative instruments, or schedule DC, insurance futures and insurance futures options, of an insurer's statutory financial statement, or successor schedules, as provided under applicable annual statement instructions or statutory accounting guidelines. Derivative instruments include, among other things, options, warrants used in hedging transactions and not attached to another financial instrument, caps, floors, collars, swaps, swaptions, forwards, futures and any other agreements (in the nature of bilateral contracts, options, or otherwise) or substantially similar instruments, or any series or combination thereof, and any agreements (in the nature of bilateral contracts, options, or otherwise).

Custodian ............................................................
As selected by the Wilton Reassurance Company. Custodian shall have and maintain reasonable and customary standards of business practice including but not limited to: controls, reconciliations of daily activity and cash, valuation and automation.

Statutory Guidelines .................................................
Only investments permitted by the applicable insurance regulations (in effect at the time of measurement) of the statutory domicile of the ceding company shall be permitted. If there is a discrepancy between the above referenced guidelines and such regulations, the more restrictive limits will apply.

Reporting Guidelines ................................................
Wilton Reassurance Company or its designated representatives will provide Bankers Life and Casualty Company or its designated representatives with reports and analyses by the 15th of each month demonstrating that the Portfolio complies with these guidelines as of the end of the prior month. Such reports should include current balances and detailed asset listings, including fair market value and credit rating. Compliance with these guidelines will be determined by statutory book value.

Changes to Guidelines ...............................................	Wilton Reassurance Company shall have the right to revise these guidelines with the prior written consent of Bankers Life and Casualty Company.

SCHEDULE XI
Quarterly Summaries
(Omitted)

SCHEDULE XII
(Omitted)

SCHEDULE XIII
Guidelines for Transfer of Books and Records
(Omitted)

EXHIBIT A
Form of Coinsurance Agreement

EXHIBIT A

COINSURANCE AGREEMENT
Between
Bankers Life and Casualty Company
(referred to as the Ceding Company)
and
Wilton Reassurance Company

(referred to as the Reinsurer)

- i -

Article IV.

LICENSES; RESERVE CREDIT; SECURITY

Section 4.1.	Licenses; Reserve Credit	26
Section 4.2.	Security	27
Section 4.3.	Trust Account and Settlements	28
Section 4.4.	Eligible Assets	28
Section 4.5.	Deposit of Assets	28
Section 4.6.	Modification During a FMV Triggering Event	28
Section 4.7.	Ceding Company Draws or Withdrawals	29
Section 4.8.	Designated Administrative Account	30
Section 4.9.	Adjustment of Security and Withdrawals	31

Article V.

OVERSIGHTS; COOPERATION

Section 5.1.	Oversights	34
Section 5.2.	Cooperation	34

Article VI.

INSOLVENCY

Section 6.1.	Insolvency of the Ceding Company	34

Article VII.

DURATION; RECAPTURE

Section 7.1.	Duration	35
Section 7.2.	Survival	35
Section 7.3.	Recapture	35
Section 7.4.	Recapture Payments	36

Article VIII.

INDEMNIFICATION

Section 8.1.	Reinsurer’s Obligation to Indemnify	37
Section 8.2.	Ceding Company’s Obligation to Indemnify	37
Section 8.3.	Applicability of Master Transaction Agreement	38
Section 8.4.	Waiver of the Duty of Utmost Good Faith	38

- ii -

- iii -

INDEX OF SCHEDULES AND EXHIBITS
Schedules

Schedule A    Investment Guidelines
Schedule B    Terminal Settlement
Schedule C    Specified Actions
Schedule D    Expected Morbidity
Schedule E    Form of Certificate
Schedule F    Experience Refund
Schedule G    Specified Litigation
Schedule H    Policy Form Numbers
Schedule I    Designated Administrative Account
Schedule J    Fair Market Value Methodologies
Schedule K    Permitted Practices

Exhibits

Exhibit A	Form of Notice of Failure to Pay Undisputed Amount

Exhibit B	Form of Second Notice of Failure to Pay Undisputed Amount

- iv -

COINSURANCE AGREEMENT
THIS COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on [•] (the “Closing Date”) and effective as of the Effective Time by and between Bankers Life and Casualty Company, an Illinois-domiciled insurance company (the “Ceding Company”) and Wilton Reassurance Company, a Minnesota-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”
WHEREAS, the Ceding Company and the Reinsurer have entered into that certain Master Transaction Agreement dated as of August 1, 2018 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;
WHEREAS, the Ceding Company wishes to appoint the Reinsurer to provide administrative and other services with respect to the Reinsured Policies (as defined below), and the Reinsurer, as administrator, desires to provide such administrative services and other services pursuant to the Administrative Services Agreement (as defined below); and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:
ARTICLE I.

DEFINITIONS

Section 1.1    Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VII, as applicable.
“Action” shall have the meaning set forth in the Master Transaction Agreement.
“Accrued Interest” means the accrued but unpaid interest on the Eligible Assets being held in the Trust Account.
“Additional Consideration” has the meaning set forth in Section 3.2(a).

“Additional Rate Increase” means those certain New Reinsurer Rate Increase Requests made pursuant to Section 3.10(b)(ii) which, prior to the Measurement Date, are approved by each applicable Governmental Authority the consent or approval of which is required for full implementation.
“Adjusted Statutory Reserves” means the aggregate statutory reserves (including unearned premium reserves and other premium accruals) amount that would be required to be reflected on the 2017 NAIC Annual Statement Blank as (a) Exhibit 6, lines 1, 2 and 10 plus (b) Exhibit 8, Part 1, lines 2.24 and 3.4 plus (c) Exhibit 1, Part 1, lines 4 and 14 less (d) Exhibit 1, Part 1, lines 1 and 11 (or the equivalent line or lines in the event of changes to the NAIC Annual Statement Blank subsequent to December 31, 2017), to the extent directly related to Premiums or Reinsured Liabilities), each as calculated as of such date of determination with respect to the Reinsured Liabilities in accordance with SAP as in effect at the Effective Time applicable to the Ceding Company and otherwise in accordance with the Specified Accounting Principles; provided, however, that, if an event described in subsection (c) of the definition of FMV Triggering Event has occurred and is continuing, then the Adjusted Statutory Reserves shall be determined in accordance with SAP as in effect as of the date of such determination and otherwise in accordance with the Specified Accounting Principles.
“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Ceding Company and the Reinsurer as of the date hereof.
“Affiliate” has the meaning set forth in the Master Transaction Agreement.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” has the meaning set forth in the Master Transaction Agreement.
“Applicable Percentage” means, with respect to any date of determination, the percentage listed under the column “Applicable Percentage” in the table below that corresponds to the period in which such date of determination falls.

Period	Applicable Percentage
Effective Time through June 30, 2023	100.0%
July 1, 2023 through June 30, 2028	87.5%
July 1, 2028 through June 30, 2033	75.0%
July 1, 2033 through June 30, 2038	62.5%
July 1, 2038 through June 30, 2043	50.0%
July 1, 2043 through June 30, 2048	37.5%
July 1, 2048 through June 30, 2053	25.0%
July 1, 2053 through June 30, 2058	12.5%
After July 1, 2058	0.0%

“Applicable Reserve Credit Laws” means Sections 173.1(1)(A), (1)(B) and (2) of the Illinois Insurance Code and Sections 1104.20, 1104.30, 1104.30, 1104.60, 1104.70, 1104.80, 1104.90 and 1104.100(a) of Title 50 of the Illinois Administrative Code or any successor to such provisions and the equivalent provisions with respect to licensure, accreditation and collateral of the credit for reinsurance law and regulation in any Applicable State.
“Applicable State” means the Ceding Company Domiciliary State; provided, however, that, (a) if there is a repeal of or amendment or other modification to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States as to which the Ceding Company is licensed to transact business (other than New York) to apply the applicable rules for credit for reinsurance in such jurisdiction to the Ceding Company and (b) the Ceding Company reasonably determines that it is obligated under Applicable Law to comply with such rules in order to receive statutory financial statement credit in such jurisdiction, then “Applicable State” shall mean, collectively, the Ceding Company Domiciliary State and any such other jurisdiction; provided that in no circumstance shall “Applicable State” include New York.
“Arbitrators” has the meaning set forth in Section 11.6(b).
“Bank Accounts” has the meaning set forth in Section 3.7.
“Business” has the meaning set forth in the Master Transaction Agreement.
“Business Day” has the meaning set forth in the Master Transaction Agreement.
“Capital Reporting Deadline” means, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is forty-five (45) calendar days after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is sixty (60) calendar days after the end of such calendar quarter.
“Cash Flow Amount” shall have the meaning set forth in the Master Transaction Agreement.
“Ceding Commission” has the meaning set forth in the Master Transaction Agreement.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Domiciliary State” means the State of Illinois, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state; provided, however, that if the Ceding Company changes its state of domicile to the State of New York, for all purposes hereunder the Ceding Company Domiciliary State shall be the State of Illinois.
“Ceding Company Extra-Contractual Obligations” means
(a)    all Extra-Contractual Obligations to the extent arising out of or resulting from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise:

(i)	occurring prior to the Closing Date;

(ii)
occurring on or after the Closing Date, by the Ceding Company or any of its Affiliates while the Ceding Company is acting as a Controlling Party for the related matter, unless such act, error or omission either (x) was undertaken at the written direction or with the prior written consent of the Reinsurer or (y) would not give rise to a breach under the terms of the Transition Services Agreement;

(iii)
occurring on or after the Closing Date, by or on behalf of the Ceding Company or any of its Affiliates that constitutes a breach of the Ceding Company’s obligations under the terms of the Transition Services Agreement, unless such act, error or omission was undertaken at the written direction or with the prior written consent of the Reinsurer;

(iv)
occurring during the Interim Period, by or on behalf of the Ceding Company or any of its Affiliates with respect to the implementation or administration of (A) any premium rate change, including a Reinsurer Rate Increase Request, a Reinsurer Initiated Rate Increase, a New Reinsurer Rate Increase Request or an Additional Rate Increase and (B) any alternative policy or benefit option offered to policyholders in connection with or in lieu of any such premium rate change, including a Reinsurer Rate Increase Request, a Reinsurer Initiated Rate Increase, a New Reinsurer Rate Increase Request or an Additional Rate Increase, in each case unless such act, error or omission was undertaken at the written request or direction of, or with the prior written consent of, the Reinsurer;

(v)	occurring with respect to any Discovered Policy prior to the date that such Discovered Policy becomes a Reinsured Policy pursuant to Section 2.7;
(b)    all Extra-Contractual Obligations to the extent arising out of or resulting from any act, whether or not intentional, negligent, fraudulent, in bad faith or otherwise, occurring on or after the Conversion Date by the Ceding Company or any of its Affiliates or any of their respective Representatives unless such act or error was undertaken at the written direction or with the prior written consent of the Reinsurer; and
(c)    all Extra-Contractual Obligations arising out of or resulting from any of the Specified Actions, other than Extra-Contractual Obligations arising in connection with the implementation or administration of Specified Actions by the Reinsurer under the terms of the Administrative Services Agreement following the Conversion Date;
provided, however, that, any Extra-Contractual Obligation (i) arising out of or resulting from acts, errors or omissions which occur or are deemed to occur both before the Closing Date and on or after the Closing Date and (ii) which does not otherwise constitute a Ceding Company Extra-Contractual Obligation, shall be deemed to constitute a Ceding Company Extra-Contractual Obligation to the extent that any of the First Material Acts associated therewith occurred prior to the Closing Date.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 8.1.

“Ceding Company Required Balance Report” has the meaning set forth in Section 4.9(c).
“Claim” has the meaning set forth in the Administrative Services Agreement.
“Closing” shall have the meaning set forth in the Master Transaction Agreement.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.
“Company Action Level RBC” means as of any date of determination, company action level RBC as calculated in accordance with the Applicable Laws of the Reinsurer Domiciliary State.
“Conclusion” means (a) settlement of a dispute or Action in accordance with the terms of this Agreement or (b) a final and binding determination by a court of competent jurisdiction or arbitrator.
“Controlling Party” means the Party designated as such in Section 10.2.
“Conversion Date” means the date that is thirty-six (36) months following the Closing Date or such earlier date designated pursuant to the terms of the Transition Services Agreement.
“CPR Institute” has the meaning set forth in Section 11.6(b).
“Current Overcollateralization Amount” means (a) as of any date of determination during the continuation of a Reserve Credit Event, the RCE Overcollateralization Amount as of such date of determinationý and (b) otherwise, an amount equal to the product of the Overcollateralization Amount multiplied by the Applicable Percentage as of such date of determination.
“Designated Administrative Account” means the Bank Account at the bank and with the account number listed in Schedule I, as such Schedule I may be amended by the Ceding Company and the Reinsurer from time to time.
“Determination” has the meaning set forth in Section 11.6(d).
“Discovered Policy” has the meaning specified in Section 2.7(a).
“Effective Time” means 12:01 a.m. (New York time) on April 1, 2018.
“Effective Time Adjusted Statutory Reserves” shall have the meaning set forth in the Master Transaction Agreement.
“Eligible Assets” has the meaning set forth in Section 4.4.
“Estimated Statement of Net Settlement” shall have the meaning set forth in the Master Transaction Agreement.

“Excess Reserve” means (a), as of any date of determination during the continuation of a Reserve Credit Event, (i) the Adjusted Statutory Reserve, less (ii) the Adjusted Statutory Reserve calculated without regard to the proviso contained in the definition of Adjusted Statutory Reserves, each as of such date, but in any event not less than zero and (b) otherwise zero (0).
“Excluded Liabilities” means (i) any claim, loss or liability under or incurred in connection with or with respect to the Reinsured Policies which arises out of or results from (a) the Ceding Company’s income Taxes, premium Taxes and guaranty fund assessments; (b) any amounts due under any of the Producer Agreements or otherwise payable to Producers; (c) modifications or amendments to the terms of the Reinsured Policies made by the Ceding Company following the Effective Time without the Reinsurer’s prior written consent or direction and which are not required under Applicable Law; (d) all Ceding Company Extra-Contractual Obligations; (e) any unearned premiums that were not returned to policyholders associated with policies terminated prior to the Effective Time and which no unearned premium was maintained in the Effective Time Adjusted Statutory Reserves; or (f) any reinsurance ceded with respect to any of the Reinsured Policies, other than cessions implemented with the prior consent or direction of the Reinsurer made pursuant to Section 3.15; or (ii) any Extra-Contractual Obligations, including litigation expenses, which arise out of or result from any of the Specified Litigations.
“Existing IMR Amount” means, with respect to any date of determination, the amount listed under the column “Existing IMR Amount” in the table below that corresponds to the period in which such date of determination falls.

Period	Existing IMR Amount
At Effective Time	$44,800,000
April 2, 2018 through June 30, 2018	$43,600,000
July 1, 2018 through September 30, 2018	$42,500,000
October 1, 2018 through December 31, 2018	$41,300,000
January 1, 2019 through March 31, 2019	$40,200,000
April 1, 2019 through June 30, 2019	$39,000,000
July 1, 2019 through September 30, 2019	$37,900,000
October 1, 2019 through December 31, 2019	$36,700,000
January 1, 2020 through March 31, 2020	$35,600,000
April 1, 2020 through June 30, 2020	$34,400,000
July 1, 2020 through September 30, 2020	$33,300,000
October 1, 2020 through December 31, 2020	$32,100,000
January 1, 2021 through March 31, 2021	$31,000,000
April 1, 2021 through June 30, 2021	$29,800,000
July 1, 2021 through September 30, 2021	$28,700,000
October 1, 2021 through December 31, 2021	$27,500,000
January 1, 2022 through March 31, 2022	$26,400,000
April 1, 2022 through June 30, 2022	$25,200,000
July 1, 2022 through September 30, 2022	$24,100,000

October 1, 2022 through December 31, 2022	$23,000,000
January 1, 2023 through March 31, 2023	$21,800,000
April 1, 2023 through June 30, 2023	$20,700,000
July 1, 2023 through September 30, 2023	$19,500,000
October 1, 2023 through December 31, 2023	$18,400,000
January 1, 2024 through March 31, 2024	$17,200,000
April 1, 2024 through June 30, 2024	$16,100,000
July 1, 2024 through September 30, 2024	$14,900,000
October 1, 2024 through December 31, 2024	$13,800,000
January 1, 2025 through March 31, 2025	$12,600,000
April 1, 2025 through June 30, 2025	$11,500,000
July 1, 2025 through September 30, 2025	$10,300,000
October 1, 2025 through December 31, 2025	$9,200,000
January 1, 2026 through March 31, 2026	$8,000,000
April 1, 2026 through June 30, 2026	$6,900,000
July 1, 2026 through September 30, 2026	$5,700,000
October 1, 2026 through December 31, 2026	$4,600,000
January 1, 2027 through March 31, 2027	$3,400,000
April 1, 2027 through June 30, 2027	$2,300,000
July 1, 2027 through September 30, 2027	$1,100,000
October 1, 2027 and thereafter	$0
“Experience Refund” has the meaning set forth in Schedule F.
“Extra-Contractual Obligations” means all Liabilities to any Person or Persons arising out of or resulting from the Reinsured Policies (other than Liabilities arising under the express terms and conditions and within the policy limits of the Reinsured Policies), including, without limitation, any loss in excess of the limits arising under or covered by any Reinsured Policy, any Liability for fines, penalties, Taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as, subject to the other provisions of this Agreement, all legal fees and expenses relating thereto, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or resulting from the Reinsured Policies, including, without limitation, (i) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Policies, (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies or (iv) the failure of any Reinsured Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with Tax treatment that is the same as or more favorable than the Tax treatment (A) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Policy or (B) for which policies or contracts of that type are intended to qualify, including under section 7702B of the Code.

“Fair Market Value” means the fair market value of an asset determined in accordance with the Fair Market Value Methods.
“Fair Market Value Methods” means the methodologies, procedures and policies that the Reinsurer uses to determine the fair market value of an asset in its general account for financial reporting purposes, which methodologies, procedures and policies that are so utilized by the Reinsurer as of the date hereof are described in Schedule J; provided, however, that if the Reinsurer adopts and implements changes to such methodologies, procedures and policies for valuing assets in its general account for financial reporting purposes after the date hereof, then (i) the Reinsurer shall promptly provide an updated Schedule J to the Ceding Company together with a certificate executed by the Chief Investment Officer of the Reinsurer to the effect that any such changes do not constitute materials changes to the methodologies, procedures and policies set forth and described in Schedule J as of the date hereof and (ii) such changes shall be deemed incorporated by reference into the Fair Market Value Methods.
“Final Statement of Net Settlement” shall have the meaning set forth in the Master Transaction Agreement.
“First Material Act” means, with respect to any Extra-Contractual Obligation or series of related Extra-Contractual Obligations other than any Extra-Contractual Obligations arising solely out of or resulting solely from any Action by a Governmental Authority:
(a)    which arises out of or results from a denial of a claim for benefits under a Reinsured Policy prior to the Closing Date (which amount of such benefits, for the avoidance of doubt, shall constitute a Reinsured Liability), such denial; provided that if, following the Closing Date, the Ceding Company determines to pay such claim or allow such benefit (which amount of such claim or benefit, for the avoidance of doubt, shall constitute a Reinsured Liability) and is otherwise directed by the Reinsurer in writing not to make such payment or allow such benefit, such direction shall be deemed to constitute the “First Material Act” with respect to the related Extra-Contractual Obligation or series of related Extra-Contractual Obligations; or
(b)    otherwise, which arises out of or results from, or is alleged to arise out of or result from, one of the following acts, errors or omissions, the earliest to occur of any such act, error or omission: (A) reduction of care, (B) removal of care, (C) denial of restoration of benefits, (D) declaration, imposition, implementation, or administration of premium rate changes announced or implemented prior to the Closing Date, (E) misrepresentation of the nature or the terms, or the implications of the terms, of the Reinsured Policies at or after placement of such Reinsured Policies or (F) similar causal event with respect to the alleged Extra-Contractual Obligations or series of related Extra-Contractual Obligations; provided, however, that in the case of this clause (b), any act, error or omission shall be deemed to constitute the First Material Act with respect to an Extra-Contractual Obligation or series of related Extra-Contractual Obligations only if such act, error or omission constitutes the predominant cause of such Extra-Contractual Obligation or series of related Extra-Contractual Obligations.
Notwithstanding the foregoing, the “First Material Act” with respect to matters set forth in subclause (iv) of the definition of the term Extra-Contractual Obligations shall be deemed to have occurred prior to the Closing Date except to the extent that such Extra-Contractual Obligation or series of related Extra-Contractual

Obligations is principally attributable to one or more actions taken by the Reinsurer on or after the Closing Date.
“FMV Triggering Event” means any of the following occurrences:
(a)    the Reinsurer’s RBC Ratio as of any calendar quarter-end is below 200% and the Reinsurer has not cured such shortfall as of thirty (30) calendar days after the applicable Capital Reporting Deadline;
(b)    there has been a failure by the Reinsurer (i) to timely pay any undisputed Reinsured Liabilities within ten (10) calendar days after receipt of a notice from the Ceding Company in the form attached hereto as Exhibit A, the aggregate unpaid amount of which exceeds $25 million or (ii) to timely make any required and undisputed additional deposit to the Trust Account, the aggregate unfunded amount of which exceeds $25 million, and in the case of (i) and (ii), such failure has not been cured within thirty (30) calendar days after notice thereof from the Ceding Company in the form attached hereto as Exhibit B;
(c)    a Reserve Credit Event (i) has occurred and has continued for a period of thirty (30) days or, if earlier, the date on which the statutory financial statements for the period during which such Reserve Credit Event occurs is required to be filed with the Ceding Company Domiciliary State and (ii) is continuing; or
(d)    (i) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations that is not dismissed or terminated within sixty (60) days of the commencement thereof.
“Governmental Authority” shall have the meaning set forth in the Master Transaction Agreement.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, including, without limitation, the amendments and associated regulations enacted and implemented pursuant to the Health Information Technology for Economic and Clinical Health Act.
“Implemented Specified Action” means a Specified Action as to which prior to the Measurement Date (a) each related Insurance Regulator or Governmental Authority approval required for prompt implementation shall have been received and be in effect in accordance with Schedule C, other than as waived by the Reinsurer in its reasonable discretion, without any condition, restriction or requirement as would (i) materially adversely affect the value of such premium rate change to the Reinsurer or (ii) impose upon the Reinsurer any material incremental liability, obligation, risk, cost or expense and (b) such applicable premium rate change has been fully implemented.
“Indemnifiable Losses” shall have the meaning set forth in the Master Transaction Agreement.

“Independent Accountant” shall have the meaning set forth in the Master Transaction Agreement.
“Initial Arbitrator” shall have the meaning set forth in Section 11.6(b).
“Initial Reinsurance Premium” shall have the meaning set forth in the Master Transaction Agreement.
“Insolvency” has the meaning set forth in Section 4.7(a).
“Insurance Regulator” means the insurance regulator of the Ceding Company Domiciliary State or the Reinsurer Domiciliary State, as applicable.
“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
“Interim Period” means the period beginning on the Closing Date and ending on the Conversion Date.
“Investment Guidelines” means the Investment Guidelines set forth in Schedule A.
“Legally Required Actions” means actions with respect to or concerning the Business that under Applicable Law are required to be taken or made, as the case may be, directly by the Ceding Company without delegation thereby.
“Liabilities” shall have the meaning set forth in the Master Transaction Agreement.
“Master Transaction Agreement” has the meaning set forth in the recitals.
“Material Reserve Credit Event” means a Reserve Credit Event as to which the amount of the unrecognized or impaired credit for the reinsurance provided hereunder exceeds $25 million.
“Measurement Date” means February 25, 2023.
“Measurement Period” means the Effective Time through the Measurement Date.
“Monthly Funding Limit” means (a) for the period commencing on the Closing Date and ending on December 31, 2018, $13 million per month and (b) for each calendar year thereafter, the excess (if any) for the immediately preceding calendar year of (i) the average amount of monthly benefit payments made with respect to the Reinsured Policies over (ii) the average amount of monthly premium payments received under the Reinsured Policies, provided that in each case the Reinsurer may propose to the Ceding Company to increase the Monthly Funding Limit for one or more months specified to accommodate reasonable seasonal experience or other factors, and the Ceding Company’s consent to any such proposal shall not be unreasonably withheld, conditioned or delayed.
“New Reinsurer Rate Increase Request” has the meaning set forth in Section 3.10(b)(ii).
“Non-Controlling Party” means the Person designated as such in Section 10.2.

“Overcollateralization Amount” means $500,000,000.
“Party” shall have the meaning set forth in the preamble.
“Person” has the meaning set forth in the Master Transaction Agreement.
“Policyholder” means the holder of any Reinsured Policy.
“Premium Rate Filings” has the meaning set forth in Section 3.11(b).
“Premium Rate Increase Standard” means, for the purposes of seeking premium rate increases pursuant to Section 3.10 and Section 3.11, that the proposed rate increases (i) are in accordance with the terms of the Reinsured Policies, (ii) do not violate any Applicable Law (other than any Applicable Law requiring filing of premium rate increases prior to implementation thereof) and (iii) are actuarially justified.
“Premiums” means premiums, considerations, payments, policy fees and other amounts received by or on behalf of the Ceding Company in respect of the Reinsured Policies, to the extent allocable to the period commencing on the Effective Time.
“Privacy and Security Laws” means any applicable data privacy, data security, or data protection law or regulation in the United States of America, including, without limitation, HIPAA.
“Producer” means any agent, broker, producer, distributer, or Representative as respects the Reinsured Policies.
“Producer Agreements” means any agreement, contract, understanding or arrangement between the Ceding Company or any Affiliate thereof and any Producer relating to the solicitation, sale, marketing, and production or servicing of any of the Reinsured Policies Business, including any assignment of commissions or compensation thereunder.
“Qualifying Letters of Credit” means one or more clean, irrevocable, unconditional letters of credit that (a) are issued by a Qualified United States Financial Institution under the credit for reinsurance laws of the Applicable States, (b) have terms that comply with the requirements of the credit for reinsurance laws and regulations of the Applicable States and (c) are delivered to and held directly by the Ceding Company; provided, that as of any date of determination, the aggregate available amount under all such Qualifying Letters of Credit may not exceed an amount equal to (A) the excess of the applicable Excess Reserve as of such date over (B) the amount of decrease as of such date in the RCE Overcollateralization Amount due to any Reserve Credit Event that is continuing as of such date, and any such excess amount shall not be considered an available amount under Qualifying Letters of Credit.
“Qualifying Reserve Credit Event” means a Reserve Credit Event arising prior to the fifth anniversary of the Closing Date and as to which performance of the Reinsurer’s obligations under Section 4.1(a) and Section 4.1(b), as such required performance may be modified pursuant to Section 4.1(c) hereof, shall not be adequate to ensure the Ceding Company’s continuing and unimpaired Reserve Credit.

“Quarterly Report” has the meaning set forth in Section 4.9(b).
“Quota Share” means 100%.
“RBC Ratio” means the percentage equal to (i) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Company Action Level RBC, multiplied by (ii) 100; provided, however, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer Domiciliary State with respect to the components of and methodologies contained in such calculation, the Parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the Effective Time within thirty (30) calendar days after the implementation of such change, and if the Parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred; provided, further, that any calculation of the RBC Ratio as of a date other than the last day of a calendar year shall be based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
“RCE Overcollateralization Amount” means, as of any date of determination during the continuation of a Reserve Credit Event, an amount equal to the excess (if any) of (a) the product of the Overcollateralization Amount multiplied by the Applicable Percentage as of such date of determination, overý ý(b) the lesser of (i) the Excess Reserves as of such date of determination and (ii) the product of (A) the Overcollateralization Amount multiplied by (B) the Applicable Percentage as of such date of determination multiplied by (C) 0.5.
“Recapture Date” has the meaning set forth in Section 7.3(a).
“Recapture Triggering Event” means any of the following occurrences:
(a)    the Reinsurer’s RBC Ratio as of any calendar quarter-end is below 200% and the Reinsurer has not cured such shortfall as of thirty (30) calendar days after the applicable Capital Reporting Deadline;
(b)    there has been a failure by the Reinsurer (i) to timely pay any undisputed Reinsured Liabilities within ten (10) calendar days after receipt of a notice from the Ceding Company in the form attached hereto as Exhibit A, the aggregate unpaid amount of which exceeds $50 million or (ii) to timely make any required and undisputed additional deposit to the Trust Account, the aggregate unfunded amount of which exceeds $25 million, and in the case of (i) and (ii), such failure has not been cured within thirty (30) calendar days after notice thereof from the Ceding Company in the form attached hereto as Exhibit B, as applicable;
(c)    a Material Reserve Credit Event (i) has occurred and is continuing and (ii) the Reinsurer has not remedied such event on or prior to the date that is seventy-five (75) days after the Reinsurer receives notice in writing from the Ceding Company of such loss of Reserve Credit;
(d)    (i) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or (ii) there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, that is not dismissed or terminated within sixty (60) days of the commencement thereof; or
(e)    the Ceding Company has delivered notice of termination to the Reinsurer pursuant to Section 7.2(b), 7.2(c) or 7.2(e) of the Administrative Services Agreement and such notice has not been revoked by the Ceding Company.
“Reinsured Liabilities” means, other than Excluded Liabilities, all Liabilities of the Ceding Company arising out of or resulting from the Reinsured Policies, including but not limited to: (a) all Liabilities for claims incurred before, at or after the Effective Time, (b) all Liabilities for benefits, claim expenses, including litigation expenses related to a determination of benefits arising under the Reinsured Policies, interest on claims or unearned premiums, amounts payable for returns or refunds of premium amounts and any other amounts payable under the terms of the Reinsured Policies, in each case whether incurred, at or after the Effective Time; (c) all Liabilities arising out of or resulting from changes to the terms and conditions of the Reinsured Policies at or after the Effective Time, initiated by the applicable Policyholder in accordance with the terms of the Reinsured Policy or mandated by Applicable Law; (d) all escheat and unclaimed property Liabilities arising under the Reinsured Policies, to the extent incurred, at or after the Effective Time for mortality events occurring at or after the Effective Time and (e) without duplication, all Reinsurer Extra-Contractual Obligations.
“Reinsured Policies” shall have the meaning set forth in the Master Transaction Agreement.
“Reinsured Risks” shall have the meaning set forth in Section 2.1.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Domiciliary State” means the State of Minnesota, or, if the Reinsurer changes its domiciliary state, such other state.
“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations that are not Ceding Company Extra-Contractual Obligations, including without limitation Extra-Contractual Obligations arising out of or resulting from any act, error or omission on and after the Closing Date, whether or not intentional, negligent, in bad faith or otherwise, taken or made, as the case may be, by the Reinsurer, any of its Affiliates, or any of their respective officers, directors, employees or agents, or any Third Party Administrator, Reinsurer Service Providers, or other Person engaged or compensated by the Reinsurer or its Affiliates; provided, however, that, if any Extra-Contractual Obligation arises from acts, errors or omissions occurring both before the Closing Date and on or after the Closing Date and such Extra-Contractual Obligation is not otherwise a Reinsurer Extra-Contractual Obligation, such Extra-Contractual Obligation shall be deemed to constitute a Reinsurer Extra-Contractual Obligation if the First Material Act(s) associated therewith occurred after the Closing Date.
“Reinsurer Indemnified Parties” has the meaning set forth in Section 8.2.

“Reinsurer Initiated Rate Increase” means an Implemented Specified Action at a rate in excess of the amount specified on Schedule C in accordance with a Reinsurer Rate Increase Request made pursuant to Section 3.10(b)(i).
“Reinsurer Rate Increase Request” has the meaning set forth in Section 3.10(b)(ii).
“Reinsurer Service Providers” means any service providers or Producers engaged or compensated by the Reinsurer or any of its Affiliates or otherwise subject to the supervision of the Reinsurer pursuant to the Administrative Services Agreement.
“Representatives” means, with respect to a Person, the officers, directors, employees or agents of such Person.
“Required Balance” means, with respect to any date of determination, an amount equal to: (a) the Adjusted Statutory Reserves as of such date of determination, plus (b) the Existing IMR Amount as of such date of determination, plus (c) the Unamortized Transaction IMR Amount as of such date of determination, plus (d) the Current Overcollateralization Amount as of such date of determination, minus (e) any amounts then-maintained in the Designated Administrative Account; provided that, in the ýevent of a Reserve Credit Event, the Required Balance shall not be less than the amount required to permit the Ceding Company to obtain full Reserve Credit.
“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Applicable State.
“Reserve Credit Event” means the failure of the Ceding Company to receive Reserve Credit.
“SAP” means, as to the Ceding Company or the Reinsurer, the statutory accounting practices prescribed or, to the extent specified on Schedule K, permitted by the Governmental Authority responsible for the regulation of insurance companies in the Ceding Company Applicable State with the respect to the Ceding Company or the Reinsurer Domiciliary State with respect to the Reinsurer.
“Security Funding Reporting Date” shall have the meaning set forth in Section 4.9(b).
“SERFF” shall have the meaning set forth in Section 3.11(b).
“Special Matter” means, with respect to any claim, dispute, inquiry, examination or Action relating to the Business or the Reinsured Policies: (a) if such claim, dispute, inquiry, examination or Action constitutes or involves the assertion of an Extra-Contractual Obligation, a determination as to whether such Extra-Contractual Obligation constitutes or, if realized, would constitute a Reinsurer Extra-Contractual Obligation or a Ceding Company Extra-Contractual Obligation for purposes of determining the extent, if any, of the Reinsurer’s economic responsibility therefor under the terms of this Agreement, including, without limitation, as appropriate, a designation of the First Material Act with respect thereto, and (b) a determination of which Party is the Controlling Party pursuant to Section 10.2.

“Specified Accounting Principles” has the meaning set forth in the Master Transaction Agreement.
“Specified Actions” means the actions set forth on Schedule C as the same may be modified at the request of the Reinsurer pursuant to Section 3.10(b) or otherwise by the Ceding Company with the prior written consent of the Reinsurer.
“Specified Litigation” means each dispute or Action listed in Schedule G, including any follow-on or successor disputes or Actions.
“Statutory Book Value” means, with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset consistent with SAP applicable to the Reinsurer, without regards to any permitted practice applicable to the Reinsurer, consistently applied.
“Statutory Financial Statements” means, with respect to either Party, the annual and quarterly statutory financial statements of such Party filed with the Insurance Regulator for the jurisdiction of domicile of such Party to the extent such Party is required by Applicable Law to prepare and file such financial statements.
“Surplus Note” means a promissory note issued by Ceding Company having (a) terms and conditions as required to ensure that the Ceding Company Domiciliary State will permit such note to be recorded in or reflected in the Ceding Company’s capital and surplus in accordance with SAP, (b) a maturity date that is thirty (30) years from the issue date, (c) other market terms and conditions (including, without limitation, as to the applicable interest rate) and (d) being (i) pari passu with any surplus notes or similar instruments issued by the Ceding Company and held solely by persons other than Affiliates of the Ceding Company and (ii) senior to any such instruments held by Affiliates of the Ceding Company and (e) having other market terms and provisions (including, without limitation, interest rate).
“Surplus Note Funding Amount” means, as respects an exercise by the Ceding Company of its recapture rights under Section 7.3, an amount as would be required to ensure that, on a stand-alone basis pro forma for the subject recapture and the issuance of the Surplus Notes, a company having (a) only the assets transferred to the Ceding Company by the Reinsurer in connection with the recapture and the liabilities recaptured by the Ceding Company and (b) investment policies and practices consistent with the Investment Guidelines would have a stand-alone basis pro forma RBC Ratio of 350%. For purposes of the foregoing, the stand-alone pro forma determination of the subject RBC Ratio will be calculated based on SAP and Applicable Laws in effect in the Ceding Company Domiciliary State as of the date of recapture.
“Tax” shall have the meaning set forth in the Master Transaction Agreement.
“Terminal Settlement” has the meaning set forth in Section 7.4(a).
“Terminal Settlement Statement” has the meaning set forth in Section 7.4(a).
“Terminated Policy” has the meaning set forth in Section 2.7(a).

“Third Party Administrator” means a duly authorized and licensed third-party administrator or service provider (including, as required, any duly authorized and licensed sub-contractor to such third-party administrator or service provider) that performs on behalf of the Ceding Company or the Reinsurer administrative services with respect to the Reinsured Policies, including any technology support related thereto.
“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the Applicable Laws of the Reinsurer Domiciliary State.
“Transaction Agreements” shall have the meaning set forth in the Master Transaction Agreement.
“Transaction IMR Amount” means the greater of (a) amount of the interest maintenance reserve, calculated on a basis consistent with SAP (which for the avoidance of doubt is calculated on an after-tax basis), that is created on the Closing Date as a direct result of the transactions contemplated by this Agreement determined in accordance with SAP applicable to the Ceding Company as in effect at the Effective Time, provided, however, that it will reflect amounts of realized gain or loss associated with securities for which such amounts would otherwise be capitalized as part of the Ceding Company’s asset valuation reserve pursuant to the requirements of the Statement of Statutory Accounting Principles No. 7 and the instructions for the Interest Maintenance Reserve set forth in the National Association of Insurance Commissioners Annual Statement Instructions and (b) zero (0).
“Transferred Assets” has the meaning set forth in the Master Transaction Agreement.
“Transition Services Agreement” has the meaning set forth in the Master Transaction Agreement.
“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.
“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and Citibank N.A.
“Trustee” means the trustee under the Trust Agreement.
“Unamortized Transaction IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the Transaction IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Reinsurer.
ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1.    Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Ceding Company for, the Quota Share of the Reinsured Liabilities payable by the Ceding Company after the Effective Time (the

“Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.

Section 2.2.    Insurance Contract Changes. Except (a) as directed or agreed by the Reinsurer in advance in writing, (b) for any changes initiated by the holder of any Reinsured Policy pursuant to the terms of such Reinsured Policy, (c) for any changes mandated by Applicable Law, in which case the Ceding Company shall consult with the Reinsurer as to any such change, or (d) for policyholder elections in lieu of rate actions to reduce benefits or accept a non-forfeiture option, the Ceding Company shall not, on its own initiative, change the terms of any Reinsured Policy.

Section 2.3.    Liability. The Reinsurer’s Liability under this Agreement shall attach as of the Effective Time and, subject to Section 2.2, the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates, conditions and Premiums payable to the Ceding Company, and to the same modifications, alterations and cancellations of the Reinsured Policies as the Ceding Company, except that, if the Ceding Company’s liability under the Reinsured Policies is changed because of changes made on or after the Effective Time in the terms and conditions of the Reinsured Policies in violation of the covenant set forth in Section 2.2, the Reinsurer will only share in the change if such change is made in accordance with Section 2.2.

Section 2.4.    Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5.    Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Policies.

Section 2.6.    Reinstatements. If any Reinsured Policy that has lapsed is subsequently reinstated in accordance with its terms or as required by Applicable Law prior to the termination of this Agreement, the reinsurance for such Reinsured Policy under this Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer an amount equal to (a) the Adjusted Statutory Reserves attributable to such Reinsured Policy determined as of the date of reinstatement to the extent the calculation of the Effective Time Adjusted Statutory Reserves as finally determined and transferred to the Reinsurer did not reflect inclusion of the lapsed policy, plus (b) the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Policy.

Section 2.7.    Discovered In-Force Policies and Lapsed Policies.

(a)In the event that either the Ceding Company or the Reinsurer discovers one or more policies or contracts that such Party reasonably believes should have been included as a Reinsured Policy on Schedule VI of the Master Transaction Agreement but was not so included (a “Discovered Policy”), or, within the Interim Period, finds that a Reinsured Policy listed on Schedule VI of the Master Transaction Agreement had terminated as of the Effective Time (a

“Terminated Policy”), such Party shall promptly notify the other Party in writing of the existence of such Discovered Policy or Terminated Policy. Upon notice of the existence of a Discovered Policy, the Parties shall amend Schedule VI of the Master Transaction Agreement to include such Discovered Policy as a Reinsured Policy and such Discovered Policy shall be reinsured hereunder effective as of the Effective Time; provided, however, that the Reinsurer’s consent shall be required for the inclusion of any such Discovered Policy as a Reinsured Policy if (A) such Discovered Policy was not issued on a policy form set forth in Schedule H hereto or (B) the excess of (i) the aggregate Effective Time Adjusted Statutory Reserves with respect to all Discovered Policies previously added to Schedule VI of the Master Transaction Agreement on or after the Closing Date over (ii) the aggregate Effective Time Adjusted Statutory Reserves with respect to all Terminated Policies has exceeded $25,0000,000. In connection with the addition of any Discovered Policy pursuant to this Section 2.7(a), the Ceding Company shall transfer to the Reinsurer an amount equal to (x)(A) the Effective Time Adjusted Statutory Reserves attributable to such Discovered Policy to the extent that the calculation of the Effective Time Adjusted Statutory Reserves as finally determined did not reflect inclusion of the Discovered Policy, plus (B) the Quota Share of Premiums actually received by the Ceding Company in respect of such Discovered Policy at or after the Effective Time, minus (C) the Quota Share of the Reinsured Liabilities payable by the Reinsurer in respect of such Discovered Policy at or after the Effective Time, in the case of (B) and (C) until the date of inclusion of such Discovered Policy on Schedule VI of the Master Transaction Agreement and to the extent not otherwise reflected in the Cash Flow Amount as finally determined, each of (A), (B) and (C) as reasonably determined by the Ceding Company and (y) an amount equal to interest at an annual rate equal to five and three-quarters percent (5.75%) earned from the Effective Time until the date that such Discovered Policy is added to Schedule VI of the Master Transaction Agreement on an amount equal to the amount transferred pursuant to subclause (x) of this Section 2.7(a).

(b)With respect to any Discovered Policy that does not become a Reinsured Policy pursuant to Section 2.7(a) without the Reinsurer’s consent, the Parties shall cooperate and negotiate in good faith to consider adding such Discovered Policy as a Reinsured Policy and, if applicable, to determine the amount payable to the Reinsurer in respect of the inclusion of such Discovered Policy as a Reinsured Policy.

(c)Any Terminated Policy shall be removed from Schedule VI of the Master Transaction Agreement and the Reinsurer shall reasonably calculate the Effective Time Adjusted Statutory Reserves for such Terminated Policy and transfer to the Ceding Company (i) an amount equal to such Effective Time Adjusted Statutory Reserves to the extent that the calculation of Effective Time Adjusted Statutory Reserves, as finally determined and transferred to the Reinsurer, reflected such Terminated Policies, and (ii) an amount equal to interest at an annual rate equal to five and three-quarters percent (5.75%) earned from the Effective Time until the date that such Terminated Policy is removed from Schedule VI of the Master Transaction Agreement on an amount equal to the amount transferred pursuant to clause (i) of this Section 2.7(c).

Section 2.8.    Affiliate Retrocessions and Transfers. Without the prior written consent of the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed), the Reinsurer agrees to not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies to an Affiliate of the

Reinsurer other than retrocessions or transfers as are or would be effected on or after the fifth (5th) anniversary of the Closing Date, provided, however, as to any retrocession or transfer involving risks ceded with respect to the Reinsured Policies as is made to an Affiliate of the Reinsurer, such Affiliate reinsurer shall (a) undertake and assume an obligation to the Ceding Company to comply with the requirements of (i) Section 2.9 as respects further retrocessions thereby of risks associated with the Reinsured Policies, and (ii) Section 4.4 hereof concerning the management of any investments supporting liabilities and obligations associated with the Reinsured Policies ceded thereto and (b) agree any instance of recapture of risks ceded pursuant to this Agreement shall constitute an equivalent and automatic recapture of risks ceded under any such retrocessional coverage. For the avoidance of doubt, on or after the fifth (5th) anniversary of the Closing Date, the Reinsurer shall be permitted to retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies to an Affiliate of the Reinsurer without regard to the limitations set forth in (a)(i) above. Notwithstanding the foregoing, the Reinsurer shall not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies on a basis that the Reinsurer is not directly obligated to the Ceding Company or that reduces in any way the liability of the Reinsurer to the Ceding Company.

Section 2.9.    Third Party Retrocessions and Transfers.

(a)The Reinsurer agrees not to retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies to any unaffiliated third party prior to the fifth (5th) anniversary of the Closing Date.

(b)On or after the fifth (5th) anniversary of the Closing Date, in connection with any third party, unaffiliated retrocession or transfer, the Reinsurer agrees to not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies which, when taken together with all other third party transfers or retrocessions effected by the Reinsurer and its Affiliates, would retrocede or transfer more than eighty percent (80%) of the aggregate risks and liabilities assumed by the Reinsurer with respect to the Reinsured Policies taken as a whole.

(c)In each case of (a) and (b) above, the foregoing shall apply to the sale of any Affiliate as to which a retrocession of Reinsured Risks has occurred. For the avoidance of doubt, prior to the sale of any Affiliate to which Reinsured Liabilities have been retroceded as permitted hereunder, such retrocession shall be recaptured to the extent that the sale would result in the Reinsurer and its Affiliate retaining in the aggregate no less than 20% of the Reinsurer Liabilities hereunder.

(d)As to any third party, unaffiliated retrocession or transfer involving risks ceded with respect to the Reinsured Policies: (i) the Reinsurer will exercise reasonable diligence in evaluating the financial and operational reliability of its counterparty with respect to any such cession, and (ii) at the Ceding Company’s request, the Reinsurer will meet and confer with the Ceding Company concerning its views and perspectives on any such counterparty.

(e)Notwithstanding the foregoing, the Reinsurer shall not retrocede or otherwise transfer all or any portion of the risks and liabilities assumed by the Reinsurer with respect to the

Reinsured Policies on a basis that the Reinsurer is not directly obligated to the Ceding Company or that reduces in any way the liability of the Reinsurer to the Ceding Company.

ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATION; ADMINISTRATION

Section 3.1.    Payments by the Parties.

(a)On the Closing Date, the Ceding Company and the Reinsurer shall transfer amounts as set forth in Section 2.04 of the Master Transaction Agreement.

(b)Following the Closing Date, in accordance with Section 2.05 and Section 2.06 of the Master Transaction Agreement, the Parties will finalize the Initial Reinsurance Premium, interest on the Transferred Assets and Cash Flow Amount and make any adjustment payments or Trust Account deposits necessary to reflect the difference between the amounts reflected on the Final Statement of Net Settlement and the Estimated Statement of Net Settlement.

(c)The Ceding Company and the Reinsurer agree that in connection with the initial transfers to be made at Closing, Existing IMR Amount and the Transaction IMR Amount shall be calculated by the Ceding Company in accordance with the definitions of such terms set forth herein and ceded to the Reinsurer.

Section 3.2.    Additional Consideration.
(a)As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of Premiums actually received at or after the Effective Time by the Ceding Company (the “Additional Consideration”), but without duplication of the payment of the Cash Flow Amount paid pursuant to the Master Transaction Agreement, as finally determined.

(b)The Reinsurer shall have the right in accordance with the terms thereof to collect all Additional Consideration on behalf of the Ceding Company. The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Additional Consideration. The Parties intend the Ceding Company’s assignment pursuant to Section 3.2(a) to be a present assignment of all of the Ceding Company’s rights, title and interest in the Additional Consideration and not an assignment as collateral. To the extent that the Ceding Company recovers any Additional Consideration from any third party attributable to the Reinsured Policies, the Ceding Company shall hold such amounts in trust for the benefit of the Reinsurer and shall promptly transfer and deliver such amounts to the Reinsurer, together with any endorsements to effect the transfer and any pertinent information that the Ceding Company may have relating thereto. The Reinsurer is hereby authorized to endorse for payment to the Reinsurer any checks, drafts, money orders and other instruments pertaining to the Additional Consideration that are payable to, or to the order of, the Ceding Company and received by the Reinsurer pursuant to the terms of the Administrative Services Agreement, whether they are delivered to the Bank Accounts or otherwise transferred and delivered by the Ceding Company to the Reinsurer. Direct receipt by the Reinsurer or any of its Affiliates of any such amounts shall satisfy the Ceding Company’s obligations to transfer any such amount to the Reinsurer hereunder. Upon any recapture of the reinsurance ceded under this Agreement, the Additional Consideration shall be automatically re-assigned to the Ceding Company, without the need for any action on the part of the Parties.

Section 3.3.    Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.3 a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.4.    Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.5.    Offset. Except as otherwise provided under Applicable Law, or as to Claim amounts due to Policyholders or other Persons under the Reinsured Policies that are payable by the Reinsurer as administrator pursuant to the Administrative Services Agreement, any debits or credits incurred in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debits or credits and may be set off, and only the net balance shall be allowed or paid, regardless of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer. Such right shall apply to the full extent permitted under the laws of the state of domicile of the insolvent party.

Section 3.6.    Policy Administration. Subject to the Transition Services Agreement, the Reinsurer shall administer the Reinsured Policies on behalf of the Ceding Company, in each instance in accordance with the terms of the Administrative Services Agreement.

Section 3.7.    Bank Accounts. The Reinsurer may open and maintain lockboxes or bank accounts in the name of the Ceding Company with banking institutions for use by the Reinsurer in providing the administrative services thereunder (the “Bank Accounts”). The Reinsurer shall have the exclusive authority over the Bank Accounts including, without limitation, the exclusive authority to (a) designate the authorized signatories on the Bank Accounts, (b) issue drafts on and make deposits in the Bank Accounts in the name of the Ceding Company, (c) make withdrawals from the Bank Accounts and (d) enter into agreements with respect to the Bank Accounts on behalf of the Ceding Company; provided that in no event shall the Ceding Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts or be obligated to provide funding for the Bank Accounts. The Ceding Company shall do all things reasonably necessary at the Reinsurer’s expense to enable the Reinsurer to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions. The Ceding Company agrees that it shall not be entitled to (i) have any authorized signatories to the Bank Accounts or (ii) have any access to the funds in the Bank Accounts. The Ceding Company further agrees that, without the Reinsurer’s prior written consent, it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.

Section 3.8.    Reports from the Reinsurer.

(a)The Reinsurer shall provide to the Ceding Company periodic accounting and other reports with respect to the Reinsured Policies as specified in the Administrative Services Agreement. Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to the Ceding Company and by the Ceding Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of Reinsured Liabilities and direct receipt by the Reinsurer of Additional Consideration on an ongoing basis in its capacity under the Administrative Services Agreement.

(b)Each calendar quarter, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter, (x) with respect to quarters other than the last quarter of a calendar year, based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization or (y) with respect to the last quarter of a calendar year, as calculated by the Reinsurer. In addition, if the RBC Ratio of the Reinsurer as of any quarter-end is below the amount described in clause (a) of the definition of “FMV Triggering Event” herein, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the thirtieth (30th) calendar day following the applicable Capital Reporting Deadline, if applicable. Each such calculation shall include reasonable supporting detail with respect to such calculation.

(c)Each Party shall provide written notice to the other Party of the occurrence of any FMV Triggering Event within five (5) Business Days after it becomes aware of such occurrence. In addition, each Party shall promptly respond to the other Party’s reasonable inquiries from time to time concerning the determination of whether a FMV Triggering Event has occurred and is continuing.

(d)At the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company (i) a copy of its annual and quarterly NAIC statement blank and a copy of its annual audited statutory financial statements along with the audit report thereon and (ii) for each Affiliate to which the Reinsurer retrocedes any portion of the Reinsured Risks in accordance with Section 2.8, a copy of the annual and quarterly NAIC statement blank and a copy of the annual audited statutory financial statements of such retrocessionaire along with the audit report thereon (or comparable financial statements if the retrocessionaire is a non-U.S. insurer) and a calculation of the retrocessionaire’s quarterly and annual risk-based capital ratio (or comparable capital adequacy calculation if the retrocessionaire is a non-U.S. insurer).

Section 3.9.    Producers. As regards the Reinsured Policies, the Ceding Company shall not modify or amend, or waive any of its rights under, any agreement between it or any of its Affiliates, on the one hand, and any Producer, on the other hand, who has solicited, marketed or sold any of the Reinsured Policies, except (a) to the extent not related to the Reinsured Policies or (b) with the Reinsurer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 3.10.    Premium Rate Management During the Measurement Period.

(a)The Parties agree that, prior to the end of the Measurement Period, the Ceding Company shall submit for approval by the applicable Insurance Regulator or other Governmental Authority each of the Specified Actions. Any change to a Specified Action, including amount of requested rate increase, shall only be made at the direction of the Reinsurer pursuant to Section 3.10(b) or with the Reinsurer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. The Ceding Company shall use its commercially reasonable efforts during the Interim Period to implement any Specified Action for which approval has been received as promptly as practical following approval thereof. Following the Conversion Date, the Reinsurer shall use its commercially reasonable efforts to implement any Specified Action for which approval has been received as promptly as practical following approval thereof.

(b)During the Measurement Period, the Reinsurer may request that the Ceding Company (i) increase the requested rate increase (and, in connection therewith, may also identify specified benefit alternatives to be offered to policyholders in lieu of any approved premium rate increase) on its then-pending (or scheduled to be filed) Specified Actions (“Reinsurer Rate Increase Request”), or (ii) submit new premium rate increase requests (and, in connection therewith, may also identify specified benefit alternatives to be offered to policyholders in lieu of any approved premium rate increase) for any of the Reinsured Policies not scheduled for an increase pursuant to any Specified Action (“New Reinsurer Rate Increase Request”), in each case, if, in the good faith reasonable judgment of the Reinsurer, the ratio of actual to expected morbidity for the policy forms affected by such rate increase taken as a whole, determined by the Reinsurer in good faith by comparing actual experience with respect to the Reinsured Policies to the projected incurred claims as set forth on Schedule D, is in excess of 107% based on incurred claims measured on an annual basis for any full calendar year period commencing after the Effective Time and concluding prior to any date of calculation prior to the end of the Measurement Period. The Ceding Company shall cooperate in the making of such filings and consent to such requests provided that they meet the requirements set forth above and the rate increases would comply with the Premium Rate Increase Standard. Each Reinsurer Rate Increase Request or New Reinsurer Rate Increase Request shall include a certificate executed by the chief financial officer or chief actuarial officer of the Reinsurer in the form of Schedule E certifying the required adverse experience.

(c)The Ceding Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the Reinsurer in doing, all things necessary, proper or advisable to obtain any Specified Action, any Reinsurer Initiated Rate Increase or any New Reinsurer Rate Increase Request.

Section 3.11.    Premium Rate Management After the Measurement Period.

(a)Following the Measurement Period, if there has been adverse experience on the Reinsured Policies relative to the Reinsurer’s pricing expectations, the Reinsurer may request that the Ceding Company file (or permit the Reinsurer to file on its behalf as contemplated by the last sentence of Section 3.11(b) if permitted by Applicable Law) premium rate increases (and in connection therewith may also identify specified benefit alternatives to be offered to policyholders in lieu of any approved premium rate increase) with any applicable Insurance Regulators or any other Governmental Authority. Such filings shall (i) be prepared by the Reinsurer for submission to the applicable Insurance Regulators or other Governmental Authority, (ii) be in the name of the Ceding Company, (iii) indicate the Reinsurer’s support for the requested rate or other policy actions and (iv) request increases in the premium rates or other alternative policy changes (in amounts or types, as the case may be, requested by the Reinsurer) that may be charged or implemented with respect to the Reinsured Policies from time to time. The Ceding Company shall consent to such requests provided that the requirements set forth above are met and the rate increases would comply with the Premium Rate Increase Standard. In connection with any premium rate request following the Measurement Period, the Reinsurer shall (y) be responsible for providing any underlying analyses required by the Insurance Regulator or Governmental Authority, subject to the full cooperation and assistance of the Ceding Company as necessary and (z) provide a certificate executed by its chief financial officer or chief actuarial officer in the form of Schedule E certifying the required adverse experience.

(b)The Ceding Company shall cooperate with and provide reasonable assistance to the Reinsurer, each with respect to the making of any premium rates filings (“Premium Rate Filings”) pursuant to Section 3.11(a) with any Insurance Regulator or any other Governmental Authority; provided that, if the Reinsurer is not reasonably able to make such Premium Rate Filings itself, the Ceding Company shall make such Premium Rate Filings. The Ceding Company shall provide copies of all written communications, and a summary of all oral communications, with any Insurance Regulator or any other Governmental Authority with respect to any Premium Rate Filing with respect to the Reinsured Policies as soon as practicable (and, in any event, within five (5) Business Days after the date of such communication). The Reinsurer shall prepare and provide to the Ceding Company for filing a proposed response to such communication as soon as practical and, in any event, with adequate time for the filing of a response within the time period specified by such Insurance Regulator or any other Governmental Authority. Notwithstanding the foregoing, the Ceding Company may, as an alternative to making Premium Rate Filings, arrange for the Reinsurer to be designated as a party authorized to make such filings itself through the National Association of Insurance Commissioners System for Electronic Rates & Form Filing (“SERFF”), in which event the Ceding Company shall have view rights as to such filings and the Reinsurer shall promptly (and in any event within five (5) Business Days) notify the Ceding Company in writing of each written communication, and a summary of any oral communication, with any Insurance Regulator or other Governmental Authority with respect to any Premium Rate Filing and, if not available for viewing on SERFF, provide a copy thereto to the Ceding Company.

(c)The Ceding Company shall not submit any documentation to any Insurance Regulator or any other Governmental Authority with respect to any Premium Rate Filing without the prior written consent of the Reinsurer. The Ceding Company shall provide the Reinsurer the opportunity to participate in all communications initiated by the Ceding Company or with respect to which the Ceding Company has reasonable notice, whether in person, by phone or electronically, between the Ceding Company and any Insurance Regulator or any other Governmental Authority with respect to any Premium Rate Filing.

Section 3.12.    General Premium Rate Management.

(a)Except for filings made pursuant to Section 3.10 or Section 3.11, the Ceding Company shall not seek any premium rate increases or other policy modifications or adjustments, including waiver of rights, effective as to any of the Reinsured Policies without the prior written consent of the Reinsurer.

(b)Without the prior written consent of the Reinsurer, the Ceding Company shall not enter into any settlement or arrangement with respect to any Premium Rate Filing with any Insurance Regulator or any other Governmental Authority, or make any changes to Premium Rate Filings.

(c)The Ceding Company shall notify the Reinsurer of its intention to seek premium rate increases on any of its long term care business not included in the Business. In connection with any submission for premium rate increases on any of its long term care business not included in the Business, the Ceding Company shall refrain from requesting or agreeing to new or additional requirements, restrictions or other limitations on the Ceding Company, or the Reinsurer or otherwise pertaining to the ability to seek premium rate increases on the Reinsured Policies, and the Ceding Company shall not enter into any settlement or arrangement with any Insurance Regulator or any other Governmental Authority that would impose any such new or additional requirements, restrictions or limitations on premium rate increases on the Reinsured Policies, in each case without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, delayed or conditioned.

(d)In connection with Premium Rate Filings, the Reinsurer shall refrain from requesting or agreeing to new or additional requirements, restrictions or other limitations on the Ceding Company or otherwise pertaining to the ability of the Ceding Company to seek premium rate increases on any of the long term care business of the Ceding Company not included in the Business, and the Reinsurer shall not enter into any settlement or arrangement with any Insurance Regulator or any other Governmental Authority that would impose any such new or additional requirements, restrictions or limitations on premium rate increases by the Ceding Company, in each case without the prior written consent of the Ceding Company, such consent not to be unreasonably withheld, delayed or conditioned.

Section 3.13.    Experience Refunds. In accordance with the provision and requirements of Schedule F hereto, the Reinsurer shall pay to the Ceding Company an experience refund with respect to the Implemented Specified Actions. In the event the Ceding Company submits a Reinsurer Rate Increase Request in lieu of submission of a Specified Action, the Ceding Company shall be entitled to payment of the Experience Refund in accordance with Schedule F as if such Specified Action qualified as an Implemented Specified Action.

Section 3.14.    Expense Reimbursements. The Reinsurer shall owe to the Ceding Company for each calendar month during the term of this Agreement an amount equal to the sum of (a) one and six tenth percent (1.6%) of the net Premiums received after the Effective Time by the Ceding Company, or the Reinsurer on behalf of the Ceding Company, with respect to the Reinsured Policies during such month, which shall be in lieu of reimbursing the Ceding Company for premium tax and guaranty fund assessment amounts incurred by the Ceding

Company allocable to such Premiums, plus (b) seven tenths percent (0.7%) of the net Premiums received after the Effective Time by the Ceding Company, or the Reinsurer on behalf of the Ceding Company, with respect to the Reinsured Policies during such month, which shall be in lieu of reimbursing the Ceding Company for any amounts due under any of the Producer Agreements or otherwise payable to Producers, but in the case of each of clause (a) and clause (b), without duplication of the Cash Flow Amount paid pursuant to the Master Transaction Agreement, as finally determined. The Reinsurer shall pay such amounts to the Ceding Company pursuant to the terms of the Administrative Services Agreement.

Section 3.15.    No Third Party Reinsurance. The Ceding Company shall not enter into any agreement to reinsure or otherwise transfer the Business with any Person other than the Reinsurer without the prior consent of the Reinsurer.

ARTICLE IV.

LICENSES; RESERVE CREDIT; SECURITY

Section 4.1.    Licenses; Reserve Credit.

(a)At all times during the term of this Agreement, the Reinsurer shall hold and maintain its license or accreditation in the Applicable State so that the Ceding Company may receive Reserve Credit. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing or accreditation in an Applicable State or other condition that would be reasonably likely to result or has resulted in any loss of, or impairment to, Reserve Credit. In addition, in furtherance of the performance of the Reinsurer’s obligations under Section 4.1(a), Section 4.1(b) and Section 4.1(d), the Ceding Company and the Reinsurer agree to amend this Agreement, the Trust Agreement or any other Transaction Agreement or execute such additional documents as may be required to ensure continued Reserve Credit on the basis of the licensure or accreditation of the Reinsurer in the Applicable State or the Reinsurer’s provision of collateral, including pursuant to Applicable Reserve Credit Laws.

(b)If the Ceding Company shall be determined to be not entitled to Reserve Credit for the reinsurance provided hereby in any Applicable State, the Ceding Company shall forward to the Reinsurer a statement of the Reinsurer’s share of such ceded obligations and the amounts of additional collateral as are then required to establish the basis for such Reserve Credit and, as promptly as commercially practicable under the circumstances (but in all events within thirty (30) days following the occurrence of such event or, if earlier, the last day provided under Applicable Law for providing such collateral to avoid a loss of Reserve Credit), the Reinsurer shall, at its option and at its expense, take all steps with respect to (i) the deposit by the Reinsurer of additional assets into the Trust Account or (ii) posting one or more Qualifying Letters of Credit as are necessary to permit the Ceding Company to obtain Reserve Credit.

(c)Upon the occurrence and continuation of a Reserve Credit Event, in the event that the Adjusted Statutory Reserves according to SAP as applicable to the Reinsured Policies at such time are materially higher than they would have been under SAP in effect at the Effective Time due to changes in statutory accounting principles, the Ceding Company will cooperate with the Reinsurer in good faith during the thirty (30) day period following the occurrence of such

Reserve Credit Event to seek a permitted practice or other regulatory relief such that the Reinsurer is not required to provide full collateral with respect to such increased reserves in order for the Ceding Company to receive full credit for reinsurance. Notwithstanding the foregoing, the Ceding Company shall not be required to (i) delay compliance with any such change in accounting principles or (ii) adopt any such permitted practice or other regulatory relief if such delay in compliance or the adoption of such permitted practice or regulatory relief is reasonably likely to result in a material adverse effect on the business, results of operations, financial condition, prospects or ratings of the Ceding Company.

(d)Notwithstanding any of the foregoing provisions of Section 4.1(a) or Section 4.1(b), upon the occurrence and continuation of a Qualifying Reserve Credit Event, (i) at the Ceding Company’s request made in writing in conjunction with an exercise of rights under Section 7.3 hereof as respects a Recapture Triggering Event described in clause (c) of the definition of such term which is then continuing and in connection with the completion of the subject recapture, the Reinsurer shall purchase Surplus Notes in an amount requested by the Ceding Company but not in excess of the Surplus Note Funding Amount or (ii) in lieu of such funding commitment and at the Reinsurer’s option in its sole discretion, the Reinsurer shall take, and the Ceding Company shall cooperate in good faith with the Reinsurer in taking, any action required to ensure that the Ceding Company shall continue to receive Reserve Credit.

(e)In the event of a Reserve Credit Event not attributable to the failure of the Reinsurer to be licensed or accredited in the Applicable State or to provide collateral, the Parties shall cooperate in good faith during the seventy-five (75) day period following the occurrence of such Reserve Credit Event to (i) provide information (subject to the other terms and conditions of this Agreement relating to cooperation and sharing of information) reasonably requested by the other to enable the requesting Party to analyze the causes and potential implications of such Reserve Credit Event and (ii) meet in order to: (A) exchange and review their respective views as to such Reserve Credit Event; (B) discuss potential approaches that would avoid such Reserve Credit Event or mitigate its impact; and (C) negotiate in good faith to attempt to agree to modify the terms of this Agreement, on mutually acceptable terms and on an equitable basis, in a way that would eliminate such Reserve Credit Event.

Section 4.2.    Security.

(a)On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement. Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 2.04(b) of the Master Transaction Agreement and Section 3.1.

(b)In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Section 4.6 and Section 4.7 hereof, the Reinsurer shall ensure that the Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value equal to the excess of the Required Balance over the stated amount of Qualifying Letters of Credit if permitted by Section 4.1(b). All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.

(c)The Reinsurer shall calculate the Required Balance and shall determine the Adjusted Statutory Reserves in accordance with SAP as in effect at the Effective Time applicable to the Ceding Company and otherwise in accordance with the Specified Accounting Principles; provided that, if a FMV Triggering Event has occurred and is continuing as a result of clause (c) of the definition of “FMV Triggering Event”, the Ceding Company shall calculate the Required Balance and shall determine the Adjusted Statutory Reserves in accordance with SAP as in effect as of the date of such determination and otherwise in accordance with the Specified Accounting Principles.

(d)During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account.

Section 4.3.    Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent.

Section 4.4.    Eligible Assets. The assets that may be held in the Trust Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the Reinsurer Domiciliary State; provided that (a) each such investment that is a security is issued by an institution that is not the Reinsurer, the Ceding Company or an Affiliate of either Party and (b) such investments comply with the Investment Guidelines; provided, further, that during the continuance of a Reserve Credit Event, such assets shall also meet all requirements under the insurance laws of the Applicable State with respect to providing Reserve Credit to the Ceding Company (the assets meeting the requirements of this sentence being the “Eligible Assets”). Notwithstanding anything else in this Agreement to the contrary, if at any time there are assets in the Trust Account that were Eligible Assets at the time of deposit into the Trust Account but subsequently became assets that are not Eligible Assets, the Reinsurer will not be deemed to have breached the requirements of this Article IV if such assets are replaced with Eligible Assets within the earlier of (i) fifteen (15) Business Days after such assets become non-Eligible Assets or (ii) the last day of the calendar quarter in which such assets fail to be Eligible Assets.

Section 4.5.    Deposit of Assets. Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary and consistent with the terms of this Agreement and the Trust Agreement negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 4.6.    Modification During a FMV Triggering Event. The Parties acknowledge and agree that, upon the occurrence of a FMV Triggering Event, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, so long as such FMV Triggering Event continues, as described herein and in the Trust Agreement. Provisions that will automatically become modified upon the occurrence and during the continuation of a FMV Triggering Event are as follows: (a) the assets constituting Eligible Assets shall be modified as set forth in Section 4.4 (if a Reserve Credit Event has occurred); (b) the valuation of Eligible Assets in the Trust Account under Section 4.2(b) hereof and all other applicable sections of this Agreement shall be modified from Statutory Book Value to Fair Market Value; (c) Section 4.7(a) governing the use and application of assets in the Trust Account by the Ceding Company prior to a FMV Triggering Event shall not apply, and (d) Section 4.7(b) governing the use and application of assets in the Trust Account during the continuance of a FMV Triggering Event by the Ceding Company shall apply. In addition, as soon as is practicable, but not more than ten (10) Business Days following the date on which the Reinsurer becomes aware of the occurrence of a FMV Triggering Event the Reinsurer shall (i) substitute any assets in the Trust Account that are not Eligible Assets for assets which are Eligible Assets, and (ii) deposit additional assets consisting of Eligible Assets in the Trust Account and/or provide Qualifying Letters of Credit sufficient to ensure that the aggregate Fair Market Value of the Eligible Assets in the Trust Account, together with the available amount under Qualifying Letters of Credit (if any), is not less than the Required Balance as of the last day of the immediately prior calendar quarter end, computed taking into account the occurrence of a FMV Triggering Event, and, in the case of a Reserve Credit Event, complying with the provisions of Section 4.1(b) taking into consideration any modifications of obligations in accordance with Section 4.1(c), if applicable. Upon the termination of any FMV Triggering Event, the above-described modifications to the provisions hereof shall cease to apply, and this Agreement shall be interpreted and applied as though no FMV Triggering Event had occurred. The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that an FMV Triggering Event that has occurred is no longer continuing.

Section 4.7.    Ceding Company Draws or Withdrawals.

(a)Outside a FMV Triggering Event. So long as no FMV Triggering Event has occurred and is continuing, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, (A) which amounts have not been paid by the Reinsurer within ten (10) days following its receipt of a specific written notice thereof or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding Company the Terminal Settlement. The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.

(b)During a FMV Triggering Event. During the continuation of a FMV Triggering Event, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust

Account may be withdrawn, and any Qualifying Letters of Credit may be drawn, by the Ceding Company, or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or the Reinsurer, at any time without notice or consent from the Reinsurer but only for one or more of the following purposes:

(i)	to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Policies reinsured hereunder because of cancellations of the Reinsured Policies;

(ii)	to reimburse the Ceding Company for the Reinsurer’s share of benefits or losses payable by the Ceding Company pursuant to the provisions of the Reinsured Policies reinsured hereunder;

(iii)
to fund a segregated account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company liabilities for Reinsured Policies ceded hereunder. The account must include, but not be limited to, amounts for policy reserves, claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premium reserves; or

(iv)	to pay any other amounts the Ceding Company claims are due hereunder.

The Ceding Company shall return to the Trust Account (x) within five (5) Business Days after withdrawal, assets withdrawn in excess of all amounts due under Sections 4.7(b)(i), (ii) and (iv), or (y), in the case of Section 4.7(b)(iii), assets that are subsequently determined not to be due, within five (5) Business Days of such determination. The Ceding Company shall pay to the Reinsurer interest on such excess withdrawn amounts under Sections 4.7(b)(i), (ii) or (iv) at the Interest Rate for the period that such assets are held by the Ceding Company. Any such excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in paragraphs (i), (ii) and (iv) of Section 4.7(b). The Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn or drawn upon under Section 4.7(b)(iii), equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account so long as after payment of such interest the sum of the Fair Market Value of the assets in such segregated account, the Fair Market Value of any remaining assets in the Trust Account and the stated amount of Qualifying Letters of Credit, equals at least, in the aggregate, the Required Balance, and shall otherwise credit to such segregated account all such income earned on the assets in such segregated account. The Ceding Company may at any time substitute or exchange any assets held in such account and invest or reinvest such assets; provided that the assets so substituted or exchanged and all reinvestment assets are Eligible Assets.
Section 4.8.    Designated Administrative Account.

(a)So long as no Reserve Credit Event has occurred and is continuing, the Ceding Company and the Reinsurer agree that cash and cash equivalents maintained in the Trust Account may be withdrawn by the Reinsurer on a monthly basis in an amount up to the Monthly Funding Limit, or such larger amount to which the Ceding Company may consent (such consent to relate solely to this Section 4.8(a) and not to be unreasonably withheld, conditioned or delayed), and transferred to the Designated Administrative Account and any such withdrawals shall not be subject to the limitations contained in Section 4.9ý with regard to the ratio of Statutory Book Value to Fair Market Value of Eligible Assets held in the Trust Account. Such amounts shall be withdrawn in accordance with the terms of the Trust Agreement. The Ceding Company and the Reinsurer agree to promptly notify the Trustee of each change to the Monthly Funding Limit.

(b)The Ceding Company agrees that, during the continuation of a Reserve Credit Event, it will withdraw cash and cash equivalents maintained in the Trust Account on a monthly basis in an amount determined by the Reinsurer up to the Monthly Funding Limit, or such larger amount to which the Ceding Company may consent (such consent to relate solely to this Section 4.8(b) and not to be unreasonably withheld, conditioned or delayed), and transfer such cash and cash equivalents to the Designated Administrative Account, and such withdrawals shall not be subject to the limitations contained in Section 4.9 with regard to the ratio of Statutory Book Value to Fair Market Value of Eligible Assets held in the Trust Account; provided that, following such withdrawal, (i) the aggregate Fair Market Value of the Eligible Assets plus (B) the face amount of any Qualifying Letters of Credit is no less than 102% of the amount that would be required to be held in the Trust Account as of end of the prior calendar month, calculated based on the most recent report delivered by the Reinsurer under Section 4.9, in order to provide the Ceding Company with Reserve Credit as of the end of such calendar month. Such amounts shall be withdrawn in accordance with the terms of the Trust Agreement. The Ceding Company and the Reinsurer agree to promptly notify the Trustee of each change to the Monthly Funding Limit. The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that a Reserve Credit Event that has occurred is no longer continuing.

Section 4.9.    Adjustment of Security and Withdrawals.

(a)The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each calendar quarter after the Effective Time based on (1) the Required Balance as of the end of such calendar quarter and (2) the Statutory Book Value or, during the continuation of a FMV Triggering Event, the Fair Market Value, of Eligible Assets and the stated amount of any Qualifying Letters of Credit as of the end of such calendar quarter. For the avoidance of doubt, the Reinsurer is not required to provide security in excess of the Required Balance and is entitled to withdraw amounts held in the Trust Account to the extent in excess of the Required Balance, in accordance with the procedures set forth in the Trust Agreement. The amount of security held in the Trust Account shall be adjusted as follows:

(i)	So long as no FMV Triggering Event has occurred and is continuing:

(1)	If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under Section 4.9(b), then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

(2)
If the aggregate Statutory Book Value of the Eligible Assets in the Trust Account as of the end of such calendar quarter exceeds the Required Balance, then, in addition to the withdrawal rights set forth in Section 4.9(a), the Reinsurer shall have the right to withdraw such excess in accordance with Section 2(b) of the Trust Agreement, provided that the ratio of the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account to the aggregate Fair Market Value of such assets will not increase as a result of such withdrawal other than de minimis increases associated with the removal of cash or cash equivalents.

(ii)	During the continuation of a FMV Triggering Event:

(1)
If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter plus the stated amount of any Qualifying Letters of Credit as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under Section 4.9(b), then the Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account and/or increase the stated amount of any Qualifying Letters of Credit so that the aggregate Fair Market Value of the Eligible Assets held in the Trust Account plus the face amount of any Qualifying Letters of Credit is not less than the Required Balance.

(2)
If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account plus the stated amount of any Qualifying Letters of Credit as of the end of such calendar quarter exceeds the Required Balance, then the Reinsurer shall have the right to withdraw such excess in accordance with Section 2(b) of the Trust Agreement or reduce the stated amount of any Qualifying Letters of Credit.

(b)Subject to Section 4.9(c) below, the Reinsurer shall furnish a report (each, a “Quarterly Report”) to the Ceding Company no later than ten (10) Business Days following the end of each calendar quarter (the “Security Funding Reporting Date”); provided that, notwithstanding the foregoing, with respect to the first calendar quarter beginning after the Closing Date, the Security Funding Reporting Date shall be a date no later than thirty (30) calendar days following the end of such calendar quarter. Each Quarterly Report shall include working papers supporting the determination of the Required Balance and a listing of each asset in the Trust Account setting forth the Statutory Book Value and Fair Market Value, as applicable, of each such asset as of the end of the relevant Accounting Period and indicating if any such asset is not an Eligible Asset. In the event that the Ceding Company disagrees in good faith with the Reinsurer’s calculation of Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset as set forth in such report, the Ceding Company may, within ten (10) Business Days after its receipt of the Quarterly Report, deliver written notice to the Reinsurer of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(c)In the event that the Ceding Company is responsible for calculating the Required Balance pursuant to Section 4.2(c), in lieu of the corresponding element in the Reinsurer’s Quarterly Report, the Ceding Company shall deliver to the Reinsurer no later than ten (10) Business Days following the end of each calendar quarter for any such quarter in which the Ceding Company shall calculate the Required Balance, a report setting forth its calculation of the Required Balance (the “Ceding Company Required Balance Report”). For any quarter in which the Ceding Company shall deliver a Ceding Company Required Balance Report, the Security Funding Reporting Date shall be a date that is ten (10) Business Days following receipt of the Ceding Company Required Balance Report. In the event that the Reinsurer disagrees in good faith with the Ceding Company’s calculation of Required Balance, the Reinsurer may, within ten (10) Business Days after its receipt of the Ceding Company Required Balance Report, deliver written notice to the Reinsurer of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(d)Any resolution as to disagreements arising under Section 4.9(b) or Section 4.9(c) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within ten (10) Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, or the Reinsurer delivers written notice of such disagreement to the Ceding Company, as the case may be, the Parties shall jointly request the Independent Accountant to determine the Required Balance or the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset as of the relevant date. The Independent Accountant’s determination of the Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties. Each Party shall pay one-half of the Independent Accountant’s fees, costs and expenses associated with the Independent Accountant’s determination. After a final and binding resolution of any dispute described in this Section 4.9(d) is reached, the Parties agree to make any necessary adjustments under Section 4.9(a) so that (i) absent the occurrence and continuation of a FMV Triggering Event, the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance, or (ii) during the continuation of a FMV Triggering Event, the sum of the aggregate Fair Market Value of the Eligible Assets held in the Trust Account plus the stated amount of Qualifying Letters of Credit is not less than the Required Balance. In connection with any such disagreement regarding the Fair Market Value of an asset in the Trust Account that does not have a readily observable market price, the Reinsurer shall, upon reasonable request, promptly provide the Ceding

Company with a third party valuation analysis prepared by a nationally reputable valuation firm, the reasonable out-of-pocket costs of which will be borne equally by the parties.

ARTICLE V.

OVERSIGHTS; COOPERATION

Section 5.1.    Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 5.2.    Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any required regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

ARTICLE VI.

INSOLVENCY

Section 6.1.    Insolvency of the Ceding Company.

(a)In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Policyholders or other payees under the Reinsured Policies on the basis of the liability of the Ceding Company under the Reinsured Policies without diminution because of the insolvency of the Ceding Company.

(b)It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Policy within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to Applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. To the extent the Reinsurer makes a payment directly to a Policyholder or other beneficiary pursuant to this Section 6.1, (i) the Reinsurer’s corresponding obligation to make such payment under this Agreement shall be deemed satisfied and (ii) the Reinsurer shall be subrogated to all rights of the Ceding Company to the extent of such payment.
ARTICLE VII.

DURATION; RECAPTURE

Section 7.1.    Duration. This Agreement shall continue in force until such time as (a) the Ceding Company’s Liability arising out of or resulting from all Reinsured Policies is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s Liabilities incurred hereunder prior to such termination, or (b) in accordance with Section 7.3, the Ceding Company has elected to recapture the reinsurance of Reinsured Policies in full, and the Terminal Settlement has been completed in accordance with Section 7.3.

Section 7.2.    Survival. Notwithstanding the other provisions of this Article VII, the terms and conditions of Articles I, VII and VIII and the provisions of Sections 11.1, 11.4, 11.5, 11.11 and 11.13 shall remain in full force and effect after the termination of this Agreement.

Section 7.3.    Recapture.

(a)Except with respect to a Recapture Triggering Event described in clause (e) of the definition of “Recapture Triggering Event”), following the initial occurrence of a Recapture Triggering Event but only if such Recapture Triggering Event is still continuing, the Ceding Company shall have the right (but not the obligation), within one hundred eighty (180) days after such initial occurrence, to recapture all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture; provided that, with respect to a Recapture Triggering Event described in clause (e) of the definition of “Recapture Triggering Event”, the Ceding Company shall have the obligation to provide such written notice simultaneously with the occurrence of such event. Recapture of the Reinsured Policies shall be effective on the thirtieth (30th) day following the day on which the Ceding Company has provided the Reinsurer with such notice or such later day as set forth in the Ceding Company recapture notice (the “Recapture Date”). Without prejudice as to any obligations, rights or remedies of any Party under any other Transaction Agreement, upon a recapture by the Ceding Company, the Ceding Company shall recapture all Liabilities arising under or resulting from the Reinsured Policies, other than the Reinsurer Extra-Contractual Obligations.

(b)Following a recapture pursuant to Section 7.3(a), subject to the satisfaction of payment obligations described in Section 7.3, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Policies other than the obligations under the provisions that expressly survive termination as provided in Section 7.2. Following the consummation of the recapture, the Reinsurer shall be relieved of ongoing responsibilities for servicing the Reinsured Policies in accordance with the Administrative Services Agreement. Notwithstanding the foregoing, a recapture pursuant to this Section 7.3 will not affect unpaid obligations or Liabilities due and owing under any of the Transaction Agreements.

(c)Notwithstanding the remedies contemplated by this Article VII or the other Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement or any other Transaction Agreement in lieu of exercising the remedies in Article VII, and it shall be no defense to any such claim that such Party might have had other recourse.

(d)Following a recapture of this Agreement pursuant to this Article VII, the Reinsurer shall have the right to engage its own legal representation, at its own cost and expense, and control the defense of any Action, claim or demand with respect to Reinsurer Extra-Contractual Obligations; provided that the Ceding Company shall cooperate with the Reinsurer in good faith with respect to any such Action, claim or demand. In addition, in connection with the Reinsurer’s defense of such Action, claim or demand, subject to compliance with Applicable Law, the Ceding Company shall provide the Reinsurer with access to its books and records and personnel, including, to the extent the Ceding Company has rights thereto, such Representatives, Third Party Administrators and Producers of the Ceding Company and its Affiliates as shall have relevant information concerning such Reinsurer Extra-Contractual Liabilities unless providing such access would (i) jeopardize any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (ii) contravene any Applicable Law, court order, regulatory agreement or agreement (including any confidentiality agreement to which the Ceding Company or any its Affiliates is a party), it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would otherwise enable access to the Reinsurer to such materials without so jeopardizing its privilege or contravening such Applicable Law, court order, contractual duty or agreement. Notwithstanding anything to the contrary herein, the failure by the Ceding Company to provide such access shall release the Reinsurer from its continuing obligations with respect to Reinsurer Extra-Contractual Obligations to the extent the Reinsurer is actually prejudiced by such failure.

Section 7.4.    Recapture Payments.

(a)In connection with a recapture pursuant to Section 7.3, the Ceding Company shall prepare a settlement statement within fifteen (15) calendar days after the Recapture Date (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule B (the “Terminal Settlement”). If the undisputed amount of the Terminal Settlement is positive, then within ten (10) Business Days following the date on which the Ceding Company delivers the Terminal Settlement Statement to the Ceding Company (i) the Reinsurer and the Ceding Company shall instruct the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company assets with a Fair Market Value equal to such undisputed amount to the extent not otherwise paid by the Reinsurer in cash prior to such date (or if the assets in the Trust Account are insufficient for such payment, instruct the Trustee to transfer all assets remaining in the Trust Account to the Ceding Company) and (ii) if the assets in the Trust Account are insufficient for payment of such undisputed amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash. If the undisputed amount of the Terminal Settlement is negative, then within ten (10) Business Days following the date on which the Ceding Company delivers the Terminal Settlement Statement to the Ceding Company, the Ceding Company shall pay to the Reinsurer the amount of the Terminal Settlement in cash. In addition, following the Terminal Settlement, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article IV shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.

(b)In the event that the Reinsurer disagrees with the calculation of the Terminal Settlement, the Reinsurer shall within ten (10) Business Days after its receipt of such report deliver written notice to the Ceding Company of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Reinsurer, either Party may request the Independent Accountant to determine the Terminal Settlement. The Independent Accountant’s determination of the Terminal Settlement shall be final and binding upon the Parties. The fees, costs and expenses associated with the Independent Accountant’s determination shall be allocated between the Ceding Company and the Reinsurer in accordance with the Independent Accountant’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute. Within ten (10) Business Days after a final and binding resolution of any dispute described in this Section 7.4(b) is reached, the Parties agree to make any necessary adjustments under Section 7.4(a).

ARTICLE VIII.

INDEMNIFICATION

Section 8.1.    Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Ceding Company Indemnified Parties to the extent arising from any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement.

Section 8.2.    Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, Representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (i) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement or (ii) any Excluded Liability.

Section 8.3.    Applicability of Master Transaction Agreement. The procedures, but not the limitations, set forth in Sections 8.05, 8.06 and 8.08 of the Master Transaction Agreement shall apply to Indemnifiable Losses under this Article VIII.

Section 8.4.    Waiver of the Duty of Utmost Good Faith. The Ceding Company and the Reinsurer each hereby absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with this Agreement, the Master Transaction Agreement or any other Transaction Agreement.

ARTICLE IX.

DAC TAX

Section 9.1.    DAC Tax.

(a)The Ceding Company and the Reinsurer hereby agree that the joint election provided for in Regulation 1.848-2(g)(8) will not be made.

(b)Both parties to this Agreement agree to exchange information pertaining to the amount of the net consideration (as defined in Treasury Regulations section 1.848-2(f)) under this Agreement each year to ensure consistency or as otherwise required by the U.S. Internal Revenue Service. If requested, either party will provide supporting information reasonably requested by the other party with appropriate certification as to completeness, accuracy and consistency with the providing party’s books and records.

ARTICLE X.

MANAGEMENT OF ACTIONS

Section 10.1.    Certain Notifications. Each Party shall as promptly as reasonably practicable (and in no event later than five (5) Business Days after such Party becomes aware of such matter) notify the other Party of the occurrence of any of the following; (x) the commencement, or, to its knowledge, threatened commencement (provided that the Ceding Company shall not be required to provide notice of such threatened commencement prior to the Conversion Date), by any Person other than a Governmental Authority of an Action that relates to the Business or any of the Reinsured Policies, (y) the commencement, or, to its knowledge, threatened commencement (provided that the Ceding Company shall not be required to provide notice of such threatened commencement prior to the Conversion Date), by a Governmental Authority of a claim, examination, inquiry, dispute or other Action that relates to the administration of the Transaction Agreements or relates to the Business or the Reinsured Policies and (z) without duplication of the foregoing, any other matter, fact or circumstances involving the assertion or, to its knowledge, threatened assertion (provided that the Ceding Company shall not be required to provide notice of such threatened assertion prior to the Conversion Date) by any Person of any claim or assertion which, if resolved adversely to the Ceding Company or the Reinsurer, as applicable, would reasonably be expected to have an adverse effect on the financial or operating interests of the Ceding Company or the Reinsurer with respect to the Reinsured Policies. Any such notification shall include a reasonably detailed synopsis of the underlying matter, including (i) a summary of the nature and status of any such dispute, Action, examination or inquiry, as the case may be, (ii) a description of the alleged acts, errors or omissions giving rise to such matter, (iii) a statement as to whether, in the view of such Party based on the facts and circumstances as then known or apparent, such matter constitutes in whole or in part, or may reasonably be expected to give rise to, an assertion of (A) an Excluded Liability, including, without limitation, a Ceding Company Extra-Contractual Obligation, or (B) a Reinsured Liability, including, without limitation, a Reinsurer Extra-Contractual Obligation and (iv) as commercially practicable, copies of any files or other documents that such other Party may reasonably request in connection with its review of such matters.

Section 10.2.    Control of Actions. Subject to the requirements of Section 10.3 hereof, with respect to any claim, examination, inquiry, dispute or Action that relates to the Business or any of the Reinsured Policies:

(a)As respects the Specified Litigation, the Ceding Company shall be the Controlling Party.

(b)If such Action is, or involves the assertion of, an Excluded Liability, including, without limitation, a Ceding Company Extra-Contractual Obligation, by a Person other than a Governmental Authority, then the Ceding Company shall be and remain the Controlling Party.

(c)If such Action is, or involves solely the assertion of, a Reinsured Liability by a Person other than a Governmental Authority, then the Reinsurer shall be the Controlling Party with respect to such matter.

(d)If such claim, examination, inquiry, dispute or Action is, or involves assertions or claims made by or on behalf of a Governmental Authority, then, as respects such assertions or claims (i) as are (y) unrelated to the Business or (z) related to but not predominantly related to the Business (in each case including as determined pursuant to Section 11.6 hereof), the Ceding Company shall be the Controlling Party and (ii) as are predominantly related to the Business (including as determined pursuant to Section 11.6 hereof), the Reinsurer shall be the Controlling Party; provided that, with respect to any such claim, examination, inquiry, dispute or Action that is predominantly related to the Business, after the Conversion Date, the Reinsurer shall prepare, with a copy to the Ceding Company, such response to the Governmental Authority as required within the Governmental Authority’s requested time frame for response or if no such time frame is provided, within the time frame as allowed by Applicable Law; provided that, if the Reinsurer prepares the proposed response, it shall, to the extent practicable, provide such proposed response to the Ceding Company for its prior review and shall take into account any recommendations of the Ceding Company that are provided to the Reinsurer in a timely manner with respect to such response and shall not unreasonably reject such recommendation or settle or compromise any such claim, examination, inquiry, dispute or Action without the Ceding Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(e)Except as to Actions relating solely to Reinsured Liabilities (with respect to which the Reinsurer shall be the Controlling Party), not more than once during the pendency of any matter described in one or more of clauses (b) or (d)(ii) of this Section 10.2, provided that the

Non-Controlling Party has an RBC Ratio (or, with respect to the Ceding Company, calculated in the same manner as RBC Ratio) of at least 200% at such time, the Non-Controlling Party shall have the right to irrevocably assume control of the defense and management of the subject matter and thereafter to be and remain the Controlling Party with respect thereto; provided, however, that any such undertaking shall be made in writing and will result in a waiver of such Party’s rights under Section 11.6(e) with respect to the underlying matter; provided, further, that such assuming Controlling Party shall be liable for all damages, losses, liabilities, obligations, costs and expenses arising out of such matter after the date that it assumes the role of Controlling Party.

(f)Notwithstanding anything in this Agreement to the contrary, the Ceding Company, upon written notice to the Reinsurer and at its own cost and expense, without waiving any right to indemnification or payment that it may have under the terms of any Transaction Agreement, shall have the right, but not the obligation, to supervise and control the defense and or settlement of any examination or Action initiated by a Governmental Authority that relate predominantly to the Business that (i) seeks an order, injunction or other equitable relief against the Ceding Company or any of its Affiliates or the conduct of business by the Ceding Company and its Affiliates or (ii) if successful, would reasonably be expected to materially interfere with the business, financial condition, or reputation of the Ceding Company or any of its Affiliates. In such event, the Ceding Company shall become the Controlling Party; provided that the Ceding Company shall (A) ensure that the Reinsurer has an opportunity to consult with the Ceding Company with respect to such examination or Action and shall ensure that any recommendations of the Reinsurer with respect thereto are considered by the Ceding Company, (B) act reasonably and in good faith in determining the course of action with respect to such examination or Action, (C) give to the Reinsurer a copy of any proposed written response or other material written communications to the Governmental Authority with respect to such examination or Action and a reasonable opportunity to provide comments thereon, which comments shall be considered in good faith by the Ceding Company and (D) give to the Reinsurer reasonable prior written notice of the time and place when any meetings or telephone calls are scheduled with the Governmental Authority with respect to such examination or Action and, if permitted by such Governmental Authority, provide the Reinsurer the opportunity to attend and participate in any such meeting or telephone call.

Section 10.3.    Obligations of Controlling Parties.

(a)At its own cost and expense, the Controlling Party shall adequately supervise, manage and control the investigation, contest, defense and/or settlement of the underlying claim, examination, inquiry, dispute or Action and shall have the authority hereunder as required to effect such supervision, management and control; provided, however, that, to the extent reasonably practicable, the Controlling Party shall provide the Non-Controlling Party with an adequate opportunity to comment in advance on the management and control of any such matter and shall give due regard to, and not unduly reject, any recommendations of the Non-Controlling Party made with respect to such matter, including, with respect to class actions, recommendations as to litigation strategy during the pre-certification stage or related to any appeal of class certification.

(b)The Controlling Party shall keep the Non-Controlling Party reasonably informed of the progress of all such examinations, inquiries, disputes or Actions as to which it serves as Controlling Party and, at the request of the Non-Controlling Party, will provide thereto periodic reports as to the nature and status of any such examinations, inquiries, disputes or Action as the same relate to the Business, the alleged acts, errors or omissions giving rise to such matters and copies of any files or other documents related to such matter that the Non-Controlling Party may reasonably request in connection with its review of such matters.

(c)Absent the prior written consent of the Non-Controlling Party, which consent may not be unreasonably withheld, conditioned or delayed, the Controlling Party shall not settle any examination, inquiry, dispute or Action unless (i) such settlement does not include admission of fault, culpability or failure to act by the Non-Controlling Party, (ii) a full and complete release is provided to the named defendant in connection with the settlement, (iii) the sole relief for such examination or Action is monetary damages paid by the Controlling Party and such settlement of any examination, inquiry, dispute or Action by a Person other than a Governmental Authority does not subject the Non-Controlling Party to injunctive relief or any other equitable remedy, (iv) such settlement does not contain any restriction or condition that would materially adversely affect the Non-Controlling Party or the conduct of the Business by the Reinsurer, (v) the Action is not certified as a class action, (vi) such settlement does not include a policy buy-out offer which, to the extent to be claimed as a Reinsured Liability hereunder, involves payment of amounts in the aggregate more than $25,000, or (vii) such settlement does not require a material change in administrative practices with respect to the Business unless required to comply with the Applicable Law.

Section 10.4.    Further Cooperation and Control Rights.

(a)Notwithstanding anything in this Agreement to the contrary, the Ceding Company shall have the right to engage in its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any Action that relates predominantly to the Business with respect to which the Ceding Company is a named party, without waiving any right to indemnification or payment that it may have under the terms of any Transaction Agreement.

(b)Any Legally Required Actions reasonably required in support of the rights and obligations undertaken in this Article X shall be taken by the Ceding Company promptly (and, in any event, within the time frame prescribed by Applicable Law) and without any condition or limitation not specifically provided herein other than as required under Applicable Law, at the expense of the Reinsurer, but subject to the rights of the Controlling Party set forth in Section 10.2.

(c)Each Party hereto shall cooperate with and assist the Controlling Party in responding to, defending, prosecuting and settling any claim, examination, inquiry, dispute or Action under this Article X; provided that no Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges and provided, further, that each Party shall, and shall cause its Affiliates to, use reasonable best efforts to assist and enable information to be furnished or made available to the other Party without so jeopardizing privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting Party to the extent such an agreement would preserve the applicable privilege or protection. Neither the Ceding Company nor the Reinsurer shall have the authority to institute, prosecute, or maintain any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party.

(d)If there is a change in the identity of the Controlling Party as respects any claim, examination, inquiry, dispute or Action concerning a Reinsured Policy, the previous Controlling Party shall, at the request of the new Controlling Party, cooperate with and assist the new Controlling Party in responding to, defending, prosecuting or settling the related dispute or Action, including transferring all relevant information and records as promptly as practicable to the new Controlling Party; provided that no Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that each Party shall, and shall cause its Affiliates to, use reasonable best efforts to assist and enable information to be furnished or made available to the other Party without so jeopardizing privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting Party to the extent such an agreement would preserve the applicable privilege or protection.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.1):

(a)if to the Ceding Company:

Bankers Life and Casualty Company
111 E. Wacker Drive, Suite 2100
Chicago, IL 60601
Attention: General Counsel
Email address: matt.zimpfer@cnoinc.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:    John M. Schwolsky
Donald B. Henderson, Jr.
Email address: jschwolsky@willkie.com
dhenderson@willkie.com

(b)if to the Reinsurer:

Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, Connecticut 06850
Attention: Chief Executive Officer
Facsimile: 203 762 4411
Email address: mfleitz@wiltonre.com

with copies (which shall not constitute notice) to:
Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, Connecticut 06850
Attention: General Counsel
Facsimile: 203 762 4431
Email address: msarlitto@wiltonre.com

Debevoise & Plimpton
919 Third Avenue
New York, NY 10022
Attention: Marilyn Lion
Facsimile: 212 521 7108
Email address: malion@debevoise.com

or at such other address for a party hereto as such party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.2.    Entire Agreement. This Agreement, together with the Schedules referred to herein, the Master Transaction Agreement, the Trust Agreement, and the other Transaction Agreements delivered pursuant hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 11.3.    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this

Agreement or in the other Transaction Agreements, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.4.    Governing Law.

EXCEPT AS OTHERWISE SET FORTH HEREIN AS TO THE APPLICATION OF THE INSURANCE LAWS OF THE CEDING COMPANY DOMICILIARY STATE OR THE REINSURER DOMICILIARY STATE, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 11.5.    Dispute Resolution.

(a)The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York in any action arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, shall be heard and determined in such courts, and that, subject to the Parties’ agreement and obligation to arbitrate certain matters pursuant to Section 11.6, such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Subject to the Parties’ agreement and obligation to arbitrate certain matters pursuant to Section 11.6, the Parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Parties agree that final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.6.    Expedited Dispute Resolution for Special Matters.

(a)Scope. Any dispute or other matter in question between the Parties arising out of, relating to or in connection with (i) the determination of whether an Extra-Contractual Obligation constitutes or, if realized, would constitute a Reinsurer Extra-Contractual Obligation or a Ceding Company Extra-Contractual Obligation, (ii) the determination of which Party is the Controlling Party pursuant to Section 10.2 and (iii) the arbitrability of any such dispute or other matter in question, shall be resolved by arbitration as set forth in this Section 11.6.

(b)Initial Appointment and Qualifications. Within ten (10) Business Days after the Closing Date, (i) the Parties shall agree on a panel of three (3) dis-interested arbitrators (the “Arbitrators”) and shall provide such arbitrators with copies of the Transaction Agreements. If the Parties cannot agree on all three (3) arbitrators within ten (10) Business Days after the Closing Date, the Parties shall jointly request the International Institute for Conflict Prevention and Resolution (the “CPR Institute”) to submit to the Parties a list of ten (10) candidates to serve as Arbitrators. Each candidate shall have experience in the long-term care industry; provided that, if a Party fails to object to the experience or qualifications of an Arbitrator within five (5) Business Days after his or her appointment, such Party shall be deemed to have conclusively accepted the experience and qualifications of such Arbitrator. If the Parties do not within ten (10) Business Days after the receipt of such list from the CPR Institute agree on the remaining Arbitrators, the CPR Institute shall choose the remaining Arbitrators. Any challenge to an Arbitrator shall be decided by the CPR Institute. If, at any time during the term of this Agreement following the initial appointment of Arbitrators, the total number of Arbitrators is less than three (3), either Party may request that the CPR Institute appoint additional Arbitrators to bring the total number of Arbitrators to three (3). At all times, one of the Arbitrators must be designated as the arbitrator responsible for making initial determinations under this Section 11.6 (the “Initial Arbitrator”). If the Parties do not agree on the selection of the Initial Arbitrator within ten (10) Business Days after the appointment of the third Arbitrator, the CPR Institute shall designate one of the Arbitrators as the Initial Arbitrator. If the Initial Arbitrator is unavailable to make an initial determination under this Section 11.6, the CPR Institute shall designate one of the remaining Arbitrators to serve as the Initial Arbitrator for purposes of that proceeding alone.

(c)Notice of Special Matters and Good Faith Efforts to Resolve. The Parties shall provide each other with prompt written notice of the assertion, threatened assertion or occurrence of a Special Matter. The Parties shall work together diligently and in good faith to make jointly any and all determinations as may be required hereunder to be made in order to timely apportion responsibility for the management and control of, and ultimate economic responsibility for, any such matter on a basis consistent with the terms of this Agreement. Once a Party notifies the other of a subject claim, dispute, inquiry, examination or Action and invokes this Section 11.6, the Parties shall have three (3) Business Days (or such longer period as they may agree) within which to negotiate a resolution to each Special Matter related thereto. At the end of such three (3) Business Day period, if the Parties have not agreed on the resolution of the specified Special Matter(s), either Party may initiate arbitration pursuant to the expedited dispute resolution process described in Section 11.6(d).

(d)Process. Within two (2) Business Days after the initiation of arbitration pursuant to the final sentence of Section 11.6(c), each Party shall make a written submission to the Initial Arbitrator of no more than five (5) pages (exclusive of any exhibits or affidavits), outlining the issues in dispute and the reasons for their respective positions. The written submissions shall be exchanged between the Parties at the same time they are submitted to the Initial Arbitrator. The sole function and power of the Initial Arbitrator shall be to (i) if applicable, decide whether an

Extra-Contractual Obligation constitutes or, if realized, would constitute a Reinsurer Extra-Contractual Obligation or a Ceding Company Extra-Contractual Obligation and (ii) determine which Party is the Controlling Party pursuant to Section 10.2, in each case in accordance with the terms and provisions of this Agreement (each, a “Determination”). In making the Determination or Determination, the Initial Arbitrator shall be guided by the definitions of the terms “Ceding Company Extra-Contractual Obligations”, “First Material Act”, “Excluded Liabilities” and “Reinsurer Extra-Contractual Obligations” and the provisions of Section 10.2 and while honoring the provisions of the Transaction Agreements, implement the apparent intentions of the Parties hereto. The Parties shall instruct the Initial Arbitrator to make the applicable Determination or Determinations as soon as possible following the Parties’ submissions and, in any event, within two (2) Business Days after receipt of the Parties’ submissions. The Parties shall share equally the costs of any arbitration brought pursuant to this Section 11.6; provided that each Party in such proceeding shall bear its own attorneys’ fees and litigation costs.

(e)Reconsideration for Purposes of Final Liability Allocations. No more than once during the pendency of any subject claim, dispute, inquiry, examination or Action with respect to an actual or alleged Extra-Contractual Obligation, each Party shall have the right, upon written notice to the other Party and the Arbitrators, to initiate arbitration before the full panel of Arbitrators to challenge the initial Determination by the Initial Arbitrator in respect of the assignment of economic responsibility for such Extra-Contractual Obligation; provided that such written notice must be provided (i) generally, including as respects any putative class action as to which class certification is denied, within thirty (30) days following the earliest of (A) the initial entry of judgment in a trial court proceeding or arbitration proceeding or (B) the decision on a motion or any other determination at trial or arbitration proceeding by a finder of fact and (ii) as to any putative class action as to which class certification is granted, within thirty (30) days after such class is certified. Within thirty (30) days after the initiation of arbitration pursuant to this Section 11.6, each Party shall submit presentations to the panel of the Arbitrators outlining the issues in dispute and the reasons for their respective positions. The written submissions shall be exchanged between the Parties at the same time they are submitted to the Arbitrators. The Arbitrators shall schedule such hearings as they deem necessary to hear evidence and argument. The Parties shall direct the Arbitrators to render a Determination within thirty (30) days after the date that the Arbitrators receive the materials submitted by the Parties for disposition or the conclusion of the hearing, whichever is later. The Party initiating the arbitration pursuant to this Section 11.6 shall bear the costs of any such arbitration; provided that each Party in such proceeding shall bear its own attorneys’ fees and litigation costs.

(f)Federal Arbitration Act Governs. Notwithstanding that this Agreement shall be governed by the laws of the State of New York in accordance with Section 11.4, the rights and procedures applicable to any arbitration commenced under this Section 11.6 shall be governed by the Federal Arbitration Act.

(g)Location of Proceedings. The location of all arbitration proceedings shall be New York, New York or shall be such other location as may be mutually agreed upon by the Parties.

Section 11.7.    No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Ceding Company Indemnified Parties and the Reinsurer Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.8.    Expenses. Except as otherwise provided herein or in the other Transaction Agreements, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other Representatives.

Section 11.9.    Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.

Section 11.10.    Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.11.    Treatment of Confidential Information. The Ceding Company agrees to comply with Section 5.04 of the Master Transaction Agreement and all Privacy and Security Laws in connection with this Agreement. Such requirement shall survive the termination of this Agreement.

Section 11.12.    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) by operation of law, including through a division statute, or otherwise, without the prior written consent of the other Party hereto.

Section 11.13.    Further Assurances. Following the Closing Date, each of the Parties shall cooperate and consult with each other in order to accomplish the objectives of this Agreement and the other Transaction Agreements and to keep the other Party informed of material developments with respect to their respective long term care businesses.

Section 11.14.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph,

Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; and (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.

Section 11.15.    Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 11.16.    Negotiated Agreement. This Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by either Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

Section 11.17.    Dollar References. All dollar references in this Agreement are to the currency of the United States.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

BANKERS LIFE AND CASUALTY COMPANY

By:

Name:
Title:

WILTON REASSURANCE COMPANY

By:

Name:
Title:

[Signature Page to Coinsurance Agreement]

SCHEDULE A

Investment Guidelines

The Portfolios .........................................................
These investment guidelines will apply to the Bankers Life and Casualty LTC Trust portfolio (the “Portfolio”). 100% of the assets in the Portfolio will be invested in eligible investments, as set forth below. The limitations set forth below will be applied to the entire Portfolio and not to sub-portfolios.

Asset Guidelines ....................................................
The Portfolio may be invested in the following eligible investments. No security in an asset class may be purchased if such purchase would cause the percentage of assets invested in the applicable asset class at the time of purchase to exceed the following percentage of total assets or if at the time of purchase the percentage of assets invested in the applicable asset class already exceeds the following percentage of total assets.

	(i)	U.S. Treasury and agency securities (100%);
(ii)
Agency and non-agency mortgage-backed securities (MBS) backed by loans secured by residential, multi-family and commercial properties including, but not limited to passthroughs, CMOs, REMICs, SMBS, project loans, and adjustable rate mortgages (50%), with no more than 20% invested in non-agency residential MBS;

	(iii)	Obligations of domestic U.S. Corporate issuers (85%) and together with obligations of foreign corporations based on ultimate parent country of risk (90%);
	(iv)	Taxable and tax exempt municipal securities (20%);
	(v)	Bank loans (10%);
	(vi)	Convertible preferred stocks and convertible bonds (5%);

(vii)
Obligations of foreign corporations based on ultimate parent country of risk (20%), with no more than 10% invested in obligations of foreign corporations based in countries identified in the MSCI Emerging Markets Index and the MSCI Frontier Markets Index;

(viii)	Asset-backed securities, including collateralized loan obligations (30%);
(ix)	Securities senior to common equity as to which dividends may not be declared or coupon payments may be deferred without penalty (10%);
(x)	Money market instruments (100%);
(xi)	Obligations of foreign governments and supra-national organizations (8%);
(xii)	Exchange traded funds (5%);
(xiii)	Equity participations in business entities (including limited partnership interests) (10%); and
(xiv)	Commercial mortgage loans (15%).

The Portfolio may purchase private placements and Rule 144A securities in accordance with the above limitations. Securities with a Delaware co-issuer will be considered to be domestic securities.
Investments not specifically permitted are prohibited. Investments outside of the eligible investments above require approval from Bankers Life and Casualty Company or its designated representatives. No investments shall be made in issuers who are, or whose country of domicile is, prohibited by the Office of Foreign Assets Control of the United States Department of Treasury. Related party transactions (including cross trades) are prohibited, except to the extent utilized to remedy over funding or under funding of the Portfolio relative to the required trust balance.

Asset Allocation ....................................................
Except for Treasury securities, Agency debentures, Agency pass-throughs and Agency REMICS, no security may be purchased if such purchase would cause the securities of a single issuer to exceed the following percentages of assets at the time of purchase and no security may be purchased if the percentage of assets invested in the securities of such issuer at the time of purchase already exceeds the following percentages of total assets:

Issuers rated Aa3/AA- and higher 2.0%
Issuers rated A1/A+ to A3/A- 1.5%
Issuers rated Baa1/BBB+ to Baa3/BBB- 1.0%
Issuers rated Ba1/BB+ and lower 0.5%
The maximum amount invested in a single money market fund is limited to 10% of total assets per fund.

Credit Criteria ..........................................................
Each security in the Portfolio (other than those identified under (xiii) and (xiv) of the Asset Guidelines) must (i) have a credit rating from a nationally recognized statistical rating organization (“NRSRO”) included by the Securities Valuation Office (“SVO”) of the NAIC in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule or (ii) be listed with the SVO of the NAIC. The Portfolio will have a target minimum credit rating of Baa1/BBB+. No security may be purchased if such purchase would cause more than 10% of the assets to be invested in securities that are rated below Baa3/BBB- and no security rated below Baa3/BBB- may be purchased if the percentage of assets invested in securities rated below Baa3/BBB- at the time of purchase already exceeds 10%.

Money market instruments must be rated A-2 or P-2 or better at the time of purchase.
Commercial mortgage loans must be rated CM-2 or better and have a maximum loan-to-value ratio of 80% at the time of purchase.

Rating Methodology ................................................
For purposes of these investment guidelines, ratings are as determined by NRSROs which have been included by the NAIC SVO in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule. Securities with two NRSRO ratings will be deemed to have the lower rating; securities with three NRSRO ratings will be deemed to have the middle rating. Securities with more than three NRSRO ratings will be deemed to have the rating assigned by the lower of the highest two rank- ordered ratings. Structured securities subject to the financial modeling methodology with NAIC designation assigned pursuant to SSAP 43R will be deemed to have a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule. If a security (other than those identified under (xiii) and (xiv) of the Asset Guidelines) is not rated by an NRSRO on the list of Credit Rating Providers or listed with the NAIC SVO at the time of purchase, Wilton Reassurance Company or its designee will apply to have such security listed with the NAIC SVO prior to the end of the quarter in which such security is purchased. Securities not rated by an NRSRO but filed and pending with the SVO will be assigned a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule.

Other Investment Practices ......................................
Temporary Cash balances may be invested by the Investment Managers in a money market instrument (A2/P2 or better, less than 390 days), in a client and NAIC approved commingled 2A-7 Money Market Fund or in a commingled Stable Dollar NAV Fund.

The Portfolio may purchase securities on a when-issued basis or for forward delivery. The Portfolio must take physical delivery of these securities.

The Portfolio may enter into repurchase agreements collateralized 102% with securities identified under (i) of the Asset Guidelines. The maximum term of these agreements will be 90 days, and the collateral must be marked to market daily.

The Portfolio may enter into securities lending and reverse repurchase agreements subject to the following conditions: 1) All transactions shall be evidenced by a written PSA Global Master Repurchase Agreement or Bond Market Association Master Repurchase Agreement, and a printed confirmation of each trade must be received from the counterparty to each trade. 2) Transactions must be collateralized by cash or eligible securities and the collateral must be marked to market each business day and adjusted as needed during the term of the loan to maintain collateralization. Transactions are required to maintain minimum collateralization levels of no less than 95% 3) Any transaction entered into pursuant to this section may be terminated at a specified time or upon the earlier demand of Wilton Reassurance Company. 4) Any cash received by the Portfolio in a transaction may be invested in any eligible investment and in a manner that recognizes the liquidity needs of the transaction or used by the Portfolio for its general corporate purposes. 5) Securities lending and reverse repurchase agreements are limited to a maximum exposure of 25% of market value.

Counterparty exposure to repurchase agreements, securities lending or reverse repurchase agreements may not be increased if, when aggregated with all other investment exposures to the same counterparty, such exposure exceeds the following percentages:
Issuers rated Aa3/AA- and higher 3.0%
Issuers rated A1/A+ to A3/A- 2.5%
Issuers rated Baa1/BBB+ to Baa3/BBB- 2.0%
Issuers rated Ba1/BB+ and lower 1.0%

Specific authority is required for use of any derivatives other than those used solely for credit hedging or duration management purposes. The term “derivatives” for this purpose will include any item appropriately reported in schedule DB, derivative instruments, or schedule DC, insurance futures and insurance futures options, of an insurer's statutory financial statement, or successor schedules, as provided under applicable annual statement instructions or statutory accounting guidelines. Derivative instruments include, among other things, options, warrants used in hedging transactions and not attached to another financial instrument, caps, floors, collars, swaps, swaptions, forwards, futures and any other agreements (in the nature of bilateral contracts, options, or otherwise) or substantially similar instruments, or any series or combination thereof, and any agreements (in the nature of bilateral contracts, options, or otherwise).

Custodian ............................................................
As selected by the Wilton Reassurance Company. Custodian shall have and maintain reasonable and customary standards of business practice including but not limited to: controls, reconciliations of daily activity and cash, valuation and automation.

Statutory Guidelines .................................................
Only investments permitted by the applicable insurance regulations (in effect at the time of measurement) of the statutory domicile of the ceding company shall be permitted. If there is a discrepancy between the above referenced guidelines and such regulations, the more restrictive limits will apply.

Reporting Guidelines ................................................
Wilton Reassurance Company or its designated representatives will provide Bankers Life and Casualty Company or its designated representatives with reports and analyses by the 15th of each month demonstrating that the Portfolio complies with these guidelines as of the end of the prior month. Such reports should include current balances and detailed asset listings, including fair market value and credit rating. Compliance with these guidelines will be determined by statutory book value.

Changes to Guidelines ...............................................	Wilton Reassurance Company shall have the right to revise these guidelines with the prior written consent of Bankers Life and Casualty Company.

SCHEDULE B
Terminal Settlement
(Omitted)

SCHEDULE C
Specified Actions
(Omitted)

SCHEDULE D
Expected Morbidity
(Omitted)

SCHEDULE E
Form of Certificate
(Omitted)

SCHEDULE F
Experience Refund
(Omitted)

SCHEDULE G
Specified Litigation
(Omitted)

SCHEDULE H

Policy Form Numbers
(Omitted)

SCHEDULE I

Designated Administrative Account
(Omitted)

SCHEDULE J

Fair Market Value Methodologies
Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.
Wilton Re will value any asset in Wilton Re’s portfolio supporting the CNO LTC in force block (the “Portfolio”) using the then-current pricing methodology utilized by Wilton Re’s investment accounting provider or by an appointed asset manager for the Portfolio. The current methodologies applied to Wilton Re’s U.S. domiciled life insurance company investment portfolios are set forth below and shall apply to the Portfolio. Wilton Re may revise such methodologies from time to time (i) if consistent with revisions made with respect to Wilton Re’s U.S. domiciled life insurance companies’ investment portfolios and (ii) with CNO’s consent, not to be unreasonably withheld, conditioned or delayed for any changes that are broadly industry accepted or industry best practices.
Valuation methodology for securities not listed on an exchange, in an over-the-counter market or considered cash or cash equivalents:
Other than private placements which are addressed separately below, any asset is valued according to the following waterfall of closing market pricing sources as of the relevant valuation date (“Valuation Methodology”):

1)	Interactive Data Corporation pricing if applicable;

2)	If (1) is not applicable, then Securities Evaluations pricing if applicable;

3)	If (1) and (2) are not applicable, then Thomson Reuters Pricing Service prices if applicable;

4)	If (1) through (3) are not applicable, then market maker/broker pricing if applicable;

5)
If (1) through (4) are not applicable or if the price received from such pricing source does not reflect the best estimation of the accurate value of that security at the valuation date, then Fair Value Pricing will be applied (as defined below).

Fair Value Pricing will be defined as the best estimate of an exit level price for an asset at the valuation date. Depending on the asset type this fair value price derivation could include but is not limited to discounted cash flow models, option adjusted spread prices, recent trade prices, and comparable credit spreads. Except for (i) commercial mortgage loans and (ii) private placements (including bank loans) with a credit rating recognized by the SVO, no more than 15% of the Portfolio, based on statutory book value, may be valued using Fair Value Pricing.
Private Placements:
The fair value for private fixed income securities is primarily determined using a matrix pricing model (the “Private Debt Pricing Matrix Model”). The Private Debt Pricing Matrix Model’s inputs are derived from a public bond spread matrix using ratings and average life parameters. An additional spread premium is then added to the public matrix spread to adjust for illiquidity and other features of private debt investments, such as structure, covenants and collateral, as appropriate. An internal rating of each security and its average life are used to determine the respective public and illiquidity spreads that will be used in the valuation.

As Wilton Re is responsible for the determination of fair value, CNO will have the right, not to be unreasonably exercised, to periodically review Wilton Re’s control processes designed to ensure that the fair values are reasonable, that the valuation techniques and assumptions appear reasonable and consistent with prevailing market conditions, and that, to the extent inputs are provided by third party pricing sources, Wilton Re has sufficient controls in place to review those inputs for reasonableness.

SCHEDULE K

Permitted Practices
(Omitted)

Exhibit A
FORM OF NOTICE OF FAILURE TO PAY UNDISPUTED AMOUNT

(Omitted)

Exhibit B
[FORM OF SECOND NOTICE OF FAILURE TO PAY UNDISPUTED AMOUNT] [FORM OF FAILURE TO MAKE UNDISPUTED ADDITIONAL DEPOSIT TO THE TRUST ACCOUNT]
(Omitted)

EXHIBIT B
Form of Trust Agreement

EXHIBIT B

Exhibit B - Form of Trust Agreement

TRUST AGREEMENT1

BY AND AMONG

WILTON REASSURANCE COMPANY,

BANKERS LIFE AND CASUALTY COMPANY

AND

CITIBANK, N.A.

Dated as of: []

_____________

1	Note to Draft: Final trust agreement to be substantially in this form but will reflect comments after further negotiations with the Trustee.

TABLE OF CONTENTS

EXHIBITS

Exhibit A-1    Initial Transferred Assets
Exhibit A-2    Loan Assignment Documents
Exhibit B    Designated Administrative Account
Exhibit C-1    Form of Beneficiary Withdrawal Notice
Exhibit C-2    Form of Grantor Withdrawal Notice
Exhibit C-3    [Intentionally Omitted]
Exhibit C-4     Form of Document Release Letter
Exhibit C-5    Form of FMV Grantor Withdrawal Notice
Exhibit D-1    Form of FMV Triggering Event Certification
Exhibit D-2    Form of Notice of Cure of FMV Triggering Event
Exhibit D-3    Form of Reserve Credit Event Certification
Exhibit D-4    Form of Notice of Cure of Reserve Credit Event
Exhibit E-1    Form of Designated Administrative Account Transfer Notice
Exhibit E-2    Form of RCE Designated Administrative Account Transfer Notice
Exhibit E-3    Form of Grantor Servicing Notice
Exhibit F    Investment Guidelines
Exhibit G-1    Eligible Derivative Checklist
Exhibit G-2    Equity Investment Checklist

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Exhibit G-3    Mortgage Loan Checklist
Exhibit G-4    Private Placement Checklist

2

TRUST AGREEMENT
THIS TRUST AGREEMENT, dated as of [] (this “Agreement”), is by and among Wilton Reassurance Company, an insurance company domiciled in the State of Minnesota (the “Grantor”), Bankers Life and Casualty Company, an insurance company domiciled in the State of Illinois (the “Beneficiary”), and Citibank, N.A., as trustee (such bank, in its capacity as trustee, being referred to as the “Trustee”). The Grantor, the Beneficiary and the Trustee shall each be deemed a “Party”.
RECITALS
WHEREAS, pursuant to a Coinsurance Agreement by and between the Beneficiary and the Grantor dated as of the date hereof, (the “Coinsurance Agreement”), the Beneficiary is ceding to the Grantor, and the Grantor is reinsuring, the Reinsured Risks (as defined in the Coinsurance Agreement) pursuant to the terms and conditions of the Coinsurance Agreement;
WHEREAS, pursuant to the Coinsurance Agreement, the Grantor desires to establish with the Trustee a trust account, in the name of the Grantor (the “Trust Account”);
WHEREAS, pursuant to the Coinsurance Agreement, the Ceding Company shall transfer, or cause to be transferred, to the Trustee, for deposit in the Trust Account, Trust Assets (as hereinafter defined) to be made subject to this Agreement in order to secure payment of amounts at any time and from time to time owing by the Grantor to the Beneficiary under the Coinsurance Agreement;
WHEREAS, the Trustee has agreed to act as Trustee hereunder and, in accordance with the terms hereof, to hold Trust Assets in trust in the Trust Account on the terms herein set forth; and
WHEREAS, this Agreement is made for the benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account;
NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.	Establishment of Trust Account; Initial Deposit.

(a)Concurrently with the execution and delivery of this Agreement, the Trustee shall establish a Trust Account in the Grantor’s name, and shall administer the Trust Account as Trustee for the sole benefit, security and protection of the Beneficiary in accordance with the terms of this Agreement. Trust Assets credited to the Trust Account shall be subject to withdrawal by the Beneficiary and the Grantor as set forth herein. The Trustee and its lawfully appointed successors are authorized and shall have power to receive Eligible Assets (as hereinafter defined) as the Grantor (or the Beneficiary on behalf of the Grantor) transfers to or vests in the Trustee or places under the Trustee’s possession and control, and to hold, invest, reinvest, manage and dispose of the same for the uses and purposes and in the manner and according to the provisions hereinafter set forth. All such Eligible Assets at all times shall be maintained in the Trust Account,

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separate and distinct from all other assets of the Trustee, and shall be continuously maintained by the Trustee.

(b)On the date hereof, the Grantor (or the Beneficiary on behalf of the Grantor) is transferring (or causing to be transferred) to the Trustee, for deposit to the Trust Account, the Eligible Assets listed on Exhibit A-1 hereto, and, after the date hereof, the Grantor may transfer to the Trustee, for deposit to the Trust Account, additional Eligible Assets as it may from time to time be required to deposit by this Agreement or the Coinsurance Agreement (all such Eligible Assets in the Trust Account and proceeds thereof are collectively “Trust Assets”). The Grantor, prior to depositing Eligible Assets (other than Equity Investments or Eligible Derivatives) with the Trustee, shall execute or cause to be executed assignments, endorsements in blank or other documents necessary to transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment, in order that the Beneficiary or the Trustee, upon the direction of the Beneficiary, may whenever necessary negotiate any such Eligible Assets without the consent or signature from the Grantor or any other Person. The Grantor, prior to depositing Equity Investments or Eligible Derivatives with the Trustee, shall execute or cause to be executed assignments, endorsements in blank, or other documents necessary to transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment (it being understood that the Grantor shall not be responsible for such documentation (or any information in such documentation) required to be provided by the Beneficiary, and the Grantor shall be excused herein to the limited extent any such information or documentation is not timely provided by the Beneficiary) in order that the Trustee, upon the direction of the Beneficiary, may whenever necessary transfer and assign to the Beneficiary any such Eligible Assets without the consent or signature from the Grantor or any other Person.

(c)The Grantor hereby represents, warrants and covenants (i) that any assets (other than Equity Investments or Eligible Derivatives) transferred by the Grantor to the Trustee for deposit to the Trust Account will be in such form that the Beneficiary whenever necessary may, and the Trustee upon direction by the Beneficiary may, negotiate any such assets without consent or signature from the Grantor or any Person in accordance with the terms of this Agreement; (ii) that any Equity Investments or Eligible Derivatives transferred by the Grantor to the Trustee for deposit to the Trust Account will be in such form (it being understood that the Grantor shall not be responsible for such documentation (or any information in such documentation) required to be provided by the Beneficiary, and the Grantor shall be excused herein to the limited extent any such information or documentation is not timely provided by the Beneficiary) that the Trustee, upon direction by the Beneficiary, may transfer and assign to the Beneficiary any such assets without consent or signature from the Grantor or any Person in accordance with the terms of this Agreement; and (iii) that all assets transferred by the Grantor to the Trustee for deposit to the Trust Account will consist only of Eligible Assets at the time of such transfer. The Trustee shall have no responsibility whatsoever to determine at any time whether any Trust Assets are or continue to be Eligible Assets.

(d)The Trustee hereby confirms and agrees that:

(i)the Trustee shall not change the name or account number of the Trust Account without the prior written consent of the Grantor and the Beneficiary; and

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(ii)all securities or other property that take the form of an instrument or certificated security underlying any Trust Assets credited to the Trust Account shall be registered in the name of the Trustee or its nominee, endorsed to the Trustee or in blank (either on the related instrument, on the certificated security or on a stock power), with any powers and resolutions to the Trustee as necessary for the Trustee to freely negotiate such securities.

(e)The Grantor hereby represents, warrants and covenants to the Beneficiary that the Grantor will own its interest in the assets deposited by it into the Trust Account (other than any assets deposited by the Beneficiary on behalf of the Grantor, as to which the Grantor makes no representations or warranties) free and clear of any security interest in, or lien or adverse claim on, such assets, other than the beneficial interests in favor of the Beneficiary created hereunder.

(f)

(i)The Grantor may retain a professional servicer to service the Mortgage Loans and Participation Assets (each as hereinafter defined) on its behalf, in furtherance of the Grantor’s exclusive right, power and authority to service, manage and administer the Mortgage Loans and Participation Assets in the Trust Account, upon reasonable advance written notice to, but without the approval or consent of, the Trustee or Beneficiary, provided that the retention of such servicer shall not relieve the Grantor from any of its obligations or liabilities hereunder, and the Grantor shall remain responsible for all obligations or liabilities of such servicer with respect to the provision of such service or services as if provided by the Grantor. The Grantor may remove any servicer under any Servicing Agreement (as hereinafter defined) and appoint a successor servicer pursuant to the terms of the applicable Servicing Agreement or such other servicing agreements, without the consent or approval of, but only upon written notice of such removal and appointment to the Trustee and to the Beneficiary.

(ii)Upon any withdrawal by the Beneficiary of a Mortgage Loan from the Trust Account in accordance with the provisions of Section 2, if so directed by the Beneficiary and to the extent Grantor has such rights under the applicable Servicing Agreement with respect to such Mortgage Loan, Grantor shall exercise its termination rights under such Servicing Agreement with respect to such Mortgage Loan as promptly as possible in accordance with the terms of such Servicing Agreement, at the sole expense of the Grantor, and without the need for any further action by the Trustee, and upon such termination, the Beneficiary shall have the right to appoint a successor servicer without the consent or approval of the Trustee or the Grantor. Upon a termination of the applicable Servicing Agreement with respect to a Mortgage Loan as contemplated above, the Grantor agrees to, and shall use commercially reasonable efforts to cause the servicer to, reasonably cooperate with the Beneficiary to assist with the transfer of servicing responsibilities to the successor servicer appointed by the Beneficiary and to cause any such servicer to transfer to the Beneficiary or its servicer all funds held by the servicer with respect to such Mortgage Loan, including without limitation all collections, reserves and escrows relating to such Mortgage Loan. In connection

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with any such withdrawal by the Beneficiary, the Grantor shall transfer to the Beneficiary all funds held by the Grantor with respect to such Mortgage Loan, including without limitation all collections, reserves and escrows relating to such Mortgage Loan.

(g)In addition to the provisions of Section 1(b), with respect to Mortgage Loans and Participation Assets:

(i)prior to the deposit by the Grantor of any Mortgage Loan or Participation Asset into the Trust Account, the Grantor shall deliver to the Trustee a complete and accurate set of Loan Assignment Documents; provided, that, as to Mortgage Loans, (x) Grantor shall submit any Recordable Loan Assignment Documents to the appropriate office for recordation or filing, as applicable, and (y) for the initial deposit of a Mortgage Loan in the Trust Account, Grantor shall only be required to provide copies of the Recordable Loan Assignment Documents that have been sent for recordation or filing. The Grantor covenants that, upon its receipt of a Trailing Document (as hereinafter defined), it shall promptly provide such Trailing Document to the Trustee. In the event that the Trailing Documents with respect to any Mortgage Loan are not so provided within sixty (60) days following such initial deposit, such Mortgage Loan shall cease to be a “Trust Asset” in the Trust Account for the purposes of determining the balance of the Trust Account, in each case until all Trailing Documents are delivered to the Trustee.

(ii)Upon Trustee’s receipt of Loan Assignment Documents with respect to any Mortgage Loan or Participation Asset, the Trustee shall verify that it has received fully executed (and with respect to the Recordable Loan Assignment Documents, recorded) versions of each of the Loan Assignment Documents set forth on the Mortgage Loan Checklist or Participation Asset Checklist, as applicable, and shall send a completed copy of the Mortgage Loan Checklist or Participation Asset Checklist, as applicable, to Grantor and Beneficiary within one (1) Business Day following Trustee’s receipt of the Loan Assignment Documents. The Grantor shall be solely responsible for delivering to the Trustee in a timely manner each and every Loan Assignment Document required for each Mortgage Loan and Participation Asset deposited into the Trust Account, and for completing or correcting any missing, incomplete or inconsistent documents. Upon Trustee’s receipt of additional Loan Assignment Documents or Trailing Documents, the Trustee shall update the applicable Mortgage Loan Checklist or Participation Asset Checklist and shall send such updated Mortgage Loan Checklist or Participation Asset Checklist within one (1) Business Day following Trustee’s receipt of the additional Loan Assignment Documents or Trailing Documents, as applicable. Except as otherwise specified in paragraph (i) above, a Mortgage Loan or Participation Asset shall be deemed a Trust Asset in the Trust Account only after all Loan Assignment Documents have been received by the Trustee and the Trustee has delivered a Mortgage Loan Checklist or Participation Asset Checklist, as applicable, to Beneficiary confirming the same.

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(iii)The Grantor shall take such actions as shall become necessary or appropriate to maintain the assignability of Mortgage Loans and Participation Assets held in the Trust Account during the term of this Agreement, including, but not limited to, obtaining any consents necessary to transfer any Mortgage Loans and Participation Assets. The Grantor hereby represents, warrants and covenants with the Beneficiary and the Trustee that any consents required to effect any sale, transfer or assignment with respect to any Mortgage Loan or Participation Asset have been or will have been obtained prior to the deposit of such Mortgage Loan into the Trust Account. The Beneficiary and the Trustee acknowledge and agree that the right to sell, transfer or assign a Participation Asset may be qualified under any applicable Participation Agreement by requirement to sell to certain qualified purchasers or subject to a right of first refusal or other similar restrictions.

(h)In addition to the provisions of Section 1(b) with respect to Equity Investments, Eligible Derivatives and Private Placements:

(i)prior to the deposit by the Grantor of any Equity Investment Eligible Derivative or Private Placement into the Trust Account, the Grantor shall deliver to the Trustee a complete and accurate set of Other Assignment Documents.

(ii)Upon Trustee’s receipt of Other Assignment Documents with respect to any Equity Investment, Eligible Derivative or Private Placement, the Trustee shall verify that it has received fully executed versions of each of the Other Assignment Documents set forth on the Equity Investment Checklist, Eligible Derivative Checklist or Private Placement Checklist, as applicable, and shall send a completed copy of the Equity Investment Checklist, Eligible Derivative Checklist, or Private Placement Checklist as applicable, to Grantor and Beneficiary within one (1) Business Day following Trustee’s receipt of the Other Assignment Documents. The Grantor shall be solely responsible for delivering to the Trustee in a timely manner each and every Other Assignment Documents required for each Equity Investment, Eligible Derivative or Private Placement deposited into the Trust Account by the Grantor, and for completing or correcting any missing, incomplete or inconsistent documents. Upon Trustee’s receipt of additional Other Assignment Documents, the Trustee shall update the applicable Equity Investment Checklist, Eligible Derivative Checklist or Private Placement Checklist, and shall send such updated Equity Investment Checklist, Eligible Derivative Checklist or Private Placement Checklist within one (1) Business Day following Trustee’s receipt of the additional Other Assignment Documents. An Equity Investment, Eligible Derivative or Private Placement shall be deemed a Trust Asset in the Trust Account only after all Other Assignment Documents have been received by the Trustee and the Trustee has delivered an Equity Investment Checklist, Eligible Derivative Checklist or Private Placement Checklist as applicable, to Beneficiary confirming the same; provided that any Equity Investment, Eligible Derivative or Private Placement deposited by the Beneficiary shall be deemed a Trust Asset in the Trust Account upon deposit.

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(iii)The Grantor shall be solely responsible for delivering to the Trustee in a timely manner each and every Other Assignment Document required for each Equity Investment, Eligible Derivative or Private Placement deposited into the Trust Account, and for completing or correcting any missing, incomplete or inconsistent documents.

(iv)Subject to the terms and conditions of the agreement evidencing or affecting the Equity Investments, Eligible Derivatives or Private Placements, as applicable, the Grantor shall take such actions as shall become necessary or appropriate to maintain the assignability to the Beneficiary of Equity Investments, Eligible Derivatives and Private Placements held in the Trust Account during the term of this Agreement. The Grantor hereby represents, warrants and covenants with the Beneficiary and the Trustee that any consents required to effect any sale, transfer or assignment to the Beneficiary with respect to any Equity Investment, Eligible Derivative or Private Placement have been or will have been obtained prior to the deposit of such Equity Investment, Eligible Derivative or Private Placement into the Trust Account. The Beneficiary and the Trustee acknowledge and agree that the right to sell, transfer or assign an Equity Investment, Eligible Derivative or Private Placement may be qualified under the agreement evidencing or affecting the Equity Investment, Eligible Derivative or Private Placement such as requiring the consent of the General Partner or derivative counterparty, as applicable.

Section 2.	Withdrawal of Trust Assets.

(a)Beneficiary Withdrawal.

(i)Notwithstanding any other provision of this Agreement, the Beneficiary shall have the unconditional right to withdraw Trust Assets valued at Fair Market Value from the Trust Account at any time and from time to time, upon the delivery of (x) a written notice from the Beneficiary Authorized Officers to the Trustee (with respect to a withdrawal pursuant to Section 4.7(a) of the Coinsurance Agreement, with a simultaneous copy to the Grantor), substantially in the form attached hereto as Exhibit C-1 (a “Beneficiary Withdrawal Notice”) specifying the Trust Assets to be withdrawn, and (y) all applicable Loan Assignment Documents or Other Assignment Documents, in each case, for any of the purposes set forth in Section 4.7(a) or Section 4.7(b) of the Coinsurance Agreement (as applicable), and assets withdrawn from the Trust Account may be utilized and applied by the Beneficiary (or any successor by operation of law of the Beneficiary, including any liquidator, rehabilitator, receiver or conservator of the Company), without diminution because of insolvency on the part of the Beneficiary or Grantor. Each withdrawal from the Trust Account by the Beneficiary shall constitute a representation and certification of the Beneficiary to the Grantor that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement. The Beneficiary shall not deliver a Beneficiary Withdrawal Notice except as expressly permitted by this Section 2(a).

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(ii)Other than a Beneficiary Withdrawal Notice and the applicable Loan Assignment Documents or Other Assignment Documents, no other statement or document need be presented by the Beneficiary in order to withdraw Trust Assets. Upon receipt of a Beneficiary Withdrawal Notice, the Trustee shall immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in the Trust Assets being withdrawn to or for the account of Beneficiary or its designee as set forth in the Beneficiary Withdrawal Notice, including executing the applicable Loan Assignment Documents or Other Assignment Documents provided by Beneficiary. The Trustee shall be protected and indemnified for any loss, liability or damage incurred by it in relying upon and following any Beneficiary Withdrawal Notice for such withdrawal that on its face conforms to the requirements of this Agreement.

(iii)The Grantor hereby authorizes the Trustee and Beneficiary to (i) prepare and file, on behalf of itself or either of them, any UCC-3 assignment, and (ii) record any assignments delivered as a Loan Assignment Document in the related real property records, in each case in connection with the withdrawal of any Mortgage Loan pursuant to a Beneficiary Withdrawal Notice or in connection with the sale, assignment or transfer of any Mortgage Loan. Such filings and recordings shall be the responsibility of Beneficiary acting directly or through one or more designated agents.

(iv)In connection with the withdrawal of any Mortgage Loan or Participation Asset by the Beneficiary, the Beneficiary may direct the Trustee in writing to, and the Trustee shall, in its capacity as Trustee and not in its individual capacity, transfer the applicable Loan Assignment Documents and any other transfer documents provided to the Trustee for execution in appropriate form, necessary to endorse and transfer the Mortgage Loan or Participation Asset to the Beneficiary, and the Trustee shall reasonably cooperate with Beneficiary in providing any information or documentation necessary to effect such assignment (to the extent such information or documentation exists and is in the possession or control of the Trustee). The Grantor hereby grants the Beneficiary a limited power of attorney to act on behalf of the Grantor to the extent necessary to obtain the consents or approvals required to effect the transfer of any Mortgage Loan or Participation Asset in connection with any withdrawal by the Beneficiary permitted hereunder, and the Grantor shall reasonably cooperate with the Beneficiary in providing any information or documentation necessary to effect such sale, transfer or assignment. In the event that the Beneficiary withdraws a Mortgage Loan or Participation Asset from the Trust Account pursuant to this Agreement, then, unless otherwise agreed by the Grantor and the Beneficiary in writing with notice to the Trustee, only the entire Mortgage Loan or Participation Asset (and not a portion thereof) then in the Trust Account may be assigned or transferred to the Beneficiary. The Grantor acknowledges and agrees that, promptly following its receipt of notice of the withdrawal of a Mortgage Loan from the Trust Account, the Grantor will provide written notice to the applicable servicer of such withdrawal.

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(v)In connection with the withdrawal of any Equity Investment, Eligible Derivative or Private Placement by the Beneficiary, the Trustees shall deliver the applicable Other Assignment Documents to the Beneficiary, duly endorsed as necessary to transfer and assign such asset to the Beneficiary.

(vi)During the continuation of a FMV Triggering Event the provisions set forth in this Section 2(a)(i) shall be modified as set forth in Section 9.

(b)Grantor Withdrawal.

(i)If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account at the end of any Accounting Period exceeds the Required Balance at the end of such Accounting Period, the Grantor shall have the right to withdraw Trust Assets from the Trust Account in accordance with the provisions of this Section 2(b) in an amount not to exceed such excess; provided that the ratio of the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account to the Fair Market Value of such Eligible Assets will not increase as a result of such withdrawal other than de minimis increases associated with the removal of cash or cash equivalents. The Grantor shall have a right to withdraw Trust Assets from the Trust Account pursuant to the preceding sentence by delivering (x) a written notice from the Grantor Authorized Officers, substantially in the form attached hereto as Exhibit C-2 (a “Grantor Withdrawal Notice”), and (y) all applicable Loan Assignment Documents or Other Assignment Documents, in each case, to the Trustee with a copy to the Beneficiary. The Grantor Withdrawal Notice shall specify the invested Trust Assets or cash amount to be withdrawn. Each withdrawal from the Trust Account by the Grantor shall constitute a representation and certification of the Grantor to the Beneficiary that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement. The Grantor shall not deliver a Grantor Withdrawal Notice except as expressly permitted by this Section 2(b).

(ii)The Trustee shall, within two (2) Business Days following receipt of a Grantor Withdrawal Notice, send to the Beneficiary a copy of such Grantor Withdrawal Notice in the manner specified in Section 14. The occurrence of any one of the following four (4) events subsequent to the Grantor giving a Grantor Withdrawal Notice to the Trustee and the Beneficiary under Section 2(b)(i) shall be a condition precedent to the withdrawal of Trust Assets by the Grantor in accordance with such Grantor Withdrawal Notice:

(1)
Fifteen (15) days shall have elapsed from and including the date on which the Trustee and the Beneficiary shall both have received a copy of the applicable Grantor Withdrawal Notice, and the Trustee shall not have received any notice, given as provided in Section 14, from the Beneficiary disputing the amount of Trust Assets requested for withdrawal by the Grantor in such Grantor Withdrawal Notice;

(2)	The Trustee shall have received a certificate signed by the

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Beneficiary and the Grantor fixing and determining the amount of Trust Assets, if any, the Grantor may withdraw from the Trust Account;

(3)
The Trustee shall have received a certificate from the Grantor certifying that a non-appealable award from an arbitration panel or judgment from a court of competent jurisdiction has been entered specifying the amount of Trust Assets which the Grantor may withdraw from the Trust Account, with a copy of such arbitration award or judgment attached; or

(4)	The Trustee shall have received, in the manner provided in Section 14, written confirmation from the Beneficiary consenting to the withdrawal requested in the Grantor Withdrawal Notice.

The satisfaction of such condition precedent shall be the sole condition to the withdrawal of such Trust Assets by Grantor.
(iii)In the event that the Grantor makes a demand to the Trustee to withdraw a Mortgage Loan or Participation Asset held in the Trust Account pursuant to Section 2(b)(i) above, then only the entire Mortgage Loan or Participation Asset (and not a portion thereof) may be withdrawn by the Grantor; provided, further, that in connection with any withdrawal of any Mortgage Loan or Participation Asset under this Section 2(b)(iii), the Grantor or the applicable Investment Manager (as hereinafter defined) shall obtain any consents required to effect such sale, transfer or assignment, and the Trustee shall reasonably cooperate with the Grantor in providing any information or documentation necessary to effect such withdrawal (to the extent such information or documentation exists and is in the possession or control of the Trustee).

(iv)In the event that the Grantor makes a demand to the Trustee to withdraw an Equity Investment, Eligible Derivative or Private Placement held in the Trust Account pursuant to Section 2(b)(i) above, then the Grantor or the applicable Investment Manager (as hereinafter defined) shall obtain any consents required to effect such sale, transfer or assignment, and the Trustee shall reasonably cooperate with the Grantor in providing any information or documentation necessary to effect such withdrawal (to the extent such information or documentation exists and is in the possession or control of the Trustee).

(v)Upon receipt of a Grantor Withdrawal Notice and the satisfaction of any of the conditions precedent set forth in Section 2(b)(ii), the Trustee shall immediately take any and all necessary steps to transfer the Trust Assets being withdrawn to or for the account of the Grantor or its designee as set forth in the Grantor Withdrawal Notice, including executing the Loan Assignment Documents or Other Assignment Documents provided by Grantor. The Trustee shall be protected and indemnified for any loss, liability or damage incurred by it in relying

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upon and following any Grantor Withdrawal Notice for such withdrawal that on its face conforms to the requirements of this Agreement.

(vi)The Grantor shall also have the right, at any time and from time to time, to request from the Trustee, whereupon the Trustee shall deliver to the Grantor within five Business Days following receipt of request therefor, subject only to written notice from the Grantor to the Trustee in the form as attached hereto as Exhibit E-3 (a “Grantor Servicing Notice”), documentation previously delivered to the Trustee that relates to the Mortgage Loan(s) and Participation Asset(s) specified in such Grantor Servicing Notice, (A) as required in connection with (I) the payoff of such Mortgage Loan or Participation Asset, (II) the sale of such Mortgage Loan or Participation Asset by the Grantor, or (III) the modification, restructuring, foreclosure, deed-in-lieu or other liquidation of the property serving as collateral for such Mortgage Loan or Participation Asset, or (B) as otherwise reasonably requested by the Grantor. The Grantor Servicing Notice shall also specify an instruction to the Trustee as to where such Mortgage Loan documentation shall be delivered.

(vii)For Mortgage Loans or Underlying Assets of a Participation Asset being repaid in full, the Trustee shall deliver all related documentation in its possession to the Grantor for handling in accordance with the Grantor’s or the applicable servicer’s procedures for paid-off mortgages, upon written notice from the Grantor to the Trustee that such Mortgage Loan or Underlying Asset of a Participation Asset has been paid off in full.

(viii)During the continuation of a FMV Triggering Event the provisions set forth in this Section 2(b) shall be modified as set forth in Section 9.

(c)Designated Administrative Account Withdrawals. Notwithstanding anything to the contrary herein, in addition to rights of the Grantor to withdraw Trust Assets set forth in Sections 2(b)(i)-(v), the Grantor shall have the right once per calendar month during the term of this Agreement to direct the Trustee to withdraw Trust Assets consisting of cash and cash equivalents from the Trust Account and to transfer such Trust Assets to the Designated Administrative Account in an amount up to the applicable Monthly Funding Limit upon written notice to the Trustee, with a simultaneous copy to the Beneficiary, substantially in the form attached hereto as Exhibit E-1 (the “Designated Administrative Account Transfer Notice”) specifying the amount and specific Trust Assets to be withdrawn and certifying the satisfaction of the conditions noted in this Section 2(c) with respect to such amounts. Each withdrawal from the Trust Account by the Grantor pursuant to this Section 2(c) shall constitute a representation and certification of the Grantor to the Beneficiary that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement, including the terms of this Section 2(c). The Grantor shall not deliver a Designated Administrative Account Transfer Notice except as expressly permitted by this Section 2(c). Other than a Designated Administrative Account Transfer Notice, no other statement or document need be presented by the Grantor in order to transfer Trust Assets consisting of cash and cash equivalents pursuant to this Section 2(c) to the Designated Administrative Account.

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(d)The Party withdrawing Trust Assets as permitted pursuant to Sections 2(a) or 2(b) or 2(c) shall be referred to herein as the “Withdrawing Party” and the Beneficiary Withdrawal Notice, the Grantor Withdrawal Notice, the FMV Grantor Withdrawal Notice, the Designated Administrative Account Transfer Notice or the RCE Designated Administrative Account Transfer Notice, as applicable, shall be referred to herein as a “Withdrawal Notice”.

(e)Following receipt of a Withdrawal Notice and, in the case of a Grantor Withdrawal Notice, upon satisfaction of any of the conditions precedent set forth in Section 2(b)(ii), the Trustee shall promptly take any and all steps necessary to transfer, absolutely and unequivocally, all right, title and interest to the invested Trust Assets or cash amount specified in such Withdrawal Notice, including executing the Loan Assignment Documents or Other Assignment Documents provided by Grantor, and shall deliver such invested Trust Assets or cash amount as specified in such notice to the appropriate Party. The Beneficiary or the Grantor (as applicable) shall acknowledge receipt of any such Trust Assets withdrawn upon request by the Trustee.

(f)The Trustee shall be fully protected in relying conclusively upon any Withdrawal Notice or any other written demand, instruction, direction, acknowledgment, statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, electronic mail, letter, or other communication (collectively, “Communications”) of the Beneficiary or the Grantor, as applicable, for any such withdrawal that on its face conforms to the requirements of this Agreement.

(g)Subject to Section 3 of this Agreement, in the absence of a Withdrawal Notice, the Trustee shall allow no substitutions or withdrawals of any Trust Asset from the Trust Account. The Parties agree that the Trustee shall have no responsibility whatsoever to determine that any Trust Assets withdrawn from the Trust Account pursuant to this Section 2(g) will be used and applied in the manner contemplated therein.

(h)The Trustee may neither take, nor consent to the taking of, any action which would or could result in the placement of any lien on any Trust Assets. In addition, the Trustee shall have no authority to assign, transfer, pledge, or set off any of the Trust Assets except as expressly permitted herein. Neither the Grantor, nor the Trustee, nor their respective successors and assigns, shall alienate, sell, transfer, assign, encumber or otherwise impair any of the Trust Assets except as stated under this Agreement.

(i)In addition to the provisions of Section 1(f), the Grantor may retain (and pay the service fees of) one or more investment managers (which may be (or include) the Beneficiary or an Affiliate of the Beneficiary) (each, an “Investment Manager”) to manage and make investment decisions with regard to any of the Trust Assets; provided that, unless an Investment Manager is the Beneficiary or an Affiliate of the Beneficiary, the Grantor shall remain responsible for all its obligations or liabilities under this Agreement despite delegation of any such obligations or liabilities to such Investment Manager and the Grantor shall be liable with respect to the services to be provided by such Investment Manager as if provided by the Grantor. The Grantor shall select each Investment Manager with a commercially reasonable degree of prudence and with due regard for any views with respect thereto as may be provided by the Beneficiary from time to time, and, in connection therewith, the Grantor will assess the nature and extent of the

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assets considered for management by such Investment Manager relative to its history and extent of comparable portfolio management engagements. The appointment of each Investment Manager shall be approved in advance by the Investment Committee of the Board of Directors of Wilton Re Ltd. Upon request, the Grantor shall make available to the Beneficiary copies of any materials prepared by or provided to the Grantor in connection with its diligence evaluation of each Investment Manager and its appointment subject to commercially customary protections for confidential materials related thereto. The Grantor shall provide to the Beneficiary at least ten (10) Business Days prior written notice of its intention to appoint any Investment Manager. In the event that the Trust Assets become at any time materially out of compliance with the requirements of the Investment Guidelines as a result of the acts or omissions of one or more Investment Managers retained by or on behalf of the Grantor with respect thereto, and such conditions are not rectified such that the Trust Assets are not brought into compliance therewith by the Grantor within thirty (30) days after receipt of written notice from the Beneficiary of such non-compliance, then, after consultation with the Beneficiary with respect thereto and giving due regard to the views of the Beneficiary with respect thereto, (i) if such non-compliance is due to acts or omissions by or of one or more Investment Managers retained by the Grantor with respect to the Trust Assets, the Grantor shall use commercially reasonable efforts to replace as promptly as practicable such Investment Manager(s) with one or more replacement Investment Managers on a basis consistent with this Section 2(i) or (ii) the Grantor shall take such other actions as are necessary or appropriate in the Grantor’s reasonable view to ensure the non-recurrence of such instances of non-compliance and shall document implementation of any such corrective actions to the Beneficiary’s reasonable satisfaction. For the sake of clarity, conditions causing Trust Assets to become noncompliant with the Investment Guidelines arising as a result of market conditions or dislocations, rather than acts or omissions of the Investment Manager, will not give rise to the replacement requirements outlined in this Section 2(i).

Section 3.	Redemption, Investment and Substitution of Trust Assets.

(a)The Trustee shall surrender for payment all maturing Trust Assets and all Trust Assets called for redemption, deposit the principal amount of the proceeds of any such payment to the Trust Account and provide notice of such payment to the Beneficiary and the Grantor.

(b)From time to time, at the written order and direction of the Grantor or its designated Investment Manager, and without consent of, or prior notice to, the Beneficiary (but subject to Section 3(c) below), the Trustee shall invest and reinvest the Trust Assets in the Trust Account in Eligible Assets. The Trustee shall have no responsibility whatsoever to determine that such designated investments constitute Eligible Assets, and may rely on the direction of the Grantor or its designated Investment Manager.

(c)From time to time, the Grantor or its designated Investment Manager may direct the Trustee to substitute Trust Assets in the Trust Account, provided that, at the time of such substitution and after giving effect to such substitution, (i) the withdrawn Trust Assets are replaced with Eligible Assets with a Statutory Book Value at least equal to the Statutory Book Value of the substituted Trust Asset immediately prior to such substitution, provided that the ratio of the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account to the aggregate Fair Market Value of such assets will not increase as a result of such substitution other than de

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minimis increases associated with the substitution for cash or cash equivalents, and (ii) the Statutory Book Value of the Eligible Assets in the Trust Account are at least equal to the Required Balance at the end of the immediately preceding Accounting Period. The Trustee shall have no responsibility whatsoever to determine the value of such substituted Trust Assets or that such substituted Trust Assets constitute Eligible Assets. During the continuation of a FMV Triggering Event, the provisions set forth in this Section 3(c) shall be modified as set forth in Section 9.

(d)All investments and substitutions of Trust Assets referred to in paragraphs (b) and (c) of this Section shall be in compliance with the definition of “Eligible Assets” in Section 11. Any instruction or order concerning such investments or substitutions of Trust Assets shall be referred to herein as an “Investment Order.” The Trustee shall execute Investment Orders and settle securities transactions by itself or may utilize agents or brokers, including Affiliates, and shall not be responsible for any act or omission, or for the solvency, of any such agent or broker. The Grantor shall reimburse the Trustee such fees and charges of such agent.

(e)When the Trustee is directed to deliver Trust Assets against payment, delivery will be made in accordance with generally-accepted market practice.

(f)Any loss incurred from any investment pursuant to the terms of this Section 3 shall be borne exclusively by the Trust Account. The Trustee shall not be liable for any loss due to changes in market rates or penalties for early redemption.

(g)The applicable servicer, on behalf of the Grantor, shall be responsible for collecting net payments of principal and interest due from borrowers under the Mortgage Loans and the Participation Assets, in each case after retention by the related servicer of required fees, escrows and reserves for such Mortgage Loans and Participation Assets pursuant to the terms of the applicable loan documents, Servicing Agreements, and Participation Agreements. Any such amounts actually collected shall be paid by such servicer, on behalf of the Grantor, to the Trustee for deposit to the Trust Account as promptly as reasonably practicable. If such amounts actually collected are improperly paid to the Grantor, the Grantor shall pay such amounts to the Trustee for deposit to the Trust Account as promptly as reasonably practicable, and in any case no later than five (5) Business Days following the Grantor’s obtaining knowledge of such improper payment thereof. Notwithstanding anything to the contrary herein, Trustee shall reverse and transfer to the Grantor or the applicable servicer payment of any amounts due under a Participation Agreement or Servicing Agreement upon written notice to the Trustee.

(h)The applicable servicer, on behalf of the Grantor, as administrator of the Mortgage Loans or the Underlying Asset (as hereinafter defined) of a Participation Asset, shall deliver to Trustee, for deposit into the Trust Account (i) the principal payments received in conjunction with the scheduled maturity of a Mortgage Loan or the Underlying Asset of a Participation Asset or the pre-payment of a Mortgage Loan or the Underlying Asset of a Participation Asset, (ii) the net proceeds from the sale of a Mortgage Loan or the Underlying Asset of a Participation Asset, (iii) the net proceeds received from the liquidation of the property serving as collateral for a Mortgage Loan or the Underlying Asset of a Participation Asset, and (iv) all net payments received with respect to a Mortgage Loan or Participation Asset not described in clauses (i) through (iii) above or in subsection (h) above.

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(i)With respect to the Mortgage Loans and Participation Assets, in the substitution notice to the Trustee, the Grantor or the applicable Investment Manager shall (1) deliver applicable Loan Assignment Documents for any Mortgage Loan being replaced, and (2) obtain any consents required to effect such substitution, and the Trustee shall reasonably cooperate with the Grantor or the Investment Manager in providing any information or documentation necessary to effect such substitution (to the extent such information or documentation exists and is in the possession or control of the Trustee). The Grantor may from time to time designate a third party in the substitution notice to whom the applicable Loan Assignment Documents, including the original promissory note, shall be delivered.

(j)With respect to the Equity Investments, Eligible Derivatives and Private Placements, in the substitution notice to the Trustee, the Grantor or the applicable Investment Manager shall (1) deliver applicable Other Assignment Documents for the Equity Investment, Eligible Derivative or Private Placement being replaced, and (2) obtain any consents required to effect such substitution, and the Trustee shall reasonably cooperate with the Grantor or the Investment Manager in providing any information or documentation necessary to effect such substitution (to the extent such information or documentation exists and is in the possession or control of the Trustee). The Grantor may from time to time designate a third party in the substitution notice to whom the applicable Other Assignment Documents, including the original promissory note, shall be delivered.

(k)
(i)Except with respect to any Mortgage Loan and Participation Assets withdrawn by the Beneficiary in accordance with the terms hereof, the Grantor shall have the sole and exclusive right, power and authority to service, administer, manage, liquidate, deal with, issue or withhold any consents or waivers, amend, modify, extend, or make any other decisions in respect of any Mortgage Loans and Participation Assets in any manner that it shall choose, subject only to any limitations set forth in this Agreement, any applicable Participation Agreement, any applicable Servicing Agreement or in any other related agreement affecting the Mortgage Loans and Participation Assets, as applicable. Except with respect to any Mortgage Loan and Participation Assets withdrawn by the Beneficiary in accordance with the terms hereof, the Grantor shall have the sole and exclusive right, power and authority to make decisions and take other actions in respect of any Mortgage Loans, Participation Assets and any related Underlying Assets under any servicing agreement, loan document and any other related agreement affecting the Mortgage Loans, Participation Assets or the related Underlying Assets, subject only to any limitations set forth in this Agreement, any applicable Participation Agreement, any applicable Servicing Agreement or in any other related agreement affecting the Mortgage Loans and Participation Assets, as applicable; provided, however, that the sale, transfer or assignment of any such Mortgage Loan or Participation Asset shall only be effectuated by substitution, exchange or withdrawal pursuant to the terms of this Agreement. With respect to any Mortgage Loan or Participation Asset withdrawn by the Beneficiary in accordance with the terms hereof, during any period from the date of such withdrawal to the date of assignment of the applicable Servicing Agreement to the Beneficiary, as regards to

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such Mortgage Loan or Participation Asset, the Grantor shall exercise the foregoing authority as directed by the Beneficiary. The Grantor shall have the exclusive power and authority, acting alone or through servicers, to do any and all things in connection with such servicing (with respect to Mortgage Loans only), administration, management and liquidation of the Mortgage Loans and Participation Assets which it may deem necessary or desirable to maximize recoveries with respect thereto, subject to the limitations contained in this Agreement, any applicable Participation Agreement, any applicable Servicing Agreement, or in any other related agreement affecting the Mortgage Loans and Participation Assets, as applicable. Without limiting the generality of the foregoing, Grantor shall continue, and is hereby authorized and empowered hereunder, to prepare and file any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on any Underlying Assets.

(ii)The Trustee (not in its individual capacity but solely as Trustee hereunder), upon receipt of a written request from the Grantor, shall execute and deliver, within five (5) Business Days following receipt of request therefor, any powers of attorney and other documents provided to it which the Grantor determines, in the exercise of its reasonable judgment, are necessary in order to enable any servicer to carry out its duties under any applicable Servicing Agreement or any other servicing agreement, or to enable the Grantor to take appropriate action in respect of the ownership, assignment, transfer and liquidation of the Mortgage Loans and Participation Assets and any related Underlying Assets, as applicable; provided that the Grantor shall not deliver any such request to the Trustee that would be inconsistent with the terms of this Agreement. The Trustee and the Beneficiary acknowledge that the Grantor may (in its reasonable discretion), from time to time, execute and deliver a limited power of attorney in order to enable a servicer to carry out its duties under any applicable Servicing Agreement relating to any Mortgage Loan, any Participation Asset or any related Underlying Assets. The authority of the Grantor or any servicer shall include the power to (i) enforce, modify, amend, renew or extend the Mortgage Loans, Participation Assets or the Underlying Assets, (ii) grant or withhold any consents or waivers under or in respect of the Mortgage Loans, Participation Assets or the Underlying Assets, (iii) file and collect insurance claims, (iv) release any Underlying Asset or any other collateral or any party from any liability on or with respect to any of the Mortgage Loans or Participation Assets, (v) compromise or settle any claims of any kind or character with respect to any of the Mortgage Loans or Participation Assets, subject to any limitations provided herein, (vi) initiate, complete or otherwise take any action with respect to a foreclosure or deed in lieu of foreclosure, on any of the Underlying Assets, (vii) repair, replace, renovate, restore and improve the Underlying Assets, (viii) negotiate and contract to sell and sell any Mortgage Loan (including through receipt of a discounted payoff on such Mortgage Loan) or Participation Asset, (ix) commence, continue, negotiate, or settle litigation relating to a Mortgage Loan, Participation Asset or the Underlying Assets, (x) make any servicing or other advances, (xi) act as a mortgagee in possession or receiver or in any other capacity with respect to the Underlying Assets, (xii) exercise any and all rights in respect of the Mortgage Loans, Participation Assets and the Underlying

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Assets, or (xiii) take any action with respect to any security document securing a Mortgage Loan or Participation Asset, effectuate foreclosure or other conversion of the ownership of any Underlying Asset, including the employment of attorneys, the institution of legal proceedings, the acceptance of compromise proposals, the filing of claims for mortgage insurance, the collection of liquidation proceeds, seeking a receiver, appointing a new property manager and any other matter pertaining to a Mortgage Loan, a Participation Asset or an Underlying Asset. The Grantor may exercise all of the powers set forth herein in its own name. Upon written request of the Grantor, the Trustee shall execute and deliver any documents provided to it and reasonably requested by the Grantor in furtherance of or incidental to any of the foregoing actions.

(iii)With the exception of the Loan Assignment Documents to be delivered to the Trustee in accordance with the terms of this Agreement, the servicer shall retain and be charged with maintaining possession of documentation and files relating to the Mortgage Loans and the Participation Assets (the “Servicing File”). Upon the deposit of any Mortgage Loan or Participation Asset to the Trust Account, the Grantor shall deliver to the Trustee a letter in the form attached hereto as Exhibit C-4, executed in blank by an authorized signatory and addressed to the applicable servicer, instructing such servicer to release the Servicing File to the Trustee or to the Beneficiary in accordance with the terms hereof, whenever requested by the Trustee (the “Document Release Letter”). The delivery of the Document Release Letter by the Grantor to the Trustee shall constitute a representation and certification by the Grantor to the Trustee and the Beneficiary that such Document Release Letter is sufficient under the terms of the applicable Servicing Agreement to require the servicer to release the Servicing File to the Trustee without the further consent of the Grantor or any other person. The Servicing Agreements shall not be amended, modified or supplemented in any way that adversely impacts the ability of the Trustee to obtain the Servicing File without the prior written consent of the Beneficiary. The Trustee acknowledges that the Beneficiary may instruct the Trustee to withdraw any documents in the Servicing File in accordance with a Beneficiary Withdrawal Notice.

(iv)Each of the Trustee and the Beneficiary hereby acknowledges that the rights and obligations of the Grantor under any Servicing Agreement have not been transferred to or accepted or assumed by the Trustee and are otherwise expressly reserved by and to the Grantor to act on its own behalf and in any manner that it so chooses, without any consent or approval rights on the part of the Trustee or the Beneficiary hereunder, subject to the terms of this Agreement and any related agreement.

(v)In the event that the rights and obligations of the Grantor and the Beneficiary under this Agreement with respect to the Mortgage Loans, Participation Assets and any related Underlying Asset conflict with the rights and obligations of the Grantor with respect to the Mortgage Loans, Participation Assets and any related Underlying Asset under any applicable Participation Agreement, any applicable Servicing Agreement, or in any other related agreement affecting

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the Mortgage Loans and Participation Assets, as applicable, then the rights and obligations under this Agreement shall control as between the Grantor and the Beneficiary. The Grantor agrees that it will not enter into any Servicing Agreement with a controlled (or under common control) affiliate of Grantor, without the prior written consent of the Beneficiary, which shall not be unreasonably withheld, conditioned, or delayed.

Section 4.	The Income Account.
All payments of interest, dividends and other income in respect of Trust Assets (the “Income”) shall be posted and credited by the Trustee in the separate income column of the custody ledger (the “Income Account”) within the Trust Account established and maintained by the Grantor at any office of the Trustee in the United States. Any Income automatically posted and credited on the payment date to the Income Account which is not subsequently received by the Trustee shall be reimbursed by the Grantor to the Trustee and the Trustee may debit the Income Account for this purpose. The Grantor may withdraw amounts from the Income Account upon notice to the Trustee. The Grantor may direct the Trustee to transfer amounts in the Income Account to the Trust Account.

Section 5.	Taxes; Right to Vote Trust Assets.

(a)The Grantor shall pay, prior to delinquency, all taxes, assessments and other charges levied upon the Trust Assets or the Trust Account and shall discharge all liens against the Trust Assets and the Trust Account; provided, however, that unless and until foreclosure, levy, sale or similar proceedings shall have been commenced, the Grantor need not pay any such tax, assessment or other charge so long as the validity thereof is contested in good faith and by appropriate proceedings and so long as security sufficient to pay such tax, assessment or other charge (and any interest and penalties which may be applicable thereon) has been provided to the Trustee to protect the Beneficiary and the Trustee. In the event that the Grantor shall fail to pay any such tax, assessment or other charge (and shall not be so contesting it) or to discharge any such lien, the Beneficiary may, at its option, but shall not be required to, make any payments necessary to pay such tax, assessment or other charge or to discharge such lien, and the Grantor shall, upon demand, reimburse the Beneficiary for the full amount of such payments (together with interest from the date paid to but not including the date reimbursed at a fluctuating rate per annum equal to the prime rate as announced by the Trustee from time to time). The Trustee shall not be responsible for paying any taxes, assessments or other charges or discharging liens on the Trust Account or any of the Trust Assets thereof.

(b)The Parties intend that the Trust Account be classified for United States federal income tax purposes as a grantor trust (pursuant to sections 671 through 677 of the Internal Revenue Code of 1986, as amended). Each Party agrees to treat the Trust Account as a grantor trust and the Grantor as the owner of the Trust Assets for all United States federal, state and local tax purposes and, thus, any and all income derived from the Trust Assets held in the Trust Account shall constitute income or gain of the Grantor as owner of such Trust Assets. The Trustee shall not be authorized or empowered to do anything that would cause the Trust Account to fail to qualify as a grantor trust or the Grantor to fail to be treated as the owner of the Trust Assets for such tax purposes. The Trustee shall be responsible for any tax reporting, tax withholding or other

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tax compliance required to be performed by the Trustee on behalf of the Trust Account pursuant to Applicable Law. The Grantor shall be responsible for any other tax reporting, tax withholding or other tax compliance required on behalf of the Trust Account and shall notify the Trustee of the tax identification number of the Trust Account.

(c)The Trustee will transmit to the Grantor or its Investment Manager upon receipt, and will instruct any entities authorized to hold Trust Assets in accordance with the terms hereof to transmit to the Grantor upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of Trust Assets, and all information relating to exchange or tender offers received from offerors with respect to such Trust Assets. The Grantor or its Investment Manager shall have the full unqualified right to vote and execute consents and to exercise any and all proprietary rights not inconsistent with this Agreement with respect to any securities or other property forming a part of the Trust Account.

Section 6.	Additional Rights and Duties of the Trustee.

(a)The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Trust Assets in the Trust Account upon the inception of the Trust Account and at the end of each calendar quarter thereafter (the “Quarterly Statement”). The Quarterly Statement shall list (i) all of the Trust Assets with CUSIP number (if applicable) and other specific identifying information with respect to any Trust Asset that has no CUSIP number and (ii) any transfers of Trust Assets to or from the Trust Account during such calendar quarter, including all purchases and sales of Trust Assets during such calendar quarter. The Quarterly Statement shall be given as soon as practicable, but in no event later than ten (10) days after the end of each calendar quarter. In addition, the Trustee shall provide daily reporting to the Beneficiary, the Grantor or its designated Investment Manager of the Trust Assets in the Trust Account by granting access to the Trustee’s automated data system affording on-line access to trust account information. The Trustee will be deemed to have delivered the accountings of all Trust Assets in the Trust Account if such accounting is available on one or more of the Trustee’s automated systems affording on-line access to trust account information.

(b)Before accepting any asset (other than an Equity Investment or Eligible Derivative) for deposit to the Trust Account, the Trustee shall determine that such asset is in such form that the Beneficiary whenever necessary may, or the Trustee upon written direction by the Beneficiary may, negotiate such asset without consent or signature from the Grantor or any other Person other than the Trustee, in accordance with the terms of this Agreement. Before accepting any Equity Investment or Eligible Derivative for deposit to the Trust Account, the Trustee shall determine that such asset is in such form that the Trustee upon written direction by the Beneficiary may transfer and assign to the Beneficiary such asset without consent or signature from the Grantor or any other Person other than the Trustee, in accordance with the terms of this Agreement.

(c)The Trustee shall notify the Grantor and the Beneficiary, within three (3) Business Days, of any deposits to or withdrawals from the Trust Account.

(d)All Trust Assets shall be held in a safe place by the Trustee in its office in the United States, except that the Trustee may hold any Trust Asset that is in book-entry form as of the date it is credited to the Trust Account (a “Book-Entry Asset”) through the book-entry

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account maintained by the Trustee with the related depository for such Book-Entry Asset (such a depository being referred to herein as a “Depository”). A Book-Entry Asset may be held in the name of a nominee maintained by the Depository.

(e)The Trustee shall accept and may open all mail directed to the Grantor or the Beneficiary in care of the Trustee. The Trustee shall promptly forward all mail to the addressee whether or not opened.

(f)The Trustee shall keep full and complete records of the administration of the Trust Account. Upon the reasonable written request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, at their own expense, during the Trustee’s normal business hours any books, documents, papers and records relating to the Trust Account or the Trust Assets.

(g)The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended in accordance with the terms hereof, and no implied duties or obligations shall be read into this Agreement against the Trustee. The Trustee shall be liable only for its own fraud, negligence, willful misconduct or lack of good faith. Subject to the preceding sentence, the Trustee is not liable for any consequential, punitive or special damages.

(h)The Trustee shall be protected and held harmless and indemnified by the other parties hereto for any loss, liability or damage for following any statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, letter or other paper or document reasonably believed by the Trustee to be genuine (including that it conforms on its face to the requirements of this Agreement) and to have been signed, sent or presented by Grantor and/or Beneficiary. All notices to the Trustee (unless otherwise provided therein) shall be deemed to be effective when received by the Trustee.

(i)No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law. The Trustee shall exercise the same due care that is expected of a fiduciary with the responsibility for the safeguarding of the Trust Assets in the Trust Account and for compliance with all provisions of this Agreement, whether or not the Trust Assets are in the Trustee’s possession.

(j)The Trustee may confer with a nationally recognized outside law firm of its selection in relation to matters arising under this Agreement. The written opinion of such law firm shall be full and complete authority and protection for the Trustee with respect to any action taken, omitted or suffered by it in good faith and in accordance with the opinion of such law firm.

(k)The Parties acknowledge that nothing in this Agreement shall require the Trustee to risk or expend its own funds in performing its obligations under this Agreement or obligate the Trustee to extend credit, grant financial accommodation or otherwise advance moneys for the purpose of making any payments or part thereof or otherwise carrying out any instructions, including, without limitation, any Investment Order provided, however, that if the Trustee chooses

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to make such advance, such advance shall be deemed an extension of credit by the Trustee to Grantor, which extension of credit shall be payable on demand and shall bear interest at the Trustee’s customary rate for similar extensions of credit. Grantor will be solely responsible for repayment of such extension of credit and any interest thereon. The Trustee shall not permit any overdrafts in the Trust Account.

(l)The Trustee hereby waives any right of counterclaim, banker’s lien, liens or perfection rights as securities intermediary with respect to the Trust Assets and the Trust Account.

(m)It is herein acknowledged that, in accepting a deposit of any Mortgage Loan or Participation Asset into the Trust Account, the Trustee shall be under no duty or obligation to inspect, review or examine the actual content or substance of any related Loan Assignment Documents, any other loan document, security document or any other related document, instrument or agreement or to determine that they are genuine, enforceable, or appropriate for the represented purpose or that they are other than what they purport to be on their face. In no event shall the Trustee be responsible for the preparation of any Loan Assignment Documents, any other loan document, security document or any other instruments, agreements or documents relating to the Mortgage Loan or Participation Asset or required for the deposit of the Mortgage Loan or Participation Asset into the Trust Account or for the expenses of such preparation or any other costs related thereto, including any filing fees therefor.

(n)It is herein acknowledged that, in accepting a deposit of any Equity Investment, Eligible Derivative or Private Placement into the Trust Account, the Trustee shall be under no duty or obligation to inspect, review or examine the actual content or substance of any related Other Assignment Documents or to determine that they are genuine, enforceable or appropriate for the represented purpose or that they are other than what they purport to be on their face. In no event shall the Trustee be responsible for the preparation of any Other Assignment Documents or any other instruments, agreements or documents relating to the Equity Investment, Eligible Derivative or Private Placement or required for the deposit of the Equity Investment, Eligible Derivative or Private Placement into the Trust Account or for the expenses of such preparation or any other costs related thereto, including any filing fees therefor.

(o)The Trustee’s administrative obligations hereunder in respect of the Mortgage Loans, Participation Assets shall be limited to (a) the review of the Loan Assignment Documents as provided in Section 1(g)(ii), (b) the preparation and delivery of Quarterly Statement as provided in Section 6(a), and (c) the execution of instruments or other documents provided to it, and the Trustee shall not be required to take any action with respect to any Mortgage Loan, Participation Asset or any Underlying Asset, except at the written direction of the Grantor or the Beneficiary, as applicable, or as otherwise permitted pursuant to this Agreement.
(p)With respect to any assignment and assumption agreement relating to a Mortgage Loan or Participation Asset, the Trustee is hereby authorized and directed, not in its individual capacity but solely in its capacity as Trustee, to execute and deliver such assignment and assumption agreements presented to the Trustee for execution from time to time. To the extent that, under the assignment and assumption agreements, the Trustee as assignee has undertaken or assumed any obligations or made any representations, warranties or covenants under the Mortgage Loans or Participation Assets, such obligations, representations, warranties or covenants shall not

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be those of the Trustee, but shall instead be those of the Grantor and the Grantor shall perform or cause to be performed all such obligations, representations, warranties or covenants.

(q)The Trustee shall have no responsibility to the extent that there is a failure in the withdrawal of a Mortgage Loan or Participation Asset specified in a Beneficiary Withdrawal Notice by Beneficiary as a result of the Grantor’s or applicable Investment Manager’s or the Beneficiary’s sale or transfer of such Mortgage Loan or Participation Assets.

(r)The Grantor and the Beneficiary hereby acknowledge and agree that the Trustee shall not have any obligations relating to any future funding commitments in respect of the Trust Assets (including, for the avoidance of doubt, the Mortgage Loans and Participation Assets).

(s)The Grantor and the Beneficiary acknowledge and agree that (i) the Trustee shall have no liability for any action or omission of any of the parties to any Servicing Agreement or any other agreement (related to the Mortgage Loans or Participation Assets) taken pursuant to such agreements, including with respect to any Mortgage Loan or Participation Asset at any time during which such Mortgage Loan or Participation Asset is under the care, custody, possession or control of any of the parties to any Servicing Agreement or any other agreement (related to the Mortgage Loans or Participation Assets) or any of their respective other depositories, subcustodians, other agents or nominees (and none of such other entities or persons shall be considered to be the depositories, subcustodians, agents or nominees of the Trustee), (ii) the performance by the Trustee of any of its obligations under this Agreement may be delayed, limited or otherwise affected by the actions or omissions of any of the parties to any Servicing Agreement or any other agreement (related to the Mortgage Loans or Participation Assets) or as a result of such Mortgage Loan or Participation Asset being subject to any Servicing Agreement, and (iii) the Trustee shall have no liability under this Agreement as a result of the Trustee’s failure to perform any of its obligations under this Agreement as a result of the actions or omissions of any of the parties to any Servicing Agreement or any other agreement (related to the Mortgage Loans or Participation Assets) that cause such failure or as a result of obligations under any Servicing Agreement or any other agreement (related to the Mortgage Loans or Participation Assets). In no event will the Trustee be required to perform or assume any duties of any party under any Servicing Agreement.

(t)The Trustee shall, at the written direction of the Grantor, settle trades for Private Placements with Trust Assets held in the Trust Account pending receipt of the original evidence of indebtedness of such Private Placements in accordance with the directions from the Grantor (which original evidence of indebtedness may not be delivered for a period following the Trustee’s withdrawal of such Trust Assets); provided that the foregoing shall not relieve the Grantor of its obligations to comply with Section 1(b). Any investment directed by the Grantor or its Investment Manager will constitute a certification by the Grantor to the Trustee that the settlement procedures set forth in the applicable investment documentation is acceptable to the Grantor and directed hereunder, upon which direction the Grantor and the Beneficiary agree Trustee may conclusively rely.

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Section 7.	The Trustee’s Compensation, Expenses and Indemnification.

(a)The Grantor shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at its usual and customary rates for services of this sort, as determined in good faith by the Trustee from time to time and communicated to and agreed to in writing by the Grantor. The Grantor shall also pay or reimburse the Trustee for all of the Trustee’s expenses and disbursements in connection with its duties under this Agreement (including reasonable attorneys’ fees and expenses and reasonable accounting and consulting fees and expenses), except any such expense or disbursement as may arise from the Trustee’s negligence, willful misconduct or lack of good faith.

(b)The Grantor hereby indemnifies the Trustee for, and holds it harmless against, any losses (including reasonable attorneys’ fees and expenses and reasonable consulting and accountants’ fees and expenses) incurred or paid (other than as a result of the Trustee’s negligence, willful misconduct or lack of good faith), arising out of or in connection with the performance of its duties and obligations under this Agreement, including without limitation any loss arising out of or in connection with the status of the Trustee in connection with the performance of its duties and any nominee as the holder of record of any or all of the Trust Assets. The Grantor hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee or the termination of this Agreement.

(c)No Trust Assets shall be withdrawn from the Trust Account or used in any manner for paying compensation to, or reimbursement or indemnification of, the Trustee.

(d)The Trustee hereby waives any and all rights of offset, counterclaim and recoupment against the Beneficiary and Trust Account, and waives any lien (statutory or otherwise) that it may assert against the Trust Account.

(e)The Trustee hereby indemnifies each of the Grantor and the Beneficiary for, and holds each of them harmless against, any losses (including reasonable attorneys’ fees and expenses) directly arising out of the performance of the Trustee’s obligations under this Agreement with respect to such Party to the extent resulting from the Trustee’s fraud, negligence, willful misconduct or lack of good faith in the performance of responsibilities specifically allocated to the Trustee by the terms of this Agreement. The Trustee hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee or the termination of this Agreement.

Section 8.	Resignation of the Trustee.

(a)The Trustee may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Beneficiary and to the Grantor. The Grantor and the Beneficiary jointly also may remove the Trustee at any time, without assigning any reason therefor, on ninety (90) days’ prior written notice thereof to the Trustee. Such resignation or removal shall become effective on the acceptance of appointment by a successor Trustee and the transfer to such successor Trustee of all Trust Assets in the Trust Account in accordance with paragraph (b) of this Section 8.

(b)Upon receipt of the Trustee’s notice of resignation or notice to the Trustee of removal, the Grantor and the Beneficiary shall promptly appoint a successor trustee. Any

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successor trustee shall be a bank that is a member of the Federal Reserve System and shall not be a parent, a subsidiary or an Affiliate of the Grantor or the Beneficiary. If a successor trustee has not accepted such appointment within thirty (30) days after the notice of resignation or removal, the Trustee may, in its sole discretion, apply at the expense of the Grantor to a court of competent jurisdiction for the appointment of a successor trustee or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee in connection with such proceeding shall be paid by, and be deemed an obligation of, the Grantor. Upon the acceptance of the appointment as trustee hereunder by a successor trustee, such successor trustee shall succeed to and become vested with all the rights, powers, privileges and duties of the Trustee, and the Trustee shall be discharged from any future duties and obligations under this Agreement, but the Trustee shall continue after its resignation to be entitled to the benefits of the indemnities provided herein for a Trustee for any actions taken as a Trustee from the date of this Agreement until the date of discharge.

Section 9.	FMV Triggering Event and Reserve Credit Event.

(a)Notwithstanding anything in this Agreement to the contrary, in the event that the Beneficiary delivers a written certification substantially in the form attached hereto as Exhibit D-1 (a “FMV Triggering Event Certification”) to the Grantor and the Trustee of the occurrence of a FMV Triggering Event under the Coinsurance Agreement, upon receipt of such certification by the Trustee, the provisions of Sections 2(b)(i), 2(b)(ii), 2(b)(v) and 3(c) hereof shall no longer be effective and shall be replaced with the below provisions, effective immediately without any further action by any Party, until such time as the Beneficiary notifies the Trustee that such FMV Triggering Event is no longer occurring in accordance with the terms of the Coinsurance Agreement in substantially the form attached hereto as Exhibit D-2 (a “Notice of Cure of FMV Triggering Event”), at which time the provisions below shall no longer be effective until such time as the Beneficiary provides the Trustee another FMV Triggering Event Certification and shall be replaced with the provisions of Sections 2(b) and 3(c) as in effect immediately prior to receipt of the FMV Triggering Event Certification, effective immediately without any further action by any Party:

(i)Section 2(b)(i) shall be replaced with the following:
If the aggregate Fair Market Value of the Eligible Assets at the end of any Accounting Period plus the stated amount of any Qualifying Letters of Credit at the end of such Accounting Period exceeds the Required Balance at the end of such Accounting Period, the Grantor may, with the written consent of the Beneficiary (which shall not be unreasonably withheld, delayed or conditioned), withdraw Trust Assets from the Trust Account in an amount not to exceed such excess, by delivering (x) a written notice from the Grantor Authorized Officers substantially in the form attached hereto as Exhibit C-5 (a “FMV Grantor Withdrawal Notice”), and (y) all applicable Loan Assignment Documents or Other Assignment Documents, in each case, to the Trustee with a copy to the Beneficiary. The FMV Grantor Withdrawal Notice shall specify the invested Trust Assets or cash amount to be withdrawn. Each withdrawal from the Trust Account by the Grantor shall constitute a representation and certification of the Grantor to the

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Beneficiary that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement.
(ii)Section (b)(ii) shall be replaced with the following: “[Intentionally Omitted]”

(iii)Section (b)(v) shall be replaced with the following:
Upon receipt of a FMV Grantor Withdrawal Notice duly endorsed by the Beneficiary to evidence its consent, the Trustee shall immediately take any and all necessary steps to transfer the Trust Assets being withdrawn to or for the account of the Grantor or its designee as set forth in the FMV Grantor Withdrawal Notice, including executing the Loan Assignment Documents or Other Assignment Documents provided by Grantor. The Trustee shall be protected and indemnified for any loss, liability or damage incurred by it in relying upon and following any Grantor Withdrawal Notice for such withdrawal that on its face conforms to the requirements of this Agreement.
(iv)Section 3(c) shall be replaced with the following:
From time to time, and with the written consent of the Beneficiary (which shall not be unreasonably withheld, conditioned or delayed), the Grantor or its designated Investment Manager may direct the Trustee to substitute Trust Assets, provided, that at the time of such substitution, the withdrawn Trust Assets are replaced with Eligible Assets having a Fair Market Value at least equal to the Fair Market Value of the Trust Assets withdrawn. The Trustee shall have no responsibility whatsoever to determine the value of such substituted Trust Assets or that such substituted Trust Assets constitute Eligible Assets.
Beneficiary shall deliver a Notice of Cure of FMV Triggering Event to the Trustee promptly upon becoming aware that a FMV Triggering Event that has occurred is no longer continuing.
(b)Notwithstanding the foregoing, the Trust Account created hereunder shall continue in existence following the occurrence of a FMV Triggering Event. Following the occurrence of a FMV Triggering Event, the Grantor shall ensure that the Eligible Assets in the Trust Account have an aggregate Fair Market Value at least equal to the Required Balance within 10 (ten) Business Days following the FMV Triggering Event.

(c)Notwithstanding anything in this Agreement to the contrary, in the event that the Beneficiary delivers a written certification substantially in the form attached hereto as Exhibit D-3 (a “Reserve Credit Event Certification”) to the Grantor and the Trustee of the occurrence of a Reserve Credit Event under the Coinsurance Agreement, upon receipt of such certification by the Trustee, the provisions of Section 2(c) hereof shall no longer be effective and shall be replaced with the below provisions, effective immediately without any further action by any Party, until such time as the Beneficiary notifies the Trustee that such Reserve Credit Event is no longer occurring in accordance with the terms of the Coinsurance Agreement in substantially the form attached hereto as Exhibit D-4 (a “Notice of Cure of Reserve Credit Event”), at which

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time the provisions below shall no longer be effective until such time as the Beneficiary provides the Trustee another Reserve Credit Event Certification and shall be replaced with the provisions of Section 2(c) as in effect immediately prior to receipt of the Reserve Credit Event Certification, effective immediately without any further action by any Party Section 2(c) shall be replaced with the following:
Notwithstanding anything to the contrary herein, in addition to rights of the Beneficiary to withdraw Trust Assets set forth in Sections 2(a)(i)-(ii), the Beneficiary shall have the right once per calendar month during the term of this Agreement to direct the Trustee to withdraw Trust Assets consisting of cash and cash equivalents from the Trust Account and to transfer such Trust Assets to the Designated Administrative Account in an amount determined by the Grantor up to the applicable Monthly Funding Limit; provided that, following such withdrawal, (i) the aggregate Fair Market Value of the Eligible Assets plus (B) the face amount of any Qualifying Letters of Credit is no less than 102% of the amount that would be required to be held in the Trust Account as of end of the prior calendar month, calculated based on the most recent report delivered by the Grantor under Section 4.9 of the Coinsurance Agreement, in order to provide the Ceding Company with Reserve Credit as of the end of such calendar month. The Beneficiary shall have a right to withdraw Trust Assets from the Trust Account pursuant to the preceding sentence by delivering written notice to the Trustee, with a simultaneous copy to the Grantor, substantially in the form attached hereto as Exhibit E-2 (the “RCE Designated Administrative Account Transfer Notice”) specifying the amount and specific Trust Assets to be withdrawn and certifying the satisfaction of the conditions noted in this Section 2(c) with respect to such amounts. Each withdrawal from the Trust Account by the Beneficiary pursuant to this Section 2(c) shall constitute a representation and certification of the Beneficiary to the Grantor that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement, including the terms of this Section 2(c). The Beneficiary shall not deliver a RCE Designated Administrative Account Transfer Notice except as expressly permitted by this Section 2(c). Other than a RCE Designated Administrative Account Transfer Notice, no other statement or document need be presented by the Beneficiary in order to transfer Trust Assets consisting of cash and cash equivalents pursuant to this Section 2(c) to the Designated Administrative Account.
Beneficiary shall deliver a Notice of Cure of Reserve Credit Event to the Trustee promptly upon becoming aware that a Reserve Credit Event that has occurred is no longer continuing.

Section 10.	Termination of the Trust Account.

(a)The Trust Account and this Agreement, except for the indemnities provided herein, which shall survive termination, may be terminated, other than pursuant to an order of a court having jurisdiction, only after (i) the Grantor and the Beneficiary have given the Trustee joint written notice of their intention to terminate the Trust Account (the “Notice of Intention”), and (ii) the Trustee has given the Grantor and the Beneficiary the written notice specified in

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paragraph (b) of this Section 10. The Notice of Intention shall specify the date on which the Grantor and the Beneficiary intend the Trust Account and this Agreement to terminate (the “Proposed Date”).

(b)Within three (3) days following receipt by the Trustee of the Notice of Intention, the Trustee shall give at least thirty (30) days written notice (the “Termination Notice”) to the Beneficiary and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate. The Termination Date shall be (a) the Proposed Date (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is at least thirty (30) days but no more than forty-five (45) days subsequent to the date the Termination Notice is given, (b) thirty (30) days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is less than thirty (30) days subsequent to the date the Termination Notice is given; or (c) forty-five (45) days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is more than forty-five (45) days subsequent to the date the Termination Notice is given.

(c)On the Termination Date, after satisfaction of any outstanding Beneficiary Withdrawal Notices, the Trustee shall transfer any Trust Assets remaining in the Trust Account to the Grantor, at which time all duties and obligations of the Trustee with respect to such Trust Assets shall cease.

Section 11.	Definitions.

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both such forms of such term are used in this Agreement):
The term “Accounting Period” shall mean each calendar quarter during the term of this Agreement or any fraction thereof ending on the Termination Date.
The term “Action” shall mean any civil, criminal, administrative or other claim, action, suit, litigation, arbitration, charge, complaint, demand, notice or other similar proceeding, in each case by or before any Governmental Authority or arbitral body.
The term “Affiliate” shall mean, with respect to any Person at the time in question, any other Person controlling, controlled by or under common control with such Person; provided that, with respect to the Grantor, “Affiliate” shall mean Wilton Re Ltd. and its direct and indirect Subsidiaries. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
The term “Agreement” shall have the meaning specified in the preamble.
The term “Applicable Law” shall mean all laws, common law, rules, regulations, ordinances, codes, statutes, judgments, injunctions, Governmental Orders and decrees of all Governmental Authorities applicable to the Person, place and situation in question.

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The term “Applicable State” shall have the meaning specified in the Coinsurance Agreement.
The term “Beneficiary” shall have the meaning specified in the preamble.
The term “Beneficiary Authorized Officers” shall mean any two of the following officers: the President, Chief Financial Officer, Treasurer, Assistant Treasurer, Secretary or any Assistant Secretary of the Beneficiary.
The term “Beneficiary Withdrawal Notice” shall have the meaning specified in Section 2(a) of this Agreement.
The term “Book-Entry Asset” shall have the meaning specified in Section 6(d) of this Agreement.
The term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Minneapolis, Minnesota are permitted or obligated by Applicable Law to be closed.
The term “Coinsurance Agreement” shall have the meaning specified in the recitals.
The term “Communications” shall have the meaning specified in Section 2(e) of this Agreement.
The term “Depository” shall have the meaning specified in Section 6(d) of this Agreement.
The term “Designated Administrative Account” means the Bank Account at the bank and with the account number listed in Exhibit B, as such Exhibit B may be amended by the Ceding Company and the Reinsurer from time to time.
The term “Designated Administrative Account Transfer Notice” shall have the meaning specified in Section 2(c) of this Agreement.
The term “Eligible Assets” shall mean cash and or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws in the Reinsurer Domiciliary State; provided, that (a) each such investment that is a security is issued by an institution that is not the Grantor, the Beneficiary or an Affiliate of either the Grantor or the Beneficiary and (b) such investments comply with the Investment Guidelines; provided, further, that during the continuation of a Reserve Credit Event, such assets shall also meet all requirements under the insurance laws of the Applicable State with respect to providing reserve credit to the Beneficiary; provided, further, that, if an asset in the Trust Account ceases to meet the criteria to be an “Eligible Asset”, such asset shall be deemed an “Eligible Asset” for an additional period commencing on the date such asset ceases to meet such criteria and ending on the earlier of (i) the fifteenth (15th) Business Day thereafter and (ii) the last day of the calendar quarter on which such asset ceased to meet such criteria.

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The term “Eligible Derivative Checklist” shall mean a checklist in the form attached hereto as Exhibit G-1.
The term “Eligible Derivatives” shall mean derivatives for hedging and duration maintenance purposes as contemplated in the Investment Guidelines.
The term “Equity Investment Checklist” shall mean a checklist in the form attached hereto as Exhibit G-2.
The term “Equity Investments” shall mean private placement eligible investments of the types listed under clause (xiii) of the Investment Guidelines.
The term “Fair Market Value” shall have the meaning specified in the Coinsurance Agreement.
The term “FMV Grantor Withdrawal Notice” shall have the meaning specified in Section 9(a)(i) of this Agreement.
The term “FMV Triggering Event” shall have the meaning specified in the Coinsurance Agreement.
The term “FMV Triggering Event Certification” shall have the meaning specified in Section 9(a) of this Agreement.
The term “Governmental Authority” shall mean any governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court, self-regulatory body or entity or any instrumentality thereof, whether United States federal, state, local or non-U.S.
The term “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
The term “Grantor” shall have the meaning specified in the preamble.
The term “Grantor Authorized Officers” shall mean any two of the following officers: the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Assistant Treasurer or any Senior Vice President of the Grantor.
The term “Grantor Withdrawal Notice” shall have the meaning specified in Section 2(b) of this Agreement.
The term “Income” shall have the meaning specified in Section 4 of this Agreement.
The term “Income Account” shall have the meaning specified in Section 4 of this Agreement.
The term “Investment Guidelines” shall mean the investment guidelines attached hereto as Exhibit F.

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The term “Investment Manager” shall have the meaning specified in Section 2(i) of this Agreement.
The term “Investment Order” shall have the meaning specified in Section 3(c) of this Agreement.
The term “Loan Assignment Documents” means, (i) with respect to any Mortgage Loan, such documentation as may be required to fully effect an assignment of such Mortgage Loan, including (as applicable) (a) in the event or to the extent that a promissory note has been executed in favor of and delivered to the Grantor under the terms of the related credit or loan agreement (including any mortgage, security or other related document or instrument), (1) the original promissory note or notes (collectively and severally, the “Note”) evidencing such Mortgage Loan and (2) an original allonge in a form sufficient to properly assign and transfer each Note evidencing such Mortgage Loan, (b) one or more original assignment agreements executed in recordable form and otherwise in a form sufficient to transfer and assign of record each of the mortgages, deeds of trust, deeds to secure debt or similar instruments securing such Mortgage Loan (the “Security Instruments”) and each of the separate assignments of rents and leases and similar agreements securing such Mortgage Loan (the “Lease Assignments”), (c) UCC-3 assignments in form sufficient to assign each of the related UCC-1 financing statements filed with respect to such Mortgage Loan (“Financing Statements”), (d) an original executed omnibus assignment in form and substance sufficient to transfer all of Grantor’s other right, title and interest in and to the Mortgage Loan, including specifically, without limitation, all of Grantor’s rights and interests in and to the other instruments or documents evidencing, securing or otherwise relating to such Mortgage Loan and (e) any original guaranties or indemnity agreements related to such Mortgage Loan (the “Guaranties”), and (ii) with respect to any Participation Asset the Participation Certificate evidencing such Participation Asset in the name of the Trustee.  The Loan Assignment Documents in respect of Mortgage Loans (other than the Note and the Guaranties) shall be in substantially the forms attached hereto as Exhibit A-2, with such changes therein and additional documentation and information as may be required under applicable law to (A) fully effect an assignment of the applicable Mortgage Loan, and (B) with respect to Recordable Loan Assignment Documents, permit such documents to be recorded or filed, as appropriate.
The term “Monthly Funding Limit” shall have the meaning specified in the Coinsurance Agreement.
The term “Mortgage Loan” shall mean any commercial mortgage loans deposited to the Trust Account after the date hereof as provided in this Agreement.
The term “Mortgage Loan Checklist” shall mean a checklist in the form attached hereto as Exhibit G-3.
The term “Notice of Cure of FMV Trigger Event” shall have the meaning specified in Section 10(a) of this Agreement.
The term “Notice of Cure of Reserve Credit Event” shall have the meaning specified in Section 10(a) of this Agreement.

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The term “Notice of Intention” shall have the meaning specified in Section 10(a) of this Agreement.
The term “Other Assignment Documents” means, with respect to any Equity Investment, Eligible Derivative or Private Placement, (a) such documentation evidencing such Equity Investment, Eligible Derivative or Private Placement and (b) such documentation (it being understood that the Grantor shall not be responsible for such documentation (or any information in such documentation) required to be provided by the Beneficiary, and the Grantor shall be excused herein to the limited extent any such information or documentation is not timely provided by the Beneficiary) as may be required to fully effect a transfer and an assignment of such Equity Investment, Eligible Derivative or Private Placement, including a pre-approved consent of such assignment, if required.
The term “Participation Agreement” means any participation agreement entered into by the holder of the Underlying Asset and any participants establishing participation interests in the Underlying Asset.
The term “Participation Assets” means the assets transferred to the Trust Account by the Grantor constituting participation interests established pursuant to a Participation Agreement in commercial mortgage loans.
The term “Party” shall have the meaning specified in the preamble.
The term “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
The term “Private Placement” shall have the meaning specified in the Investment Guidelines limited, however to debt obligations.
The term “Private Placement Checklist” shall mean a checklist in the form attached hereto as Exhibit G-4.
The term “Proposed Date” shall have the meaning specified in Section 10(a) of this Agreement.
The term “Qualifying Letters of Credit” shall have the meaning specified in the Coinsurance Agreement.
The term “Quarterly Statement” shall have the meaning specified in Section 6(a) of this Agreement.
The term “RCE Designated Administrative Account Transfer Notice” shall have the meaning specified in Section 9(c) of this Agreement.

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The term “Recordable Loan Assignment Documents” means any Loan Assignment Document that is customarily recorded or filed in connection with the assignment of a Mortgage Loan, including Security Instruments, Lease Assignments, and Financing Statements.
The term “Reinsurer Domiciliary State” shall have the meaning specified in the Coinsurance Agreement.
The term “Required Balance” shall have the meaning specified in the Coinsurance Agreement.
The term “Reserve Credit” shall have the meaning specified in the Coinsurance Agreement.
The term “Reserve Credit Event” shall have the meaning specified in the Coinsurance Agreement.
The term “Reserve Credit Event Certification” shall have the meaning specified in Section 9(c) of this Agreement.
The term “Servicing Agreement” means any servicing agreement entered into by the Grantor (or the holder of the Underlying Asset with respect to Participation Assets) and any third party with respect to any Mortgage Loan or Participation Asset.
The term “Statutory Book Value” shall have the meaning specified in the Coinsurance Agreement.
The term “Subsidiary” of any Person at the time in question shall mean another Person more than fifty percent (50%) of the total combined voting power of all classes of capital stock or other voting interests of which, or more than fifty percent (50%) of the equity securities of which, is at such time owned directly or indirectly by such first Person.
The term “Termination Date” shall have the meaning specified in Section 10(b) of this Agreement.
The term “Termination Notice” shall have the meaning specified in Section 10(b) of this Agreement.
The term “Trailing Document” means stamped copy of any recorded Recordable Loan Assignment Document that is not delivered to the Trustee at the time of the initial deposit due to the fact that such document has been delivered for recording and has not been returned to the Grantor prior to the deposit of the related Mortgage Loan into the Trust Account.
The term “Trust Account” shall have the meaning specified in the recitals.
The term “Trust Assets” shall have the meaning specified in Section 1(b) of this Agreement.
The term “Trustee” shall have the meaning specified in the preamble.

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The term “Underlying Asset” means (a) with respect to a Mortgage Loan, any property or other asset serving as collateral for any Mortgage Loan or (b) with respect to any Participation Asset, the commercial mortgage loan participated pursuant to the related Participation Agreement.
The term “Withdrawal Notice” shall have the meaning specified in Section 2(d) of this Agreement.
The term “Withdrawing Party” shall have the meaning specified in Section 2(d) of this Agreement.

Section 12.	Governing Law.
THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City or County of New York in any action arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, shall be heard and determined in such courts, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The Parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is no subject to such jurisdiction or that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 14 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Parties agree that final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 13.	Jury Waiver.
EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.	Notices.

All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been

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duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.)
(a)if to the Beneficiary:

Bankers Life and Casualty Company
111 E. Wacker Drive, Suite 2100
Chicago, IL 60601
Attention: General Counsel
Email address: matt.zimpfer@cnoinc.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: John M. Schwolsky
Donald B. Henderson, Jr.
Email Address: jschwolsky@willkie.com
dhenderson@willkie.com

(b)if to the Grantor:

Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, CT 06850
Attention: Chief Executive Officer
Email address: mfleitz@wiltonre.com

with copies (which shall not constitute notice) to:
Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, CT 06850
Attention: General Counsel
Email address: msarlitto@wiltonre.com

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Marilyn A. Lion
Email address: malion@debevoise.com

35

or at such other address for a Party as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 15.	Successors and Assigns; No Third-Party Beneficiaries.

(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) by operation of law, including through a division statute, or otherwise, without the prior written consent of the other Parties.

(b)Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 16.	Entire Agreement.
This Agreement, together with the Exhibits referred to herein and the agreements referenced herein, contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 17.	Interpretation.
Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; and (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise. The Parties intend that the terms of this Agreement

36

shall, to the fullest extent possible, be interpreted and applied consistently with the terms of the Coinsurance Agreement.

Section 18.	Waivers and Amendments.
This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or the Coinsurance Agreement, are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

Section 19.	Severability.
Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 20.	Execution in Counterparts.
This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.
[Remainder of page intentionally left blank. Signature pages follow.]

37

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

WILTON REASSURANCE COMPANY

By:

Name:
Title:

BANKERS LIFE AND CASUALTY COMPANY

By:

Name:
Title:

CITIBANK, N.A., as trustee

By:

Name:
Title:

[Signature Page to Trust Agreement]

EXHIBIT A-1
INITIAL TRANSFERRED ASSETS
[Please see attached]

EXHIBIT A-22
LOAN ASSIGNMENT DOCUMENTS

_________________
2 Note to Draft: To be updated prior to closing.

EXHIBIT B3
DESIGNATED ADMINISTRATIVE ACCOUNT

________________
3    Note to Draft: To be updated prior to closing.

Exhibit C-1
Form of
Beneficiary Withdrawal Notice

From:    Bankers Life and Casualty Company (“Beneficiary”)
To:    [Trustee] (the “Trustee”)
[Wilton Reassurance Company (“Grantor”)]4
Date:    [ ]

Re:	Trust Agreement dated as of [ ], among Wilton Reassurance Company (“Grantor”), the Beneficiary, and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Ladies and Gentlemen:
We hereby give you notice pursuant to Section 2(a) of the Trust Agreement that the Beneficiary is entitled to withdraw the [sum of $_________] [following Trust Assets] from the Trust Account for the purposes permitted under Section 2(a) of the Trust Agreement and Section 4.7([a][b]) of the Coinsurance Agreement. Capitalized terms used in this letter but not defined herein shall have their respective meanings in the Trust Agreement.
[Specify list of Trust Assets to be withdrawn].

Payment or delivery should be made to [Insert account information] by the following method: [Describe method of cash transfer or Trust Assets to be withdrawn and delivery instructions].
Yours faithfully,

Bankers Life and Casualty Company
By: _________________________
Name:
Title:

______________________________________

4	Notice to Grantor required in connection with a Beneficiary withdrawal in accordance with Coinsurance Agreement Section 4.7(a).

Exhibit C-2
Form of
Grantor Withdrawal Notice

From:	Wilton Reassurance Company (“Grantor”)
To:    [Trustee] (the “Trustee”)
Bankers Life and Casualty Company (the “Beneficiary”)
Date:    [ ]

Re:	Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Ladies and Gentlemen:
We hereby give you notice pursuant to Section 2(b) of the Trust Agreement that the Grantor is entitled to withdraw the [sum of $_________] [following Trust Assets] from the Trust Account for the purposes permitted under Section 2(b) of the Trust Agreement:
[Specify list of Trust Assets to be withdrawn].
The Grantor hereby certifies to the Trustee and Beneficiary that (i) the aggregate Statutory Book Value of the Eligible Assets in the Trust Account following such withdrawal will be at least equal to the Required Balance as of the most recent Accounting Period end and (ii) the ratio of the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account to the aggregate Fair Market Value of such assets will not increase as a result of such withdrawal, other than de minimis increases associated with the removal of cash or cash equivalents.
Following delivery by the Trustee to the Beneficiary of a copy of this notice, payment or delivery should be made to [Insert account information] by the following method: [Describe method of cash transfer and/or delivery instructions for withdrawn Trust Assets], upon the first to occur of the following events, unless this notice shall have been earlier revoked by the undersigned:

(1)
the expiration of fifteen (15) days from and including the date of your receipt of this Grantor Withdrawal Notice without your having received any notice, given as provided in Section 14 of the Trust Agreement, from the Beneficiary disputing the amount requested for withdrawal by the undersigned in this Grantor Withdrawal Notice;

(2)	your receipt of a certificate signed by the undersigned and the Beneficiary fixing and determining the amount of Trust Assets, if any, the undersigned may withdraw from the Trust Account;

(3)	your receipt of a certificate from the undersigned certifying that a non-appealable award from an arbitration panel or judgment from a court of competent jurisdiction has been entered specifying the amount of Trust Assets which the undersigned may withdraw from the Trust Account, with a copy of such arbitration award or judgment attached; or

(4)	your receipt, in the manner provided in Section 14 of the Trust Agreement, of written confirmation from the Beneficiary consenting to the withdrawal requested in this Grantor Withdrawal Notice.

Yours faithfully,
Wilton Reassurance Company

By:	________________________
Name:
Title:

EXHIBIT C-3

[Intentionally Omitted]

EXHIBIT C-4
FORM OF
DOCUMENT RELEASE LETTER

[Servicer]	Date: _____________

Re:	Servicing Agreement dated as of [______], between [Servicer] and []

In connection with the administration of the below [mortgage loan(s)/participations] serviced by you and the servicing file related thereto held by you as the Servicer, we request and authorize the release of the servicing file for the [loan/participation] described below to Citibank N.A., as Trustee (the “Trustee”) under the Trust Agreement dated as of [ ] among Bankers Life and Casualty Company (the “Beneficiary”), Wilton Reassurance Company (the “Grantor”) and the Trustee, or to the Beneficiary, in each case upon request of the Trustee.

Borrower’s Name:

Property Name & Address:

Loan Number:

Note Amount:

Mortgage Dated:

[Participation Interest:]

[___]

By:___________________
Name:____________________
Title:__________________

By:___________________
Name:____________________
Title:__________________

The undersigned Servicer hereby acknowledges its agreement to deliver the Servicing File to
____________ .

[Servicer]

By:_________________

EXHIBIT C-5
FORM OF
FMV GRANTOR WITHDRAWAL NOTICE

From:	Wilton Reassurance Company (“Grantor”)
To:    [Trustee] (the “Trustee”)
Bankers Life and Casualty Company (the “Beneficiary”)
Date:    [ ]

Re:	Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)
Ladies and Gentlemen:
We hereby give you notice pursuant to Section 2(b) of the Trust Agreement that the Grantor is entitled to withdraw the [sum of $_________] [following Trust Assets] from the Trust Account for the purposes permitted under Section 2(b) of the Trust Agreement:
[Specify list of Trust Assets to be withdrawn].
The Grantor hereby certifies to the Trustee and the Beneficiary that the aggregate Fair Market Value of all Eligible Assets in the Trust Account plus the stated amount of any Qualifying Letters of Credit following such withdrawal will be at least equal to the Required Balance as of the most recent Accounting Period end.
Yours faithfully,
Wilton Reassurance Company

By:	__________________
Name:
Title:

Consented to by:
Bankers Life and Casualty Company
By:__________________
Name:
Title:

EXHIBIT D-1
FORM OF
FMV TRIGGERING EVENT CERTIFICATION
From:    Bankers Life and Casualty Company (“Beneficiary”)

To:	[] (“Grantor”)
[Trustee] (“Trustee”)
Date:    [ ]

Re:	FMV Triggering Event under the Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Ladies and Gentlemen:
We are writing in connection with the Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”). Capitalized terms used in this letter but not defined herein shall have their respective meanings in the Trust Agreement.
We hereby certify to you pursuant to Section 9(a) of the Trust Agreement that a FMV Triggering Event is occurring and continuing as of the date hereof as follows:
[Describe applicable FMV Triggering Event]
This letter shall constitute a “FMV Triggering Event Certification” for purposes of Section 9(a) of the Trust Agreement.
Yours faithfully,

Bankers Life and Casualty Company

By:________________________
Name:
Title:

EXHIBIT D-2
FORM OF
NOTICE OF CURE OF FMV TRIGGERING EVENT
From:    Bankers Life and Casualty Company (“Beneficiary”)

To:	[] (“Grantor”)
[Trustee] (“Trustee”)
Date:    [ ]

Re:	FMV Triggering Event under the Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Ladies and Gentlemen:
We make reference to our FMV Triggering Event Certification (as defined in the Trust Agreement) provided to the Trustee on [ ]. We hereby give you notice pursuant to Section 9(a) of the Trust Agreement that the FMV Triggering Event (as defined in the Trust Agreement) with respect to which such FMV Triggering Event Certification related is no longer continuing. From and after the date of this notice, without any further action on the part of the Beneficiary, the Grantor or the Trustee, the terms of Sections 2(b) and 3(c) of the Trust Agreement shall again become effective and the terms of Section 9(a) of the Trust Agreement shall be no longer effective until such time as you receive another FMV Triggering Event Certification.
Yours faithfully,

Bankers Life and Casualty Company

By:________________________
Name:
Title:

EXHIBIT D-3
FORM OF
RESERVE CREDIT EVENT CERTIFICATION
From:    Bankers Life and Casualty Company (“Beneficiary”)

To:	[] (“Grantor”)
[Trustee] (“Trustee”)
Date:    [ ]

Re:	Reserve Credit Event under the Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Ladies and Gentlemen:
We are writing in connection with the Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”). Capitalized terms used in this letter but not defined herein shall have their respective meanings in the Trust Agreement.
We hereby certify to you pursuant to Section 9(c) of the Trust Agreement that a Reserve Credit Event is occurring and continuing as of the date hereof as follows:
[Describe applicable Reserve Credit Event]
This letter shall constitute a “Reserve Credit Event Certification” for purposes of Section 9(c) of the Trust Agreement.
Yours faithfully,

Bankers Life and Casualty Company

By:________________________
Name:
Title:

EXHIBIT D-4
FORM OF
NOTICE OF CURE OF RESERVE CREDIT EVENT
From:    Bankers Life and Casualty Company (“Beneficiary”)

To:	[] (“Grantor”)
[Trustee] (“Trustee”)
Date:    [ ]

Re:	Reserve Credit Event under the Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)

Ladies and Gentlemen:
We make reference to our Reserve Credit Event Certification (as defined in the Trust Agreement) provided to the Trustee on [ ]. We hereby give you notice pursuant to Section 9(c) of the Trust Agreement that the Reserve Credit Event (as defined in the Trust Agreement) with respect to which such Reserve Credit Event Certification related is no longer continuing. From and after the date of this notice, without any further action on the part of the Beneficiary, the Grantor or the Trustee, the terms of Section 2(c) of the Trust Agreement shall again become effective and the terms of Section 9(c) of the Trust Agreement shall be no longer effective until such time as you receive another Reserve Credit Event Certification.
Yours faithfully,

Bankers Life and Casualty Company

By:________________________
Name:
Title:

EXHIBIT E-1
FORM OF
DESIGNATED ADMINISTRATIVE ACCOUNT TRANSFER NOTICE
From:    Wilton Reassurance Company (“Grantor”)
To:    [Trustee] (the “Trustee”)
Cc: Bankers Life and Casualty Company (“Beneficiary”)
Date:    [ ]

Re:	Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)
Ladies and Gentlemen:
We hereby give you notice pursuant to Section 2(c) of the Trust Agreement that the Grantor is entitled to withdraw the sum of $[_________] in cash and cash equivalents from the Trust Account.
Payment or delivery should be made to [Insert account information] by the following method: [Describe method of cash transfer].
The Grantor hereby certifies that all conditions in Section 2(c) of the Trust Agreement with respect to the Grantor’s right to withdraw the amount specified herein have been satisfied.
Yours faithfully,
Wilton Reassurance Company

By: _________________________
Name:
Title:

EXHIBIT E-2
FORM OF
RCE DESIGNATED ADMINISTRATIVE ACCOUNT TRANSFER NOTICE
From:    Bankers Life and Casualty Company (“Beneficiary”)
To:    [Trustee] (the “Trustee”)
Cc: Wilton Reassurance Company (“Grantor”)
Date:    [ ]

Re:	Trust Agreement dated as of [ ], among the Grantor, the Beneficiary and the Trustee (as amended, modified or supplemented from time to time, the “Trust Agreement”)
Ladies and Gentlemen:
We hereby give you notice pursuant to Section 2(c) of the Trust Agreement that the Beneficiary is entitled to withdraw the sum of $[_________] in cash and cash equivalents from the Trust Account.
Payment or delivery should be made to [Insert account information] by the following method: [Describe method of cash transfer].
The Beneficiary hereby certifies that all conditions in Section 2(c) of the Trust Agreement with respect to the Beneficiary’s right to withdraw the amount specified herein have been satisfied.
Yours faithfully,
Bankers Life and Casualty Company

By: _________________________
Name:
Title:

Title:

EXHIBIT E-3

FORM OF GRANTOR SERVICING NOTICE

Wilton Reassurance Company (the “Grantor”), as grantor under the Trust Agreement dated as of [•] by and among Bankers Life and Casualty Company (the “Beneficiary”), the Grantor and Citibank N.A., as Trustee (the “Trustee”), hereby authorizes and directs the Trustee to deliver the following documentation for the [Mortgage Loan][Participation Asset] described below, in accordance with the directions set forth below:

Documentation for Mortgage Loan:

Loan Number:_____________
Loan Name:_______________
Original Principal Amount: $_______________
Collateral for Loan:____________________
Requested Documents:_______________________________________________

Delivery Directions:
Name:        _____________________
Address:    ______________________

This Notice is a “Grantor Servicing Notice” within the meaning of Section 2(b)(iv) of the Trust Agreement. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Trust Agreement. The Grantor hereby certifies to the Trustee that the withdrawal of the documentation for the Mortgage Loan specified herein (a) is required in connection with (i) the payoff of the [Mortgage Loan][Participation Asset], (ii) the sale of the [Mortgage Loan][Participation Asset] by the Grantor, or (iii) the modification, restructuring, foreclosure, deed-in-lieu or other liquidation of the property serving as collateral for the [Mortgage Loan][Participation Asset], or (b) has otherwise been reasonably requested by the Grantor.
Yours faithfully,
WILTON REASSURANCE COMPANY

By: _________________________ Name: Title:
By: _________________________ Name: Title:

EXHIBIT F
INVESTMENT GUIDELINES

The Portfolios.....................................................
These investment guidelines will apply to the Bankers Life and Casualty LTC Trust portfolio (the “Portfolio”). 100% of the assets in the Portfolio will be invested in eligible investments, as set forth below. The limitations set forth below will be applied to the entire Portfolio and not to sub-portfolios.

Asset Guidelines....................................................
The Portfolio may be invested in the following eligible investments. No security in an asset class may be purchased if such purchase would cause the percentage of assets invested in the applicable asset class at the time of purchase to exceed the following percentage of total assets or if at the time of purchase the percentage of assets invested in the applicable asset class already exceeds the following percentage of total assets.

	(i)	U.S. Treasury and agency securities (100%);
(ii)
Agency and non-agency mortgage-backed securities (MBS) backed by loans secured by residential, multi-family and commercial properties including, but not limited to passthroughs, CMOs, REMICs, SMBS, project loans, and adjustable rate mortgages (50%), with no more than 20% invested in non-agency residential MBS;

	(iii)	Obligations of domestic U.S. Corporate issuers (85%) and together with obligations of foreign corporations based on ultimate parent country of risk (90%);
	(iv)	Taxable and tax exempt municipal securities (20%);
	(v)	Bank loans (10%);
	(vi)	Convertible preferred stocks and convertible bonds (5%);
(vii)
Obligations of foreign corporations based on ultimate parent country of risk (20%), with no more than 10% invested in obligations of foreign corporations based in countries identified in the MSCI Emerging Markets Index and the MSCI Frontier Markets Index;

(viii)	Asset-backed securities, including collateralized loan obligations (30%);
(ix)	Securities senior to common equity as to which dividends may not be declared or coupon payments may be deferred without penalty (10%);
(x)	Money market instruments (100%);
(xi)	Obligations of foreign governments and supra-national organizations (8%);
(xii)	Exchange traded funds (5%);
(xiii)	Equity participations in business entities (including limited partnership interests) (10%); and
(xiv)	Commercial mortgage loans (15%).

The Portfolio may purchase private placements and Rule 144A securities in accordance with the above limitations. Securities with a Delaware co-issuer will be considered to be domestic securities.
Investments not specifically permitted are prohibited. Investments outside of the eligible investments above require approval from Bankers Life and Casualty Company or its designated representatives. No investments shall be made in issuers who are, or whose country of domicile is, prohibited by the Office of Foreign Assets Control of the United States Department of Treasury. Related party transactions (including cross trades) are prohibited, except to the extent utilized to remedy over funding or under funding of the Portfolio relative to the required trust balance.

Asset Allocation ....................................................
Except for Treasury securities, Agency debentures, Agency pass-throughs and Agency REMICS, no security may be purchased if such purchase would cause the securities of a single issuer to exceed the following percentages of assets at the time of purchase and no security may be purchased if the percentage of assets invested in the securities of such issuer at the time of purchase already exceeds the following percentages of total assets:

Issuers rated Aa3/AA- and higher 2.0%
Issuers rated A1/A+ to A3/A-                                1.5%
Issuers rated Baa1/BBB+ to Baa3/BBB-               1.0%
Issuers rated Ba1/BB+ and lower           0.5%
The maximum amount invested in a single money market fund is limited to 10% of total assets per fund.

Credit Criteria..........................................................
Each security in the Portfolio (other than those identified under (xiii) and (xiv) of the Asset Guidelines) must (i) have a credit rating from a nationally recognized statistical rating organization (“NRSRO”) included by the Securities Valuation Office (“SVO”) of the NAIC in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule or (ii) be listed with the SVO of the NAIC. The Portfolio will have a target minimum credit rating of Baa1/BBB+. No security may be purchased if such purchase would cause more than 10% of the assets to be invested in securities that are rated below Baa3/BBB- and no security rated below Baa3/BBB- may be purchased if the percentage of assets invested in securities rated below Baa3/BBB- at the time of purchase already exceeds 10%.

Money market instruments must be rated A-2 or P-2 or better at the time of purchase.
Commercial mortgage loans must be rated CM-2 or better and have a maximum loan-to-value ratio of 80% at the time of purchase.

Rating Methodology ................................................
For purposes of these investment guidelines, ratings are as determined by NRSROs which have been included by the NAIC SVO in the list of Credit Rating Providers whose ratings are accepted for the determination of equivalent NAIC SVO designations under the FE rule. Securities with two NRSRO ratings will be deemed to have the lower rating; securities with three NRSRO ratings will be deemed to have the middle rating. Securities with more than three NRSRO ratings will be deemed to have the rating assigned by the lower of the highest two rank- ordered ratings. Structured securities subject to the financial modeling methodology with NAIC designation assigned pursuant to SSAP 43R will be deemed to have a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule. If a security (other than those identified under (xiii) and (xiv) of the Asset Guidelines) is not rated by an NRSRO on the list of Credit Rating Providers or listed with the NAIC SVO at the time of purchase, Wilton Reassurance Company or its designee will apply to have such security listed with the NAIC SVO prior to the end of the quarter in which such security is purchased. Securities not rated by an NRSRO but filed and pending with the SVO will be assigned a rating equivalent to the next to lowest NRSRO rating associated with such NAIC designation under the FE Rule.

Other Investment Practices ......................................
Temporary Cash balances may be invested by the Investment Managers in a money market instrument (A2/P2 or better, less than 390 days), in a client and NAIC approved commingled 2A-7 Money Market Fund or in a commingled Stable Dollar NAV Fund.

The Portfolio may purchase securities on a when-issued basis or for forward delivery. The Portfolio must take physical delivery of these securities.

The Portfolio may enter into repurchase agreements collateralized 102% with securities identified under (i) of the Asset Guidelines. The maximum term of these agreements will be 90 days, and the collateral must be marked to market daily.

The Portfolio may enter into securities lending and reverse repurchase agreements subject to the following conditions: 1) All transactions shall be evidenced by a written PSA Global Master Repurchase Agreement or Bond Market Association Master Repurchase Agreement, and a printed confirmation of each trade must be received from the counterparty to each trade. 2) Transactions must be collateralized by cash or eligible securities and the collateral must be marked to market each business day and adjusted as needed during the term of the loan to maintain collateralization. Transactions are required to maintain minimum collateralization levels of no less than 95%. 3) Any transaction entered into pursuant to this section may be terminated at a specified time or upon the earlier demand of Wilton Reassurance Company. 4) Any cash received by the Portfolio in a transaction may be invested in any eligible investment and in a manner that recognizes the liquidity needs of the transaction or used by the Portfolio for its general corporate purposes. 5) Securities lending and reverse repurchase agreements are limited to a maximum exposure of 25% of market value.

Counterparty exposure to repurchase agreements, securities lending or reverse repurchase agreements may not be increased if, when aggregated with all other investment exposures to the same counterparty, such exposure exceeds the following percentages:
Issuers rated Aa3/AA- and higher 3.0%
Issuers rated A1/A+ to A3/A- 2.5%
Issuers rated Baa1/BBB+ to Baa3/BBB- 2.0%
Issuers rated Ba1/BB+ and lower 1.0%

Specific authority is required for use of any derivatives other than those used solely for credit hedging or duration management purposes. The term “derivatives” for this purpose will include any item appropriately reported in schedule DB, derivative instruments, or schedule DC, insurance futures and insurance futures options, of an insurer’s statutory financial statement, or successor schedules, as provided under applicable annual statement instructions or statutory accounting guidelines. Derivative instruments include, among other things, options, warrants used in hedging transactions and not attached to another financial instrument, caps, floors, collars, swaps, swaptions, forwards, futures and any other agreements (in the nature of bilateral contracts, options, or otherwise) or substantially similar instruments, or any series or combination thereof, and any agreements (in the nature of bilateral contracts, options, or otherwise).

Custodian ............................................................
As selected by the Wilton Reassurance Company. Custodian shall have and maintain reasonable and customary standards of business practice including but not limited to: controls, reconciliations of daily activity and cash, valuation and automation.

Statutory Guidelines .................................................
Only investments permitted by the applicable insurance regulations (in effect at the time of measurement) of the statutory domicile of the ceding company shall be permitted. If there is a discrepancy between the above referenced guidelines and such regulations, the more restrictive limits will apply.

Reporting Guidelines ................................................
Wilton Reassurance Company or its designated representatives will provide Bankers Life and Casualty Company or its designated representatives with reports and analyses by the 15th of each month demonstrating that the Portfolio complies with these guidelines as of the end of the prior month. Such reports should include current balances and detailed asset listings, including fair market value and credit rating. Compliance with these guidelines will be determined by statutory book value.

Changes to Guidelines ...............................................	Wilton Reassurance Company shall have the right to revise these guidelines with the prior written consent of Bankers Life and Casualty Company.

EXHIBIT G-15

ELIGIBLE DERIVATIVE CHECKLIST

_______________
5    Note to Draft: To be updated prior to closing.

EXHIBIT G-26

EQUITY INVESTMENT CHECKLIST

___________________
6    Note to Draft: To be updated prior to closing.

EXHIBIT G-37

MORTGAGE LOAN CHECKLIST

________________________
7    Note to Draft: To be updated prior to closing.

EXHIBIT G-48

PRIVATE PLACEMENT CHECKLIST

____________________
8    Note to Draft: To be updated prior to closing.

EXHIBIT C
Form of Administrative Services Agreement

EXHIBIT C

ADMINISTRATIVE SERVICES AGREEMENT

by and between

Bankers Life and Casualty Company
and

Wilton Reassurance Company

Dated as of [•], 2018

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ii

EXHIBITS AND SCHEDULES

Exhibit A    Services
Exhibit B    Excluded Services
Exhibit C    Privacy and Security Addendum
Exhibit D    Reports

Schedule I    Quarterly Representation Letter
Schedule II    Names and Marks

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This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on [•], 2018 (the “Closing Date”), by and between Bankers Life and Casualty Company, an Illinois-domiciled insurance company (the “Company”), and Wilton Reassurance Company, a Minnesota-domiciled insurance company (the “Administrator”). For purposes of this Agreement, the Company and the Administrator shall each be deemed a “Party.”
RECITALS
WHEREAS, the Company and the Administrator have entered into that certain Master Transaction Agreement dated as of August 1, 2018, (the “Master Transaction Agreement”); and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Company and the Administrator have entered into a coinsurance agreement (the “Coinsurance Agreement”) pursuant to which the Company agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator agreed to assume from the Company, certain liabilities associated with the Reinsured Policies; and
WHEREAS, the Company wishes to appoint the Administrator to provide administrative and other services with respect to the Business, and the Administrator desires to provide such administrative services and other services; and
WHEREAS, CNO Services, LLC, an Affiliate of the Company, has entered into a Transition Services Agreement concurrently with this Agreement (the “Transition Services Agreement”); and
WHEREAS, the Master Transaction Agreement provides, among other things, for the Company and the Administrator to enter into this Agreement;
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Administrator agree as follows:
ARTICLE I.

DEFINITIONS

Section 1.1.    Definitions.. The following terms have the respective meanings set forth below throughout this Agreement:

(a)“Action” has the meaning set forth in the Master Transaction Agreement.

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(b)“Additional Consideration” has the meaning set forth in the Coinsurance Agreement.

(c)“Administration Records” means all records related to the Business and the Services maintained, generated or produced by the Administrator or its Subcontractors on and after the Closing Date.

(d)“Administrator” has the meaning set forth in the preamble.

(e)“Administrator Disaster Recovery Plan” means the backup, business continuation and disaster recovery plan of the Administrator as provided to the Company in writing on or prior to the Closing Date, as the same may be modified from time to time on or after the Closing Date with prior written notice to the Company.

(f)“Administrator Indemnified Parties” has the meaning set forth in Section 10.2.

(g)“Affiliate” has the meaning set forth in the Master Transaction Agreement.

(h)“Agreement” has the meaning set forth in the preamble.

(i)“Applicable Law” has the meaning set forth in the Master Transaction Agreement.

(j)“Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s personal information and user information gathered, accessed, collected or used by the Company or any of its Affiliates in the course of the operations of the Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

(k)"Appointed Actuary" has the meaning set for in Section 2711.0210 of the Minnesota Insurance Regulations.

(l)“Business” has the meaning set forth in the Master Transaction Agreement.

(m)“Business Day” has the meaning set forth in the Master Transaction Agreement.

(n)“Business Interruption” means any material interruption or interference with the Administrator’s ability to continue to provide the Services, including any material temporary loss of Customer Information or material adverse effect on the Administrator’s operating environment or telecommunications infrastructure used to provide the Services.

(o)“Closing Date” has the meaning set forth in the preamble.

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(p)“Coinsurance Agreement” has the meaning set forth in the recitals.

(q)“Company” has the meaning set forth in the preamble.

(r)“Company Indemnified Parties” has the meaning set forth in Section 10.1.

(s)“Confidential Information” has the meaning set forth in Section 12.12(b).

(t)“Controlling Party” has the meaning set forth in the Coinsurance Agreement.

(u)“Conversion Date” has the meaning set forth in the Coinsurance Agreement.

(v)“Coordinator” has the meaning set forth in Section 2.4.

(w)“Customer Information” means any financial or personal information about a customer of the Business, including such customer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law.

(x)“Deficient Performance Notice” has the meaning set forth in Section 7.2(e).

(y)“Determination” has the meaning set forth in Section 13.7(d)(ii).

(z)“Direct Economic Losses” means out-of-pocket damages, losses, liabilities or expenses, excluding (i) any incidental, indirect or consequential damages, losses, liabilities or expenses, such as harm to reputation and (ii) any lost profits or diminution in value.

(aa)“Excluded Services” has the meaning set forth in Section 3.1.

(bb)    “Governmental Authority” has the meaning set forth in the Master Transaction Agreement.

(cc)    “Indemnified Party” means an Administrator Indemnified Party or a Company Indemnified Party, as the case may be.

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(dd)    “Initial Arbitrator” has the meaning set forth in the Coinsurance Agreement.

(ee)    “Interim Period” has the meaning set forth in the Coinsurance Agreement.

(ff)    “Legally Required Actions” has the meaning set forth in the Coinsurance Agreement.

(gg)    “Licensed Names and Marks” has the meaning set forth in Section 13.14.

(hh)    “Loss” means any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses) other than amounts constituting consequential, indirect, special or punitive damages, including loss of future revenue, income or profits, or any diminution of value or multiple of earnings damages relating to the breach or alleged breach of this Agreement (except to the extent awarded and paid to a third party in connection with a Third Party Claim); provided, that Losses may include damages for (or calculated on the basis of) lost profits or diminution of value to the extent that they (a) are within the reasonable contemplation of the Parties, (b) are the direct and reasonably foreseeable consequence of the breach or alleged breach giving rise to the claim on which such Losses are based and (c) can be proven with reasonable certainty.

(ii)    “Master Transaction Agreement” has the meaning set forth in the recitals.

(jj)    “Non-Public Personal Information” has the meaning set forth in Section 13.12(c).

(kk)    “Party” has the meaning set forth in the preamble.

(ll)    “Person” has the meaning set forth in the Master Transaction Agreement.

(mm)    “Personnel” means, with respect to any Party, (a) the employees, officers and directors of such Party or its Affiliates or (b) agents, accountants, actuaries, attorneys, independent contractors and other third parties engaged by such Party or its Affiliates.

(nn)    “Premium” has the meaning set forth in the Coinsurance Agreement.

(oo)    “Producers” has the meaning set forth in the Coinsurance Agreement.

(pp)    “Recapture Date” has the meaning set forth in the Coinsurance Agreement.

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(qq)    “Reinsured Policies” has the meaning set forth in the Coinsurance Agreement.

(rr)    “Representative” has the meaning set forth in the Master Transaction Agreement.

(ss)    “Resolution Period” has the meaning set forth in Section 7.2(e).

(tt)    “Services” has the meaning set forth in Section 2.1(a).

(uu)    “SOC Report” has the meaning set forth in Section 5.1(a).

(vv)    “Special Projects” has the meaning set forth in Section 4.2.

(ww)    “Specified Actions” has the meaning set forth in the Coinsurance Agreement.

(xx)    “Subcontractor” has the meaning set forth in Section 13.15.

(yy)    “Third Party Administrator” has the meaning set forth in the Coinsurance Agreement.

(zz)    “Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.

(aaa)    “Transition Services Agreement” has the meaning set forth in the recitals.

(bbb)    “Trust Agreement” has the meaning set forth in the Coinsurance Agreement.

ARTICLE II.

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.1.Appointment.

(a)The Company hereby appoints the Administrator as of the Closing Date, as its agent to provide, all necessary and appropriate administrative and related services with respect to the Business (other than, at any particular time, any services being provided pursuant to the Transition Services Agreement and other than any Excluded Services and Special Projects) (collectively, the “Services”), in accordance with Sections 3.1 and 3.2 and all on the terms and subject to the limitations and conditions set forth herein, and the Administrator hereby accepts such appointment and shall perform such Services at and following the Closing Date on behalf of and in the name of the Company

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when necessary or appropriate. At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly, through its Affiliates or through the appointment of Subcontractors, any and all material licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Authority that are necessary for the provision by the Administrator of the Services with respect to the Business. For purposes of this Agreement, the intention of the Parties is that the Administrator shall perform all Services in such a manner as to minimize, to the maximum extent reasonably practicable in the context of the particular Service, the involvement of the Company and its Affiliates in the Services, subject to (i) the obligations of the Company set forth in Article X of the Coinsurance Agreement and (ii) services to be provided under the terms of or as respects, as the case may be, the Transition Services Agreement, Legally Required Actions, Specified Actions and Excluded Services. Without limiting any of the rights of the Company or its Affiliates under this Agreement or any other Transaction Agreement, without the prior written consent of the Administrator (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not knowingly take any actions that would reasonably be expected to have a material adverse effect on the Reinsured Policies, other than (i) as required by Applicable Law, (ii) subject to the rights of the Controlling Party set forth in Section 10.2 of the Coinsurance Agreement, the Company’s performance of the Legally Required Actions and (iii) the Company’s performance of the Excluded Services and its other obligations under this Agreement and the other Transaction Agreements.

(b)Notwithstanding the foregoing in this Article II, or any other provision of this Agreement to the contrary, the Parties hereby agree that the Administrator will have no obligation to provide any particular Service to the extent that such Service is to be provided by the Company pursuant to the Transition Services Agreement prior to the Conversion Date unless and until the Administrator explicitly terminates the Transition Services Agreement with respect to any such Service or the provision of such Service terminates in accordance with the provisions of the Transition Services Agreement.

Section 2.2.Power of Attorney. Subject to the terms and conditions herein, the Company hereby appoints and names the Administrator, acting through its Affiliates and permitted Subcontractors and its and their authorized officers and employees, as the Company’s lawful attorney-in-fact, from and after the Closing Date for so long as the Administrator is authorized to perform the Services and solely to the extent reasonably necessary to provide the Services (a) to do any and all lawful acts that the Company might have done with respect to the Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Business, (ii) to defend (in the name of the Company, when necessary) against any liability arising with respect to the Business, (iii) to defend (in the name of the Company, when necessary) any Action arising from or relating to the Business, (iv) to collect any and all sums due or payable to the Company in respect of the Business and to make any payments due or payable by the Company in respect of the Business, (v) to sign (in the Company’s name,

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when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vi) to enforce the rights of the Company under, and to take actions reasonably necessary to maintain the Reinsured Policies, and, to the extent they relate to the Reinsured Policies, servicing agreements in compliance with Applicable Law and (vii) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement. Notwithstanding the foregoing, the Administrator agrees to exercise any power of attorney granted herein or separately in relation to providing Services only in accordance with the terms of this Agreement.

Section 2.3.Notification of Interested Parties. Pursuant to the Transition Services Agreement, the Company shall send to (a) the contract owners of the Reinsured Policies and (b) any applicable service providers, Producers or other counterparties, in each case of (a) and (b) if required by Applicable Law, any Transaction Agreement, or Reinsured Policy, a written notice prepared by the Administrator and reasonably acceptable to the Company, advising that the Administrator has been appointed by the Company to provide the Services. The Administrator shall bear the costs and expenses associated with sending such written notices.

Section 2.4.Coordinators. As of the Conversion Date, each Party shall appoint and provide written notice to the other Party pursuant to Section 13.2, of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and shall serve as such Party’s primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a “Coordinator”). The Parties may replace their respective Coordinator by giving notice pursuant to Section 13.2 to the other Party stating the name, title and contact information for the new Coordinator. Each Coordinator will have primary responsibility on behalf of its respective Party, to communicate and coordinate with the other Coordinator with respect to this Agreement. The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder.

Section 2.5.Management of the Business. Subject to the terms of the Transition Services Agreement, the Business will be managed by the Administrator in good faith on a cooperative basis. The Parties will hold periodic discussions involving Representatives of each of the Parties to address material managerial decisions concerning the Business and related matters, including, without limitation, transition and conversion matters, Reinsured Policy administration and services generally, claims, operations, legal, compliance and regulatory matters, technology, infrastructure and information access, including, without limitation, security matters and record retention matters, policyholder communications and any other matters or concerns suggested by either Coordinator as material to the performance of the Business or the performance of the Services.

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ARTICLE III.

SERVICES PROVIDED BY ADMINISTRATOR

Section 3.1.Services. During the term of this Agreement, the Services to be provided, directly or indirectly, by the Administrator hereunder shall include all administrative and related services that are necessary or appropriate for the administration of the Business in accordance with the requirements of Section 3.2, including all administrative and related services currently provided by the Company or its Affiliates and service providers with respect to the Reinsured Policies and any other administrative services that are reasonably necessary or appropriate under Applicable Law, the terms of the Reinsured Policies or otherwise in connection with the administration of the Business, other than the Excluded Services or the Legally Required Actions. Without limiting the generality of the foregoing, the Services to be provided by the Administrator hereunder shall include the Services set forth in Exhibit A hereto. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, the Parties hereby agree that the Services hereunder shall in no event include the services set forth in Exhibit B hereto (the “Excluded Services”).

Section 3.2.Standards and Licenses.

(a)In accordance with the terms of this Agreement, the Administrator shall perform the Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in accordance with (A) the terms and conditions of the Reinsured Policies and (B) all Applicable Laws and (iii) subject to the foregoing, with substantially the same priority as it accords its own operations with respect to similar business for its own account, to the extent applicable.

(b)Subject to the Transition Services Agreement, for the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, employ and retain staff or retain an Affiliate or a Subcontractor with staff with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth in Section 3.2(a) and using the Administrator’s, Affiliate’s or Subcontractor’s facilities, systems and equipment. Without limiting the generality of the foregoing, subject to the Transition Services Agreement, Administrator shall maintain, from the Closing Date and thereafter during the term of this Agreement, directly or indirectly through a Subcontractor or an Affiliate, sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations under the terms of this Agreement.

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Section 3.3.Decision Authority. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right, but not the obligation, to direct the Administrator to take any reasonable action or to refrain from taking any action in connection with the performance of the Services hereunder, in each case, to the extent necessary to comply with Applicable Law, but without prejudice to the Administrator’s right to assert a bona fide dispute as to the legal premise underlying such direction.

ARTICLE IV.

FEES FOR SERVICES; EXPENSE REIMBURSEMENTS

Section 4.1.Fees for Services.

(a)In consideration for the promises made by the Company and its Affiliates under this Agreement and the other Transaction Agreements, the Administrator shall provide the Services pursuant to this Agreement at its sole cost and expense (including payment of all necessary fees to any third parties), and shall not receive any separate fee from the Company for the provision of the Services, other than as set forth in Section 4.1(b) or Section 4.2.

(b)The Company shall reimburse the Administrator for all reasonable and documented out-of-pocket expenses incurred by the Administrator in connection with providing Services that become necessary as a result of a change in Applicable Law, interpretation of Applicable Law or other requirement of a Governmental Authority that (i) occurs after the Closing Date other than as a result of any act, error or omission by the Administrator and (ii) apply specifically to the Ceding Company and do not apply to other life insurance or long term care companies that issue long term care policies.

Section 4.2.Special Projects. From time to time the Company may request changes to the Services rendered by the Administrator hereunder (i) other than consistent with the requirements of Applicable Law, to expand the scope of reporting capabilities beyond the reports contemplated by the Services set forth in Section 5.1, Exhibit A and Exhibit D, (ii) to provide additional services or support, or services or support at levels not required under Sections 3.1 and 3.2, respectively, or (iii) to support special or unusual circumstances specific to the Company arising subsequent to the Closing Date or attributable to actions taken by, or changes involving, the Company in connection with a reorganization or other corporate transaction (the “Special Projects”). The Company acknowledges that unless and until the Administrator has agreed in writing, it will have no obligation to provide services for any Special Projects and that Special Projects may require fees charged by the Administrator at a mutually agreed upon rate, including fees charged to the Administrator by its Third Party Administrators. If agreed to by the Administrator to perform the Special Projects, such Special Projects shall be deemed as

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part of the Services and subject to the standards and requirements set forth in this Agreement with respect to the provision of such services or standards as may be mutually agreed by the parties hereto in connection with such Special Project. Any portion of the fee due for Special Projects that is unpaid after the fifth (5th) day of the calendar month in which such fee is due shall bear an overdue interest charge calculated at a rate per annum equal to the prime rate (as most recently published in the Wall Street Journal).

Section 4.3.Expense Reimbursements. Within ten (10) Business Days following the end of each calendar month during the term of this Agreement, the Administrator shall pay to the Company the expense reimbursements set forth in Section 3.15 of the Coinsurance Agreement with respect to Premium received during such calendar month in immediately available funds to an account designated by the Company.

ARTICLE V.

SOC REPORTS; OTHER REPORTS; BOOKS AND RECORDS; REMITTANCES

Section 5.1.SOC Reports.

(a)As soon as reasonably practicable following receipt, the Administrator shall furnish the Company with all reports that the Administrator receives from its Subcontractors (for as long as this Agreement is in effect), whether in computerized or paper form, in accordance with Statements on Standards for Attestation Engagements No. 16 and AICPA Professional Standards AT Section 101, as amended by SSAE No. 18 Attestation Standards: Clarification and Recodification, as applicable and / or as they may be amended from time to time, covering such Subcontractor’s business operations, account reconciliation practices, information technology applications and information technology architecture as they relate to this Agreement (each, a “SOC Report”). The Administrator anticipates that it will receive annual SOC Reports from its Subcontractors and that such SOC Reports will be prepared by one of the nationally-recognized accounting firms, and the Administrator shall use it commercially reasonable efforts to enforce any rights the Administrator has to receive any such SOC Reports from its Subcontractors. The Administrator shall use its commercially reasonable efforts, or shall cause its applicable Subcontractors to use their respective commercially reasonable efforts, to remedy as promptly as reasonably practicable any significant deficiencies, material weaknesses or material omissions in internal controls that relate to the Services provided under this Agreement, each at the Administrator’s or its Subcontractor’s expense, as the case may be. Further, commencing on the date hereof and for as long as this Agreement is in effect, within thirty (30) days after the end of each calendar quarter, the Administrator shall deliver to the Company a completed quarterly management representation letter signed by the authorized officers of the Administrator specified in Schedule I to the Company’s Chief Accounting Officer in the form attached as Schedule I,

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on accounting, reporting, internal controls and disclosure issues that relate to the Services provided under this Agreement in support of the management representation letter to be issued by the Company to its independent accountants.

(b)During the term of this Agreement, upon any reasonable request from the Company or its Representatives, subject to compliance with Applicable Law relating to the exchange of information and to the confidentiality requirements under Section 13.12, the Administrator shall (i) provide, or cause its Subcontractors to provide, to the Company and its Representatives reasonable on-site and desk access during normal business hours to review the books and records (including any such materials developed on or after the Closing Date) under the control of the Administrator or a Subcontractor pertaining to the Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Coinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator or the Subcontractor, and (ii) permit, or cause its Subcontractors to permit, the Company and its Representatives to make copies of such records, in each case at no cost to the Administrator. Access provided to the Company or its Representatives pursuant to this Section 5.1 shall be provided by the Administrator upon five (5) Business Days advance written notice or as otherwise reasonably requested by the Company. The Parties agree and acknowledge that reasonable access includes facilitating audits by the Company or its Representatives to comply with Applicable Laws relating to the Business.

Section 5.2.Books and Records.

(a)Subject to the Transition Services Agreement, as of and following the Closing Date, the Administrator shall maintain accurate and complete books and records of all transactions pertaining to the Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed in respect of the Reinsured Policies and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in the performance of the Services. All such books and records shall be maintained by or on behalf of the Administrator (i) in accordance with any and all Applicable Laws, and (ii) in a format accessible by the Company. Without limiting the foregoing, the Administration Records with respect to each Reinsured Policy must be maintained for at least the seven-year period following the termination of such Reinsured Policy (or such longer period as would comply with the records retention policies of the Administrator then in effect with regards to its own business). All original books and records with respect of the Business shall remain the property of the Company and shall not be destroyed without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Administrator shall continue to have custody of such books and records for so long as is required for the Administrator to carry out its duties under this Agreement.

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(b)The Administrator shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Business in accordance with Section 3.2. The Administrator shall back up all of its computer files relating to the Business or otherwise used in the performance of the Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

(c)The Administrator shall cooperate with any Governmental Authority having jurisdiction over the Company in providing access to the books and records referenced in this Section 5.2. As between the Administrator and the Company, the Company shall bear the expenses of any such access to the extent the access is requested in connection with an audit or other inquiry of the Company generally and not with respect to the Business.

Section 5.3.Remittances. If either the Company or the Administrator or any of their respective Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any other Transaction Agreement, such Company, Administrator or Affiliate shall hold such remittance or other payment in trust for the benefit of the Party, as the case may be, that is entitled to such funds. Upon becoming aware that the other Party is entitled to such remittance or other payments, the Company or the Administrator, as applicable, shall endorse any such remittance to the order of the proper Party.

ARTICLE VI.

INABILITY TO PERFORM SERVICES; ERRORS

Section 6.1.Inability to Perform Services. In the event that the Administrator is unable to perform, or cause to be performed, all or a material portion of the Services for any reason for a period that could reasonably be expected to exceed twenty (20) Business Days or such shorter period as may be required by Applicable Law, the Administrator shall as promptly as reasonably practicable provide notice to the Company of its inability to perform the applicable Services and the Parties shall cooperate in good faith to determine how to provide or otherwise obtain an alternative means of providing such Services. The Administrator shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.

Section 6.2.Errors. The Administrator shall, at its own expense, correct any material errors in the Services caused by it as promptly and as reasonably practicable following notice of such errors from the Company or any other Person or upon discovery thereof by the Administrator.

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SECTION VII.

DURATION; TERMINATION

Section 7.1.Duration. This Agreement shall become effective as of the Closing Date and shall continue until the earlier of (a) the date on which the Coinsurance Agreement is terminated or recaptured in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with Section 7.2(a) and Section 7.2(d).

Section 7.2.Termination.

(a)This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b)In the event that the Administrator has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, that is not dismissed or terminated within sixty (60) days of the commencement thereof, the Company shall have the option, but shall not be required, to deliver notice of termination of this Agreement effective as of the Recapture Date.

(c)If for any reason performance by the Administrator becomes impossible as respects all or substantially all of the Services for a period of twenty (20) consecutive Business Days and (i) the Administrator fails prior to the end of such twenty (20) Business Day period to (A) provide to the Ceding Company a credible plan for the prompt resumption of such performance and (B) commence implementation of such plan and (ii) working in good faith and using their respective commercially reasonable efforts, the Parties are unable to together determine an agreeable alternative means of promptly resuming performance of all or substantially all of the Services, the Company shall have the option, but shall not be required, to deliver notice of termination of this Agreement effective as of the Recapture Date.

(d)This Agreement shall be automatically, immediately terminated upon the Company’s recapture of the Coinsurance Agreement pursuant to Article VII of the Coinsurance Agreement.

(e)In the event that the Administrator (i) has exhibited a pattern and practice of materially deficient performance of its obligations set forth in this Agreement determined by reference to the Business as a whole and not by reference to a specific

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Service and such pattern and practice of materially deficient performance has caused the Company to incur, or would reasonably be expected to cause the Company to incur, a material Loss or material adverse reputational harm (whether as regards to policyholders of the Company, applicable Governmental Authorities, rating agencies or otherwise) and (ii) has failed to provide a solution to return to compliance with respect to the performance of such obligations reasonably acceptable to the Company within thirty (30) days (the “Resolution Period”) following written notice (the “Deficient Performance Notice”) from the Company specifying in reasonable detail under the circumstances (A) the nature of the deficient performance, (B) the nature of such Loss or material adverse reputational harm (whether as regards to policyholders of the Company, applicable Governmental Authorities, rating agencies or otherwise) and (C) the Company’s good faith estimate of such Loss, the Company shall have the option, but shall not be required, to terminate this Agreement effective within thirty (30) days following the end of the related Resolution Period; provided that, notwithstanding anything to the contrary in this Agreement, including Article X and Section 13.7, either Party shall be entitled to submit any dispute as to whether the deficient performance specified in such notice has occurred or has caused the Company to incur or would reasonably be expected to cause the Company to incur a material Loss or material adverse reputational harm (whether as regards to policyholders, applicable Governmental Authorities or otherwise) or whether the Administrator has returned to compliance with respect to such deficient performance to arbitration as set forth in Section 13.7(d); provided further that the Administrator must notify the Company in writing that it is exercising its right to submit such dispute to arbitration pursuant to Section 13.7(d) within thirty (30) days following receipt of such a Deficient Performance Notice.

(f)Upon delivery of notice of termination of this Agreement pursuant to Section 7.2(b), 7.2(c) or 7.2(e), the Company shall recapture all, and not less than all, of the reinsurance ceded under the Coinsurance Agreement pursuant to Section 7.3 of the Coinsurance Agreement.

(g)In lieu of delivery of a notice of termination pursuant to Section 7.2(e) with respect to a Deficient Performance Notice, the Company shall be entitled, within thirty (30) days after the end of the related Resolution Period, to direct the Administrator to replace the Administrator’s then-current Third Party Administrator with a replacement Third Party Administrator selected by the Administrator with the approval of the Company, such approval not to be unreasonably withheld, delayed or conditioned. The Administrator shall use its commercially reasonable efforts to effect the transition to such replacement Third Party Administrator as soon as reasonably practical, but in any event shall use its commercially reasonable efforts to effect such transaction within thirty-six (36) months following the receipt of such notice. The Administrator shall bear the costs and expenses associated with the transition of the administration of the Business to the replacement Third Party Administrator designated by the Administrator.

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(h)Upon termination of this Agreement (other than a termination resulting from the termination of all liabilities of the Company under all Reinsured Policies in accordance with their respective terms), (i) the Administrator shall cooperate fully in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services (or where required by Applicable Law, copies thereof) to the Company or the Company’s designee, and (ii) shall use its commercially reasonable efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Services as reasonably necessary to permit the Company or such replacement servicer to perform the Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Services without interruption following termination of this Agreement.

Section 7.3.Survival. Notwithstanding the other provisions of this Article VII, Articles I and X, Sections 13.7 and 13.12 and Exhibit C shall remain in full force and effect after the termination of this Agreement.

ARTICLE VIII.

PRIVACY AND DATA SECURITY; OFAC; INFORMATION SECURITY

Section 8.1.Privacy and Data Security. In providing the Services, and in connection with maintaining, administering, handling and transferring the data of the policyholders, contractholders and other recipients of benefits under the Reinsured Policies, the Administrator shall, and shall cause its Affiliates and any Subcontractors to, comply with privacy, confidentiality and data security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Exhibit C hereto, which the Parties shall execute concurrent with the execution of this Agreement.

Section 8.2.OFAC Compliance. The Administrator shall not process any premium payment or pay any claim with respect to the Reinsured Policies if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

Section 8.3.Information Security. In providing the Services, the Administrator shall, and shall cause its Affiliates and any Subcontractors to, comply with all information security obligations applicable to them pursuant to Applicable Laws and

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the provisions of the Privacy and Security Addendum in the form attached as Exhibit C hereto, which the Parties shall execute concurrent with the execution of this Agreement.

ARTICLE IX.

DISASTER RECOVERY

Section 9.1.Disaster Recovery. For as long as Services are provided hereunder, at no cost to the Company, the Administrator shall, and shall cause its Affiliates to, maintain the Administrator Disaster Recovery Plan in accordance with industry standards and adhere to the Administrator Disaster Recovery Plan. As part of the Services, the Administrator shall, as promptly as reasonably practicable and consistent with the obligations set forth in this Agreement, implement the Administrator Disaster Recovery Plan in the event of a Business Interruption.

ARTICLE X.

INDEMNIFICATION; REMEDIES

Section 10.1.Indemnification by the Administrator. The Administrator shall indemnify and hold harmless the Company and its respective Affiliates and each of their respective Representatives (collectively, the “Company Indemnified Parties”) from and against (a) any and all Losses incurred by the Company Indemnified Parties to the extent arising from any actual or alleged: (i) willful misconduct, fraud, theft or embezzlement by directors, officers, employees, agents, Subcontractors (excluding the Company, CNO Services, LLC and any of their Representatives or subcontractors during the Interim Period), successors or assigns of the Administrator during the term of this Agreement; (ii) breach, either intentional or unintentional, of the Administrator of the covenants and agreements of the Administrator in this Agreement; or (iii) failure of the Administrator to comply with Applicable Laws during the term of this Agreement and (b) any and all Direct Economic Losses incurred by the Company Indemnified Parties to the extent arising from any Security Breach that is not caused by an act or omission of the Company or any of its Representatives (excluding any act of the Company, CNO Services, LLC or any of their Representatives or subcontractors during the Interim Period); provided, in each case, that the Administrator shall have no obligation to indemnify any Company Indemnified Parties to the extent such Loss resulted from (x) a breach by the Company of the covenants and agreements of the Company contained in this Agreement, or (y) the failure, either intentional or unintentional, of the Company to properly perform the services or take the actions required by the Transition Services Agreement.

Section 10.2.Indemnification by the Company. The Company shall indemnify and hold harmless the Administrator and its Affiliates and their respective Representatives (collectively, the “Administrator Indemnified Parties”) from and against

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(a) any and all Losses incurred by the Administrator Indemnified Parties to the extent arising from any actual or alleged: (i) willful misconduct, fraud, theft or embezzlement by directors, officers, employees, agents, successors or assigns of the Company during the term of this Agreement; (ii) breach, either intentional or unintentional, of the Company of the covenants and agreements of the Company in this Agreement or (iii) failure of the Company to comply with Applicable Laws during the term of this Agreement and (b) any and all Direct Economic Losses incurred by the Administrator Indemnified Parties to the extent arising from any Security Breach that is caused by an act or omission of the Company or any of its Representatives (excluding any act of the Administrator or any of its Representatives or subcontractors following the Interim Period); provided, in each case, that the Company shall have no obligation to indemnify any Administrator Indemnified Parties to the extent such Loss resulted from a breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement.

Section 10.3.Applicability of Master Transaction Agreement. The procedures set forth in Sections 8.05, 8.06 and 8.08 of the Master Transaction Agreement shall apply to Losses indemnified under this Article X.

Section 10.4.No Duplication. Any payment arising under this Article X shall be made by wire transfer of immediately available funds to such account or accounts as the receiving Party shall designate to the paying Party in writing. To the extent that a receiving Party has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such Party shall not be entitled to a duplicate indemnification for such Loss under this Agreement. In no event shall any Party (a) be entitled to duplicate Losses under this Agreement and any other Transaction Agreement attributable to the same underlying event giving rise to such Loss, or (b) initiate simultaneous proceedings under two or more Transaction Agreements seeking recovery for the same Loss. The Parties hereto acknowledge and agree that a claim for indemnification pursuant to this Article X will be an Indemnified Party’s sole and exclusive remedy as to any monetary damages with respect to any breach or non-fulfillment of any covenant or agreement or any other matters under this Article X, regardless of whether such claim arises in contract, tort, breach of warranty or any other legal or equitable theory, and will be limited to the rights contained in this Article X. For the avoidance of doubt, nothing in this Agreement shall limit any Party’s right to seek an injunction, specific performance or other equitable remedies to enforce its rights under this Agreement.

Section 10.5.Mitigation. Each indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which such indemnified Party seeks indemnification under this Agreement; provided that the cost and expense of such mitigation shall constitute Losses hereunder.

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Section 10.6.Relationship with Coinsurance Agreement. Nothing contained in this Article X is intended to amend or supersede any provision of the Coinsurance Agreement.

ARTICLE XI.

INSURANCE COVERAGE

Section 11.1.Coverage. Without limiting the Administrator’s undertaking to indemnify and hold the Company harmless as set forth herein, the Administrator shall maintain insurance with at least the following coverages and terms:
(a)Fidelity and Theft Coverage. For as long as this Agreement is in effect, the Administrator shall carry fidelity and theft insurance with an insurer or insurers with policy holder ratings of at least “A” and financial ratings of at least “VIII” in the then-latest edition of Best’s Insurance Guide in effect as of the Closing Date and each subsequent date of insurance renewal. Such insurance shall cover the theft, loss or disappearance of any funds collected by the Administrator on the Company’s behalf and shall provide:

(i)	At least three and a half million dollars ($3,500,000) coverage per occurrence; and

(ii)	A deductible not to exceed one hundred thousand dollars ($100,000).

(b)Cyber Coverage. For as long as this Agreement is in effect, the Administrator shall carry cyber insurance with an insurer or insurers with policy holder ratings of at least “A” and financial ratings of at least “VIII” in the then-latest edition of Best’s Insurance Guide in effect as of the Closing Date and each subsequent date of insurance renewal. Such insurance shall provide:

(i)	At least five million dollars ($5,000,000) coverage per claim, or the amount required by any applicable Governmental Authority, if higher;

(ii)	an annual aggregate of at least five million dollars ($5,000,000), and

(iii)	a deductible not to exceed one million dollars ($1,000,000).

(c)For the duration of this Agreement, the Administrator shall carry commercial general liability insurance with an insurer or insurers with policy holder ratings of at least “A” and financial ratings of at least “VIII” in the

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then-latest edition of Best’s Insurance Guide in effect as of the Closing Date and each subsequent date of insurance renewal. Such insurance shall include but not be limited to blanket contractual liability coverage, advertising injury, products and completed operations, premises-operations, and independent contractors coverage, for bodily injury including death, personal injury and property damage, and such insurance shall provide:

(i)	at least one million dollars ($1,000,000) coverage per occurrence for bodily injury or death, and

(ii)	at least one million dollars ($1,000,000) coverage per occurrence for property damage, and

(iii)	at least one million dollars ($1,000,000) coverage combined aggregate, and

(iv)	no deductible.

(d)For the duration of this Agreement, the Administrator shall carry workers compensation insurance with statutory limits covering the Administrator’s workforce, affording protection in any state in which the Administrator’s workforce may operate, including employer’s liability insurance with $1,000,000 limits of liability, an alternate employer’s endorsement to workers compensation policy, and a waiver of subrogation against Company endorsement.

Section 11.2.Certificates. The Administrator shall provide the Company with a copy of the insurance policies noted in Section 11.1 above, and a written certification that such coverage is in force on the Effective Date and upon subsequent requests by the Company, such requests not to exceed one time in any consecutive twelve (12) month period.

Section 11.3.Remedies. The Parties do not intend to shift all risk of loss to insurance. In no event shall the naming of the Company as a joint loss payee or additional insured limit the Administrator’s liability to the Company to available insurance coverage or to the policy limits specified in this Article XI, nor shall it limit the Company’s rights to exercise any remedies available under contract, at law or in equity.

ARTICLE XII.

COOPERATION; REGULATORY MATTERS

Section 12.1.Cooperation. The Parties hereto shall cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and

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promptly discharged, and will not take any actions designed to frustrate the intent of the transactions contemplated by this Agreement or any other Transaction Agreement. In accordance with the foregoing, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized Personnel for the purpose of consultation and decision. The Parties agree and acknowledge that where access to such Personnel is requested by a Party in connection with an examination or complaint initiated by a Governmental Authority or a customer complaint, the responding Party shall make available such Personnel within two (2) Business Days of such request if necessary in order for the requesting Party to timely respond to the Governmental Authority or customer complaint. Each Party shall bear its respective cost and expense of providing the cooperation specified in this Section 11.1.

Section 12.2.Compliance of the Reinsured Policies. The Company and Administrator agree to use commercially reasonable efforts to cooperate fully with each other and any Governmental Authorities in maintaining the Reinsured Policies in compliance in all material respects with Applicable Law. If the Administrator or the Company determines, whether as a result of new or revised Applicable Law, examinations, audits or otherwise, that any of the Reinsured Policies are not in compliance with Applicable Law, such Party shall so notify the other Party and the Administrator shall, in consultation with the Company, take whatever action is reasonably necessary to bring such Reinsured Policies into compliance with Applicable Law. The Administrator shall prepare any necessary amendments to such Reinsured Policies and obtain the Company’s approval of such amendments (such approval not to be unreasonably withheld, conditioned or delayed). The Administrator shall submit any necessary filings for the purpose of obtaining Governmental Authority approval for such amendments to the Reinsured Policies. The same processes shall also be utilized if both parties agree that for reasons other than compliance with Applicable Law, modifications to the Reinsured Policies are necessary.
ARTICLE XIII.

GENERAL PROVISIONS

Section 13.1.Expenses. Except as otherwise provided herein or in the other Transaction Agreements, each of the Parties shall bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

Section 13.2.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an

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original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.2):

(a)	If to the Administrator:

Wilton Reassurance Company
20 Glover Avenue
4th Floor
Norwalk, CT 06850
Attention: Chief Executive Officer
Facsimile: 203-762-4411
Email address: mfleitz@wiltonre.com
With a concurrent copy to:
Wilton Reassurance Company 20 Glover Avenue 4th Floor Norwalk, CT 06850 Attention: General Counsel Facsimile: 203-762-4431 Email address: msarlitto@wiltonre.com
With a concurrent copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Marilyn A. Lion
Facsimile: 212-521-7108
Email address: malion@debevoise.com

(b)	If to the Company:

Bankers Life and Casualty Company 111 E. Wacker Drive, Suite 2100 Chicago, IL 60601 Attention: General Counsel Facsimile: 317 817 2826 Email address: matt.zimpfer@cnoinc.com

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With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: John M. Schwolsky Donald B. Henderson, Jr.
Facsimile: 212 728 9232 212 728 9262
Email address: jschwolsky@willkie.com dhenderson@willkie.com

Any Party may, by notice given in accordance with this Section 13.2 to the other Parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.
Section 13.3.Entire Agreement. This Agreement, together with the Exhibits and Schedules referred to herein, the Master Transaction Agreement, the Coinsurance Agreement, the Trust Agreement, the Transition Services Agreement and the other Transaction Agreements delivered pursuant hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. For the avoidance of doubt, the obligations of the Administrator hereunder are in furtherance of its role as reinsurer under the Coinsurance Agreement.

Section 13.4.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 13.5.Assignment. Except as provided in Section 13.15, this Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties. Any attempted assignment in violation of this Section 13.5 shall be void. This Agreement shall be binding upon, shall inure to the

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benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

Section 13.6.Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.7.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Arbitration.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)Subject to the Parties’ agreement and obligation to arbitrate certain matters pursuant to Section 13.7(d), each Party irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. The Administrator hereby designates the individual listed in Section 13.2(a) to whom notice may be given on behalf of the Administrator as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company. The Company hereby designates the individual listed in Section 13.2(b) to whom notice may be given on behalf of the Company as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Administrator In the event any Party decides to change its designation of agent, it shall provide written notice to the other Parties. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each

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Party agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7.

(d)Notwithstanding anything to the contrary in this Agreement, including Article X and Sections 13.7(a), (b) and (c), any dispute with respect to a Deficient Performance Notice, as to whether the deficient performance specified in such notice has occurred or has caused the Company to incur a material Loss or material adverse reputational harm or whether the Administrator has returned to compliance with respect to such deficient (whether as regards to policyholders, applicable Governmental Authorities, or otherwise) performance, shall be resolved by arbitration as set forth in this Section 13.7(d).

(i)
Within thirty (30) days after the date of the Deficient Performance Notice, either Party may initiate arbitration pursuant to the expedited dispute resolution process described in this Section 13.7(d) by delivering notice of such Party’s initiation of arbitration to the other Party.

(ii)
Within two (2) Business Days after the initiation of arbitration pursuant to Section 13.7(d)(i), each Party shall make a written submission to the Initial Arbitrator selected in accordance with Section 11.6 of the Coinsurance Agreement of no more than five (5) pages (exclusive of any exhibits or affidavits), outlining the issues in dispute and the reasons for their respective positions. The written submissions shall be exchanged between the Parties at the same time they are submitted to the Initial Arbitrator. The sole function and power of the Initial Arbitrator shall be to, as applicable, (A) decide whether the deficient performance specified

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in the applicable Deficient Performance Notice has occurred, (B) decide whether, if such deficient performance has occurred, such deficient performance has caused the Company to incur a material Loss or material adverse reputational harm (whether as regards to policyholders, applicable Governmental Authorities, or otherwise) or (C) decide whether the Administrator has returned to compliance with respect to such deficient performance, in each case in accordance with the terms and provisions of this Agreement (each, a “Determination”). In making the Determination or Determinations, (A) the Initial Arbitrator shall be guided by the provisions of this Agreement and (B) insofar as not in conflict with the express terms of this Agreement, the Initial Arbitrator may consider that customs and practices of the long term care insurance industry in resolving any ambiguities inherent in whether a pattern and practice of materially deficient performance of the Administrator’s obligations hereunder determined by reference to the Business as a whole and not by reference to a specific Service has caused the Company to incur, or would reasonably be expected to cause the Company to incur, a material Loss or material adverse reputational harm or whether the Administrator has returned to compliance with respect to such deficient performance. In the absence of any such ambiguity, the express terms of this Agreement will control.

(iii)
The Parties shall instruct the Initial Arbitrator to make the applicable Determination or Determinations as soon as possible following the Parties’ submissions and, in any event, within thirty (30) days after receipt of the Parties’ submissions.

(iv)
The Parties shall share equally the costs of any arbitration brought pursuant to this Section 13.7(d); provided that each Party in such proceeding shall bear its own attorneys’ fees and litigation costs.

(v)
Notwithstanding that this Agreement shall be governed by the laws of the State of New York in accordance with Section 13.7, the rights and procedures applicable to any arbitration commenced under this Section 13.7(d) shall be governed by the Federal Arbitration Act.

(vi)	The location of all arbitration proceedings shall be New York, New York or shall be such other location as may be mutually agreed upon by the Parties.

(vii)
The dispute resolution provisions contemplated by this Section 13.7(d) shall be the Parties’ sole remedy with respect to the determination as to whether the deficient performance specified in a Deficient Performance Notice has occurred or has caused the Company to incur or would

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reasonably be expected to cause the Company to incur a material Loss or material adverse reputational harm (whether as regards to policyholders, applicable Governmental Authorities, or otherwise) or whether the Administrator has returned to compliance with respect to such deficient performance.

Section 13.8.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 13.9.No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Company Indemnified Parties and the Administrator Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13.10.Execution in Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by

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facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.11.Rules of Construction Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 13.12.Treatment of Confidential Information.

(a)Each Party may come into possession or knowledge of Confidential Information (as defined below) of the other in connection with the obligations to be performed by such Party under this Agreement.

(b)“Confidential Information” with respect to a Party, means any and all information provided by, made available by or obtained on behalf of, such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Company, Non-Public Personal Information and all data relating to the contractholders of the Reinsured Policies (including their rights and obligations under the Reinsured Policies) which is required to be maintained, processed or generated by the Company in connection with administration of the Business; provided that Confidential Information does not include information that (i) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (ii) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (iii) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; provided that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information. For the avoidance of doubt, as between the Company and the Administrator, Confidential Information of the Administrator includes the foregoing categories of information relating to the business or operations of, or provided by or on behalf of, any of the Administrator’s Third Party Administrators or Subcontractors, whether such information is provided to the Company on, before or after the date hereof.

(c)“Non-Public Personal Information” means any (i) personally identifiable information or data (including medical, financial, Regulated and Personal Information and other personal information) concerning or relating to the Company’s past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of

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Business or contracts issued by the Company, and their representatives, (ii) any such personally identifiable information or data that the Administrator or its Representatives or Third Party Administrators or Subcontractors collect or derive from interactions with the Company’s past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of Business, or (iii) an aggregation or a derivation thereof; provided that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”.

(d)The Company and the Administrator agree to hold each other’s Confidential Information in strictest confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates or by any of its Representatives, retrocessionaires or Third Party Administrators or Subcontractors to third parties of any kind, other than the Representatives, retrocessionaires, or Third Party Administrators performing services for such Party who need access to such Confidential Information in the course and scope of providing such services, except as is authorized by the other Party in advance and in compliance with all Applicable Law. If any Confidential Information needs to be disclosed as required by Applicable Law or court order, the disclosing Party shall (if permitted by Applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

(e)The Administrator may disclose the Company’s Confidential Information to the Administrator’s Third Party Administrators or Subcontractors or its retrocessionaires with a reasonable need to know, subject to such Third Party Administrator, Subcontractor or retrocessionaire first being obligated to confidentiality and limited use restrictions no less protective of the Company’s Confidential Information than the provisions in this Agreement. Further, the Company will negotiate in good faith and diligently to agree to additional confidentiality and limited use terms and conditions as may reasonably be required by the Administrator’s Third Party Administrators or Subcontractors whose confidential information may be disclosed to the Company in connection with the Services. Until such time as such additional confidentiality terms and conditions are agreed to in writing by the Company, the Administrator may be limited by its contractual obligations with its Third Party Administrators or Subcontractors in sharing certain Confidential Information with the Company.

(f)The Administrator (and its Third Party Administrators, Subcontractors and retrocessionaires) may use the Company’s Confidential Information; provided that such party shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of the Company’s Confidential Information which are no less rigorous than those maintained by the Administrator (or such Third Party Administrator, Subcontractor or retrocessionaire) for its own information of a similar

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nature (but not less than using a reasonable standard of care), and in compliance with the terms of the Privacy and Security Addendum in the form attached as Exhibit C hereto.

(g)Further to the foregoing, the Administrator shall, and shall cause its Representatives, Affiliates, retrocessionaires, financing providers, Third Party Administrators and Subcontractors to, protect the confidentiality of the Company’s Confidential Information (including the Non-Public Personal Information) by:

(i)	holding all such information transmitted to them by or on behalf of the Company in strict confidence;

(ii)	maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of such information;

(iii)	using such information solely in connection with carrying out the Administrator’s obligations under this Agreement;

(iv)	disclosing such information to third parties only as necessary to perform services under this Agreement; and

(v)
disclosing such information as may be required by Applicable Law or court order; provided that the Administrator (or its Third Party Administrator, Subcontractor or retrocessionaire) as applicable shall (if permitted by Applicable Law) provide prompt notice to the Company prior to such disclosure so that the Company may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

Section 13.13.Status of Parties. This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between the Administrator, on the one hand, and the Company, on the other hand, other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither the Administrator, on the one hand, nor the Company, on the other hand, shall be construed to be the employer of the other.

Section 13.14.Trademarks. Administrator hereby acknowledges that the Company has adopted and is using the names and marks listed on Schedule II hereto in connection with the Reinsured Policies (collectively, the “Licensed Names and Marks”). The Company and Administrator agree as follows:

(a)The Company hereby grants to the Administrator and Administrator hereby accepts a temporary, non-exclusive, non-transferable, royalty-free license to use the Licensed Names and Marks in connection with the Services, subject to the terms and conditions set forth in this Agreement. The Administrator is granted no

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rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services. None of the rights licensed to the Administrator under this Section 13.14 may be assigned, sublicensed or otherwise transferred by the Administrator (other than sublicenses to Subcontractors to the extent necessary to perform the Services), nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void.

(b)The Administrator agrees that it will use the Licensed Names and Marks as the Company used them prior to the date hereof and, otherwise, only in accordance with the performance and usage standards established by the Company applicable to such Licensed Names and Marks and communicated to Administrator (including coloring, relative sizing and positioning, and other graphic standards as prescribed by the Company), or as otherwise required or approved in advance by the Company. The Administrator shall have no right to use the Licensed Names and Marks in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of Administrator’s services. Upon request, the Administrator shall provide samples of any materials of the Administrator using one or more of the Licensed Names and Marks, and the Administrator shall immediately comply with any request by the Company to cease use of the Licensed Names and Marks the Company believes is not in compliance with this Section 13.14.

(c)The Administrator agrees not to use the Licensed Names and Marks in partial form without the prior written consent of the Company, which the Company may withhold at its sole discretion. The Administrator agrees not to adopt or use any trademarks, service mark, logo or design confusingly similar to any of the Licensed Names and Marks. It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator.

(d)The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that all rights therein and the goodwill attached thereto belong exclusively to the Company. All uses of the Licensed Names and Marks by the Administrator shall inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered by the Company in its name, it being understood that the present license shall not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company. At its option, the Company may, in its own name and at its own expense, maintain appropriate trademark and service mark protection for the Licensed Names and Marks. The Administrator shall not at any

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time during the term of this Agreement or at any time thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or disparaging or otherwise adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company. The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Licensed Names and Marks or the Company. The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(e)The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party. Any such action shall be conducted at the Company’s expense. The Administrator shall provide prompt written notice to the Company of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist the Company at the Company’s expense in any such action brought by the Company. It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.

(f)The agreements and covenants contained in this Section 13.14 shall continue in effect until such time as this Agreement is terminated pursuant to Article VII. As promptly after termination of this Agreement as is reasonably practicable, the Administrator shall discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond 90 calendar days after termination). Prior to any such termination, the Administrator shall take all commercially reasonable actions necessary to effect such discontinuance, including notifying contract owners, suppliers, service providers, regulatory agencies and other relevant Persons of the discontinuance. Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

Section 13.15.Subcontracting. (a) The Administrator may subcontract the performance of any Services that the Administrator is to provide hereunderý to (i) one or more duly authorized and licensed Third Party Administrators upon prior written notice to the Company (a “Subcontractor”) and (ii) to any Affiliate; provided that no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor or Affiliate with respect to the providing of such Services as if provided by the Administrator.

(b) Notwithstanding the foregoing, the Administrator shall consult with the Company prior to subcontracting any material function or Service with respect to the

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administration of the Business to a Person who is not an Affiliate of the Administrator and shall provide to the Company reasonable opportunity and access to information as may be required to come to an informed view concerning the qualifications and capacity of the proposed Subcontractor and shall give due regard to the Company’s views and recommendations with respect thereto.
Section 13.16.Conflict. In the event of any conflict between the terms of this Agreement and the Coinsurance Agreement, the terms of the Coinsurance Agreement shall control.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BANKERS LIFE AND CASUALTY COMPANY

By:

Name:
Title:

WILTON REASSURANCE COMPANY

By:

Name:
Title:

[Signature page to Administrative Services Agreement]

EXHIBIT A
SERVICES
(Omitted)

A-1

EXHIBIT B

EXCLUDED SERVICES

(Omitted)

B-1

EXHIBIT C

PRIVACY AND SECURITY ADDENDUM

(Omitted)

D-1

EXHIBIT D

REPORTS

(Omitted)

D-2

SCHEDULE I

Quarterly Representation Letter

(Omitted)

Sch I-1

SCHEDULE II

Names and Marks

(Omitted)

Sch II-1

EXHIBIT D
Form of Special Support Services Agreement
(Omitted)

EXHIBIT E
Form of Transition Services Agreement

EXHIBIT E

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (the “Agreement”) dated as of [], 2018 is entered into by and between CNO Services, LLC, an Indiana limited liability company (“CNO”), and Wilton Reassurance Company, a Minnesota domestic life insurance company (“Wilton Re”). CNO and Wilton Re are referred to herein collectively as the “Parties” and each, individually, as a “Party.”
W I T N E S S E T H:
WHEREAS, Bankers Life and Casualty Company, an insurance company organized under the laws of the State of Illinois and an Affiliate of CNO (“Bankers Life”), and Wilton Re have entered into that certain Master Transaction Agreement (the “MTA”) dated as of [], 2018 (the “Signing Date”);
WHEREAS, the MTA provides, among other things, for CNO and Wilton Re to enter into this Agreement and the Coinsurance Agreement, dated as of the date hereof, between Wilton Re and Bankers Life;
WHEREAS, CNO and Wilton Re desire that, following the Closing under the MTA, CNO shall provide or cause to be provided to Wilton Re solely in connection with the transition of the Business to Wilton Re certain services for a limited period of time in accordance with the terms and conditions set forth herein, including, without limitation, policy administration, claims and benefit management and policyholder services and certain actuarial, financial reporting, regulatory and other services with respect to the Business and the direct and assumed insurance policies and contracts comprising the Business (together, the “Insurance Contracts”) and the related services and support described herein; and
WHEREAS, based on the nature of the Insurance Contracts and the scope of risks ceded under the terms of the Coinsurance Agreement, the Parties expect that, following the Closing under the MTA, Wilton Re will be integrally involved in decisions with respect to the administration of Insurance Contracts and, to that end, special cooperation between the Parties will be required on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the conditions and covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows (unless otherwise indicated, all capitalized terms used herein and not defined in this Agreement shall have the meanings indicated in the MTA):

ARTICLE I
TRANSITION AND RELATED SERVICES

Section 1.01.Transition Services.
(a)Subject to the terms and conditions set forth herein and in accordance with the applicable terms of the MTA, during the Term, CNO shall provide or cause its Service Providers to provide to Wilton Re all services as are now or in the twelve (12) months immediately preceding Closing have been provided by CNO and/or Service Providers to the Business or such other reasonable services solely in support of the Business otherwise required to be performed consistent with the Performance Standard (as defined below), including, without limitation, the services set forth in Schedules 1.01 and 1.02 hereto; provided, however, that CNO shall provide or cause to be provided transition services solely in connection with the Business and, provided, further, that CNO shall have no obligation to provide or cause to be provided any services that (i) have been assumed by Wilton Re as set forth in Schedule 1.01(a) hereto; or (ii) are listed as excluded services pursuant to Schedule 1.01(a) hereto (the “Excluded Services”) and the services described in this Section 1.01(a), as modified by the foregoing proviso clauses, being referred to collectively as the “Transition Services”).

(b)CNO and its Affiliates may subcontract for the performance of any Service (as defined below) to another Person that is not an Affiliate (the “Subcontractor”) if, (x)(i) immediately prior to the Closing Date, CNO or Service Providers provided such Service to the Business by subcontracting with such Subcontractor as disclosed in Schedule 1.01(b) hereto, (ii) if the Service to be subcontracted is primarily a routine or ministerial task or function or (iii)(A) CNO or its Affiliates have provided Wilton Re with reasonable advance written notice of their intention to subcontract a Service to an unaffiliated Person and (B) such Service is being subcontracted to a Subcontractor on Schedule 1.01(b) hereto, or Wilton Re has given its prior written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed, and (y) in each case, is not reasonably expected to have an adverse impact on Wilton Re’s design, planning, preparation for and implementation of an orderly conversion and transition process for the Business (the “Conversion”). Any such sub-contracting shall be effected in a manner consistent with Wilton Re’s oversight of claims and benefit-related decisions with respect to the Business set forth in Section 1.04(e) and in no event shall be deemed to relieve CNO from any of its obligations or liabilities hereunder and CNO shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the provision of such Service as if provided by CNO. Each Party shall be responsible for any action taken by its Affiliates, Subcontractors and Wilton Re Service Providers, as applicable, that would be deemed a breach of this Agreement if such Party had taken such action.

(c)For purposes of this Agreement, “Service Providers” shall mean Affiliates of CNO, their employees, agents and contractors and any Subcontractors permitted pursuant to Section 1.01(b).

(d)In performing their respective duties hereunder, all personnel engaged in providing Services shall be under the direction, control and supervision of CNO; and CNO shall, subject to Section 1.05 below, have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel. The employees, agents or consultants of CNO or any Service Provider engaged in providing Services to Wilton Re shall not, by virtue thereof, become employees of Wilton Re.

(e)Notwithstanding anything to the contrary set forth herein, but subject to the limitations set forth in Section 1.04, Wilton Re shall have the right to make and direct all individual claims- and benefit-related decisions with respect to the Insurance Contracts; provided, that (a) CNO’s compliance with such direction(s) as may be provided by Wilton Re from time to time in writing shall be deemed to satisfy the Performance Standard with respect to the applicable Services, and (b) for the avoidance of doubt, Wilton Re shall be responsible for

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any and all Indemnifiable Losses incurred by or on behalf of CNO arising directly from its or their compliance with any such directions.

Section 1.02.Conversion Support Services.

(a)During the Term and as set forth in Section 7.01 herein, CNO will work in good faith and use commercially reasonable efforts to provide assistance to Wilton Re, as may be reasonably requested, in the Conversion, based on a mutually-agreed conversion plan to be developed by Wilton Re and consented to by CNO (such consent not to be unreasonably withheld, conditioned or delayed), on or before mutually-agreed projected or target administrative transfer dates therefor (together referred to as the “Conversion Support Services”, and together with the Transition Services, the “Services”). The assistance and services which Wilton Re initially expects will be needed from CNO in order to effect the transition and conversion of the Business are described in Schedule 1.02(a), and such Schedule shall be updated from time-to-time by the Transition Committee based upon further meetings by the Parties regarding the Conversion Support Services, in order to effect the intent of this Section 1.02. In connection with the provision of the Conversion Support Services, the Parties will cooperate in good faith to produce and complete agreed-upon Project Output Documents (as defined in Schedule 1.02(a)) in accordance with a mutually agreed upon timeline documenting material agreed upon conversion and transition workplans and process management steps expected to be implemented and will monitor and manage such processes cooperatively in good faith.

(b)CNO shall, during a commercially reasonable period and on a basis to be mutually agreed to furnish Wilton Re with true, correct and complete copies of its application forms, policy and rider forms (with state-by-state variations thereof), premium and non-forfeiture valuation manuals, reserve tables, actuarial memoranda, and any other forms, tables or information or ceded reinsurance agreements with respect to the Insurance Contracts required for proper administration (including valuation and regulatory compliance) with respect to the Insurance Contracts and any ceded reinsurance related thereto.

(c)To the extent permitted by Applicable Law and subject to applicable licensing or contractual restrictions, during the Term and in connection with the transition and conversion services, CNO shall, and shall cause its applicable Service Providers to, provide Wilton Re and Wilton Re Service Providers with access to the software and data processing systems currently used to perform the administrative services for the Insurance Contracts, solely as necessary to receive the Services. For software systems not owned or developed by CNO or its Affiliates, CNO shall exercise good faith efforts to arrange for such use by Wilton Re and any outsourcing partners specifically identified to CNO by Wilton Re, with any incremental fees due or costs related thereto to be borne by Wilton Re. Schedule 1.02(c) provides a list of such incremental fees and costs related thereto that CNO is aware of as of the date hereof. CNO shall use its commercially reasonable efforts to involve Wilton Re in all material negotiations concerning acquisition of subject license rights for which Wilton Re bears the incremental costs with any third party providers of software or other technologies now used by the Business or CNO or any Service Providers in administering the Insurance Contracts.

Section 1.03.Performance Standard.  Except as provided in Section 1.04 below, CNO shall, and shall cause Service Providers to, provide the Services in good faith and with at

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least the care, skill, prudence, diligence and general level and quality of resources with which such Services have been provided in the twelve (12) months immediately prior to the Closing Date and in all cases in accordance with the applicable terms of this Agreement and Applicable Law, including, without limitation, the terms of the Insurance Contracts (collectively, the “Performance Standard”). Wilton Re understands and agrees that CNO is not in the business of providing transition or conversion services to third parties, and under no circumstances shall CNO be held accountable to a higher standard of care than that set forth herein. Except as set forth specifically in this Section 1.03 or Section 1.04, no performance level, service level or similar service standard or description set forth in Schedules 1.01 or 1.02 herein shall alter, amend or supplement the Performance Standard, such standards having been included so as to further describe the scope of certain Services provided hereunder and to provide agreed reporting and management thresholds for purposes of monitoring administration of the Business.

Section 1.04.Exceptions and Limitations on Services.

(a)Wilton Re acknowledges and agrees that CNO’s obligation to provide or cause Service Providers to provide Services to Wilton Re in accordance with the Performance Standard and any delay or failure to perform by CNO or Service Providers under this Agreement shall be subject to and shall be limited to the extent to which (i) Wilton Re’s failure to cooperate reasonably with CNO or a Service Provider or to perform its obligations under this Agreement where such failure (A) is not cured within ten (10) days after receipt of written notice from CNO; provided, that during such ten (10) day cure period, CNO shall not be held in breach to provide the Services in accordance with the Performance Standard if it is using commercially reasonable efforts to perform despite Wilton Re’s failure to cooperate reasonably, and (B) impedes, hinders or delays CNO’s or a Service Provider’s ability to provide Services to Wilton Re or its Affiliates; or (ii) Applicable Law, applied to the Business as owned by Wilton Re, is different than as applied to the Business as owned by CNO or its Affiliates prior to the Closing and such difference impedes, hinders or delays CNO’s or a Service Provider’s ability to provide Services to Wilton Re or its Affiliates.

(b)Subject to clause (h) of this Section 1.04, CNO shall not be obligated to provide or cause any Service Provider to provide any Service to the extent such performance would require CNO or such Service Provider to violate any Applicable Law, any generally applicable policy or procedure of CNO or its Affiliates designed to ensure compliance with Applicable Law, or any judicial or administrative process or proceeding. In the event CNO or any Service Provider would otherwise be prohibited from providing any Service due to the failure of CNO or such Service Provider to obtain any required third party consents under a written agreement between CNO (or such Service Provider) and a non-affiliated third party in effect on the date hereof, CNO shall be obligated to procure an alternative source or method of delivery of such Service that is reasonably acceptable to Wilton Re in accordance with Section 1.06.

(c)Subject to the terms and conditions of this Agreement, CNO reserves the right to make reasonable changes to (i) the manner in which Services are provided, (ii) the location from which the Services are provided except to the extent that such changes include the transfer of the administration of the Insurance Contracts to any other facility other than where such Insurance Contracts are administered at the Closing Date, and (iii) the personnel involved in the provision of the Services, but in each case only to the extent such changes do not result in a breach of the

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Performance Standard and are effected in a fashion consistent with Wilton Re’s oversight of claims- and benefit-related decisions with respect to the Business set forth in Section 1.04(e); provided that CNO shall cooperate and consult with Wilton Re in good faith and give due regard to its views in advance of implementing any such changes that are material.

(d)From time to time during the Term, the Service Coordinators shall meet to discuss any changes to the Transition Services, at which time Wilton Re may request in writing any change to a Transition Service, which request shall include a description of the proposed change requested and the associated business specifications (“Change Request”), which the Parties shall discuss reasonably and in good faith; provided, however, that neither (i) any individual claim case decision (or series of related case decisions) by Wilton Re as it pertains to the administration of the Business nor (ii) any request to comply with any term of this Agreement or the Performance Standard shall constitute a Change Request. Unless otherwise mutually agreed upon by the Parties, including during such discussion, CNO shall then have thirty (30) Business Days from the date of the Change Request to reject the Change Request or provide Wilton Re with a written proposal for such Change Request (“Change Request Proposal”). Each such Change Request Proposal shall refer to the description of the proposed Change Request provided by Wilton Re and shall include the estimated time and price of implementing the Change Request (including any third party consents necessary to implement the Change Request) and any potential effect of the Change Request on the Services and any fees related thereto. The Parties shall, and CNO shall require the Service Providers to, act in good faith concerning Change Requests, and shall not unreasonably cause any delay in relation to them, provided, that CNO may take into consideration (i) any adverse impact that any requested change may have on the level or quality of (A) other Services provided by CNO or its Affiliates or the businesses of CNO or its Affiliates or (B) any obligation of CNO or any of its Affiliates under the MTA or any Transaction Agreements, and, in each case, taking into account CNO’s and its Affiliates’ resource limitations and capacity; (ii) whether any requested change may cause CNO or its Affiliates to violate Applicable Law, CNO’s then-current written policies and procedures generally applicable to its or its Affiliates’ businesses or a then existing agreement between CNO and a Person that is not an Affiliate of CNO; (iii) whether any requested change is not reasonably necessary to the conduct of the Business; (iv) whether the requested change would require any non-de minimis systemic changes to CNO’s or any of its Affiliates’ businesses, or (v) whether any requested change would adversely affect CNO’s or its Affiliates’ respective businesses, and, based on its consideration of (i), (ii), (iii), (iv) or (v), CNO may reject the Change Request. If the Parties agree upon a Change Request, this Agreement and the Schedules hereto shall be deemed amended to include the terms and conditions of such agreed-upon Change Request. Incremental costs and expenses associated with (x) implementation of any Change Request incurred solely with respect to the Business shall be borne solely by Wilton Re, (y) implementation of any Change Request incurred solely with respect to long-term care business other than the Business shall be borne solely by CNO and (z) implementation of any Change Request incurred with respect to both the Business and long-term care business other than the Business, including changes to any Service required by Applicable Law, shall be borne in equitable shares to be determined mutually and in good faith by the Parties based on the facts and circumstances of the specific change, including the nature of the change, the reasons such change is required or advisable and the relative benefits of the change to each of the Parties.

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(e)CNO shall not be obligated (i) to hire or cause any Service Provider to hire any additional employees, maintain the employment of any specific employee, or acquire additional equipment, software or other resources to provide the Services; (ii) to retain, replace or increase the number of employees or Service Providers engaged in performing, or otherwise used in connection with the delivery of the Services, or (iii) acquire or maintain the ownership of any specific additional equipment or software. For the avoidance of doubt, this Section 1.04(e) does not alter or modify the Performance Standard.

(f)Notwithstanding anything in this Agreement to the contrary, the Services hereunder shall in no event include investment management or advisory services.

(g)Subject to compliance with the Performance Standard, CNO may reasonably supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by CNO to itself or its Affiliates; provided, however, that (i) the availability, level, scope and quality of service shall not be decreased in any material respect as a result of such supplements, modifications, substitutions or alterations nor shall the Fee therefor increase, (ii) any such changes shall be effected in a fashion consistent with Wilton Re’s oversight of claims- and benefit-related decisions with respect to the Business set forth in Section 1.04(e), (iii) CNO shall consult with Wilton Re and give due regard to its views in advance of implementing any such supplements, modifications, substitutions or other alterations that are material and (iv) CNO shall, or shall cause its Affiliates to, provide Wilton Re with any information related to the Business that Wilton Re reasonably requests in connection with any such supplements, modifications, substitutions or other alterations. Unless otherwise agreed by CNO in writing, CNO shall not be required to provide a scope of the Services greater than the scope of the applicable Services provided with respect to the Business during the twelve (12) month period immediately prior to the Closing Date.

(h)The Parties will work together in good faith to fully implement the intent of the Parties as set forth in this Section 1.04.

Section 1.05.Independent Contractor.  For all purposes hereof, CNO and each Service Provider shall at all times act as an independent contractor and CNO and the Service Providers, on the one hand, and Wilton Re and Wilton Re Service Providers, on the other hand, shall not be deemed agents, lawyers, employees, representatives, joint venturers or fiduciaries of one another, nor shall this Agreement, the Transition Services, Conversion Support Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the Parties or among their Affiliates or, in CNO’s case, its Service Providers.

Section 1.06.Consents and Licenses. CNO shall at all times during the Term maintain in full force and effect any and all consents from non-Affiliate service providers and intellectual property licensors that provide services or license intellectual property to CNO or Service Providers where agreements with such service providers or licensors require consent for the provision of Services in the manner contemplated by this Agreement or other permits, licenses, consents or qualifications required by Applicable Law to perform the Services in accordance with the Performance Standard. Wilton Re shall cooperate with CNO, and may participate or consult with respect to CNO’s negotiations to obtain such consents, licenses and qualifications.

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Subject at all times to Section 1.04(c), to the extent that CNO is unable to obtain any such permits, consents, licenses or qualifications, CNO shall obtain acceptable alternative arrangements with Wilton Re’s participation and cooperation. The initial costs, fees and expenses of obtaining the permits, licenses, consents and qualifications shall be borne equally by the Parties, provided that Wilton Re shall not be required to bear more than $250,000 in the aggregate of such expenses, and the costs, fees and expenses of any expanded scope thereof requested by Wilton Re and reasonably related to the Services, shall be borne equally by the Parties unless otherwise mutually agreed by the Parties.

Section 1.07.Provision of Data and Data Reliance.

(a)Within a time period mutually agreeable to CNO and Wilton Re, but in no event more than ten (10) days for cash items and thirty (30) days for reserve items, following the end of each calendar quarter after the Closing Date and prior to the end of the Term, CNO shall, or shall cause Service Providers to, provide Wilton Re with any information needed by Wilton Re for reporting with respect to the Insurance Contracts in its statutory financial statements, tax filings and for other tax reporting purposes. From time to time, as requested, CNO shall, and shall cause Service Providers to, provide to Wilton Re information required to accurately and reasonably timely respond to formal and informal actuarial, financial, legal, operational and other inquiries of governmental authorities, representatives of rating agencies and others concerning Wilton Re or the Business.

(b)Each year in connection with the preparation of the Business’ annual financial statements, CNO or its Affiliate shall provide to Wilton Re’s appointed actuary a certificate of reliance in the form attached hereto as Schedule 1.07.

Section 1.08.Changes to Insurance Contracts. During the Term, other than as permitted pursuant to Section 3.10, Section 3.11 or Section 3.12 of the Coinsurance Agreement or as further agreed by the Parties in writing, CNO shall not, and shall cause its Affiliates not to, undertake any premium rate change actions or any other policy modifications or changes with respect to the Insurance Contracts.

ARTICLE II
FEES AND PAYMENT
Section 2.01.Fees.

(a)Services shall be provided in consideration of payment by Wilton Re to CNO of the fees set forth in this Agreement (“Fees”), including a Services fee consisting of: (i) for the first year of this Agreement, an annual Fee equal to Twenty Million Dollars ($20,000,000), payable in equal monthly installments in accordance with Section 2.02 below, (ii) for the second year of this Agreement, an annual Fee equal to Nineteen Million Dollars ($19,000,000), payable in equal monthly installments in accordance with Section 2.02 below, (iii) for the third year of this Agreement, an annual Fee equal to Eighteen Million Dollars ($18,000,000), payable in equal monthly installments in accordance with Section 2.02 below, and (iv) in either the first year, the second year or the third year of this Agreement, any and all amounts for work done pursuant to Change Requests as mutually agreed by the Parties pursuant to Sections 1.02(b) and 1.04(d) herein. Any reduction in Services over time, as contemplated herein or otherwise, shall not be a

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basis to imply or impute any agreement or intent to adjust the Fee. If Wilton Re terminates this Agreement prior to its contemplated Term pursuant to Section 6.02(a), Wilton Re shall continue to pay the annual Fee in monthly installments following the Termination Date until the next anniversary of the Closing Date. If Wilton Re terminates this Agreement prior to its contemplated Term pursuant to Section 6.02(b), Wilton Re shall continue to pay the annual Fee in monthly installments following the Termination Date in accordance with Section 6.03(d), if applicable.

(b)Without duplication of the foregoing, Wilton Re agrees to pay its allocated portion of any applicable Unusual Expenses (as defined below). Unusual Expenses shall be identified and shared by the Parties on an equitable basis and the Parties commit to work in good faith to determine the equitable allocation of such expenses. Failing agreement as to the foregoing allocation, such expenses shall be borne by the Parties in equal shares; except for the case of (x) any material incremental costs incurred by CNO arising from any change in Applicable Law that occurs following the Closing Date and that causes CNO to provide Services that (i) do not apply to the management of CNO or any of its Affiliates’ other comparable business, in which case, all such additional costs arising from changes in Applicable Law after the Closing Date to be allocated entirely to Wilton Re or (ii) apply to the management of CNO or any of its Affiliates’ other comparable business and has general applicability to participants in the long-term care insurance industry in the United States, in which case, Wilton Re shall be equitably allocated a material reduction in its portion of such expenses or (y) any Unusual Expense that provides a benefit to CNO after the Term, in which case Wilton Re shall be equitably allocated a reduction in its portion of such expenses. For the avoidance of doubt, there shall be no fees or payments by Wilton Re, except for the Fees provided in Section 2.01(a), associated with changes to Services that are not Unusual Expenses (which are allocated in accordance with this Section 2.01(b)) or the result of a Change Request (which are allocated in accordance with Section 1.04(d). For purposes of this Agreement, the term “Unusual Expenses” means any material, non-routine operational charge, cost or expense incurred by CNO which is not in the reasonable contemplation of the Parties as of the date hereof but which arises after the Closing Date in connection with the performance of Services under this Agreement consistent with the Performance Standard; provided, however, that in no event shall the term “Unusual Expenses” include (1) costs of claim investigation or management (both medical and non-medical), administration expenses, including but not limited to, customary elements of corporate overhead, home office expenses, compensation of officers and employees of CNO or any Service Provider and other ordinary course expenses by one or more Service Providers in connection with the provision of the Services; (2) any item of cost or expense attributable principally to the decisions, acts or omissions of CNO or a Service Provider in providing the Services; (3) any element of cost or risk specifically considered or addressed herein or in the MTA, including Excluded Liabilities or (4) any material incremental costs to CNO or a Service Provider arising from any change in Applicable Law that is not applicable to the administration of long-term care policies generally and was specifically promulgated for or directed at application to CNO or a Service Provider or particular acts committed by CNO or a Service Provider and that causes CNO or a Service Provider to provide Services to Wilton Re that apply as well to the management of CNO and its Affiliates’ other comparable business, as described in this Section 2.01(b).

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(c)Except as otherwise expressly set forth in this Agreement, CNO shall be solely liable for, and shall pay, all fees, costs or other expenses (including sales and service taxes) payable to third parties that are not Affiliates in connection with the Services provided by CNO hereunder.

Section 2.02.Payment Terms.

(a)On the first Business Day of each month during the Term on which CNO or Service Providers provide or cause to be provided Services, Wilton Re shall remit to CNO, without invoice, the amount of the Fee then due (in advance for such month), by wire transfer in immediately available U.S. dollars, to a bank and account to be designated by CNO in writing to Wilton Re. Any portion of the Fee unpaid after the fifth (5th) day of the calendar month shall bear an overdue interest charge calculated at a rate per annum equal to the prime rate (as most recently published in the Wall Street Journal).

(b)All other amounts due hereunder shall be paid within thirty (30) days of receipt of an invoice with respect to such amount.

(c)Any Fee, and any other amount due hereunder, that remains unpaid for thirty (30) days following its due date shall bear an overdue interest charge calculated at ten percent (10%) per annum.

(d)In the event of an action by CNO against Wilton Re for overdue Fees, the non-prevailing Party shall reimburse the prevailing Party for its reasonable and documented out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with such action.

Section 2.03.Periodic Payments. If an interim monthly accounting reflects a balance due to Wilton Re, the amount(s) shown as due shall be paid within five (5) Business Days of the delivery of the interim monthly accounting. If (i) an accounting reflects a balance due CNO and (ii) Wilton Re does not object to the interim monthly accounting within five (5) Business Days of its delivery, the amount(s) shown as due shall be paid within seven (7) Business Days after the date on which the interim monthly accounting was delivered. Any dispute over any amount shown on an interim monthly accounting that cannot be amicably resolved by the Parties shall be resolved pursuant to the procedures set forth in Section 2.04 below.

Section 2.04.Fee Disputes.  In the event that Wilton Re chooses in good faith to dispute a specific item of any invoice or interim monthly accounting provided hereunder, Wilton Re shall deliver to CNO written notice of such specific items that are disputed describing in reasonable detail the basis for any such dispute and pay the undisputed amount within the time otherwise required for payment of such specific items. The Parties shall use their commercially reasonable efforts to reach an agreement with respect to such disputed amount. Any such dispute shall be referred to the Services Coordinators in accordance with ARTICLE IV hereof and settlements of any such disputed amounts will include interest charges computed at applicable rate from the date such amount was due under Section 2.02 above until paid. Any invoice, or portion thereof, which is not disputed within ninety days (90) after the final post-Term invoice, shall be deemed valid and no objection or further objection thereto shall be raised by Wilton Re.

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ARTICLE III
ACCESS

Section 3.01.Pre-Closing Books and Records. During the Term, CNO shall, shall cause its Affiliates to, and shall exercise commercially reasonable efforts to cause Service Providers to, retain all books and records relating to the Business with respect to any pre-Closing periods (the “Pre-Closing Books and Records”) in accordance with Applicable Law, their respective records retention policies and the terms and conditions of the MTA; provided that CNO and its Affiliates shall have no obligation to maintain or retain any Pre-Closing Books and Records to the extent that electronic or paper copies or originals of such books and records have been delivered to Wilton Re at or prior to the end of the Term, including, without limitation, any Books and Records delivered pursuant to Section 5.05 of the MTA.

Section 3.02.TSA Books and Records.

(a)Following the Closing Date, CNO shall prepare, and shall cause Service Providers to prepare, to maintain true and correct copies of all records, files and accounts relating to the services rendered pursuant to this Agreement (collectively, the “TSA Books and Records”) in the same manner and with the same care that the Books and Records have been maintained for the twelve (12) month period prior to the Signing Date and in conformance with Applicable Law. Following the end of the Term, CNO shall promptly transfer, at CNO’s expense, the TSA Books and Records, in good and usable form, to Wilton Re, except as required by Applicable Law.

(b)For a period of seven (7) years following end of the Term, CNO shall: (i) allow Wilton Re, upon reasonable prior notice and during normal business hours and subject to the rules applicable to visitors at CNO’s offices generally, through its representatives, the right, at Wilton Re’s expense, to examine and make copies, at Wilton Re’s expense, of any TSA Books and Records which were retained by CNO or its Affiliates pursuant to Applicable Law; and (ii) maintain any TSA Books and Records which were retained by CNO or its Affiliates pursuant to Applicable Law for Wilton Re’s examination and copying for at least seven (7) years after end of the Term or longer if reasonably requested by Wilton Re or if CNO or its Affiliates are legally required to do so, after which CNO may destroy such records in its discretion, provided that CNO and its Affiliates shall have no obligation to maintain or retain any TSA Books and Records to the extent that electronic or paper copies or originals of such TSA Books and Records are delivered to Wilton Re; provided, further, that CNO shall not be obligated to provide access or information if doing so would violate Applicable Law or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose CNO or any of its Affiliates to risk of liability for disclosure of sensitive or personal information; provided, however, that CNO shall, and shall cause its Affiliates to, use commercially reasonable efforts to enable access and information to be furnished or made available to Wilton Re without so jeopardizing Applicable Law, Contract, agreement, obligation of confidentiality or privilege, including by entering into a customary joint defense agreement or common interest agreement with Wilton Re to the extent such an agreement would preserve the applicable privilege or protection. Access to TSA Books and Records pursuant to this Section 3.01 shall be at Wilton Re’s expense and shall not unreasonably interfere with the CNO’s or its Affiliates’ or any of their respective successor company’s business operations.

Section 3.03.Access.

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(a)During the Term, subject to Applicable Law and Section 3.03(b) below and the terms and conditions of the MTA, Wilton Re may from time to time reasonably request, and, subject to the conditions and limitations set forth on Schedule 3.03(a)(i), CNO shall provide, at reasonable times during normal business hours, reasonable access for Wilton Re or its designee(s) (including Wilton Re’s auditors, third party administrators and other representatives to examine any TSA Books and Records and to speak with employees of CNO or any Service Provider who are familiar with the Services, for any reasonable business purpose (including without limitation any audit, internal controls review and assessment). In addition, during the Term, Wilton Re and its designee(s) (including Wilton Re’s third party administrators) shall have the right to participate on a reasonable basis in the meetings of such CNO’s operating management committees that are set forth on Schedule 3.03(a)(ii) as and to the extent that the same relate to the administration of the Business and matters related thereto. Such access shall include the right of Wilton Re, at Wilton Re’s sole expense, to make and retain copies of any such TSA Books and Records as Wilton Re reasonably deems necessary. Wilton Re shall give CNO reasonable prior notice of the request for such access and shall comply with any reasonable written instructions provided by CNO in connection with the use of or access to any of CNO’s information, personnel, facilities, office and storage space. Following the end of the Term, Wilton Re may from time to time reasonably request, and CNO shall provide, at reasonable times during normal business hours, reasonable access for Wilton Re or its designee(s) (including Wilton Re’s auditors) to examine any TSA Books and Records that have not been transferred to Wilton Re in accordance with the last sentence of Section 3.02(a). Additionally, CNO shall provide Wilton Re with the access rights described in Schedule 3.03(a)(iii).

(b)Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party with any information, reports, documents, data or access to any information, reports, documents, data, systems, software, databases, office and storage space as regards, in each instance, its intellectual property, processes, procedures, and other Insurance Contract information utilized in providing services pursuant hereto or to another Transaction Agreement (whether prepared before, on or after the Closing Date), except to the extent (i) permitted by Applicable Law, (ii) as would be in conformity with the provisions and intent of the MTA or any other Transaction Agreement, (iii) not prohibited by any Insurance Contract or other Contract to which the service provider is a party without violating any confidentiality provisions thereof or (iv) that it would not jeopardize the protection of an attorney-client privilege or other legal privilege and subject to the provisions regarding confidentiality and security of the MTA and security and privacy provisions hereof or in the applicable Transaction Agreement; provided that the Parties shall use commercially reasonable efforts to enable information to be furnished or made available to the other Party without violating Applicable Law, any Insurance Contract or such other Contract or jeopardizing privilege or protection, including by entering into a customary joint defense agreement or common interest agreement to the extent such an agreement would preserve applicable privilege or protection.

ARTICLE IV
TRANSITION SERVICES MANAGERS

Section 4.01.Service Coordinators.  CNO and Wilton Re shall form a transition committee (the “Transition Committee”) and each hereby appoint and provide contact information for a service coordinator (each a “Service Coordinator”). The Service Coordinators

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will resolve any disputes pursuant to the provisions of Section [13.7(d)] of the Administrative Services Agreement. Each Party may rely upon the other Party’s Service Coordinator to speak authoritatively for such Party for all purposes related to this Agreement. The Service Coordinators shall work together in good faith to ensure that the Parties (a) are well informed in advance of changes contemplated with respect to the administration of the Business and (b) are able to exercise their rights and perform their obligations under this Agreement to the greatest extent practicable without unnecessary disruption or inefficiency and full recognition of the importance of shared risk management authority, including regular periodic discussions concerning resource allocations and consistency of staffing in the performance of the Services. The Service Coordinators under this Agreement shall follow all procedures set forth in the Administrative Services Agreement for Coordinators (as defined in the Administrative Services Agreement).

ARTICLE V
INTELLECTUAL PROPERTY

Section 5.01.Title to Intellectual Property.

(a)Wilton Re acknowledges and agrees for itself and on behalf of its Affiliates that the results and proceeds of the Services provided hereunder, and all materials, products, reports, computer programs (source or object code), documentation, deliverables and inventions developed or prepared by CNO or Service Providers in performance of such Services (collectively, “Work Product”) constitute Confidential Information and, as between Wilton Re and its Affiliates, on the one hand, and CNO on the other, shall be deemed the property of CNO’s or Service Providers; provided, however, that any Work Product developed or prepared by or at the direction of the Transition Committee or otherwise developed or prepared in connection with the furtherance of transition or conversion to Wilton Re shall be subject to the licensing arrangement described in clause (b) of this Section 5.01. Subject to the previous sentence and any other rights of Wilton Re provided in this Agreement, all right, title and interest in such Work Product shall belong exclusively to CNO or Service Providers (as between Wilton Re and its Affiliates, on the one hand, and CNO or Service Providers on the other), with CNO or the applicable Service Providers having the right to obtain and to hold in their own names, copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter, along with any extensions, and renewals thereof. To the extent that title to any such Work Product may not vest in CNO or the applicable Service Providers by operation of Applicable Law or any judicial or administrative process or proceeding (as between Wilton Re and its Affiliates, on the one hand, and CNO and the Service Providers on the other), then Wilton Re and its Affiliates hereby irrevocably assign and make a continuing assignment of all right, title and interest therein, as existing or as arising during the Term, to CNO and the applicable Service Providers (as between Wilton Re and its Affiliates, on the one hand, and CNO and Service Providers on the other). All Work Product shall bear CNO’s, or the applicable Service Provider’s, copyright and trade secret notices, as specified by CNO or such Service Provider.

(b)CNO shall grant (and shall use commercially reasonable efforts to cause any applicable Service Provider to so grant) to Wilton Re a non-exclusive license for use of any and all Work Product by or on behalf of Wilton Re or its designated Affiliates, as applicable, in connection with the administration of the Business or any of Wilton Re’s other business.

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(c)Each Party agrees for itself and on behalf of its Affiliates to give the other Party, and any Person designated reasonably thereby, reasonable assistance appropriate, or required, to perfect or memorialize the rights set forth in this Section 5.01.

(d)CNO, on behalf of itself and Service Providers, reserves all rights in and to all tools, utilities and standards developed by CNO or Service Providers prior to the Closing Date or independent of the Services and used to provide the Services.

Section 5.02.No Transfer.  Subject to Section 5.01, CNO shall not be required to cause to be transferred, assigned or otherwise conveyed to Wilton Re or its Affiliates any third party licenses, services agreements or any hardware owned or used by CNO or any Service Providers in connection with the provision of the Services by reason of such use.

ARTICLE VI
TERM AND TERMINATION

Section 6.01.Term.

(a)The term of this Agreement shall commence on the Closing Date and end on the third (3rd) anniversary of the Closing Date (such period, the “Term”); provided, however, that the Term may terminate earlier upon mutual consent of the Parties or as set forth in Section 6.02 below. The date on which this Agreement terminates pursuant to the completion of the conversion contemplated hereunder is referred to herein as the “Conversion Completion Date.”

Section 6.02.Termination Events.

(a)Wilton Re may terminate this Agreement or a Service (or any portion thereof) if Wilton Re has notified CNO in writing of the proposed date on which it desires the Agreement or such Service (or portion thereof) to terminate (such proposed date or such date as this Agreement is terminated pursuant to Section 6.02(b), as applicable, the “Termination Date”), at least six (6) months prior to such proposed date. If CNO is unable to perform a certain Service (an “Affected Service”) as a direct result of the termination of another Service (or portion thereof) (the “Terminated Service”), CNO shall provide Wilton Re notice in writing of such Affected Service within thirty (30) days after receiving notice from Wilton Re of the Terminated Service; provided that, if providing Wilton Re notice in such thirty (30) day time period is not reasonably practicable using its good faith efforts, CNO may by prior written notice to Wilton Re extend such period for up to another thirty (30) days as may be necessary or appropriate in its view to effect such termination in an efficient and well-planned fashion. Wilton Re may, at its option, within ten (10) Business Days after receipt of notice of the Affected Service, choose not to terminate the Terminated Service. Upon the termination of any Terminated Service, any Affected Service shall also terminate on the Termination Date. The termination of a portion of a Service or Affected Service shall not change the Fees. Effective on the Termination Date, the Terminated Service and any Affected Service shall be discontinued and, thereafter, this Agreement shall be of no further force and effect with respect to such Terminated Service (or portion thereof) or Affected Service, except as to obligations accrued prior to the Termination Date.

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(b)Wilton Re may immediately terminate this Agreement in its entirety or with respect to affected Services if CNO commits a material breach of this Agreement (including a material failure or delay in the performance of any Service) and fails to cure such breach within thirty (30) days.

Section 6.03.Effect of Termination.

(a)Termination of this Agreement pursuant to this ARTICLE VI shall not affect the Parties’ obligations under the MTA or any of the other Transaction Agreements. In addition, notwithstanding anything to the contrary contained in this Agreement, in no event shall the occurrence of the Conversion Completion Date alter Wilton Re’s obligation to pay the Fees in accordance with Article II.

(b)The parties shall give effect to Additional Services and orderly transition as contemplated by Sections 6.03(d)-(e).

(c)Upon the earlier of the occurrence of the Conversion Completion Date or any termination of this Agreement pursuant to this ARTICLE VI, Wilton Re shall assume administration of all Insurance Contracts and, for a period of one year thereafter, CNO will, upon the request of Wilton Re and at reasonable intervals, meet with Wilton Re personnel and use commercially reasonable efforts to discuss and consult regarding support of administrative services with respect to the Insurance Contract through (i) access to CNO’s operational and technology personnel familiar with the CNO systems and operational support for the Business, (ii) access to retained Books and Records (other than such previously delivered Books and Records no longer retained by CNO in accordance with the provisions of the MTA and this Agreement or created for Wilton Re in the course of performing the Transition Services by CNO and, as practicable by application of commercially reasonable efforts, any of its delagees or third party administrators) in the form and format retained by CNO or its delagee or third party administrators. To the extent not inconsistent with the foregoing, following termination of this Agreement (x) each Party shall, and shall cause its Affiliates to, as soon as practicable, return to the other Party any equipment and other property of the other Party, its Affiliates and their respective Service Providers that is in the Party’s or its Affiliates’ possession or control (and, in case of termination of a specific Service, only the equipment and other property that is used in connection with the provision or receipt of such Services); and (y) the license granted by the second sentence of Section 5.01(a) herein shall terminate (and, in case of termination of a specific Service, only to the extent such license was necessary for the provision or receipt of such Service). Each Party shall bear its own costs and expenses incurred in connection with this Section 6.03(c).

(d)In the event this Agreement is terminated in accordance with Section 6.02(b), the Parties shall cooperate in good faith to effect an orderly transition of administration to Wilton Re or another party. In furtherance of such orderly transition, CNO shall continue to administer the Insurance Contracts as reasonably requested by Wilton Re for a reasonable period of time (provided that such period shall not exceed the longer of (x) the Term, and (y) six (6) months after the Termination Date); provided that, (i) without prejudice to Wilton Re’s rights under this Agreement, including Wilton Re’s right to assert a breach by CNO in accordance with Section 8.02, Wilton Re shall continue to pay Fees in accordance with the first sentence of Section 2.01(a) through the month in which such administration terminates (and if such services extend

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beyond the Term, for each month that extends beyond the Term, Wilton Re shall continue to pay on a pro rata basis, the same monthly installments of the Fees that were due for the third year of this Agreement), and (ii) Wilton Re shall provide at least six (6) months’ notice prior to terminating such administration.

(e)Following the end of the Term or, if earlier, the Termination Date (as defined below), CNO shall be obligated to continue to perform certain services as requested by Wilton Re for the appropriate amount of time following the end of the Term or Termination Date, as applicable, for Wilton Re to prepare its financial reporting with respect to the quarter preceding the end of the Term or the Termination Date, as applicable, (such services, “Additional Services”); provided that CNO shall not be obligated to provide such Additional Services for a period of more than [twelve (12)] weeks. Except with respect to any period with respect to which Wilton Re is continuing to pay monthly installments of the annual Fee pursuant to the last sentence of Section 2.01(a), Wilton Re shall reimburse CNO for its reasonable and documented out-of-pocket costs and expenses actually incurred in connection with the provision of Additional Services. The Additional Services which Wilton Re now expects will be required in accordance with this Section 6.03(e) are described in Schedule 6.03(e), and such Schedule shall be updated from time-to-time, if applicable, by the Transition Committee, in order to effect the intent of this Section 6.03(e).

Section 6.04.Survival.  Section 6.03, Section 6.04, Section 7.01, ARTICLE VIII and ARTICLE XIII shall survive the termination of this Agreement.

ARTICLE VII
CONFIDENTIALITY; SYSTEM SECURITY

Section 7.01.Confidentiality. CNO and Wilton Re shall, and shall cause their respective Affiliates and agents and Subcontractors to, keep any and all information relating to the terms, conditions and the performance of its obligations under this Agreement, the Transition Services, and Conversion Support Services confidential in accordance with Section 5.04 of the MTA. All information disclosed in connection with the provision and receipt of Services shall be deemed Confidential Information (as defined in the MTA), except as may be necessary for the performance of the Parties’ respective obligations under this Agreement.

Section 7.02.Systems Access and Security.

(a)If CNO agrees in its sole discretion to provide Wilton Re or Wilton Re Service Providers with access to the computer system(s), infrastructure, databases, software, facilities or networks (“Systems”) of CNO, CNO’s Affiliates that are not Service Providers, or Service Providers, any such access shall be limited to use in connection with performance or receipt of the Transition Services and/or Conversion Support Services. Wilton Re shall cause its personnel and any personnel of Wilton Re Service Providers with such access to comply with the system security policies in effect at the time of such access with regard to such Systems or in any applicable license agreement or lease agreement in effect with regard to such Systems that is provided to Wilton Re in writing (the “Security Regulations”), and will not compromise or circumvent any security or audit measures employed by CNO, its Affiliates, or any Service Provider, as applicable. For purposes of this Agreement, “Wilton Re Service Providers” shall mean Affiliates of Wilton Re and Wilton Re’s or any of its Affiliates’ employees, agents and

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contractors and any third party administrators of Wilton Re involved in the administration of the Business, the planning or execution of the Conversion or matters related thereto.

(b)Wilton Re shall be liable for actions of it, its Affiliates, agents and contractors and all of its personnel gaining access to Systems of CNO or CNO’s Affiliates for any Indemnifiable Loss incurred by CNO or CNO’s Affiliates or any Service Provider by reason of unauthorized destruction, alteration or loss of information contained therein as a result of the actions of such personnel. Other than as specifically permitted under Section 7.02(a) above, Wilton Re and its Affiliates shall have no rights of access to any of CNO’s, CNO’s Affiliates’ or any Service Providers’ Systems. The rights of access to the Systems that may be granted, at CNO’s sole discretion, to Wilton Re’s and its Affiliates’ personnel hereunder shall be restricted to user access only and shall not include privileged or higher level access rights or to functionality of the Systems normally restricted to operations or development staff.

(c)Wilton Re shall cooperate and shall cause its Affiliates to cooperate fully and in a timely way with any investigation relating to the security of Systems arising in connection with this Agreement that is carried out by or on behalf of CNO, any of CNO’s Affiliates, or any Service Provider (each, an “Affected Entity”), including providing any relevant information or material in their possession or under their control and responding, once during the Term, to CNO’s risk evaluation audit. If at any time Wilton Re or any of its Affiliates determine that any user under their control or within their responsibility has sought to circumvent or has circumvented the applicable Security Regulations, or that an unauthorized Person has accessed or may access an Affected Entity’s Systems, Wilton Re shall immediately terminate or cause the applicable Affiliate to immediately terminate any such Person’s access to the applicable Systems and shall immediately notify the appropriate Affected Entity of such access or activities and such termination. If at any time an Affected Entity determines that any of Wilton Re’s or Wilton Re’s Affiliates’ users has sought to circumvent or has circumvented its Security Regulations, or that an unauthorized Person has accessed or may access its Systems, or that a Person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, such Affected Entity may, in its sole discretion, immediately terminate any such Person’s access to the applicable Systems, and shall notify Wilton Re of such access or activities and such termination. In addition, in the event of failure by Wilton Re or its Affiliates to comply with the applicable Security Regulations, CNO or the applicable Service Provider shall notify Wilton Re of such failure and the Parties shall work together using commercially reasonable efforts to promptly rectify and mitigate such failure. The Service Coordinators shall be advised promptly in writing of the failure and shall use their commercially reasonable efforts to work together to rectify said failure. Wilton Re shall permit and shall cause its Affiliates to permit the Affected Entity to audit Wilton Re’s and Wilton Re’s Affiliates’ use of its Systems and Wilton Re’s and Wilton Re’s Affiliates’ compliance with such Affected Entity’s Security Regulations.

(d)In the event that a Party discovers a security breach that has resulted or may reasonably result in unauthorized access to or disclosure of, or have any material adverse effect on, the security of any Insurance Contract customer confidential information (“Customer Information”) related to the Business, or would require a breach notification to an Insurance Contract customer under Applicable Law (a “Security Incident”) such Party shall (i) within forty-eight (48) hours, notify the other Party of such Security Incident and (ii) take all measures

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reasonably necessary to restore the security of such Customer Information and, in the case of a Security Incident requiring notice to the other Party pursuant to clause (i) of this sentence, consult with the other Party with respect to such measures. Except as otherwise required by Applicable Law, Wilton Re shall have the exclusive right to provide notice of any Security Incident to Insurance Contract customers, any law enforcement Person or any other Governmental Authority and to determine the content and timing of any such notice; provided, however, that any such notice shall be subject to review by CNO. CNO shall use commercially reasonable efforts to ensure such notices are provided in a timely manner as reasonably directed by Wilton Re.

ARTICLE VIII
INDEMNITY; LIMITATION OF LIABILITY

Section 8.01.Indemnification of CNO and Service Providers.  Wilton Re hereby agrees to indemnify, defend and hold harmless CNO and Service Providers, and their respective directors, officers, employees, Affiliates, successors, agents and representatives (in such context, each, a “CNO Indemnified Party”), from and against (x) any Indemnifiable Losses arising out of or relating to this Agreement, to the extent it results from or is based upon (a) any third party claim based on a breach by Wilton Re of any provision of this Agreement or (b) any third party claim based on CNO’s performance of the Services on behalf or for the benefit of Wilton Re, including CNO’s compliance with any direction from Wilton Re with respect to an individual claim pursuant to Section 1.01(e) (except, in the case of each of clause (a) and (b), to the extent (i) of CNO’s fraud, gross negligence or willful misconduct in providing such Services, (ii) such Indemnifiable Loss is indemnified by CNO pursuant to Section 8.02 or (iii) that the applicable claim relates to administration of long-term care policies and contracts issued by Affiliates of CNO other than the Business) and (y) any and all Direct Economic Losses incurred by a CNO Indemnified Party to the extent arising from any Security Breach that is caused by an act or omission of Wilton Re or any Wilton Re Service Provider during the Term. Notwithstanding the foregoing, the rights set forth in this Section 8.01 are non-exclusive and nothing herein shall be deemed a waiver of any other rights or remedies a Party may have under Applicable Law, whether at law or in equity, with respect to any breach of this Agreement. “Direct Economic Losses” means out-of-pocket damages, losses, liabilities or expenses, excluding (A) any incidental, indirect or consequential damages, losses, liabilities or expenses, such as harm to reputation and (B) any lost profits or diminution in value.

Section 8.02.Indemnification of Wilton Re.  CNO hereby agrees to indemnify, defend and hold harmless Wilton Re and its directors, officers, employees, Affiliates, successors, agents and representatives (in such context, each, a “Wilton Re Indemnified Party”), from and against (x) any Indemnifiable Loss arising out of or relating to this Agreement, to the extent it results from or is based upon (a) any third party claim based on a breach by CNO or any of its Service Providers of any provision of this Agreement or (b) any third party claim that the performance of Transition Services or Conversion Support Services infringes, misappropriates or otherwise violates or conflicts with any third party intellectual property rights; provided, that such indemnity shall not apply to the extent any alleged infringement occurs as a result of any combination of the Transition Services or Conversion Support Services with the services, methods, or devices of any third party requested by Wilton Re and (y) any and all Direct Economic Losses incurred by a Wilton Re Indemnified Party to the extent arising from any

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Security Breach that is caused during the Term but is not caused by an act or omission of Wilton Re or any Wilton Re Service Provider. Notwithstanding the foregoing, the rights set forth in this Section 8.02 are non-exclusive and nothing herein shall be deemed a waiver of any other rights or remedies a Party may have under Applicable Law, whether at law or in equity, with respect to any breach of this Agreement. Further, in the event that the provision of any Service infringes, violates or constitutes the misappropriation of, is alleged to infringe, violate or misappropriate or, in the reasonable judgment of CNO’s counsel, is likely to infringe, violate or constitute the misappropriation of, any intellectual property of any third party, CNO may, at its option and at its sole expense, either (i) procure for Wilton Re the right to continue to use such infringing, violating or misappropriating portions of the Services or (ii) modify or replace such infringing, violating or misappropriating portions of the Services so that they are non-infringing, non-violating or non-misappropriating, as applicable, and of at least equivalent performance and functionality to that prior to such modification or replacement. If CNO elects not to complete either of the options under subsection (i) or (ii) above, CNO shall notify Wilton Re, and the Parties shall cooperate to determine a commercially reasonable alternative approach for the provision of such Service without infringing, violating or misappropriating the intellectual property of any third party.

Section 8.03.Claims Process.
(a)The procedure for asserting rights and claims under this ARTICLE VIII shall conform in all respects to the provisions of Sections 8.05, 8.06 and 8.08 of the MTA except that, notwithstanding anything to the contrary in the MTA

(i)	Each indemnified Party shall use commercially reasonable efforts to mitigate any Indemnifiable Losses for which such indemnified Party seeks indemnification under this Agreement;

(ii)	indemnity rights provided in this Article VIII shall survive termination of this Agreement; and

(iii)
the amount of any Indemnifiable Loss or other liability for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by the indemnified Party under insurance policies with respect to such Indemnifiable Loss or other liability.

Section 8.04.Disclaimer of Warranties.   ALL SERVICES, AND COOPERATIVE EFFORTS, AND ITEMS OF WORK PRODUCT, PLAN MATERIALS, DATA, SOFTWARE OR HARDWARE USED OR PROVIDED HEREUNDER ARE USED OR PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND. NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF ANY SERVICES, COOPERATIVE EFFORTS, WORK PRODUCT, DATA, SOFTWARE OR HARDWARE USED OR PROVIDED HEREUNDER, INCLUDING WARRANTIES AS TO THE OPERABILITY OF ANY WORK PRODUCT OR SOFTWARE, OR THAT WORK PRODUCT OR SOFTWARE DOES NOT CONTAIN ANY HARMFUL COMPONENTS,

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OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS SECTION 8.04 SHALL LIMIT THE RIGHTS OF WILTON RE UNDER THE MTA OR ANY OTHER TRANSACTION AGREEMENT.

Section 8.05.Limitations. Except for the case of fraud and willful misconduct and pursuant to the terms of the Coinsurance Agreement as respects allocation of Extra-Contractual Obligations, in no event shall any Party be liable to the other Party for any indirect, special, exemplary, punitive or consequential damages, or lost profits or lost revenues that the other Party may incur by reason of its having entered into or relied upon this Agreement, or in connection with any of the Services provided hereunder or the failure thereof. The limitations and qualifications set forth in Article VIII of the MTA shall apply to Indemnifiable Losses indemnified under Sections 8.01 or 8.02 herein. Remedies in this Agreement shall not be cumulative with any duplicative remedy in the MTA. “Indemnifiable Losses” shall have the meaning set forth in the MTA; provided that the term “Indemnifiable Losses” shall not include losses incurred with respect to or relating to policies and contracts other than the Business.

ARTICLE IX
GENERAL COOPERATION

Section 9.01.Cooperation.

(a)Each Party shall cooperate with the other Party, as reasonably requested, in developing and meeting the requirements of the transition and conversion plans agreed in writing, and shall, among other things, provide the Services in accordance with the Performance Standard. CNO and Service Providers will make appropriate personnel available, pursuant to Sections 1.04(f) and 1.07 hereto to provide the Services hereunder.

(b)Wilton Re shall reasonably cooperate with CNO or the Service Provider regarding the provision of any Service to the extent necessary to enable CNO or the Service Provider to provide such Service in accordance with this Agreement.

(c)Following written notice by one Party to the other Party of certain applicable policies and procedures, such Party shall review, and adhere to, such policies and procedures; provided that any breach of this provision shall not affect Wilton Re’s access rights pursuant to Section 3.03 or give rise to a right of CNO to deny such access rights to Wilton Re.

(d)Each Party shall follow all security and access policies of the other Party, at all times during the Term, to the extent that such Party requires ingress to and egress from the premises occupied by the other Party or its Affiliates, for reasonable purposes necessary to the delivery or receipt of Services hereunder or the performance of any obligations required by this Agreement.

(e)CNO shall not be deemed to have breached this Agreement to the extent that actions or omissions of CNO that would otherwise be deemed a breach of this Agreement were caused by errors or omissions in data that Wilton Re transmits or has transmitted to CNO for processing or use in connection with the performance of the Services.

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ARTICLE X
PRIVACY AND DATA SECURITY; INFORMATION SECURITY

Section 10.01.Privacy and Data Security. During the Term, in providing the Services, and in connection with maintaining, administering, handling and transferring the data of the policyholders, contractholders and other recipients of benefits under the Insurance Contracts, CNO shall, and shall cause its Affiliates and any Subcontractors to, comply with privacy, confidentiality and data security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Schedule 10.01 hereto, which the Parties shall execute concurrent with the execution of this Agreement and will consult in good faith with Wilton Re on compliance matters.

Section 10.02.Information Security. In providing the Services, CNO shall, and shall cause its Affiliates and any Subcontractors to, comply with all information security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Schedule 10.01 hereto, which the Parties shall execute concurrent with the execution of this Agreement.

ARTICLE XI
DISASTER RECOVERY

(a)Disaster Recovery. During the Term and for as long as Services are provided hereunder, at no cost to Wilton Re, CNO shall, and shall cause its Affiliates to, maintain the Disaster Recovery Plan in accordance with the Performance Standard and adhere to the Disaster Recovery Plan. For purposes of this Agreement, “Disaster Recovery Plan” means the backup, business continuation and disaster recovery plan of CNO as provided to Wilton Re in writing on or prior to the Closing Date, as the same may be modified from time to time on or after the Closing Date with prior written notice to Wilton Re. As part of the Services, CNO shall, as promptly as reasonably practicable and consistent with the obligations set forth in this Agreement, implement the Disaster Recovery Plan in the event of a Business Interruption. For purposes of this Agreement, (a) “Business Interruption” means any material interruption or interference with CNO’s ability to continue to provide the Services, including any material temporary loss of Customer Information or material adverse effect on CNO’s operating environment or telecommunications infrastructure used to provide the Services, (b) “Customer Information” means any financial or personal information about a customer of the Business, including such customer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, Social Security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law and (c) “Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s personal information and user information gathered, accessed, collected or used by Wilton Re or any of its Affiliates in the course of the operations of the Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

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ARTICLE XII
FORCE MAJEURE

Section 12.01.General. Subject to Section 12.02 below, neither Party shall be liable for any failure or delay in the performance of its obligations (other than payment obligations) under this Agreement to the extent such failure or delay both:

(a)is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual government action; extraordinary elements of nature or acts of God; and

(b)could not have been prevented by the non-performing Party’s reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing Party through the use of substitute services, alternate sources, work around plans or other means by which the requirements of Wilton Re for services substantially similar to the Services hereunder would be satisfied.

Section 12.02.Definition. Events meeting the criteria set forth in Section 12.01 above are referred to individually and collectively as “Force Majeure Events.” The Parties expressly acknowledge that Force Majeure Events do not include vandalism, the regulatory acts of Governmental Authorities (as defined in the MTA), labor strikes, or the non-performance by third parties or Subcontractors relied on for the delivery of the Services, unless such failure or non-performance by a third party or Subcontractor is itself caused by a Force Majeure Event.

Section 12.03.Excuse of Performance. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance of the affected obligation(s) (other than payment obligations) for so long as such circumstances prevail, provided that such Party continues to attempt to recommence performance to the greatest extent possible without delay.

ARTICLE XIII
MISCELLANEOUS

Section 13.01.Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, CNO and its Affiliates, on the one hand, and Wilton Re and its Affiliates, on the other hand, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby or thereby, including all fees and expenses of their respective representatives.

Section 13.02.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the

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respective parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 13.02):

(a) if to CNO: CNO Services, LLC 11825 North Pennsylvania Street Carmel, Indiana 46032 Attention: General Counsel
with copies (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention:Eugene L. Chang, Esq.
(b) if to Wilton Re: Wilton Reassurance Company 20 Glover Avenue, 4th Floor Norwalk, CT 06850 Attention: Chief Executive Officer Facsimile: (203) 762-4411 Email address: mfleitz@wiltonre.com with a concurrent copy to: Wilton Reassurance Company 20 Glover Avenue 4th Floor Norwalk, CT 06850 Attention: General Counsel Facsimile: (203) 762-4431 Email address: msarlitto@wiltonre.com with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Marilyn A. Lion Facsimile: (212) 521-7108 Email address: malion@debevoise.com
Any Party may, by notice given in accordance with this Section 13.02 to the other Parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

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Section 13.03.Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of CNO and its Affiliates, on the one hand, and Wilton Re and its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 13.04.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is interpreted by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 13.05.Assignment. This Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of each of the Parties hereto. Any attempted assignment in violation of this Section 13.05 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties hereto and their successors and permitted assigns.

Section 13.06.Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.07.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)Each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any

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action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each Party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. CNO hereby designates the individual listed in Section 13.02 to whom notice may be given on behalf of CNO as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Wilton Re. Wilton Re hereby designates the individual listed in Section 13.02 to whom notice may be given on behalf of Wilton Re as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of CNO. In the event either Party decides to change its designation of agent, it shall provide written notice to the other Party. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.07.

Section 13.08.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted;

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(i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated and (n) any term of this Agreement providing that CNO or any of its Affiliates has “made available” any document or information to Wilton Re means that such document or information was uploaded in full to the Data Room or otherwise provided in writing prior to the date hereof.

Section 13.09.No Offset. No Party to this Agreement may offset any amount due to the other party hereto against any amount owed or alleged to be owed from such other Party under this Agreement or any other Transaction Agreement without the written consent of such other Party. For clarity, this Section 13.09 shall not be construed to limit or otherwise affect the rights of any such party to offset any mutual debits and credits arising under the Coinsurance Agreement to the extent permitted thereunder.

Section 13.10.No Third Party Beneficiaries. Other than the rights granted to the CNO Indemnified Parties and the Wilton Re Indemnified Parties under ARTICLE VIII, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13.11.Execution in Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.12.Equitable Remedies. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

Section 13.13.Further Assurances. Without limiting any provision of this Agreement, each Party shall cooperate with the other in all commercially reasonable respects in order to accomplish the objectives of this Agreement.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WILTON REASSURANCE COMPANY	CNO SERVICES, LLC
By:	By:
Name:	Name:
Title/Capacity:	Title/Capacity:
Date:	Date:

[Signature Page to Transition Services Agreement]

SCHEDULES

Schedule 1.01	Transition Services
Schedule 1.01(a)	Services to be Assumed by Wilton Re at MTA Closing Date; Excluded Services
Schedule 1.01(b)	Subcontractors
Schedule 1.02(a)	Conversion Support Services
Schedule 1.02(c)	Incremental Fees and Costs for Software
Schedule 1.07	Data Reliance Certificate
Schedule 3.03(a)(i)	Direct Competitors of CNO
Schedule 3.03(a)(ii)	CNO Committees
Schedule 3.03(a)(iii)	Wilton Re Access Rights
Schedule 6.03(e)	Additional Services
Schedule 10.01	Privacy and Security Addendum

Schedule 1.01

Transition Services

(Omitted)

Schedule 1.01(a)

Services to be Assumed by Wilton Re at MTA Closing Date / Excluded Services

(Omitted)

Schedule 1.01(b)

Subcontractors

(Omitted)

Schedule 1.02(a)

Conversion Support Services
(Omitted)

Schedule 1.02(c)

Incremental Fees and Costs for Software

(Omitted)

Schedule 1.07

Data Reliance Certification
(Omitted)

Schedule 3.03(a)(i)
Conditions and Limitations of Access
(Omitted)

Schedule 3.03(a)(ii)
CNO Committees
(Omitted)

Schedule 3.03(a)(iii)
Wilton Re Access Rights
(Omitted)

Schedule 6.03(e)

Additional Services

(Omitted)

Schedule 10.01

PRIVACY AND SECURITY ADDENDUM

(Omitted)